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As filed with the Securities and Exchange Commission on December 12, 2003

Registration No. 333-106482

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Huntsman International LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2800 (Primary Standard Industrial Classification Code Number)	87-0630358 (I.R.S. Employer Identification Number)
500 Huntsman Way Salt Lake City, UT 84108 (801) 584-5700 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Samuel D. Scruggs, Esq.
Secretary
Huntsman International LLC
500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Nathan W. Jones, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, UT 84111
(801) 328-3131

Exact Name of Additional Registrants	Jurisdiction of Incorporation/Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number

Eurofuels LLC*	Delaware	2800	91-2064641

Eurostar Industries LLC*	Delaware	2800	87-0658223

Huntsman EA Holdings LLC*	Delaware	2800	87-0667306

Huntsman Ethyleneamines Ltd.*	Texas	2800	87-0668124

Huntsman International Financial LLC*	Delaware	2800	87-0632917

Huntsman International Fuels, L.P.*	Texas	2800	91-2073796

Huntsman Propylene Oxide Holdings LLC*	Delaware	2800	91-2064642

Huntsman Propylene Oxide Ltd.*	Texas	2800	91-2073797

Huntsman Texas Holdings LLC*	Delaware	2800	87-0658222

Tioxide Americas Inc.*	Cayman Islands	2800	98-0015568

Tioxide Group*	U.K.	2800	00-0000000

*
Address and telephone number of principal executive offices are the same as those of Huntsman International LLC.

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion—Dated December 12, 2003

PRELIMINARY PROSPECTUS

Huntsman International LLC

Exchange Offer for
$150,000,000 9 7/8% Senior Notes due 2009

This exchange offer will expire at 5:00 p.m., New York City Time,
on                        , 2003, unless extended.

Terms of the exchange offer:

  •
  We will exchange all outstanding 9 7/8% Senior Notes due 2009 ("old notes") that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes will not be a taxable exchange for United States federal income tax purposes.

  •
  The terms of the new 9 7/8% Senior Notes due 2009 to be issued in this exchange offer ("new notes" and collectively with the old notes "2003 Senior Notes") are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing market for the new notes, and we have not and will not apply for their listing on any securities exchange other than the Luxembourg Stock Exchange.

        See the "Description of New Notes" section on page 100 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See the section entitled "Risk Factors" that begins on page 13 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

PROSPECTUS SUMMARY

        In this prospectus, the words "we", "our", "us" and the "Company" refer to Huntsman International LLC, the issuer of the new notes, and its subsidiaries. The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus includes the basic terms of the new notes we are offering, as well as information regarding our business and detailed financial information. You should carefully read this entire document.

Our Company

        Our Company is a Delaware limited liability company. All of our membership interests are owned by Huntsman International Holdings LLC ("HIH"). HIH is a Delaware limited liability company and all of its membership interests are owned directly and indirectly by HMP Equity Holdings Corporation ("HMP"). HMP is a Delaware corporation and is 100% owned by Huntsman Group Inc., a Delaware corporation. Huntsman Group Inc. is 100% owned by Huntsman Holdings, LLC ("Huntsman Holdings"), a Delaware limited liability company. The voting membership interests of Huntsman Holdings are owned by the Huntsman family, MatlinPatterson Global Opportunities Partners, L.P. ("GOP"), Consolidated Press (Finance) Limited ("CPH") and certain members of our senior management. In addition, Huntsman Holdings has issued certain non-voting preferred units to Huntsman Holdings Preferred Member LLC, which, in turn, is owned by GOP (indirectly), CPH, the Huntsman Cancer Foundation, certain members of our senior management and certain members of the Huntsman family. The Huntsman family has board and operational control of our Company.

        The chart below shows our current company structure, together with equity interest ownership:

Huntsman Holdings
100%
Option Holders
Huntsman Group Inc.
up to 12%
100%
HMP
100%
Huntsman LLC
100%
Huntsman Specialty Chemicals Holdings Corporation
100%
100%
Huntsman Specialty
Alta One Inc.
10%
60%
30%
HIH
100%
Company
Various operating subsidiaries

        Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number is (801) 584-5700.

Our Business

        We are a global manufacturer and marketer of differentiated and commodity chemical products. We sell a broad range of products to diversified consumer and industrial end markets throughout the world. We believe that our Company is characterized by low-cost operating capabilities; a high degree of technological expertise; a diversity of products, customers, end markets and geographic regions served; significant production integration; and strong growth prospects.

        Our products are divided into two broad categories—differentiated and commodity chemicals. We manage our business through four segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. Our Polyurethanes and Performance Products businesses mainly produce differentiated products and our Pigments and Base Chemicals businesses mainly produce commodity chemicals. Among our commodity products, our Pigments business, while cyclical, tends to follow different trends and is not influenced by the same factors as our petrochemical-based commodity products. In addition, there are a limited number of significant competitors in our Pigments business, relatively high barriers to entry and strong customer loyalty. Each of our four operating segments is impacted to varying degrees by economic conditions, prices of raw materials and global supply and demand pressures.

        Historically, the demand for many of our Polyurethanes products, which accounted for 46% of our revenues in 2002, has been relatively resistant to changes in global economic conditions as industry growth in product demand has been strongly influenced by continuing product substitution, innovation and new product development. The stability of demand has also benefited from the wide variety of end markets for our Polyurethanes products. However, in the past year, volatile feedstock pricing has impacted overall margins. Historically, sales volumes of MDI, a Polyurethanes segment product, have grown at rates in excess of global GDP growth. The global market for propylene oxide ("PO"), also a Polyurethanes product, is influenced by supply and demand imbalances. PO demand is largely driven by growth in the polyurethane industry, and, as a result, growth rates for PO have generally exceeded GDP growth rates. As a co-product of our PO manufacturing process, we also produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "Business—Polyurethanes—MTBE Developments" below for more information on the legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the future.

        In 2002, Performance Products accounted for 13% of our revenues. In comparison to commodity businesses, the demand for many of the products we produce in our Performance Products segment historically has also been relatively resistant to changes in global economic conditions. Like our Polyurethanes segment, Performance Products growth in general is strongly influenced by product substitution, innovation and new product development. Also, demand stability benefits from a broad range of end markets. A significant portion of our Performance Products are sold into consumer end use applications including household detergents, personal care products and cosmetics. As such, historically, demand for these products has been relatively stable and tends to be less susceptible to changes in global economic conditions.

        Historically, growth in demand for titanium dioxide ("TiO2") pigments has generally been in line with GDP growth rates. Our Pigments segment accounted for 19% of our 2002 revenues. Pigment prices have historically reflected industry-wide operating rates, but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and suppliers, contract arrangements and cyclicality. The industry experiences some seasonality in its sales because sales of paints in Europe and North America, the largest end use for TiO2, are generally highest in the spring and summer months in those regions. This results in greater sales volumes in the first half of the year because the proportion of our TiO2 products sold in Europe and North America is greater than that sold in Asia and the rest of the world.

        Base Chemicals accounted for 22% of our 2002 revenues. Many of the markets for Base Chemicals products, particularly ethylene, propylene, paraxylene and cyclohexane, are cyclical and sensitive to changes in the balance between supply and demand, the price of raw materials, and the level of general economic activity. Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of capacity additions resulting in over-capacity and falling prices and profit margins. Demand for the majority of our Base Chemicals has generally grown at rates that are approximately equal to or slightly greater than GDP growth. Market conditions during recent years have been characterized by a general weakening in demand and overcapacity. We believe that weak economic conditions have resulted in a contraction in production capacity. If this contraction in industry capacity is sustained and if demand growth returns to the rates which have been achieved historically, we believe that industry profitability will improve.

Recent Developments

Amendment of Senior Secured Credit Facilities and Refinancing of Term Loan A

        On October 17, 2003, we amended our senior secured credit facilities. The amendment provides, among other things, for changes to certain financial covenants, including an increase in the leverage and interest coverage ratios, a decrease in the annual amount of permitted capital expenditures, and a decrease in the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly period ended September 30, 2003 and will continue through the quarterly period ended December 31, 2004. The amendment also allows for the issuance of $205 million of additional term B and term C loans, which was accomplished on October 22, 2003, the net proceeds of which have been applied to pay down our revolving loan facility by approximately $53 million, and the remainder of the net proceeds have been applied to repay, in full, the term A loan. The amendment also allows us to issue additional senior unsecured notes up to a maximum of $800 million. For more information, see "Other Indebtedness and Certain Financing Arrangements—Description of Credit Facilities."

Purchase of HIH Membership Interests

        On May 9, 2003, HMP, our indirect parent, issued senior discount notes (the "HMP Senior Discount Notes"), with warrants to purchase 12% of HMP's fully diluted common stock as of such date. HMP used the proceeds to exercise an option that it held and purchased the 30% membership interest in our direct parent, HIH, held indirectly by Imperial Chemicals Industries PLC ("ICI"). In addition, HMP used a portion of the HMP Senior Discount Notes and warrants to purchase approximately 9% of the HIH membership interests held by institutional investors. HMP also used the proceeds to complete the purchase of the senior subordinated reset discount notes due 2009 of HIH that were originally issued to ICI (the "B Notes"). Accordingly, HMP directly and indirectly owns 100% of the membership interests of HIH and the B Notes. The B Notes held by HMP will remain outstanding obligations of HIH.

        Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"), the indirect subsidiary of HMP that holds 60% of the membership interests in HIH, has pledged its 60% interest in HIH as collateral under the Huntsman LLC senior secured credit facilities. HMP has separately pledged certain of its assets, including the remaining 40% membership interests in HIH, the B Notes and the 100% interest in Huntsman LLC, as collateral under the HMP Senior Discount Notes. In addition, Huntsman Group Inc., another indirect parent of our Company, has pledged its 100% equity interest in HMP as collateral for its guarantee of the HMP Senior Discount Notes.

Acquisition of Vantico by our Parent Companies

        On June 30, 2003, HMP and Huntsman Holdings completed a restructuring and acquisition of Vantico Group S.A. and its subsidiaries (collectively, "Vantico"). Vantico is a leading European-based global epoxy resin producer providing solutions in the fields of innovative coatings, structural composites, adhesives, tooling materials, and electric and electronic insulation. Huntsman Advanced Materials LLC ("HAM") was formed to hold the Vantico business and HMP now indirectly owns approximately 88% of the common stock of HAM, while HMP's parent, Huntsman Group, Inc., indirectly owns 100% of the preferred stock of HAM.

        In conjunction with this acquisition and restructuring, HAM issued $350 million aggregate principal amount fixed and floating rate senior secured notes and entered into a new $60 million revolving credit facility. Net proceeds from this financing were used, together with an equity contribution from GOP and others, to refinance and repay substantially all of Vantico's existing indebtedness.

        HAM is our affiliate, but we do not own any securities of HAM. HAM is separately financed from our Company, its debt is non-recourse to our Company, and we are not obligated to make cash contributions to, or investments in, HAM. In addition, we have not guaranteed, or otherwise agreed to support, any of HAM's financing arrangements.

        Our Company and its affiliate Huntsman LLC have entered into contractual arrangements with HAM regarding management, technology and commercial matters and certain of our employees and our affiliates' employees have assumed senior positions at HAM. We believe that these transactions have been made on terms which are no less favorable to us than would be expected from an unaffiliated third-party.

        Prior to this transaction, Vantico filed reports as a foreign private issuer under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"). We have not verified, and disclaim any responsibility for, the accuracy or completeness of the information contained in such reports.

Chinese MDI Joint Venture

        In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. One joint venture, with BASF and three Chinese chemical companies (the "Manufacturing JV"), will build three plants to manufacture mono nitrobenzene ("MNB"), aniline, and crude MDI. We own 35% of the Manufacturing JV. The other joint venture, with Shanghai Chlor-Alkali Chemical Company, Ltd. (the "Splitting JV"), will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of the Splitting JV. A feasibility study for the project has been approved by the appropriate Chinese authorities, preliminary engineering work has commenced and a business license was issued on March 7, 2003.

        The project will be funded by a combination of equity invested by the joint venture partners and borrowed funds. We anticipate that our investment in the joint ventures and other related capital costs will approximate $85 million. On November 13, 2003, the joint venture partners announced their intention to increase the production capacity of the Manufacturing JV from 160,000 to 240,000 metric tons per year. This change increased the Company's expected share of the capital cost by approximately $10 million from $75 million to $85 million.

        On September 19, 2003, the joint ventures obtained secured financing for the construction of the production facilities. The Manufacturing JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $218.4 million, a working capital credit line in the amount of approximately $4.5 million, and a facility for funding VAT payments in the amount of approximately $1.5 million. The Splitting JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. The financing is non-recourse to our Company, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 35% of any amounts due and unpaid by the Manufacturing JV under the loans described above (except for the VAT facility which is not guaranteed), and 70% of any amounts due and unpaid by the Splitting JV under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until the relevant joint venture has (i) commenced production at at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

The Exchange Offer

Securities Offered	$150,000,000 aggregate principal amount of new 9 7/8% Senior Notes due 2009, all of which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the registered new notes.
The Exchange Offer
We are offering to issue registered notes in exchange for a like principal amount and like denomination of our old notes. We are offering to issue these registered notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the old notes when we sold them in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer".
Tenders; Expiration Date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we extend it. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any notes that you tender for exchange at any time prior to , 2003. If we decide for any reason not to accept any old notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions and we may terminate or amend the exchange offer if any of these conditions occur prior to the expiration of the exchange offer. These conditions include any change in applicable law or legal interpretation or governmental or regulatory actions that would impair our ability to proceed with the exchange offer, any general suspension or general limitation relating to trading of securities on any national securities exchange or the over-the-counter market or a declaration of war or other hostilities involving the United States. We may waive any of these conditions in our sole discretion.
U.S. Federal Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences."

Use of Proceeds
We will not receive any cash proceeds from the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" for a discussion of the use of proceeds from the issuance of the old notes.
Exchange Agent	Wells Fargo Bank Minnesota, N.A.
Consequences of Failure to Exchange
Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.
Consequences of Exchanging Your Old Notes
Based on interpretations of the SEC set forth in certain no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquire the new notes issued in the exchange offer in the ordinary course of your business;
•	are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and
•	are not an "affiliate" of our Company as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The New Notes

        The terms of the new notes and those of the outstanding old notes are identical in all material respects, except:

  (1)
  the new notes will have been registered under the Securities Act;

  (2)
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  (3)
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	Huntsman International LLC.
Notes Offered	$150,000,000 aggregate principal amount of 9 7/8% Senior Notes due 2009.
Maturity Date	March 1, 2009.
Interest Payment Dates	March 1 and September 1 of each year, commencing September 1, 2003. The old notes were sold with accrued interest from March 1, 2003.
Guarantees	The new notes will be guaranteed by some of our subsidiaries. If we cannot make payments on the new notes when they are due, then our guarantors are required to make payments on our behalf.
Optional Redemption
Before March 1, 2006, we may redeem some or all of the new notes at a redemption price equal to 100% of their face amount plus a "make whole" premium. After March 1, 2006, we may redeem the new notes, in whole or in part, at our option at any time, at the redemption prices listed in "Description of New Notes—Optional Redemption".

In addition, on or before March 1, 2004, we may, at our option and subject to certain requirements, use the net proceeds from (1) one or more offerings of qualified capital stock or (ii) from capital contributions to the equity of our Company to redeem up to 40% of the original aggregate principal amount of the new notes at 109.875% of their face amount, plus accrued and unpaid interest. See "Description of New Notes—Optional Redemption".
Sinking Fund	None.
Ranking of the new notes	The new notes are unsecured senior obligations of our Company and our guarantors.

The new notes are:
•
effectively junior in right of payment to all our existing and future secured indebtedness (including payments on our senior secured credit facilities) to the extent of the value of the assets securing such indebtedness and to all of our subsidiaries' liabilities (including, as applicable, as guarantors on our senior secured credit facilities and on trade payables);
	•	equal in right of payment to all our existing and future senior unsecured indebtedness; and
	•	senior in right of payment to all our existing and future senior subordinated indebtedness, including our senior subordinated notes; and
	•	senior in right of payment to any of our future indebtedness that is expressly subordinated to the new notes.
Ranking of the Guarantees	The guarantees are:
	•	effectively junior in right of payment to all the existing and future secured indebtedness of our guarantors to the extent of the value of the assets securing such indebtedness;
	•	equal in right of payment to all the existing and future senior indebtedness of our guarantors;
	•	senior in right of payment to all the existing and future senior subordinated indebtedness of our guarantors, including their guarantees of our senior subordinated notes; and
	•	senior in right of payment to all of their future indebtedness that is expressly subordinated to the guarantees.
Change of Control
If we go through a change of control, we must make an offer to repurchase the new notes at 101% of their face amount plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Repurchase at the Option of Holders upon Change of Control".
Asset Sales
We may have to use the net proceeds from asset sales to offer to repurchase the new notes under certain circumstances at their face amount, plus accrued and unpaid interest. See "Description of New Notes—Certain Covenants—Limitation on Asset Sales".
Certain Covenants	The indenture governing the new notes contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:
	•	incur more debt;

	•	pay dividends, redeem stock or make other distributions;
	•	issue capital stock;
	•	make certain investments;
	•	create liens on subordinated indebtedness;
	•	enter into transactions with affiliates;
	•	enter into sale and leaseback transactions;
	•	merge or consolidate; and
	•	transfer or sell assets.
These covenants are subject to a number of important qualifications and limitations. See "Description of New Notes—Certain Covenants".
Registration Covenant; Exchange Offer
We have agreed to consummate the exchange offer within 45 days after the effective date of our registration statement. In addition, we have agreed to file a "shelf registration statement" that would allow some or all of the old notes to be offered to the public if we are unable to complete the exchange offer or a change in applicable laws or legal interpretation occurs that would limit the intended effects or availability of the exchange offer.

If we fail to fulfill our obligations with respect to registration of the new notes (a "registration default"), the annual interest rates on the affected notes will increase by 0.25% during the first 90-day period during which the registration default continues, and will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 1.00% over the interest rates that would otherwise apply to the new notes. As soon as we cure a registration default, the accretion rates on the affected notes will revert to their original levels.

Upon consummation of the exchange offer, holders of old notes will no longer have any rights under the exchange and registration rights agreement, except to the extent that we have continuing obligations to file a shelf registration statement.
For additional information concerning the above, see "Description of New Notes—Registration Covenant; Exchange Offer".

Further Issuances
Under the indenture, we will be entitled to issue additional notes. Any issuance of additional notes will be subject to our compliance with the covenant described below under "Description of New Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness". All notes will be substantially identical in all material respects, other than issuance dates, and will constitute the same series of notes, including for purposes of redemption and voting.
Use of Proceeds
We will not receive any proceeds from the exchange offer. We used the net proceeds from the sale of the old notes to repay certain outstanding indebtedness under our senior secured credit facilities. See "Use of Proceeds".

Failure to Exchange Your Old Notes

        The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and all applicable state securities laws. We will issue the new notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described in the caption "The Exchange Offer".

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

Other Debt

        As of September 30, 2003, we had $1,382.1 million of debt outstanding under our senior secured credit facilities that ranked senior to the 2003 Senior Notes, and $300 million of debt that was on a pari passu basis with the 2003 Senior Notes. In 2003, we have no principal payments of significance due on our debt, and we have approximately $255 million in total annual net interest payments due on our debt. In 2004, we have no principal payments of significance due on our debt, and we have approximately $260 million in total annual net interest payments due on our debt. As of September 30, 2003, our guarantors had no outstanding third-party debt.

        The agreement governing our senior secured indebtedness and the indentures governing our notes limit our ability to obtain additional debt. Consequently, under these agreements, we would be required to obtain amendments of our agreements before we obtained any additional debt, other than the types of debt specifically identified in those agreements as permitted. For more information, see "Other Indebtedness and Certain Financing Arrangements" below.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

        The summary financial data set forth below presents the historical financial data of our Company as of the dates and for the period indicated. The summary financial and other data as of and for the nine months ended September 30, 2003 and for the nine months ended September 30, 2002 has been derived from the unaudited financial statements of our Company included elsewhere in this prospectus. The summary financial and other data as of September 30, 2002 has been derived from the unaudited financial statements of our Company. The summary financial and other data as of December 31, 2002 and 2001, and for the each of the three years ended December 31, 2002 has been derived from the audited financial statements of our Company included elsewhere in this prospectus.

        The summary of unaudited pro forma financial data prepared by us and shown below gives effect to the issuance of the 2003 Senior Notes in April 2003. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 gives effect to the issuance of the 2003 Senior Notes as if the issuance had occurred on January 1, 2002. The unaudited pro forma financial data does not purport to be indicative of the results of operations of future periods or indicative of results that would have occurred had our transactions referred to above been consummated on the date indicated.

        You should read the summary historical and pro forma financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the

"Unaudited Pro Forma Financial Data" and our audited and unaudited financial statements included elsewhere in this prospectus.

	Historical					Pro forma
	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002	Year Ended Dec. 31, 2002	Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2000	Nine Months Ended Sept. 30, 2003	Year Ended Dec. 31, 2002
	(Dollars in millions)
Statement of Operations Data:
Revenues	$3,880.8	$3,368.1	$4,518.1	$4,575.2	$4,447.9	$3,880.8	$4,518.1
Cost of goods sold	3,444.5	2,910.1	3,902.7	3,990.1	3,705.4	3,444.5	3,902.7

Gross profit	436.3	458.0	615.4	585.1	742.5	436.3	615.4
Operating expenses	296.8	272.1	379.6	367.3	320.7	296.8	379.6
Restructuring and plant closing costs	43.4	1.1	7.7	46.6	—	43.4	7.7

Operating income	96.1	184.8	228.1	171.2	421.8	96.1	228.1
Interest expense—net	(189.5)	(180.8)	(245.4)	(239.6)	(233.1)	(192.6)	(249.2)
Loss on sale of accounts receivable	(24.0)	(4.3)	(5.5)	(12.8)	(1.9)	(24.0)	(5.5)
Other income (expense)	(1.2)	(2.4)	1.3	(2.0)	(3.2)	(1.2)	1.3

Income (loss) before income taxes	(118.6)	(2.7)	(21.5)	(83.2)	183.6	(121.7)	(25.3)
Income tax benefit (expense)	14.0	5.1	41.5	26.0	(30.1)	14.0	41.5
Minority interest in subsidiaries	—	0.1	0.1	(2.2)	(2.8)	—	0.1

Earnings (loss) from continuing operations	$(104.6)	$2.5	$20.1	$(59.4)	$150.7	$(107.7)	$16.3

Other Data:
Depreciation and amortization	$205.4	$185.1	$256.2	$229.0	$205.5	$205.4	$256.8
EBITDA(1)	276.3	363.3	480.3	383.2	619.4	276.3	480.5
Net cash provided by (used in) operating activities	(67.2)	61.2	157.5	202.4	411.5
Net cash used in investing activities	(95.8)	(139.8)	(188.9)	(491.7)	(355.6)
Net cash provided by (used in) financing activities	162.5	61.3	1.1	312.2	(131.0)
Capital expenditures	95.7	134.7	190.5	291.0	204.5
Ratio of earnings to fixed charges(2)	—	—	—	—	1.8x	—	—
Balance Sheet Data (at period end):
Working capital(3)	$438.4	$355.7	$290.5	$230.9	$273.3
Total assets	5,254.6	5,066.3	5,079.8	4,862.1	4,815.4
Long-term debt(4)	2,999.0	2,794.0	2,773.8	2,637.9	2,350.5
Total liabilities(5)	4,199.4	3,984.5	4,014.6	3,870.4	3,686.7
Members' equity	1,055.2	1,081.8	1,065.2	991.7	1,128.7

(1)
EBITDA is defined as earnings (loss) from continuing operations before interest, depreciation and amortization, and income taxes. We believe that EBITDA information enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. In addition, we refer to EBITDA because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by U.S. GAAP. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

  Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA as compared to net income, which reflects overall financial performance, including the effects of interest, taxes, depreciation and amortization. The following is a reconciliation of EBITDA to earnings (loss) from continuing operations:

	Historical					Pro forma
	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002	Year Ended Dec. 31, 2002	Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2000	Nine Months Ended Sept. 30, 2003	Year Ended Dec. 31, 2002
	(Dollars in millions)
EBITDA	$276.3	$363.3	$480.2	$383.2	$619.4	$276.3	$480.5
Interest expense—net	(189.5)	(180.8)	(245.4)	(239.6)	(233.1)	(192.6)	(249.2)
Income tax benefit (expense)	14.0	5.1	41.5	26.0	(30.1)	14.0	41.8
Depreciation and amortization	(205.4)	(185.1)	(256.2)	(229.0)	(205.5)	(205.4)	(256.8)

Earnings (loss) from continuing operations	$(104.6)	$2.5	$20.1	$(59.4)	$150.7	$(107.7)	$16.3

(2)
The ratio of earnings to fixed charges has been calculated by dividing (A) the sum of income (loss) before taxes plus fixed charges by (B) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs), plus the portion of rent expense estimated to represent interest. Actual and pro forma earnings for the nine months ended September 30, 2003 were insufficient to cover fixed charges by $118.6 million and $121.7 million, respectively. Actual and pro forma earnings for the year ended December 31, 2002 were insufficient to cover fixed charges by $21.4 million and $25.3 million, respectively. Actual earnings for the nine months ended September 30, 2002 and year ended December 31, 2001 were insufficient to cover fixed charges by $2.8 million and $85.4 million, respectively.

(3)
Working capital represents total current assets, less total current liabilities, excluding cash and the current maturities of long-term debt.

(4)
Long-term debt includes the current portion of long-term debt.

(5)
Total liabilities includes minority interests.

RISK FACTORS

        You should carefully consider the risks described below, in addition to the other information contained in this prospectus and the documents incorporated by reference in this prospectus, before making an investment decision. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

Demand for some of our products is cyclical and we may experience prolonged depressed market conditions for our products.

        A substantial portion of our revenue is attributable to sales of commodity products, including most of the products of our Base Chemicals and Pigments businesses which generated approximately 43% of our revenue for the nine months ended September 30, 2003. Historically, the prices for our commodity products have been cyclical and sensitive to relative changes in supply and demand, the availability and price of feedstocks and general economic conditions. Our other products may be subject to these same factors, but, typically, the impact of these factors is greatest on our commodity products.

        Historically, the markets for many of our products, particularly our commodity products, have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. Currently, several of our markets are experiencing periods of oversupply, and the pricing of our products in these markets is depressed. We cannot guarantee that future growth in demand for these products will be sufficient to alleviate any existing or future conditions of excess industry capacity or that such conditions will not be sustained or further aggravated by anticipated or unanticipated capacity additions or other events.

        In addition, sales of certain of our products, particularly ethylene and propylene in our Base Chemicals business, are, and historically have been, dependent upon the continued demand from several key customers. This is a common characteristic in the Base Chemicals business. Eight customers are expected to account for over 90% of our ethylene sales in 2003 and four customers are expected to account for over 90% of our propylene sales in 2003. Accordingly, the loss of any of our key Base Chemicals customers could have a material adverse effect on our business and results of operations.

        A major customer of our Base Chemicals business has indicated that, upon termination of our existing contract as of December 31, 2005, it will discontinue purchasing ethylene and propylene from us. We expect such customer to purchase approximately 21% of our 2003 ethylene production and approximately 20% of our 2003 propylene production pursuant to the contract which will terminate December 31, 2005. We believe the expected market conditions in Europe for ethylene and propylene will be such that we will be able to sell, upon expiration of the contract, a substantial portion of the ethylene and propylene such customer historically purchased at prices that generate margins comparable to those historically obtained on sales to such customer. However, if market demand for ethylene or propylene in Europe is weaker than expected, we may experience difficulty in selling the ethylene and propylene historically purchased by such customer, or we may have difficulty selling such ethylene and propylene at comparable margins. Failure to place the ethylene or propylene, or the failure to receive comparable margins for such ethylene and propylene, could have a material adverse effect on our business and results of operations.

We have substantial debt that we may be unable to service and that restricts our activities, which could adversely affect our ability to meet our obligations.

        As of September 30, 2003, we had total outstanding indebtedness of $2,999.0 million (including the current portion of long-term debt) and a debt to total capitalization ratio of approximately 74%. We require substantial capital to finance our operations and continued growth, and we may incur substantial additional debt from time to time for a variety of purposes. However, the indentures governing our outstanding senior notes and senior subordinated notes and our senior secured credit facilities all contain restrictive covenants. Among other things, these covenants limit or prohibit our ability to incur more debt; make prepayments of other debt, including our senior notes and senior subordinated notes, in whole or in part; pay dividends, redeem stock or make other distributions; issue capital stock; make investments; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; and merge or consolidate and transfer or sell assets. Additionally, our senior secured credit facilities provide that we will not, and will not permit any of our subsidiaries to, amend, modify or terminate any provisions of our senior notes or senior subordinated notes. Also, if we undergo a change of control, the indentures governing our outstanding senior notes and senior subordinated notes require us to make an offer to purchase the notes. Under these circumstances, we may also be required to repay indebtedness under our senior secured credit facilities to the extent of the value of the assets securing such indebtedness. In this event, we may not have the financial resources necessary to purchase our notes or repay indebtedness under our senior secured credit facilities, which would result in an event of default. See "Description of New Notes".

        The degree to which we have outstanding debt could have important consequences for our business, including:

  •
  Approximately 51% of our EBITDA for 2002 was applied towards cash payment of interest on our debt, which reduced funds available for other purposes, including our operations and future business opportunities;

  •
  our ability to obtain additional financing may be constrained due to our existing level of debt;

  •
  a high degree of debt will make us more vulnerable to a downturn in our business or the economy in general; and

  •
  part of our debt is, and any future debt may be, subject to variable interest rates, which might make us vulnerable to increases in interest rates.

        As of October 22, 2003, we have no scheduled debt payments in 2003 or 2004 under our senior secured credit facilities. Our ability to make scheduled payments of principal and interest on, or to refinance, our debt depends on our future financial performance, which, to a certain extent, is subject to economic, competitive, regulatory and other factors beyond our control. We cannot guarantee that we will have sufficient cash from our operations or other sources to service our debt. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or restructure or refinance our debt. We cannot guarantee that such alternative measures would be successful or would permit us to meet our scheduled debt service obligations. In the absence of operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service obligations. We cannot guarantee our ability to consummate any asset sales or that any proceeds from an asset sale would be sufficient to meet the obligations then due.

        If we are unable to generate sufficient cash flow and we are unable to obtain the funds required to meet payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, including those under our senior secured credit facilities and the indentures governing our outstanding senior notes and senior subordinated notes, we could be in default under the terms of those agreements. In the event of a default by us, a holder of the indebtedness could elect to declare all of the funds borrowed under those agreements to be due and payable together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder and we could be forced into bankruptcy or liquidation. Any default under the agreements governing our indebtedness could have a material adverse effect on our ability to pay principal and interest on the notes and on the market value of the notes.

If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payment on our debt.

        Our debt is the exclusive obligation of our Company and any guarantors thereof and not of any of our other subsidiaries. Because a significant portion of our operations are conducted by our subsidiaries, our cash flow and our ability to service indebtedness, are dependent to a large extent upon cash dividends and distributions or other transfers from our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the instruments governing the debt of our subsidiaries, which at the present time is not significant. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

        Our subsidiaries are separate and distinct legal entities and, except for the guarantors of our notes, have no obligation, contingent or otherwise, to pay any amounts due pursuant to our debt or to make any funds available therefore, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, our debt. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of our debt to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary. In addition, the guarantees of our debt are subordinated to all indebtedness of each guarantor that is secured to the extent of the value of the assets securing such indebtedness.

Significant price volatility of raw materials or disruptions in the availability of raw materials may result in increased costs that we may not be able to pass on to our customers.

        The prices for a large portion of our raw materials may be subject to significant volatility. While we frequently enter into supply agreements, as is the general practice in our industries, these agreements typically provide for market-based pricing. As a result, our supply agreements provide only limited protection against price volatility. In addition, the commodity markets for our raw materials may be subject to disruptions. If our suppliers are unable to meet their obligations under applicable supply agreements or we otherwise are unable to obtain efficiently priced raw materials, our business may be disrupted. In the case of either raw material price increases or supply disruptions, we could incur significant additional costs. While we attempt to match cost increases with corresponding product price increases, we are not always able to immediately raise product prices, and, ultimately, our ability to pass on underlying cost increases to our customers is greatly dependent upon market conditions. Any underlying cost increase that we are not able to pass on to our customers could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The industries in which we compete are highly competitive and we may not be able to compete effectively with our competitors that are larger and have greater resources.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, many of our competitors are larger and have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develop proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, are low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future. Any of these developments would have a significant impact on our ability to enjoy higher profit margins during periods of increased demand. See "Risk Factors—Demand for some of our products is cyclical and we may experience prolonged depressed market conditions for our products."

If we are unable to integrate successfully the businesses that we acquire, then our ability to make payments on our debt service obligations may be impaired.

        We have acquired new businesses, such as Dow's ethyleneamines business, Rohm and Haas' TPU business and Rhodia S.A.'s European surfactants business. We may acquire additional businesses in the future. You should consider the risks we will encounter during our process of integrating these acquired businesses and during the continued integration of our businesses following the June 30, 1999 transaction, including:

  •
  our potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale or other value;

  •
  diversion of our management's attention from business concerns;

  •
  difficulties in increasing production at acquired sites and coordinating management of operations at the acquired sites;

  •
  delays in implementing consolidation plans;

  •
  legal liabilities; and

  •
  loss of key employees of acquired operations.

        The full benefit of the businesses that we acquire generally requires the integration of administrative functions and the implementation of appropriate operations, financial and management systems and controls. If we are unable to integrate our various businesses effectively, our business, financial condition, results of operations and cash flows may suffer.

        Part of our business strategy may include expansion through strategic acquisitions. We cannot be certain that we will be able to identify suitable acquisition candidates, negotiate acquisitions on terms acceptable to us or obtain the necessary financing to complete any acquisition. In addition, the negotiation and consummation of any acquisition and the integration of any acquired business may divert our management from our day to day operations, which could have an adverse effect on our business.

Our ability to repay our debt may be adversely affected if our joint venture partners do not perform their obligations or we have disagreements with them.

        We conduct a substantial amount of our operations through our joint ventures. Our ability to meet our debt service obligations depends, in part, upon the operation of our joint ventures. If any of our joint venture partners fails to observe its commitments, that joint venture may not be able to operate according to its business plans or we may be required to increase our level of commitment to give effect to those plans. In general, joint venture arrangements may be affected by relations between the joint venture partners. Differences in views among the partners may, for example, result in delayed decisions or in failure to agree on significant matters. Such circumstances may have an adverse effect on the business and operations of the joint ventures, adversely affecting the business and operations of our Company. If we cannot agree with our joint venture partners on significant issues, we may experience a material adverse effect on our business, financial condition, results of operations or cash flows.

Terrorist attacks, such as the attacks that occurred on September 11, 2001, the current military action in Iraq, general instability in various OPEC member nations and the threat of prolonged military action in Iraq and other attacks or acts of war in the United States and abroad may adversely affect the markets in which we operate, our operations and our profitability.

        The attacks of September 11, 2001 and subsequent events, including the current military action in Iraq, have caused instability in the United States and other financial markets and have led, and may continue to lead to, further armed hostilities, prolonged military action in Iraq, or further acts of terrorism in the United States or abroad, which could cause further instability in financial markets. Current regional tensions and conflicts in various OPEC member nations, including the current military action in Iraq, have caused, and may continue to cause, escalated raw material costs, specifically raising the prices of oil and gas, which are used in our operations. In addition, the uncertainty surrounding the current military action in Iraq and the threat of further armed hostilities or acts of terrorism may impact any or all of our physical facilities and operations, which are located in Europe, North America, Australia, Asia, Africa, South America, and the Middle East, or those of our customers. Furthermore, the terrorist attacks, subsequent events and future developments in any of these areas may result in reduced demand from our customers for our products. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Pending or future litigation or legislative initiatives related to MTBE may subject us or our products to environmental liability or materially adversely affect our sales and costs.

        The use of MTBE is controversial in the United States and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of methyl tertiary butyl ether, or MTBE, in groundwater in some regions of California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational water craft) has led to public concern about MTBE's potential to contaminate drinking and other water supplies. California has sought to ban MTBE commencing in 2004. Heightened public awareness has resulted in other state, federal and foreign initiatives and proposed legislation to rescind the oxygenate requirements for reformulated gasoline, or to restrict or prohibit the use of MTBE in particular. Debate regarding this issue is likely to continue at the federal and state levels of government in the United States, including Congress, which is currently considering a federal ban on MTBE.

        In Europe, the European Union ("EU") issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under this agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased on May 1, 2002; however, MTBE is still an additive in 98-octane gasoline sold in 100 selected service stations in Denmark.

        Any phase-out or other future regulation or prohibition of MTBE could result in a significant reduction in, or elimination of, demand for our MTBE. In that event, we may be required to make significant capital expenditures to shut down or modify our PO/MTBE production processes to make alternative co-products other than MTBE. In addition, we could incur a material loss in revenues or material costs or expenditures in the event of a widespread decrease or cessation of use of MTBE.

        Furthermore, we cannot give any assurance that we will not be named in litigation by citizens groups, municipalities or others relating to the environmental effects of MTBE, or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

        For additional information on recent developments concerning MTBE, see "Business—Polyurethanes—MTBE Developments."

If we are unable to maintain our relationships with Huntsman LLC then we may not be able to replace on favorable terms our contracts with them or the services and facilities that they provide, if at all.

        We have entered and will continue to enter into certain agreements, including service, supply and purchase contracts with Huntsman LLC. If Huntsman LLC or any of its affiliates fail to perform their obligations under any of these agreements, or if any of these agreements terminate or we are otherwise unable to obtain the benefits thereunder for any reason, there could be a material adverse effect on our business, financial condition, results of operations or cash flows if we are unable to obtain similar service, supply or purchase contracts on the same terms from third parties. For example, we have only one operating facility for our production of PO, which is located in Port Neches, Texas. The facility is dependent on Huntsman Petrochemical Corporation's existing infrastructure and its adjacent facilities for certain utilities, raw materials, product distribution systems and safety systems. In addition, we depend upon employees of Huntsman Petrochemical Corporation, a subsidiary of Huntsman LLC, to operate our Port Neches facility. We purchase all of the propylene used in the production of PO through Huntsman Petrochemical Corporation's pipeline, which is the only existing propylene pipeline connected to our PO facility. If we were required to obtain propylene from another source, we would need to make a substantial investment in an alternative pipeline. This could have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Certain Relationships and Related Transactions".

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the use or cleanup of hazardous substances and wastes. We may incur substantial costs, including fines, damages and criminal or civil sanctions, or experience interruptions in our operations for actual or alleged violations or compliance requirements arising under environmental laws. Our operations could result in violations of environmental laws, including spills or other releases of hazardous substances to the environment. In the event of a significant incident, we could incur material costs.

        Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. We know of several pending matters involving alleged violations of environmental law that may result in penalties over $100,000. These matters are discussed in "Business—Environmental Regulation."

        In addition, we could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Accordingly, we cannot provide assurances that capital expenditures beyond those currently anticipated will not be required under existing or future environmental or safety laws. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The Company has planned capital expenditures to comply with national legislation implementing the EU Directive on Integrated Pollution Prevention and Control ("IPPC"). Under IPPC, EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The UK has been the first EU member government to request IPPC permit applications from our Company. In the UK, we have submitted several applications and, very recently, negotiated and received our first IPPC permit. Based upon the terms of that permit, we do not anticipate that we will have to make material capital expenditures to comply. Other IPPC permits are under review by the UK Environment Agency. We are not yet in a position to know with certainty what the other UK IPPC permits will require, and it is possible that the costs of compliance could be material; however, we believe, based upon our experience to date, that the costs of compliance with IPPC permitting in the UK will not be material to our financial condition or results of operations. With respect to our facilities in other EU jurisdictions, IPPC implementing legislation is not yet in effect, or we have not yet been required to seek IPPC permits. Accordingly, while we expect to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time we are unable to determine whether or not these costs will be material. Accordingly, we cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes or from disposal activities that pre-dated the purchase of our businesses. Based on available information and the contractual rights that we possess to seek indemnification from third parties with respect to certain environmental issues, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our business, financial condition, results of operations or cash flows. However, if significant previously unknown contamination is discovered, if existing laws change or if our indemnities do not cover the costs of investigation and remediation, then such expenditures could have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Business—Environmental Regulation."

Our business may be adversely affected by international operations and fluctuations in currency exchange rates.

        We conduct a significant portion of our business outside the United States. Our operations outside the United States are subject to risks normally associated with international operations. These risks include the need to convert currencies which we may receive for our products into currencies required to pay our debt, or into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, required compliance with a variety of foreign laws, including tax laws and the difficulty of enforcing agreements and collecting receivables through foreign legal systems.

Our business is dependent on our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses, and other technology is important to our business. Consequently, we rely on judicial enforcement for protection of our patents. While a presumption of validity exists with respect to patents issued to us in the United States, there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then the use of any such intellectual property by our competitors could have a material adverse effect on our business, financial condition, results of operations or cash flows. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The notes and the guarantees may be void, avoided or subordinated under laws governing fraudulent transfers, insolvency and financial assistance.

        We have incurred substantial debt, including debt under our senior secured credit facilities and our outstanding senior subordinated notes. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees. To the extent that a court were to find that:

(1)
the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or

(2)
we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees;

        and that we or a guarantor

  (A)
  were insolvent;

  (B)
  were rendered insolvent by reason of the issuance of the notes or a guarantee;

  (C)
  were engaged or about to engage in a business or transaction for which our remaining assets or those of a guarantor constituted unreasonably small capital to carry on our business; or

  (D)
  intended to incur, or believed that we would incur, debts beyond our ability to pay those debts as they matured;

then the court could avoid the notes or the guarantee or subordinate the notes or the guarantee in favor of our or the guarantor's other creditors. Furthermore, to the extent that the notes or a guarantee were avoided as a fraudulent conveyance or held unenforceable for any other reason:

  •
  claims of holders of the notes against us or a guarantor would be adversely affected;

  •
  the notes would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and

  •
  the other creditors would be entitled to be paid in full before any payment could be made on the notes.

        If insolvency proceedings are commenced by or against Tioxide Group, our only English subsidiary that is a guarantor of the notes, the presiding court may apply English insolvency laws. Under English insolvency laws, a liquidator or administrator of Tioxide Group might, among other things, apply to the court to rescind the guarantee if:

  •
  Tioxide Group received consideration of significantly less value than the benefit of its guarantee provides to us;

  •
  Tioxide Group was insolvent at the time of, or immediately after, entering into the guarantee; and

  •
  Tioxide Group enters into a formal insolvency process before the second anniversary of the issuance of the notes.

There is no established trading market for the new notes, and any market for the new notes may be illiquid.

        The new notes are a new issue of securities with no established trading market. We cannot assure you that a liquid market will develop for the new notes, that you will be able to sell your new notes at a particular time or that the prices that you will receive when you sell will be favorable. We will apply to list the new notes on the Luxembourg Stock Exchange. However, we do not intend to apply for listing of the new notes on any U.S. securities exchange or for quotation through an automated dealer quotation system. The liquidity of the trading market in the new notes and the market price quoted for the new notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the new notes and by changes in our financial performance or prospects or in the prospects for companies in the chemical industry generally. As a result, you cannot be sure that an active trading market will develop for the new notes. This offer to exchange the new notes for the old notes does not depend upon any minimum amount of old notes being tendered for exchange.

        Unless you are an affiliate of our Company within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the new notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We may be unable to purchase the 2003 Senior Notes upon a change in control.

        Under the indenture governing the 2003 Senior Notes, prior to an initial public offering, a change of control is defined as the failure of Jon M. Huntsman and the Huntsman family (including entities controlled by them or trusts for their benefit) to have the power to vote securities having a majority of the voting power for the election of our managers. After an initial public offering, a change of control is defined as the occurrence of either: (a) any person or group not affiliated with the Huntsman family becoming the beneficial owner of at least 35% of our voting equity (other than pursuant to certain transactions approved by the board of managers) or (b) Continuing Managers (as defined in the indenture—in general, managers having a connection to the Huntsman family) ceasing to constitute a majority of the board. In the event of a change of control, we will be required to offer a change of control payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase.

        Our senior secured credit facility generally prohibits the prepayment of other indebtedness, including the 2003 Senior Notes. Also, a change of control under the terms of the 2003 Senior Notes will constitute an event of default under our senior secured credit facility. If this occurs, then the lenders under the senior secured credit facility may declare their debt immediately due and payable. Since our senior secured credit facility is a secured obligation, the lenders under the senior secured credit facility could foreclose on most of our assets and be entitled to be repaid in full from the proceeds of any liquidation of those assets before any holder of the 2003 Senior Notes . Even if the senior secured lenders were to consent to a repurchase of the notes, or any senior secured credit facility then in place did not prohibit the repurchase, we cannot assure you that we would have the financial resources necessary to repurchase the 2003 Senior Notes and satisfy our other payment obligations that could be triggered upon a change of control. If we do not have sufficient financial resources to effect a change of control offer for the new notes, we would be required to seek additional financing from outside sources to repurchase the 2003 Senior Notes. We cannot assure you that financing would be available to us at that time on satisfactory terms, or at all. In addition, the terms of the 2003 Senior Notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included in the definition of a change of control in the indenture.

If you do not exchange your old notes, they may be difficult to resell.

        It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in this exchange offer, we do not intend to register the old notes under the Securities Act.

        To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

        Each of the risks described in this section with respect to the new notes are equally applicable to the old notes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "except", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurances that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the old notes on April 11, 2003, we entered into an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer after the registration statement was declared effective. We will use our best efforts to keep the registration statement effective until the exchange offer is completed. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the old notes if the exchange offer has not been completed within 45 days after the effective date of the registration statement. A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5 p.m., New York City time, on                        , 2003, or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the date of this prospectus.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  the new notes will not contain the registration rights and liquidated damages provisions contained in the old notes.

        Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any old notes;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

How to Tender Old Notes for Exchange

        When the holder of old notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of old notes who wishes to tender notes for exchange must, on or prior to the expiration date:

  (1)
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank Minnesota, N.A. (the "exchange agent") at the address set forth below under the heading "—The Exchange Agent"; or

  (2)
  if old notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "—The Exchange Agent".

        In addition:

  (1)
  the exchange agent must receive, on or before the expiration date, the certificates for the old notes and the letter of transmittal; or

  (2)
  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at The Depository Trust Company, the book entry transfer facility, according to the procedure for book-entry described below, along with the letter of transmittal or an agent's message; or

  (3)
  the holder must comply with the guaranteed delivery procedures described below.

        The Depository Trust Company will be referred to as DTC in this prospectus.

        The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer (a "book-entry confirmation"), which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the old notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us.

        If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  (1)
  by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an "eligible institution".

        An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any old note improperly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3)
  waive any defects or irregularities or conditions of tender as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of tender as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        By tendering, each holder will represent to us that, among other things, that the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer. If any holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of our Company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired in the exchange offer, such holder or any such other person:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from                        , 2003. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of the exchange offer.

        In all cases, we will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  (1)
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the book entry transfer facility;

  (2)
  a properly completed and duly executed letter of transmittal or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book Entry Transfers

        The exchange agent will make a request to establish an account at DTC with respect to old notes for purposes of the exchange offer promptly upon receipt of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes may be effected through book-entry transfer at DTC, as applicable. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date or comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

  (1)
  stating the name and address of the holder of old notes and the amount of old notes tendered,

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "—The Exchange Agent". Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3)
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—How to Tender Old Notes for Exchange" above at anytime on or prior to 5 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in the exchange offer for any old notes, and we may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer:

  (1)
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  (2)
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  (3)
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in the exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in the exchange offer;

  (4)
  there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete the exchange offer; or

  (6)
  there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer.

        The non-occurrence of each of the preceding events is a condition to the exchange offer. We expressly reserve the right to amend or terminate the exchange offer upon the occurrence of any of these events. The conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration of the exchange offer. If we do so, the exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions and, if we determine that any waiver constitutes a material change to the terms of the exchange offer, the exchange offer will remain open for at least five (5) business days following any such waiver. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time, except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. We will give oral or written notice or public announcement of any waiver by us of any condition and any related amendment, termination or extension of the exchange offer. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The Exchange Agent

        Wells Fargo Bank Minnesota, N.A. has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By registered mail or certified mail:

Wells Fargo Bank Minnesota, N.A.
Corporate Trust Operations
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480
Attn: Huntsman Administrator

By regular mail or overnight courier:

Wells Fargo Bank Minnesota, N.A.
Corporate Trust Operations
MAC N9303-121
6th Street and Marquette Avenue
Minneapolis, MN 55479
Attn: Huntsman Administrator

By hand before 4:30 p.m.:

Wells Fargo Bank Minnesota, N.A.
Northstar East Building
608 2nd Avenue South
12th Floor—Corporate Trust Services
Minneapolis, MN 55402
Attn: Huntsman Administrator

For information, call:
(800) 344-5128

By facsimile transmission:
(for eligible institutions only)
(612) 667-4927

Confirm by Telephone:
(612) 667-9764

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

Accounting treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the new notes in accordance with accounting principles generally accepted in the United States of America.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in the exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our Company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering circular dated April 3, 2003, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Old Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes are acquired in the ordinary course of such holder's business; and

  (2)
  such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  (1)
  it is not an affiliate of ours;

  (2)
  it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of the new notes;

  (3)
  it is acquiring the new notes in the ordinary course of its business; and

  (4)
  it is not acting on behalf of a person who could not make representations (1)-(3).

        Each broker-dealer that receives new notes in the exchange offer for its own account in exchange for old notes must acknowledge that it acquired such old notes as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each old note until:

  (1)
  the date on which such old note has been exchanged by a person other than a broker-dealer for a new note;

  (2)
  following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

  (3)
  the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreement; or

  (4)
  the date on which such old note is distributed to the public in a transaction under Rule 144 of the Securities Act.

COMPANY BACKGROUND

        The chart below shows our current company structure, together with equity interest ownership:

Company Formation and Key Acquisitions

        Our Company was formed in 1999 in connection with a transaction between HIH, Huntsman Specialty and ICI. In that transaction, on June 30, 1999, HIH acquired ICI's polyurethane chemicals, selected petrochemicals and titanium dioxide businesses and Huntsman Specialty's PO business. HIH also acquired the 20% ownership interest of BP Chemicals Limited in an olefins facility in Wilton, U.K. and certain related assets. HIH then transferred the acquired businesses to us and to our subsidiaries.

        In August 2000, we completed our acquisition of the Morton global TPU business from The Rohm and Haas Company. In February 2001, we completed our acquisition of the global ethyleneamines business of Dow Chemical Company, and, in April 2001, we completed our acquisition of the Albright & Wilson European surfactants business from Rhodia S.A.

Purchase of HIH Membership Interests

        On May 9, 2003, HMP issued senior discount notes, with warrants to purchase 12% of HMP's fully diluted common stock as of such date. HMP used the proceeds to exercise an option that it held and purchased the 30% membership interest in HIH held indirectly by ICI. HMP also used the proceeds to complete the purchase of the senior subordinated reset discount notes due 2009 of HIH that were originally issued to ICI (the "B Notes"). The B Notes held by HMP will remain outstanding. In addition, HMP used such proceeds to acquire the approximately 9% of the membership interests in HIH from institutional investors. Accordingly, HMP directly owns 40% of the membership interests of HIH and the B Notes. HMP indirectly owns the remaining 60% of HIH through its ownership of all of the equity of Huntsman LLC.

        Huntsman Specialty has pledged a total of 60% of the memberships interests in HIH as collateral under the Huntsman LLC senior secured credit facilities. HMP has separately pledged all of its assets, including the remaining 40% membership interests in HIH, the B Notes and the 100% interest in Huntsman LLC, as collateral under the HMP Senior Discount Notes.

USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. The net proceeds we received from the sale of the old notes, after deducting the underwriting discounts and commissions and offering expenses payable by us, were approximately $154 million. We used such net proceeds to reduce outstanding borrowings under our revolving credit facility by approximately $26 million and the remaining amount to reduce outstanding borrowings under the term loan facilities of our senior secured credit facilities. As of December 31, 2002, the weighted average interest rate under our senior secured credit facilities was 5.8%. Our revolving credit facility matures in June 2005 and our term loan facilities mature between June 2005 and June 2008.

CAPITALIZATION

        The following table sets forth the cash and capitalization of our Company as of September 30, 2003. The information set forth below is unaudited and should be read in conjunction with the audited and unaudited financial statements of Huntsman International LLC and the related notes included elsewhere in this prospectus.

As of Sept. 30, 2003 Huntsman International
Cash	$81.1

Long-term debt:
Senior secured revolver due 2005	$199.0
Senior secured term facilities due 2004-2008	1,183.1
Senior notes, 9.875% due 2009	457.3
Senior subordinated notes, 10.125% due 2009	1,126.6
Other	33.0

Total long-term debt	2,999.0
Equity	1,055.2

Total capitalization	$4,054.2

UNAUDITED PRO FORMA FINANCIAL DATA

        The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 gives effect to the issuance of the 2003 Senior Notes as if the issuance had occurred on January 1, 2002. The unaudited pro forma financial data does not purport to be indicative of the results of operations of future periods or indicative of results that would have occurred had our transactions referred to above been consummated on the date indicated. The pro forma adjustments, as described in the accompanying notes to the unaudited pro forma condensed consolidated statements of operations, are based on available information and certain assumptions that management believes are reasonable. You should read the unaudited pro forma financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited financial statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(Dollars in millions)

	Historical	Pro Forma Adjustments		Pro Forma
Statement of Operations Data:
Revenues	$3,880.8	$—		$3,880.8
Cost of goods sold	3,444.5	—		3,444.5

Gross profit	436.3	—		436.3
Operating expenses	296.8	—		296.8
Restructuring and plant closing costs	43.4	—		43.4

Operating income	96.1	—		96.1
Interest expense—net	(189.5)	(3.1	)(a)	(192.6)
Loss on sale of accounts receivable	(24.0)	—		(24.0)
Other income (expense)	(1.2)	—		(1.2)

Loss before income taxes	(118.6)	(3.1)		(121.7)
Income tax benefit	14.0	—	(b)	14.0

Net loss	$(104.6)	$(3.1)		$(107.7)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in millions)

	Historical	Pro Forma Adjustments		Pro Forma
Statement of Operations Data:
Revenues	$4,518.1	—		$4,518.1
Cost of goods sold	3,902.7	—		3,902.7

Gross profit	615.4	—		615.4
Operating expenses	379.6	—		379.6
Restructuring and plant closing costs	7.7	—		7.7

Operating income	228.1	—		228.1
Interest expense—net	(245.4)	(3.8)	(a)	(249.2)
Loss on sale of accounts receivable	(5.5)	—		(5.5)
Other income (expense)	1.3	—		1.3

Loss before income taxes	(21.5)	(3.8)		(25.3)
Income tax benefit	41.5	—	(b)	41.5
Minority interest in subsidiaries	0.1	—		0.1

Net income	$20.1	$(3.8)		$16.3

(a)
To reflect the net impact on interest expense as follows:

	Year Ended December 31, 2002	Nine Months Ended Sept. 30, 2003
Interest on the 2003 Senior Notes at an estimated effective rate of 8.80%, after giving effect to the premium. The stated interest rate on the 2003 Senior Notes is 9.875%	$(13.7)	$(6.9)
Interest on our senior secured credit facilities repaid at average rate of 6.85% and 5.80%, respectively	10.6	4.2
Amortization of debt issuance costs	(0.7)	(0.4)

	$(3.8)	$(3.1)

(b)
No income tax adjustment was recorded related to the pro forma adjustments.

SELECTED HISTORICAL FINANCIAL DATA

        The selected financial data set forth below presents the historical financial data of our Company and Huntsman Specialty, our predecessor, as of the dates and for the period indicated. In accordance with U.S. GAAP, Huntsman Specialty is considered the acquirer of the businesses transferred to us in connection with our transactions with ICI and Huntsman Specialty and with BP Chemicals at the close of business on June 30, 1999 because the shareholders of Huntsman Specialty acquired majority control of the businesses transferred to us. The summary financial and other data as of and for the nine months ended September 30, 2003 and 2002 has been derived from the unaudited financial statements of our Company included elsewhere in this prospectus. The summary financial and other data as of December 31, 2002 and 2001, and for the each of the three years ended December 31, 2002 has been derived from the audited financial statements of our Company included elsewhere in this prospectus. The summary financial data as of and for the six month period ended December 31, 1999 has been derived from audited financial statements of our Company. The summary financial data for the year ended December 31, 1998 and six month period ended June 30, 1999 has been derived from audited financial statements of Huntsman Specialty. The summary financial data as of December 31, 1998 and June 30, 1999 has been derived from the unaudited financial statements of Huntsman Specialty. You should read the selected financial data in conjunction with "Unaudited Pro Forma Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited financial statements included elsewhere in this prospectus.

	Huntsman International LLC						Huntsman Specialty
	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002	Year Ended Dec. 31, 2002	Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2000	Six Months Ended Dec. 31, 1999	Six Months Ended June 30, 1999	Year Ended Dec. 31, 1998
	(in millions)
Statement of Operations Data:
Revenues	$3,880.8	$3,368.1	$4,518.1	$4,575.2	$4,447.9	$1,997.3	$192.0	$338.7
Cost of goods sold	3,444.5	2,910.1	3,902.7	3,990.1	3,705.4	1,602.0	134.1	276.6

Gross profit	436.3	458.0	615.4	585.1	742.5	395.3	57.9	62.1
Operating expenses	296.8	272.1	379.6	367.3	320.7	198.0	5.3	7.8
Restructuring, impairment and plant closing costs	43.4	1.1	7.7	46.6	—	—	—	—

Operating income	96.1	184.8	228.1	171.2	421.8	197.3	52.6	54.3
Interest expense—net	(189.5)	(180.8)	(245.4)	(239.6)	(233.1)	(104.0)	(18.0)	(39.9)
Loss on sale of accounts receivable	(24.0)	(4.3)	(5.5)	(12.8)	(1.9)	—	—	—
Other income (expense)	(1.2)	(2.4)	1.3	(2.0)	(3.2)	6.5	—	0.8

Income (loss) before income taxes	(118.6)	(2.7)	(21.5)	(83.2)	183.6	99.8	34.6	15.2
Income tax benefit (expense)	14.0	5.1	41.5	26.0	(30.1)	(18.2)	(13.1)	(5.8)
Minority interest in subsidiaries	—	0.1	0.1	(2.2)	(2.8)	(1.0)	—	—

Earnings from continuing operations	$(104.6)	2.5	20.1	(59.4)	150.7	80.6	21.5	9.4
Cumulative effect of accounting change	—	—	—	(1.5)	—	—	—	—

Net income (loss)	$(104.6)	$2.5	$20.1	$(60.9)	$150.7	$80.6	$21.5	$9.4

Other Data:
Depreciation and amortization	$205.4	$185.1	$256.2	$229.0	$205.5	$105.2	$15.5	$30.5
EBITDA(1)	276.3	363.3	480.2	383.2	619.4	308.0	68.1	85.6
Net cash provided by (used in) operating activities	(67.2)	61.2	157.5	202.4	411.5	255.5	39.9	46.2
Net cash used in investing activities	(95.8)	(139.8)	(188.9)	(491.7)	(355.6)	(2,518.9)	(4.0)	(10.4)
Net cash provided by (used in) financing activities	162.5	61.3	1.1	312.2	(131.0)	2,402.1	(34.4)	(43.3)
Capital expenditures	95.7	134.7	190.5	291.0	204.5	131.8	4.0	10.4
Ratio of earnings to fixed charges(2)	—	—	—	—	1.8x	1.9x	2.9x	1.4x
Balance Sheet Data (at period end):
Working capital(3)	$438.4	$355.7	$290.5	$230.9	$273.3	$369.5	$28.4	$27.8
Total assets	5,254.6	5,066.3	5,079.8	4,862.1	4,815.4	4,818.4	577.9	577.6
Long-term debt(4)	2,999.0	2,794.0	2,773.8	2,637.9	2,350.5	2,505.0	396.2	427.6
Total liabilities(5)	4,199.4	3,984.5	4,014.6	3,870.4	3,686.7	3,714.4	528.0	547.0
Stockholders' and member's equity	1,055.2	1,081.8	1,065.2	991.7	1,128.7	1,104.0	49.9	30.6

(1)
EBITDA is defined as earnings (loss) from continuing operations before interest, depreciation and amortization, and income taxes. We believe that EBITDA information enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. In addition, we refer to EBITDA because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by U.S. GAAP. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

  Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA as compared to net income, which reflects overall financial performance, including the effects of interest, taxes, depreciation and amortization. The following is a reconciliation of EBITDA to earnings (loss) from continuing operations:

	Huntsman International LLC						Huntsman Specialty
	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002	Year Ended Dec. 31, 2002	Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2000	Six Months Ended Dec. 31, 1999	Six Months Ended June 30, 1999	Year Ended Dec. 31, 1998
	(in millions)
EBITDA	$276.3	$363.3	$480.2	$383.2	$619.4	$308.0	$68.1	$85.6
Interest expense—net	(189.5)	(180.8)	(245.4)	(239.6)	(233.1)	(104.0)	(18.0)	(39.9)
Income tax benefit (expense)	14.0	5.1	41.5	26.0	(30.1)	(18.2)	(13.1)	(5.8)
Depreciation and amortization	(205.4)	(185.1)	(256.2)	(229.0)	(205.5)	(105.2)	(15.5)	(30.5)

Earnings (loss) from continuing operations	$(104.6)	$2.5	$20.1	$(59.4)	$150.7	$80.6	$21.5	$9.4

(2)
The ratio of earnings to fixed charges has been calculated by dividing (A) the sum of income (loss) before taxes plus fixed charges by (B) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs), plus the portion of rent expense estimated to represent interest. Actual earnings for the nine months ended September 30, 2003 and 2002 were insufficient to cover fixed charges by $118.6 million and $2.8 million, respectively. Actual earnings for the years ended December 31, 2002 and 2001 were insufficient to cover fixed charges by $21.4 million and $85.4 million, respectively.

(3)
Working capital represents total current assets, less total current liabilities, excluding cash and the current maturities of long-term debt.

(4)
Long-term debt includes the current portion of long-term debt.

(5)
Total liabilities includes minority interests and mandatorily redeemable preferred stock of $74 million and $72 million at June 30, 1999 and December 31, 1998, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General

        We derive our revenues, earnings and cash flow from the sale of a wide variety of differentiated and commodity chemicals. We manage our operations through our four principal operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. We manufacture products at facilities located in North America, Europe, Asia, Australia and Africa, and our products are sold throughout the world. The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Surfactants, ethyleneamines and other performance chemicals
Pigments	Titanium dioxide
Base Chemicals	Ethylene, propylene, benzene, cyclohexane and paraxylene

        Our products are divided into two broad categories—differentiated and commodity chemicals. Our Polyurethanes and Performance Products businesses mainly produce differentiated products and our Pigments and Base Chemicals businesses mainly produce commodity chemicals. Among our commodity products, our Pigments business, while cyclical, tends to follow different trends and is not influenced by the same factors as our petrochemical-based commodity products. In addition, there are a limited number of significant competitors in our Pigments business, relatively high barriers to entry and strong customer loyalty. Each of our four operating segments is impacted to varying degrees by economic conditions, prices of raw materials and global supply and demand pressures.

        Historically, the demand for many of the products which we produce in our Polyurethanes segment has been relatively resistant to changes in global economic conditions as industry growth in product demand has been strongly influenced by continuing product substitution, innovation and new product development. The stability of demand has also benefited from the wide variety of end markets for our Polyurethanes products. However, in the past year, volatile feedstock pricing has impacted overall margins. Historically, sales volumes of MDI products have grown at rates in excess of global GDP growth. The global PO market is influenced by supply and demand imbalances. PO demand is largely driven by growth in the polyurethane industry, and, as a result, growth rates for PO have generally exceeded GDP growth rates. As a co-product of our PO manufacturing process, we also produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "Business—Polyurethanes—MTBE Developments" for more information on the legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the future.

        In comparison to commodity businesses, the demand for many of the products we produce in our Performance Products segment historically has also been relatively resistant to changes in global economic conditions. Like our Polyurethanes segment, Performance Products growth in general is strongly influenced by product substitution, innovation and new product development. Also, demand stability benefits from a broad range of end markets. A significant portion of our Performance Products are sold into consumer end use applications including household detergents, personal care products and cosmetics. As such, historically, demand for these products has been relatively stable and tends to be less susceptible to changes in global economic conditions.

        Historically, growth in demand for TiO2 pigments has generally been in line with GDP growth rates. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and suppliers, contract arrangements and cyclicality. The industry experiences some seasonality in its sales because sales of paints in Europe and North America, the largest end use for TiO2, are generally highest in the spring and summer months in those regions. This results in greater sales volumes in the first half of the year because the proportion of our TiO2 products sold in Europe and North America is greater than that sold in Asia and the rest of the world.

        Many of the markets for the Base Chemicals products, particularly ethylene, propylene, paraxylene and cyclohexane, are cyclical and sensitive to changes in the balance between supply and demand, the price of raw materials, and the level of general economic activity. Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of capacity additions resulting in over-capacity and falling prices and profit margins. Demand for the majority of our Base Chemicals has generally grown at rates that are approximately equal to or slightly greater than GDP growth. Market conditions during recent years have been characterized by a general weakening in demand and overcapacity. We believe that weak economic conditions have resulted in a contraction in production capacity. If this contraction in industry capacity is sustained and if demand growth returns to the rates which have been achieved historically, we believe that industry profitability will improve.

Results of Operations

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002 (Unaudited)
(Dollars in Millions)

	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002
Revenues	$3,880.8	$3,368.1
Cost of goods sold	3,444.5	2,910.1

Gross profit	436.3	458.0
Expenses of selling, general, and administrative, research and development and other operating costs	296.8	272.1
Restructuring and plant closing costs	43.4	1.1

Operating income	96.1	184.8
Interest expense, net	(189.5)	(180.8)
Loss on sale of accounts receivable	(24.0)	(4.3)
Other income (expense)	(1.2)	(2.4)

Income (loss) before income taxes	(118.6)	(2.7)
Income tax benefit (expense)	14.0	5.1
Minority interests in subsidiaries' income	—	0.1

Net income (loss)	$(104.6)	$2.5

Interest expense, net	189.5	180.8
Income tax expense (benefit)	(14.0)	(5.1)
Depreciation and amortization	205.4	185.1

EBITDA(1)	$276.3	$363.3

(1)
EBITDA is defined as earnings (loss) from continuing operations before interest, income taxes, depreciation and amortization. We believe that EBITDA information enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. In addition, we refer to EBITDA because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by U.S. GAAP. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See "Note 17—Operating Segment Information" of the consolidated financial statements.

  Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA as compared to net income, which reflects overall financial performance, including the effects of interest, taxes, depreciation and amortization.

  Included in EBITDA are the following items of income (expense):

	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002
Foreign exchange gains—unallocated	$25.3	$29.0
Loss on sale of accounts receivable	(24.0)	(4.3)
Asset write-down	(2.8)	—
Restructuring:
Polyurethanes	(22.2)	—
Performance Products	(20.1)	(1.1)
Pigments	(1.1)	—

Total restructuring	(43.4)	(1.1)

        For the nine months ended September 30, 2003, we had a net loss of $104.6 million on revenues of $3,880.8 million, compared to net income of $2.5 million on revenues of $3,368.1 million for the same period in 2002. The decrease of $107.1 million in net income was the result of the following items:

  •
  Revenues for the nine months ended September 30, 2003 increased by $512.7 million, or 15%, to $3,880.8 million from $3,368.1 million during the same period in 2002. Revenues increased in our Polyurethanes, Performance Products, Pigments and Base Chemicals segments by $161.1 million, $63.7 million, $83.3 million and $241.6 million, respectively. Increased revenue resulted primarily from increased selling prices and the effects of the stronger euro and GBP Sterling versus the U.S. dollar. Selling prices increased primarily in response to increased underlying raw material prices.

  •
  Gross profit for the nine months ended September 30, 2003 decreased by $21.7 million to $436.3 million from $458.0 million in the same period in 2002. The decrease in gross profit was mainly the result of higher overall raw material prices during the 2003 period as compared to the 2002 period. Increased raw material prices were only partially offset by increased average selling prices.

  •
  SG&A and other operating expenses for the nine months ended September 30, 2003 increased by $24.7 million to $296.8 million from $272.1 million in the same period in 2002. This increase was primarily the result of unfavorable foreign currency changes on SG&A and increased spending in our Performance Products segment. Expenses also increased due to a $2.8 million asset write off in the first quarter 2003, $2.4 million in increased pension expenses and a $1.7 million increase the management fee from Huntsman LLC. These increases were partially offset by $6.0 million in cost savings resulting from our cost reduction efforts and a $3.0 million gain on the sale of precious metals used in our Base Chemicals manufacturing processes.

  •
  During the nine months ended September 30, 2003, we recorded a restructuring and plant closing charge of $43.4 million. Our Polyurethanes segment recorded restructuring charges of $17.1 million, $1.4 million and $3.7 million, in the first, second and third quarters of 2003, respectively, in connection with the integration of our global flexible products division into our urethane specialties division and various cost initiatives at our Rozenburg, Netherlands manufacturing site. Our Performance Products segment recorded a restructuring charge of $20.1 million in the second quarter 2003 relating to the closure of certain production units at our Whitehaven, UK facility. Our Pigments segment recorded a restructuring charge of $1.1 million relating to our Malaysian operations in the third quarter 2003. These charges are part of an overall corporate cost reduction program that is expected to be implemented and recorded from 2003 to 2005.

  •
  Net interest expense for the nine months ended September 30, 2003 increased by $8.7 million to $189.5 million from $180.8 million for the same period in 2002. The increase was primarily due to additional debt in the nine months ended September 30, 2003, a portion of which represents additional fixed rate senior notes issued in March 2002 and April 2003, partially offset by lower average interest rates under the HI Credit Facilities. Increased interest expense was partially offset by the $3.3 million positive impact of adjusting interest rate instruments to fair value in accordance with SFAS No. 133.

  •
  Loss on sale of accounts receivable increased $19.7 million to $24.0 million for the nine months ended September 30, 2003 as compared to $4.3 million for the same period in 2002. This increase is mainly attributable to movements in foreign currencies in addition to an increase in the securitization program size effective October 2002.

  •
  Income tax benefit increased by $8.9 million to a $14.0 million benefit for the nine months ended September 30, 2003 as compared to a $5.1 million benefit for the same period in 2002. Our tax obligations are affected by the tax regimes of the jurisdictions in which we operate. Decreased tax benefits were due primarily to a change in the mix of income (loss) earned in these various jurisdictions.

        The following table sets forth the revenues and EBITDA for each of our operating segments.

	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002
Revenues
Polyurethanes	$1,718.1	$1,557.0
Performance Products	490.5	426.8
Pigments	752.5	669.2
Base Chemicals	1,032.9	791.3
Eliminations	(113.2)	(76.2)

Total	$3,880.8	$3,368.1

Segment EBITDA
Polyurethanes	$168.6	$292.1
Performance Products	(14.6)	22.8
Pigments	87.4	45.2
Base Chemicals	64.8	5.6
Unallocated and other	(29.9)	(2.4)

Total	$276.3	$363.3

Polyurethanes

        For the nine months ended September 30, 2003, Polyurethanes revenues increased by $161.7 million, or 10%, to $1,718.7 million from $1,557.0 million for the same period in 2002. MDI sales revenue increased by 8%, as 11% higher average selling prices were partially offset by a 3% decrease in sales volumes. The reduction in sales volumes was largely the result of a reduction in spot sales to co-producers in the 2003 period. MDI sales volumes, excluding spot sales, rose by 2% overall with increases of 5% and 4% in the Americas and Asia, respectively, offset by a 2% reduction in Europe due to a slowdown in the rigid polyurethanes market. MDI overall average selling prices increased by 11% as a result of the stronger euro versus the U.S. dollar and our continued efforts to increase sales prices as raw material costs have increased. Polyol sales revenues increased by 13% as sales volumes increased by 2%, in line with underlying MDI volumes, and average selling prices increased by 11%. PO revenue decreased by 6%, primarily due to the conversion of certain sales to a tolling arrangement which affected revenues but only had a minimal impact on gross margin. MTBE sales revenue increased by 21% due to a 6% increase in volumes and a 15% increase in selling prices due to stronger crude oil and gasoline markets.

        For the nine months ended September 30, 2003, Polyurethanes segment EBITDA decreased by $123.5 million to $168.6 million from $292.1 million for the same period in 2002. Lower EBITDA resulted mainly from a $250.0 million increase in raw material and energy costs, partly offset by a $182.0 million improvement in average selling prices. Increased raw material and energy costs resulted from higher feedstock prices. We also recorded $22.3 million in restructuring charges in connection with the integration of our flexible products division into our global urethane specialties division and cost reduction efforts at our Rozenburg, Netherlands site. Fixed production costs increased $24.0 million, primarily due to the $14 million impact of the strengthening of the euro against the U.S. dollar, increased pension costs of $6.0 million, and a $1.3 million increase in fixed cost absorption. SG&A costs also increased $6.0 million due to a $12.4 million adverse foreign exchange impact, partly offset by $6.0 million in cost savings.

Performance Products

        For the nine months ended September 30, 2003, Performance Products revenues increased by $63.7 million, or 15%, to $490.5 million from $426.8 million for the same period in 2002. Revenues increased primarily as the result of increased average selling prices. Surfactants average selling prices increased by 13% as compared with the same period in 2002; however, average selling prices in local currency fell by 6% due mainly to product mix and more intense competition. Surfactants sales volumes fell by 5% primarily due to weaker European demand and reduced export business as a result of a stronger euro. Ethyleneamines revenue increased 31% over the same period in 2002, as average selling prices increased by 8% in response to higher raw material prices and sales volumes increased 10% from the comparable period of 2002 due to higher export sales.

        For the nine months ended September 30, 2003, Performance Products segment EBITDA decreased by $37.4 million from income of $22.8 million for the nine months ended September 30, 2002 to a loss of $14.6 million in the 2003 period. Raw material costs increased by 22% over the same period last year, but were largely recovered through an increase in average selling prices. Our surfactants business recorded a $20.1 million restructuring charge in the second quarter of 2003. In June 2003, we announced the closure of certain production units at our Whitehaven, UK facility as part of a continuing review of our European operations. The charge consists of $8.7 million of severance costs and $11.4 million of asset write-downs. Manufacturing and SG&A costs rose by $15.7 million over the same period in 2002. Of this increase, $14.0 million arose from the translation effect of the stronger euro versus the U.S. dollar. Manufacturing costs in our ethylenamines business increased by $3.3 million due to the costs of operating additional production units and an overhaul at our Freeport, Texas facility taken in June 2003. Other manufacturing and SG&A costs fell by $1.6 million due to ongoing cost reduction initiatives.

Pigments

        For the nine months ended September 30, 2003, Pigments revenues increased by $83.3 million, or 12%, to $752.5 million from $669.2 million in 2002. Sales volume decreased by 2% and average selling prices increased by 15%, of which 9% was due to favorable currency movements. Sales volumes in Europe and North America decreased by 2% and 5%, respectively, compared to the same period in 2002 and sales volumes in Asia increased by 2% compared to the same period in 2002. Underlying average selling prices increased by 6%, 7% and 4% in Europe, Asia and North America, respectively, due to price increases implemented during the period in response to favorable industry supply-demand conditions that existed in the periods leading up to second quarter 2003.

        For the nine months ended September 30, 2003, Pigments segment EBITDA increased by $42.2 million, to $87.4 million from $45.2 million for the same period in 2002. Increased segment EBITDA is due primarily to a $98.4 million increase in average selling prices, partially offset by $6.2 million of lower sales volumes and $44.3 million of increased manufacturing costs. Manufacturing costs increased mainly due to a $36.6 million unfavorable impact of foreign currency movements and an $8.4 million increase in pension and insurance charges, offset by savings from improvement initiatives. SG&A costs increased by $5.7 million, primarily due to $2.4 million of increased pension costs and $3.3 million of unfavorable foreign currency movements.

Base Chemicals

        For the nine months ended September 30, 2003, Base Chemicals revenues increased by $241.6 million, or 30%, to $1,032.9 million from $791.3 million for the same period in 2002. Increased revenues were mainly due to increased average selling prices of ethylene, propylene, benzene, paraxylene and cyclohexane. Average selling prices were higher largely due to higher underlying feedstock prices, particularly in the earlier part of 2003. Sales volumes of ethylene, propylene and cyclohexane were higher by 6%, 16% and 12%, respectively. Sales volumes of benzene and paraxylene were lower by 20% and 7%, respectively. The reduction in benzene sales volumes was due to increased internal consumption to produce cyclohexane. Sales prices of ethylene, propylene, benzene, paraxylene and cyclohexane increased by 24%, 37%, 44%, 38% and 39%, respectively.

        For the nine months ended September 30, 2003, Base Chemicals EBITDA increased by $59.2 million to $64.8 million from $5.6 million for the same period in 2002. Overall underlying margins were stronger for the nine months ended September 30, 2003 than in the first nine months of 2002 in both the aromatics and olefins sectors. Higher margins in the 2003 period resulted from stronger margins in the first six months of 2003, partially offset by the impact of lower comparative margins in the third quarter 2003. The negative impact of $9.0 million in costs associated with the purchasing of product to cover our scheduled olefins manufacturing facility turnaround in the second quarter of 2002 was also a contributing factor to the higher 2003 margins. The price of the main feedstock, naphtha, increased by 25% in the first nine months of 2003 compared with the same period in 2002; however, this increase was more than covered by increased product prices. For the 2003 period, indirect costs were higher by $26.6 million, primarily due to a currency impact of $11.0 million and the movement of $6.0 million of insurance and technical support costs from SG&A to indirect costs. SG&A and other costs were lower by $13.0 million, primarily due to the movement of $6.0 million of insurance and technical support costs to manufacturing costs, currency translation gains of $4.0 million and the $3.0 million sale of precious metals used in the manufacturing process.

Unallocated and Other

        Unallocated and other items includes unallocated corporate overhead, loss on sale of accounts receivable and unallocated foreign exchange gains and losses. For the nine months ended September 30, 2003, segment EBITDA from unallocated and other items decreased by $27.5 million to a loss of $29.9 million from a loss of $2.4 million for the same period in 2002. Unallocated foreign exchange gains were $3.7 million lower, with a gain of $25.3 million in the nine months ended September 30, 2003 as compared to a gain of $29.0 million in the nine months ended September 30, 2002. These unallocated foreign exchange gains and losses primarily resulted from movements in the foreign exchange rates used to translate intercompany balances to the functional currency at the end of the period.

        Loss on sale of accounts receivable increased by $19.7 million with a loss of $24.0 million in the nine months ended September 30, 2003 as compared to a loss of $4.3 million in the same period of 2002. Increased loss on sale of accounts receivable is primarily due to the impact of foreign currency movements on currency hedges required under our securitization program, and due to an increase in the size of our securitization program effective October 2002. Other overhead costs were lower for the nine months ended September 30, 2003, with the exception of the management fee from Huntsman LLC, which increased by $1.7 million, and a $2.8 million asset write down.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001
(Dollars in Millions)

	Year Ended December 31, 2002	Year Ended December 31, 2001
Revenues	$4,518.1	$4,575.2
Cost of goods sold	3,902.7	3,990.1

Gross profit	615.4	585.1
Expenses of selling, general, and administrative, research, and development	379.6	367.3
Restructuring and plant closing costs	7.7	46.6

Operating income	228.1	171.2
Interest expense, net	(245.4)	(239.6)
Loss on sale of accounts receivable	(5.5)	(12.8)

Other income (expense)	1.3	(2.0)

Income (loss) before income taxes	(21.5)	(83.2)
Income tax benefit (expense)	41.5	26.0
Minority interests in subsidiaries' income (loss)	0.1	(2.2)
Cumulative effect of accounting change	—	(1.5)

Net income (loss)	$20.1	$(60.9)

Depreciation and amortization	$256.2	$229.0
Interest expense, net	245.4	239.6
Income tax (expense) benefit	(41.5)	(26.0)
Cumulative effect of accounting change	—	1.5

EBITDA(1)	$480.2	$383.2

(1)
EBITDA is defined as earnings (loss) from continuing operations before interest, depreciation and amortization, and income taxes. We believe that EBITDA information enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. In addition, we refer to EBITDA because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operationsor other measures of performance as defined by U.S. GAAP. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See "Note 21—Industry Segment and Geographic Area Information" of the consolidated financial statements.

  Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA as compared to net income, which reflects overall financial performance, including the effects of interest, taxes, depreciation and amortization.

  Included in EBITDA are the following items of income (expense):

	Year Ended December 31, 2002	Year Ended December 31, 2001
Foreign exchange gains (losses)—unallocated	$47.0	$2..9
Loss on sale of accounts receivable	(5.5)	(12.8)
Restructuring and reorganization:
Polyurethanes		(44.7)
Performance Products	(4.6)
Pigments	(3.1)	(1.9)

Total restructuring	$(7.7)	$(46.6)

        For the year ended December 31, 2002, we had net income of $20.1 million on revenues of $4,518.1 million, compared to net loss of $60.9 million on revenues of $4,575.2 million in 2001. The increase of $81.0 million in net income was the result of the following items:

  •
  Revenues for the year ended December 31, 2002 decreased by $57.1 million, or 1%, to $4,518.1 million from $4,575.2 million in 2001. Revenues declined modestly from 2001 to 2002 as higher sales volumes were offset by lower selling prices. Base Chemicals revenues were lower due to the discontinuance of cumene sales beginning in the first quarter of 2002 as well as lower average selling prices and sales volumes for most products. This decrease was offset by increased revenues in Performance Products largely attributable to the acquisition of the Albright & Wilson European surfactants business from Rhodia S.A. in April of 2001.

  •
  Gross profit for the year ended December 31, 2002 increased by $30.3, or 5%, to $615.4 million from $585.1 million in 2001. This increase was mainly the result of higher overall sales volumes and generally lower feedstock prices partially offset by lower overall average selling prices in 2002 as compared to 2001.

  •
  SG&A costs for the year ended December 31, 2002 increased by $12.3 million, to $379.6 million from $367.3 million in 2001. Higher SG&A costs resulted from $4.6 million in increased pension costs, $13.7 million of costs related to the implementation of our SAP software system, $17.0 million of costs related to the integration and globalization of businesses acquired in 2001, and $8.0 million of noncomparable costs in 2002 that related to businesses acquired during the year in 2001. Increased costs were offset by a $41.3 million increase in foreign currency exchange gains that resulted from the strengthening of the Euro and GBP Sterling versus the U.S. dollar.

  •
  Restructuring and plant closing costs for the year ended December 31, 2002 were $7.7 million. A $4.6 million charge in the Performance Products segment resulted mainly from restructuring activities and the closure of the Alcover, Spain surfactants plant. A $3.1 million charge in the Pigments segment resulted from asset write-offs related to the closure of a TiO2 manufacturing facility in Greatham, UK. For the year ended December 31, 2001, there was a $1.9 million charge resulting from cost reduction initiatives within the Pigments segment and a $44.7 million restructuring charge, primarily related to restructuring activities in our Polyurethanes segment, and the closure of our Shepton Mallet, UK polyols manufacturing facility.

  •
  Net interest expense for the year ended December 31, 2002 increased by $5.8 million, or 2%, to $245.4 million from $239.6 million for the same period in 2001. The increase was primarily due to higher average debt levels, partially offset by lower average borrowing costs.

  •
  Income tax benefit increased by $15.5 million to $41.5 million for the year ended December 31, 2002 as compared to $26.0 million in 2001. Increased tax benefits were due primarily to a change in the mix of income (loss) earned in the United States versus international locations.

        The following table sets forth the sales and EBITDA for each of our operating segments. Segment income is operating income excluding unallocated items.

	Year Ended December 31, 2002	Year Ended December 31, 2001
Revenues
Polyurethanes	$2,066.0	$2,073.7
Performance Products	574.3	455.3
Pigments	880.3	872.1
Base Chemicals	1,097.5	1,268.6
Eliminations	(100.0)	(94.5)

Total	$4,518.1	$4,575.2

EBITDA
Polyurethanes	$365.1	$262.7
Performance Products	27.2	21.1
Pigments	68.3	139.4
Base Chemicals	13.8	20.4
Unallocated items and other	5.8	(60.4)

EBITDA	$480.2	$383.2

Polyurethanes

        For the year ended December 31, 2002, Polyurethanes revenues decreased by $7.7 million to $2,066.0 million from $2,073.7 million in 2001. MDI sales volumes increased by 4%. Volumes in the Americas increased by 11% and volumes in Asia decreased by 5%, while volumes in Europe remained stable. Volumes in the Americas increased due to a strong growth in the Americas MDI market. MDI volumes in Asia were lower primarily due to reduced sales under co-producer arrangements and a slowdown in the insulation foam market. MDI average selling prices decreased by 1%, with prices down in all regions except Europe, where prices increased by 3% primarily due to the strengthening of the Euro versus the dollar. Polyols sales revenue increased by 8%, due to a 9% increase in volumes. PO sales revenue decreased by 1% with volumes down 6% due to the conversion of some product sales agreements to tolling arrangements while average selling prices increased by 4% in 2002. MTBE sales revenue decreased by 7% as compared to the same period in 2001. MTBE sales volumes were relatively unchanged from the prior year, however, average selling prices decreased by 6% due to lower gasoline prices in 2002.

        For the year ended December 31, 2002, Polyurethanes segment EBITDA increased by $102.4 million, or 39%, to $ 365.1 million from $262.7 million in 2001. Increased segment EBITDA resulted from increased overall sales volumes and overall lower energy and feedstock prices, which more than offset the decline in average selling prices discussed above. Segment EBITDA also increased as 2001 results included a charge of $44.7 million which was mainly the result of restructuring activities and the closure of our Shepton Mallet, UK polyols manufacturing facility. SG&A costs, including research and development costs, remained relatively flat in 2002 as compared to 2001. Lower costs resulting from our cost reduction initiatives were offset by foreign exchange losses, bad debt expenses and increased pension costs in 2002.

Performance Products

        For the year ended December 31, 2002, Performance Products revenues increased by $119.0 million, or 26%, to $574.3 million from $455.3 million in 2001. Surfactants revenues increased by 45% due to a 43% increase in sales volumes while average selling prices remained relatively unchanged. Increased surfactants revenues are largely due to non-comparable sales as the surfactants business was acquired in April 2001. Excluding non-comparable sales, surfactants revenues increased by 10% in 2002 as compared to 2001. Ethyleneamines revenues increased by 27% due to a 45% increase in sales volumes and a 29% decrease in average selling prices. Increased ethlyeneamines revenues were due to non-comparable sales from the ethyleneamines business we acquired in February 2001. Excluding non-comparable sales, ethyleneamines sales increased by 14%. Increased volumes and decreased selling prices mainly resulted from increased sales into the Asia/Pacific region which has lower average selling prices. Increased volumes were due to improved market conditions in 2002 and the benefit of starting a second production train at our Freeport, Texas facility in late third quarter 2002.

        For the year ended December 31, 2002, Performance Products segment EBITDA increased by $6.1 million, or 29%, to $ 27.2 million from $21.1 million in 2001. During 2002 Performance Products benefited from increased overall sales volumes, lower average raw materials costs and non-comparable results for businesses acquired in the first quarter 2001. These results were offset by increased SG&A costs resulting from ongoing restructuring activities, including $4.6 million of costs related to the closure of our Alcover, Spain surfactants plant.

Pigments

        For the year ended December 31, 2002, Pigments revenues increased by $8.2 million, or 1%, to $880.3 million from $872.1 million in 2001. Sales volumes increased by 7% due to higher end-use demand for TiO2 and customer re-stocking activity ahead of expected price increases. Sales volumes increased by 14%, 14% and 2% in North America, Asia, and Europe, respectively. Average selling prices decreased by 6%, with average selling prices decreasing by 10%, 9%, and 3% in North America, Asia, and Europe, respectively, due to an unfavorable industry supply-demand balance during 2001, which negatively impacted selling prices in 2002. Lower local currency prices were partially offset by favorable movements in exchange rates. Average selling prices were increasing toward the end of the year with average selling prices 7% higher in the fourth quarter of 2002 than they were in the fourth quarter of 2001.

        For the year ended December 31, 2002, Pigments segment EBITDA decreased by $71.1million, or 51% to $68.3 million from $139.4 million for the same period in 2001. The decline in segment earnings is mainly due to an unfavorable supply-demand balance during 2001, which negatively impacted selling prices in 2002. Manufacturing costs increased mainly due to higher pension and insurance costs and adverse movements in currency exchange rates. SG&A costs increased in 2002 mainly due to costs associated with the implementation of an SAP software system and increased pension costs. During 2002 we incurred a $3.1 million charge from asset write-offs related to the closure of a facility in Greatham, UK.

Base Chemicals

        For the year ended December 31, 2002, Base Chemicals revenues decreased by $171.1 million, or 13%, to $1,097.5 million from $1,268.6 million in 2001. Lower revenues were largely due to decreased average selling prices on ethylene and paraxylene, decreased sales volumes in ethylene and propylene and lower levels of activity in the hedging of feedstocks settling through revenues. The discontinuance of cumene sales, which occurred in the first quarter of 2002, also contributed to the decreased revenue. Average selling prices of ethylene and paraxylene fell by 11% in 2002 as compared with 2001, due to the impact of lower underlying feedstock costs. Benzene average selling prices increased by 16% in 2002 as the result of improved market conditions. Propylene prices were relatively unchanged. Sales volumes of ethylene, propylene and benzene decreased by 6%, 22% and 16%, respectively, while paraxylene and cyclohexane sales volumes increased by 17% and 61%, respectively. Ethylene and propylene sales were lower due to the turnaround and inspection overhaul in the second quarter, and reduced demand in the fourth quarter. Cyclohexane sales were higher in 2002 due to higher production.

        For the year ended December 31, 2002, Base Chemicals segment EBITDA decreased by $6.6 million, or 32%, to $13.8 million from $20.4 million in 2001. Decreased segment EBITDA was mainly due to lower sales volumes of ethylene and propylene, and lower selling prices for ethylene and paraxylene. Margins in the olefins market were lower in 2002. The effect of reduced selling prices was compounded by a 1% increase in the cost of naphtha, our primary feedstock. Lower segment income also resulted from the cost of purchasing product to cover the second quarter turnaround and inspection overhaul of our olefins facility. SG&A costs, including research and development expenditures, were relatively unchanged in 2002 as compared to 2001.

        In 2001, Basell, a major customer of our Base Chemicals business, announced the closure of its Wilton, U.K., polypropylene facility. Basell also indicated that it intended to stop purchasing propylene from us after our current contract expires on December 31, 2003. In 2002, Basell purchased approximately 316 million pounds of propylene or approximately 42% of our propylene output. At present, we have entered into contracts with customers to replace in excess of 60% of the Basell volume. Given existing demand in the propylene market, we anticipate that we will successfully replace the remaining lost volume.

Unallocated Items

        Unallocated administrative and other items includes unallocated corporate overhead, foreign exchange gains and losses on non-permanent intercompany loans. For the year ended December 31, 2002, expense from unallocated administrative and other items increased by $66.2, to income of $5.8 million from expense of $60.4 million in 2001. Administrative and other expenses decreased mainly due to $47.0 million of foreign currency exchange gains in 2002 versus $2.9 million of gains in 2001. The exchange gains resulted from the strengthening of the Euro and GBP Sterling versus the U.S. dollar. Unallocated SG&A expenses decreased by approximately $11.0 million due to lower legal costs in 2002 and certain abandoned transaction costs in 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000
(Dollars in Millions)

	Year Ended December 31, 2001	Year Ended December 31, 2000
Revenues	$4,575.2	$4,447.9
Cost of goods sold	3,990.1	3,705.4

Gross profit	585.1	742.5
Expenses of selling, general, and
administrative, research, and development	367.3	320.7
Restructuring and plant closing costs	46.6	—

Operating income	171.2	421.8
Interest expense, net	(239.6)	(233.1)
Loss on sale of accounts receivable	(12.8)	(1.9)
Other income (expense)	(2.0)	(3.2)

Income (loss) before income taxes	(83.2)	183.6
Income tax benefit (expense)	26.0	(30.1)
Minority interests in subsidiaries' income (loss)	(2.2)	(2.8)
Cumulative effect of accounting change	(1.5)	—

Net income (loss)	$(60.9)	$150.7

Interest expense, net	239.6	233.1
Depreciation and amortization	229.0	205.5
Income tax expense (benefit)	(26.0)	30.1
Cumulative effect of accounting change	1.5	—

EBITDA(1)	$383.2	$619.4

(1)
EBITDA is defined as earnings (loss) from continuing operations before interest, depreciation and amortization, and income taxes. We believe that EBITDA information enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. In addition, we refer to EBITDA because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by U.S. GAAP. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See "Note 21—Industry Segment and Geographic Area Information" of the consolidated financial statements.

  Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA as compared to net income, which reflects overall financial performance, including the effects of interest, taxes, depreciation and amortization.

        Included in EBITDA are the following items of income (expense):

	Year Ended December 31, 2001	Year Ended December 31, 2000
Foreign exchange gains (losses)—unallocated	$2.9	$6.2
Loss on sale of accounts receivable	(12.8)	(1.9)
Restructuring and reorganization:
Polyurethanes	(44.7)
Pigments	(1.9)

Total restructuring	$(46.6)	$—

        For the year 2001, we had a net loss of $60.9 million on revenues of $4,575.2 million, compared to net income of $150.7 million on revenues of $4,447.9 million for the year 2000. The decrease of $211.6 million in net income was the result of the following items:

  •
  Revenues for the year 2001 increased by $127.3 million, or 3%, to $4,575.2 million from $4,447.9 million for the year 2000. The increase in revenues resulted from an increase in revenues in the Polyurethanes and Performance Products segments which was partially offset by decreased revenues in the Pigments and Base Chemicals segments. Sales in the Polyurethanes segment benefited from the acquisition of the TPU business in the third quarter of 2000. Sales in the Performance Products segment benefited from the inclusion of the European performance chemicals sales beginning in the third quarter of 2000 the acquisition of the ethyleneamines and surfactants businesses in the first and second quarter of 2001, respectively.

  •
  Gross profit for the year 2001 decreased by $157.4 million, or 21%, to $585.1 million from $742.5 million for the year 2000. This decline was mainly the result of lower average selling prices in all our segments and higher raw materials costs in our Polyurethanes and Pigments segments.

  •
  SG&A costs for the year 2001 increased by $46.6 million, or 15%, to $367.3 million from $320.7 million for the year 2000. This increase was largely due to $31.9 million of SG&A expenses associated with businesses we acquired in 2000 and 2001. In addition, in 2001, we recorded certain non-recurring expenses associated with abandoned acquisitions and other transactions of $9.1 million.

  •
  Restructuring and plant closing costs for the year 2001 were $46.6 million and were incurred in our Polyurethanes and Pigments segments. These charges primarily relate to phase one of our previously announced cost reduction program in our Polyurethanes business which includes the closure of our Shepton Mallet, U.K. polyols manufacturing facility by the end of 2002. This facility became largely redundant following the acquisition of our TPU business in 2000. The program also includes reductions in work force of approximately 270 employees at the Shepton Mallet facility and other locations during the fourth quarter of 2001 and during 2002. The cash component of this charge is expected to total approximately $37 million, a significant portion of which will be disbursed in 2002.

  •
  Net interest expense for the year 2001 increased by $6.5 million, or 3%, to $239.6 million from $233.1 million for the year 2000. The increase was a result of higher average outstanding borrowings and the decrease in the fair value of our interest rate derivative contracts, partially offset by lower average borrowing rates on our variable rate debt.

  •
  Income taxes for the year 2001 decreased by $56.1 million to a $26.0 million tax benefit as compared to a $30.1 million expense for the year 2000. Lower taxes were due primarily to decreased earnings for the period. Our effective income tax rate increased to approximately 31% in 2001 from approximately 16% in 2000 due to larger net losses in our U.S. operations, which are not subject to Federal income taxes because of our status as a limited liability company.

        The following table sets forth the sales and EBITDA for each of our operating segments.

	Year Ended December 31, 2001	Year Ended December 31, 2000
Revenues
Polyurethanes	$2,073.7	$2,065.3
Performance Products	455.3	43.2
Pigments	872.1	955.8
Base Chemicals	1,268.6	1,485.5
Eliminations	(94.5)	(101.9)

Total	$4,575.2	$4,447.9

Segment EBITDA
Polyurethanes	$262.7	$350.2
Performance Products	21.1	—
Pigments	139.4	214.4
Base Chemicals	20.4	86.6
Unallocated and other	(60.4)	(31.8)

EBITDA	$383.2	$619.4

Polyurethanes

        Total polyurethanes revenues increased by $8.4 million, or 1%, to $2,073.7 million from $2,065.3 million for the year ended December 31, 2000. Polyurethanes revenues, excluding non-comparable acquisitions, declined by $61.6 million, or 3%, for the year 2001 compared to the year 2000. Non-comparative sales from TPU were $70.0 million. TPU was included beginning September 2000. Total MDI sales decreased by 1%. A strong recovery in the Asian economies led to an increase of sales volumes of 26% in that region, while in Europe sales volumes grew by 6%. In the Americas, sales volumes decreased by 14% due to weaker demand resulting from the continued economic slowdown. Polyols sales increased by 7% compared to the 2000 period. Polyols sales volumes grew by 9%, with the increase attributable to all three geographic regions. Higher sales volumes were partially offset by a 2% decrease in average selling prices for polyols as compared to the same period in 2000, a substantial portion of which was due to a weakening in the value of the euro versus the U.S. dollar. PO sales increased by 2% mainly due to an 11% decrease in average selling prices for PO which was more than offset by a 13% increase in PO sales volumes. MTBE sales revenue decreased by 6% compared to the 2000 period. Lower sales were due to a 7% decrease in average selling prices for MTBE. The decline in average selling prices for MTBE was primarily attributable to lower gasoline prices

        Polyurethanes segment EBITDA for the year 2001 decreased by $87.5 million, or 25%, to $262.7 million from $350.2 million for the year 2000. Of this decrease, $44.7 million was due to the restructuring charges discussed above. Gross profit on MDI and polyols decreased by 6% and 9%, respectively. Lower gross profit on MDI was a result of higher energy and natural gas prices in 2001 as compared to 2000. Polyols gross profit benefited from increased sales volumes, but this benefit was more than offset by a decrease in average selling prices and higher energy and raw material costs, particularly in the U.S. Lower gross profit in PO and MTBE was a result of the lower revenues described above which were partially offset by a decline in key raw materials including isobutane and propylene. SG&A increased by 22% in 2001 as compared to 2000. The increase was due largely to the SG&A expenses associated with businesses acquired in 2000 and 2001.

Performance Products

        Our Performance Products segment is made up of the ethyleneamines business which we acquired from Dow in February 2001, the European surfactants business which we acquired from Rhodia S.A. in April 2001, and the resale of performance products purchased from Huntsman LLC which began in September 2000. Comparative information for these acquisitions is not available for this reporting period.

Pigments

        Pigments revenues for the year 2001 decreased by $83.7 million, or 9%, to $872.1 million from $955.8 million for the year 2000. Sales volumes decreased by 4% as compared to 2000. Sales in Europe and North America each decreased by 5%, while sales volumes in the other regions of the world decreased by 2%. Lower volumes were primarily due to reduced customer demand resulting from global economic weakness. Average selling prices declined by 6% due to reduced industry operation rates as well as the continued weakness of the value of the euro versus the U.S. dollar.

        Pigments segment EBITDA for the year 2001 decreased by $75.0 million, or 35%, to $139.4 million from $214.4 million for the year 2000. The decline in segment EBITDA was mainly due to lower gross profit resulting from lower revenues discussed above and the impact of higher raw material and energy costs, partially offset by lower manufacturing costs, a portion of which resulted from favorable currency movements. During 2001, we incurred $1.9 million in restructuring and plant closing costs in our Pigments segment.

Base Chemicals

        Base Chemicals revenues for the year 2001 decreased by $216.9 million, or 15%, to $1,268.6 million from $1,485.5 million for the year 2000. Sales volumes of ethylene and propylene decreased by 12% and 10%, respectively. Lower sales volumes of ethylene and propylene were a result of reduced customer demand, lower sales of product which had been purchased for resale, and a higher volume of material delivered on exchange. Average selling prices of ethylene and propylene declined by 13% and 18%, respectively, in 2001 as compared to 2000 due to lower feedstock prices and weaker market conditions. In aromatics, sales of benzene increased by 25%, while sales of cyclohexane and paraxylene decreased by 22% and 8%, respectively, in 2001 as compared to 2000. The increased sales volume of benzene resulted from reduced internal requirements for the product. Lower sales volumes of cyclohexane were a result of lower production resulting from a temporary shortage of a key feedstock. Benzene and cyclohexane average selling prices declined by 23% and 15%, respectively, in 2001 as compared to 2000, while the paraxylene average selling prices rose by 1%. Basell, a major customer of our Base Chemicals business, announced the closure of its Wilton, U.K., polypropylene facility. Basell also indicated that it intended to stop purchasing propylene from us after our current contract with Basell expires on December 31, 2003. In 2001, Basell purchased 350 million pounds of propylene or approximately 40% of our output.

        Base Chemicals segment EBITDA for the year 2001 decreased by $66.2 million to $20.4 million from $86.6 million for the year 2000. Lower gross profit resulted from lower revenues as discussed above, which were only partially offset by lower feedstock costs. The price of our main feedstock, naphtha, decreased by 17% in 2001 as compared to 2000. In addition, gross profit was negatively impacted by inventory devaluations which resulted from lower feedstock costs and lower average selling prices. SG&A (including R&D) decreased by 15% in 2001 as compared to 2000. The decrease was a result of lower administrative costs and favorable currency exchange movements.

Unallocated Items

        Unallocated administrative and other items include unallocated corporate overhead and foreign exchange gains and losses. Unallocated administrative and other items increased for the year 2001 by $28.6 million to $60.4 million from $31.8 million for the year 2000. Higher administrative costs for legal, finance, and management, and an increase in foreign exchange losses contributed to the increased costs.

Liquidity and Capital Resources

        Cash.    Net cash used in operating activities for the nine months ended September 30, 2003 was $67.2 million, as compared to $61.2 million provided from operating activities for the same period in 2002. The variance was primarily attributable to reduced operating income as explained above in addition to a larger investment in net working capital in the 2003 period.

        Net cash provided by operating activities for 2002 was $157.5 million, as compared to net cash provided by operating activities of $202.4 million for 2001. The decrease in cash provided was primarily attributable to a net change in net operating assets and liabilities of negative $23.2 million in 2002 versus a net change of $62.0 million in 2001. This year over year variance is mainly the result of increasing average selling prices and underlying raw material and feedstock prices in 2002 as compared to a general decline in such variables during 2001. The negative net change in operating assets and liabilities in 2002 as compared to 2001 was partially offset by improved operating income, net of any gains on foreign currency transactions.

        Net cash used in investing activities for the nine months ended September 30, 2003 was $95.8 million as compared to $139.8 million for the same period in 2002. The decrease in cash used in the 2003 period was largely attributable to increased spending in the nine months ended September 30, 2002 in connection with the ICON modernization and expansion of our titanium dioxide manufacturing facility at Greatham, U.K. and the SAP project within our Pigments segment, both of which were completed in 2002.

        Net cash used in investing activities for 2002 was $188.9 million, as compared to $491.7 million for the same period in 2001. The decrease in cash used was attributable to higher capital expenditures in 2001, mainly due to the expansion of our TiO2 facilities, and increased spending on acquisitions during 2001 for Albright and Wilson's European surfactants business and Dow's ethyleneamines business.

        Net cash provided by financing activities for the nine months ended September 30, 2003 was $162.5 million, as compared to $61.3 million for the same period in 2002. The increase in cash provided by financing activities is mainly a result of increased net revolver borrowings to fund operating cash needs as explained above.

        Net cash provided by financing activities for 2002 was $1.1 million, as compared to $312.2 million for 2001. In March 2002, we issued $300 million of senior notes, the proceeds of which were used to pay down $290.4 million of our senior secured credit facilities and to pay $9.6 million of debt issuance costs. We used approximately $58 million of the net proceeds to repay outstanding indebtedness under the revolving portion of our senior secured credit facilities. The balance of the net proceeds was used to repay amounts due under the term loan amortization requirements in 2002 and substantially reducing scheduled term loan amortization requirements in 2003. During the 2001 period, we issued €250 million senior subordinated notes, the proceeds of which were used, together with cash flows from operations and borrowings under our senior secured credit facilities, to fund acquisitions and capital expenditures.

        Debt.    As of September 30, 2003, we had $199.0 million of outstanding borrowings and approximately $6.5 million of outstanding letters of credit under our $400.0 million revolving credit facility which matures in June 2005, and we had $81.1 million in cash balances on the balance sheet. We also maintain $25.0 million of short-term overdraft facilities, of which approximately $21.6 million was available at September 30, 2003.

        As of December 31, 2002, we had $67.0 million of outstanding borrowings under our $400.0 million revolving credit facility which matures in June 2005 (with no scheduled commitment reductions), and we had $75.4 million in cash balances. We also maintain $20.0 million of short-term overdraft facilities, all of which was available at December 31, 2002.

        On April 11, 2003, we sold $150 million in aggregate principal amount of 9.875% Senior Notes due 2009 in a transaction exempt from the registration requirements of the Securities Act of 1933. The offering was priced at 105.25% plus accrued interest from March 1, 2003. We used approximately $26 million of the net proceeds to repay part of the revolving portion of our senior secured credit facilities. The balance of the net proceeds was used primarily to prepay the next 16 months of scheduled amortization due under the term portion of our senior secured credit facilities.

        As of September 30, 2003, we had outstanding variable rate borrowings of approximately $1.4 billion and the weighted average interest rate of these borrowings was approximately 5.3%. These rates do not consider the effects of interest rate hedging activities.

        As of December 31, 2002, we had outstanding variable rate borrowings of approximately $1,229 million and €132 million. For the year ended December 31, 2002, the weighted average interest rate of these borrowings was 5.83% and 6.62%, respectively. These rates do not consider the effects of interest rate hedging activities.

        On October 17, 2003, we amended our senior secured credit facilities. The amendment provides, among other things, for changes to certain financial covenants, including the leverage and interest coverage ratios, the annual amount of permitted capital expenditures, and the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly period ended September 30, 2003 and will continue through the quarterly period ended December 31, 2004. The amendment also allows for the issuance of $205 million of additional term B and term C loans, which was accomplished on October 22, 2003, the net proceeds of which have been applied to pay down our revolving loan facility by approximately $53 million, and the remainder of the net proceeds have been applied to repay, in full, the term A loan. The amendment also allows us to issue additional senior unsecured notes up to a maximum of $800 million. As a result of our recent refinancing of our term loan A, we do not have scheduled term debt maturities under our senior secured credit facilities until the second quarter 2005. In each of 2005 and 2006, our scheduled term debt maturities under our senior secured credit facilities are approximately $12 million per annum. Our $400 million revolving credit facility matures in June of 2005. We anticipate addressing the maturity of this facility within the next 12 months.

        Contractual Obligations and Commercial Commitments.    Our obligations under long-term debt, lease agreements, and other contractual commitments as of December 31, 2002 are summarized below (in millions):

	Less than 1 year	1-3 Years	4-5 Years	After 5 Years	Total
Long-term debt	$42.1	$301.5	$526.6	$1,889.9	$2,760.1
Capital lease obligations	1.8	3.3	3.4	5.2	13.7
Operating leases	16.8	21.2	11.4	51.0	100.4
Purchase commitments(1)	602.0	858.2	104.7	228.9	1,793.8

Total	$662.7	$1,184.2	$646.1	$2,175.0	$4,668.0

(1)
We have various purchase commitments extending through 2017 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2003. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2002 pricing for each contract. We also have a limited number of contracts which require a minimum payment, even if no volume is purchased. These contracts approximate $35 million annually through 2017 and are included in the table above. We believe that all of our purchase obligations will be utilized in our normal operations.

        Restructuring and Plant Closing Costs.    As of December 31, 2002, we had a $7.1 million reserve for restructuring and plant closing costs related to the closure of our Shepton Mallet, U.K. Polyurethanes manufacturing facility recorded in accrued liabilities. The entire amount was related to workforce reductions. We made cash payments related to this restructuring of $3.1 million, $0.3 million and $1.0 million in the first, second and third quarters of 2003, respectively. The unpaid reserve remains in accrued liabilities.

        On March 11, 2003, our Polyurethanes segment announced that it would integrate its global flexible products division into its urethane specialties division, and recorded a restructuring charge of $17.1 million in the first quarter of 2003 for workforce reductions. In June 2003, the Polyurethanes segment announced further restructuring at its Rozenburg, Netherlands site. The charge for this restructuring is estimated to total approximately $10.4 million and will be recorded through December 2005. During the second and third quarters of 2003 respectively, charges of $1.4 million and $3.7 million were taken for workforce reductions relating to this restructuring. We made cash payments of $0.8 million, $5.6 million and $4.5 million in the first, second and third quarters of 2003, respectively, related to these restructuring activities. The unpaid reserve remains in accrued liabilities.

        In June 2003, we announced that our Performance Products segment would close a number of plants at our Whitehaven, UK facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. These charges are part of an overall cost reduction program for this segment that is expected to be implemented and recorded from 2003 to 2005. We made cash payments of $1.6 million and $0.3 million in the second and third quarters of 2003, respectively. The unpaid reserve remains in accrued liabilities.

        In August 2003, we announced restructuring activities related to workforce reductions in the Malaysian operations of our Pigments segment and recorded a charge of $1.1 million. The total of the charges for this restructuring is estimated to be approximately $2.3 million and will be recorded through June 2005. These charges are part of an overall cost reduction program for this segment that is expected to be implemented and recorded from 2003 to 2005. During the third quarter 2003, we made cash payments of $0.5 million related to this restructuring. The unpaid reserve remains in accrued liabilities.

        As of September 30, 2003, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	2001 Charge	2002 Charge	2003 Charge	Non-cash Portion	Cash Payments	Accrued Liabilities as of Sept. 30, 2003
Property, plant and equipment	$7.8	$6.1	$11.4	$(25.3)	$—	$—
Workforce reductions	38.8	1.6	32.0	—	(44.7)	21.4

Total	$46.6	$7.7	$43.4	$(25.3)	$(44.7)	$21.4

        Securitization of Accounts Receivable.    We maintain a securitization program arranged by JP Morgan which commenced on December 21, 2000, under which certain trade receivables are transferred to a qualified special-purpose off-balance-sheet entity through December 2005. This entity is not an affiliate of our Company. The acquisitions of these receivables by the entity are financed through the issuance of commercial paper and/or medium term notes ("MTNs"). The securitization program is an important source of liquidity to our Company.

        A portion of the MTNs is denominated in euros and is subject to fluctuation in currency rates against the U.S. dollar. The total outstanding balance of MTNs is approximately $188 million as of September 30, 2003. In addition to MTNs, the special purpose vehicle also maintains an annual commitment to issue commercial paper of up to $125 million. As of September 30, 2003, the total outstanding balance of commercial paper was approximately $110 million. Subject to the annual seasonality of our accounts receivable, we estimate that the total net proceeds from the facility may range between $270 million to $310 million at certain periods during a calendar year. As of September 30, 2003, the special-purpose entity had total assets (consisting of cash and accounts receivable) of approximately $422 million, and $188 million of MTNs and $110 million of commercial paper outstanding. The weighted average interest rates on the MTNs and commercial paper was approximately 2.1% as of September 30, 2003.

        During the nine months ended September 30, 2003, we sold approximately $3,085 million in receivables and received $3,144 in proceeds. We recorded $24.0 million as a loss on receivables for the nine months ended September 30, 2003. A substantial portion of the loss resulted from losses in foreign exchange on foreign receivables as well as from foreign exchange contracts associated with the program. In accordance with the agreements governing the securitization program, an unconsolidated special purpose entity enters into certain foreign exchange forward contracts for periods aligned with the average maturity of receivables sold into the program. In addition to foreign exchange gains and losses on foreign receivables sold into the program, the periodic gains and losses associated with such contracts are also recorded by our Company as part of the gain or loss on sale of receivables.

        Our senior secured credit facilities require a mandatory prepayment to the extent that proceeds from the securitization facility exceed $310 million. To date, proceeds from the securitization program have not exceeded this limit.

        Capital Expenditures.    Capital expenditures for the nine months ended September 30, 2003 were $95.7 million, a decrease of approximately $39.0 million as compared to $134.7 million for the same period in 2002. The decrease was largely attributable to expenditures in connection with the ICON 2 modernization and expansion of our titanium dioxide manufacturing facility at Greatham, U.K. and the

SAP project in our Pigments segment, both of which were completed in 2002. We expect to spend between approximately $150 million and $170 million during 2003 on capital projects and investments, including our investments in our Chinese MDI joint ventures. During 2003, we have made our initial contributions of approximately $12 million in our Chinese MDI joint ventures and expect to contribute up to a total of approximately $85 million over the next several years.

        In connection with our agreements with our Rubicon and Louisiana Pigment joint ventures, we are obligated to fund our proportionate share of capital expenditures. During the nine months ended September 30, 2003 and 2002, we invested $2.2 million and $2.4 million, respectively, in Rubicon. During the nine months ended September 30, 2003 and 2002, we received $2.1 million and $6.3 million, respectively, from Louisiana Pigment.

        Liquidity.    We depend upon our revolving credit facility to provide liquidity for our operations and working capital needs. As of September 30, 2003, we had $199.0 million of indebtedness outstanding and $194.5 million of availability for additional borrowings under the revolving facility. On October 17, 2003, we amended our senior secured credit facilities. The amendment provides, among other things, for changes to certain financial covenants, including the leverage and interest coverage ratios, the annual amount of permitted capital expenditures, and the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly period ended September 30, 2003 and will continue through the quarterly period ended December 31, 2004. The amendment also allows for the issuance of $205 million of additional term B and term C loans, which was accomplished on October 22, 2003, the net proceeds of which have been applied to pay down our revolving loan facility by approximately $53 million, and the remainder of the net proceeds have been applied to repay, in full, the term A loan. The amendment also allows us to issue additional senior unsecured notes up to a maximum of $800 million.

        As a result of our prepayment of term debt with the proceeds from the 2003 Senior Notes offering and the recent refinancing of our term loan A, we do not have scheduled term debt maturities under our senior secured credit facilities until the second quarter 2005. In each of 2005 and 2006, our scheduled term debt maturities under the senior secured credit facilities are approximately $12 million per annum. Our $400 million revolving credit facility matures in June of 2005. We anticipate addressing the maturity of this facility within the next 12 months.

        We also depend upon our accounts receivable securitization program to meet a significant portion of our ongoing liquidity needs. The securitization program consists of an annually committed $125 million commercial paper facility which was renewed in October 2003 and a medium term note facility. As of September 30, 2003, the program had outstanding approximately $188 million in medium term notes and $110 million in commercial paper. If at future renewal dates, the commercial paper facility provider determined that it was unwilling to renew the $125 million commercial paper facility, in whole or in part, such determination could have a negative impact on our liquidity. Over a calendar year, we expect to obtain liquidity resources of between $270 million and $310 million from the receivables program. If at any time we are unable to sell sufficient receivables into the program to support the volume of commercial paper and medium term notes issued under the program, we could be required to inject cash into the program as collateral. Depending on the circumstances and timing, the requirement to provide cash collateral to the program could have a negative effect on our liquidity.

        We believe our current liquidity, together with funds generated by our businesses, is sufficient to meet the short-term and long-term needs of our businesses, including funding operations, making capital expenditures and servicing our debt obligations in the ordinary course.

Environmental Matters

General

        Our operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which we operate. We make every reasonable effort to remain in full compliance with existing governmental regulations. Accordingly, we may incur costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. We cannot provide assurances that material capital expenditures beyond those currently anticipated will not be required under environmental laws.

Environmental Accruals

        We have established financial reserves relating to environmental restoration and remediation programs, which we believe are sufficient for known requirements. In connection with various acquisitions, the acquisition agreements generally provide for indemnification for environmental pollution existing on the date of acquisition. Liabilities are recorded when site restoration and environmental remediation and clean-up obligations are either known or considered probable and can be reasonably estimated. Liabilities are based upon all available facts, existing technology, past experience and cost-sharing and indemnification arrangements (as to which, we consider the viability of other parties).

        Our capital expenditures relating to environmental matters for the year ended December 31, 2002, 2001 and 2000 were approximately $31.0 million, $42.0 million and $35.0 million, respectively. Capital costs relating to environmental matters in 2003 are expected to total approximately $40 million. A total of $20.8 million has been accrued related to environmental matters as of September 30, 2003.

        Estimates of ultimate future environmental restoration and remediation costs are inherently imprecise due to currently unknown factors such as the magnitude of possible contamination, the timing and extent of such restoration and remediation, the determination of our liability in proportion to other parties, the extent to which such costs are recoverable from insurance, and the extent to which environmental laws and regulations may change in the future. However, it is not anticipated that any future costs, in excess of those that have been accrued by our Company, will be material to our results of operations or financial position as a result of compliance with current environmental laws and regulations. See also "Business—Environmental Regulations."

Potential Liabilities

        Given the nature of our business, violations of environmental laws may result in restrictions imposed on its operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on its business, financial condition, results of operations or cash flows. We are aware of the following matters:

        Huntsman Petrochemical Corporation and the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) settled outstanding allegations of environmental regulatory violations at the Company's Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires that we apply for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Less than $100,000 of the aforementioned penalties are allocable to our Company. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit may cause it to incur substantial costs that could be material.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near our Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although we took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. We believe that we did not own the tanks; however, we did own the acid in the tanks. The U.K. Environmental Authority ("EA") and the Health and Safety Executive (the "HSE") are investigating the incident, and the HSE has issued three Improvement Notices requiring corrective action. Although we can give no assurances, based on currently available information and our understanding of similar investigations and penalties in the past, we believe that, if any charges are brought or additional corrective action orders issued and we are ultimately found to be legally responsible, the probable penalties would not be material to our financial position or results of operations.

        Our subsidiary, Tioxide Europe S.L. ("Tioxide"), is in the process of voluntarily removing filter salts from a property previously operated by Almagrera in Spain. Almagrera supplied sulphuric acid to Tioxide. Under an agreement with Almagrera, Tioxide had for some time supplied filter salts to Almagrera to be used in the manufacture of sulphuric acid. When Almagrera filed for bankruptcy and closed its plant by the end of 2001, a large pile of stored filter salts was found on its premises, far from its normal warehouse. Tioxide estimates the cost of removal and disposal of the filter salts will total $2.0 million. As of September 30, 2003, Tioxide had spent $1.0 million. Another $0.4 million will likely be spent during the balance of 2003 and the rest ($0.6 million) is likely to be spent in 2004. We do not believe expenditures in connection with this matter will be material.

        We are aware that there is or may be soil or groundwater contamination at some of our facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"), ICI, Rhodia S.A. and The Dow Chemical Company, for the facilities that each of them transferred to us), we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows; however, we cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that we will not be required to contribute to such costs or that such costs will not be material.

        By letter dated March 6, 2003, our subsidiary, Huntsman Ethyleneamines Ltd., was notified by the TCEQ of a probable enforcement action arising out of the inspection of the Freeport, Texas facility on December 16-19, 2002. Seven types of violations relating to the Texas Clean Air Act requirements were cited. The TCEQ has proposed a penalty of $43,000. We have taken issue with most of the allegations of non-compliance, and the TCEQ has agreed to drop some of them. It is yet unclear what level of penalty, if any, will be imposed.

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The UK has been the first EU member government to request IPPC permit applications from us. In the UK, we have submitted several applications and, very recently, negotiated and received our first IPPC permit. Based upon the terms of that permit, we do not anticipate that we will have to make material capital expenditures to comply. Other IPPC permits are under review by the UK Environment Agency. We are not yet in a position to know with certainty what the other UK IPPC permits will require, and it is possible that the costs of compliance could be material; however, we believe, based upon our experience to date, that the costs of compliance with IPPC permitting in the UK will not be material to our financial condition or results of operations.

        With respect to our facilities in other EU jurisdictions, IPPC implementing legislation is not yet in effect, or we have not yet been required to seek IPPC permits. Accordingly, while we expect to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time we are unable to determine whether or not these costs will be material. Accordingly, we cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

MTBE Developments

        The use of MTBE is controversial in the United States and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that would prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. In connection with its proposed ban, the State of California requested that the U.S. Environmental Protection Agency (the "EPA") waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans, including California's ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not pre-empted by the Clean Air Act. Bills have been introduced in the U.S. Congress to curtail or eliminate the oxygenated fuels requirements in the Clean Air Act, or curtail MTBE use. To date, no such legislation has become law, but such legislation is being considered by Congress and could result in a federal ban on the use of MTBE in gasoline.

        In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE will still be an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out of or future regulation of MTBE in California (in which a significant amount of MTBE is consumed), in other states, nationally or internationally may result in a significant reduction in demand for MTBE and may result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, we believe we will be able to export MTBE to Europe or elsewhere or use its co-product tertiary butyl alcohol ("TBA") to produce saleable products other than MTBE. We believe that our low production costs at our PO/MTBE facility will put us in a favorable position relative to other higher cost sources (primarily, on-purpose manufacturing). If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        Furthermore, we cannot give any assurance that we will not be named in litigation relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

REACH Developments

        In September 2003, the European Commission released a proposed regulation concerning the registration, evaluation, authorization and restrictions of chemicals, also known as REACH. The REACH initiative, as proposed, would require risk assessment and registration of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This authorization could impose risk control strategies that would require capital expenditures by our Company. As proposed, REACH would take effect in stages over the next decade. The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to us.

Recent Financial Accounting Standards

        In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, we adopted this new accounting standard on January 1, 2003. We believe this statement's impact will not be significant; however, standard-setters continue to debate the statement's applicability to assets where the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. We were required to adopt this statement as of January 1, 2003. The adoption of SFAS No. 145 did not have a material effect on our consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. We adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on our consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. FIN No. 46 provides guidance for determining the primary beneficiary for entities with multiple economic entities with multiple economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. FIN No. 46 is effective at the time of investment for interests obtained in a variable economic entity after January 31, 2003. In October 2003, the FASB issued FASB Staff position No. 46-6, which defers the effective date for FIN No. 46 to the first interim or annual period ending after December 15, 2003 for variable interest entities created before February 1, 2003. The adoption of FIN No. 46 is not expected to have a material impact on our consolidated earnings, financial position, or cash flows.

        In May 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after September 30, 2003 and for hedging relationships designated after September 30, 2003, with this guidance applied prospectively. This statement had no impact on our results of operations or financial position at September 30, 2003 and we do not expect this statement to have a material impact on our consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect SFAS No. 150 to have a material impact on our financial statements upon adoption.

Critical Accounting Policies

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the reported amounts in the consolidated financial statements. Our significant accounting policies are summarized in "Note 2—Summary of Significant Accounting Policies" to our consolidated financial statements. Summarized below are our critical accounting policies:

Long-Lived Assets

        The most critical policy that impacts our operating assets is the determination of useful lives of our property, plant and equipment. Such lives are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. The estimated lives of our property range from 3 to 20 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency declines and the useful lives of our assets would be shorter.

        We are required to evaluate our plant assets whenever events indicate that the carrying value may not be recoverable in the future or when management's plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related property to the carrying value. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations.

Restructuring and Plant Closing Costs

        We have recorded restructuring charges in 2002 and 2001 in connection with closing certain plant locations, work force reductions and other cost savings programs. These charges are recorded when management has committed to a plan and reflect management's best estimates of all the costs necessary to exit the activity. Estimates for plant closing include the write-off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contact termination and demolition costs. Estimates for work force reductions and other cost savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information as necessary. Generally, the restructuring plans are expected to be substantially complete within 12 months of the plan. Management evaluates the estimates on a quarterly basis and adjusts the reserve when information indicates that the estimate is above or below the initial estimate. Due to the relatively short-term nature of the restructuring plans, significant adjustments to the restructuring reserves have not been recorded.

Employee Benefit Programs

        We sponsor various contributory and non-contributory defined benefit plans covering employees in the U.S., U.K., Netherlands, Belgium, Canada and a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from the employer. We also sponsor unfunded post-retirement plans which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. Amounts recorded in the consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected return on assets, discount rates, compensation increases, mortality rates and health care costs trends. These assumptions are disclosed in the notes to the consolidated financial statements.

        During 2002, we revised several of our key assumptions as a result of current economic conditions based upon discussions with our actuaries, the historical long-term returns of our pension assets, recent market information related to interest rates and equity performance. Specifically, we reduced our average expected long-term rate of return assumption from 7.05% to 7% and discount rate from 5.74% to 5.51%. We do not expect a significant increase in cash funding of the plans will be required in 2003.

Environmental Reserves

        Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information, see "Note 16—Environmental Matters" to the consolidated financial statements.

Changes in Financial Condition

        The following information summarizes our working capital position as of September 30, 2003 and December 31, 2002 (dollars in millions):

	Sept. 30, 2003	December 31, 2002	Difference
Current assets:
Cash and cash equivalents	$81.1	$75.4	$5.7
Accounts and notes receivable	518.5	467.9	50.6
Inventories	609.8	561.3	48.5
Prepaid expenses	35.6	22.0	13.6
Deferred income taxes	31.2	31.2	—
Other current assets	72.7	75.4	(2.7)

Total current assets	1,348.9	1,233.2	115.7

Current liabilities:
Accounts payable	308.1	314.8	(6.7)
Accrued liabilities	503.4	523.8	(20.4)
Current portion of long-term debt	1.2	43.9	(42.7)
Other current liabilities	17.9	28.7	(10.8)

Total current liabilities	830.6	911.2	(80.6)

Working capital	$518.3	$322.0	$196.3

        As of September 30, 2003, our working capital increased by $196.3 million as a result of the net impact of the following significant changes:

  •
  The increase in cash balances of $5.7 million results from the matters identified in the Consolidated Statement of Cash Flows set out in our consolidated financial statements.

  •
  The increase in accounts receivable of $50.6 million is due primarily to higher average selling prices, resulting partly from increased underlying feedstock and raw material prices and a stronger euro versus the U.S. dollar.

  •
  The increase in inventories of $48.5 million is mainly due to an increase in feedstock and raw material prices and foreign currency movements.

  •
  The decrease in accrued liabilities of $20.4 million results from the timing of cash payments for various accruals, of which significant fluctuations include decreases in raw materials ($31.5 million), interest ($22.9 million), and payable to affiliate ($15.4 million), offset by increases in restructuring costs due to new charges in 2003 ($14.3 million), payroll related costs ($12.1 million), environmental reserves ($7.3 million) and certain additional smaller fluctuations.

  •
  The decrease in current portion of long-term debt of $42.7 million is due to the prepayment of scheduled debt payments on the term portion of our senior secured credit facilities with the proceeds of the 2003 Senior Notes issued on April 11, 2003.

Quantitative and Qualitative Disclosures About Market Risks

        We are exposed to market risk, including changes in interest rates, currency exchange rates and certain commodity prices. Our exposure to foreign currency market risk is somewhat limited since our sales prices are typically denominated in euros or U.S. dollars. From time to time, we may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for finished products are generally at market related prices which are set on a quarterly basis in line with industry practice. To manage the volatility relating to these exposures, from time to time, we enter into various derivative transactions. We hold and issue derivative financial instruments for economic hedging purposes only.

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Short-term exposures to changing foreign currency exchange rates at certain foreign subsidiaries are first netted with exposures of other subsidiaries and the remaining exposures then, from time to time, may be managed through financial market transactions, principally through the purchase of forward foreign exchange contracts (with maturities of nine months or less) with various financial institutions, to reflect the currency denomination of our cash flows. We do not hedge our currency exposures in a manner that would entirely eliminate the effect of changes in exchange rates on our cash flows and earnings. As of December 31, 2002, we had outstanding forward foreign exchange contracts with third party banks with a fair value of $1.8 million. Predominantly, our hedging activity is to sell forward the majority of our surplus non-dollar receivables for U.S. dollars.

        Under the terms of our senior secured credit facilities, we are required to hedge a significant portion of our floating rate debt. As of December 31, 2002, we had entered into approximately $352.4 million notional amount of interest rate swap, cap and collar transactions, which have remaining terms ranging from approximately eighteen to twenty-one months. The majority of these transactions hedge against movements in U.S. dollar interest rates. The U.S. dollar swap transactions obligate us to pay fixed amounts ranging from approximately 5.84% to approximately 6.91%. The U.S. dollar collar transactions carry floors ranging from 5.0% to 6.25% and caps ranging from 6.75% to 7.5%. We have also entered into a euro-denominated swap transaction that obligates us to pay a fixed rate of approximately 4.31%. We do not hedge our interest rate exposure in a manner that would entirely eliminate the effects of changes in market interest rates on our cash flow and earnings. Assuming a 1.0% (100 basis point) increase in interest rates, without giving effect to interest rate hedges, the effect on the annual interest expense would be an increase of approximately $13.7 million. This increase would be reduced by approximately $3.5 million, on an annualized basis, as a result of the effects of the interest rate swap, cap and collar transactions described above.

        In order to reduce our overall raw material costs, we enter into various commodity contracts to hedge our purchase of commodity products. We do not hedge our commodity exposure in a manner that would entirely eliminate the effects of changes in commodity prices on our cash flows and earnings. At December 31, 2002, we had forward purchase contracts for 54,000 tonnes of naphtha and 10,000 tonnes of other hydrocarbons, which do not qualify for hedge accounting. Assuming a 10% increase or a 10% decrease in the price per ton of naphtha, the change would result in losses and gains of approximately $1.2 million, respectively.

BUSINESS

Our Business

        Our products are divided into two broad categories—differentiated and commodity chemicals. We manage our operations through our four principal operating segments: Polyurethanes, Performance Products, Pigments, and Base Chemicals. Our Polyurethanes and Performance Products businesses mainly produce differentiated products and our Pigments and Base Chemicals businesses mainly produce commodity chemicals. Among our commodity products, our Pigments business, while cyclical, tends to follow different trends and is not influenced by the same factors as our petrochemical-based commodity products. In addition, there are a limited number of significant competitors in our Pigments business, relatively high barriers to entry and strong customer loyalty. Each of our four operating segments is impacted to varying degrees by economic conditions, prices of raw materials and global supply and demand pressures.

        Historically, the demand for many of the products we produce in our Polyurethanes and Performance Products segments, which accounted for approximately 59% of our revenues for 2002, has been relatively resistant to changes in global economic conditions as industry growth in product demand has been strongly influenced by continuing product substitution, innovation and new product development. The stability of demand has also benefited from the wide variety of end markets for these products. Sales volumes of our leading polyurethane product, MDI, have historically grown at rates in excess of global GDP growth. The global market for PO, also one of our polyurethane products, is influenced by supply and demand imbalances. PO demand is largely driven by growth in the polyurethane industry, and, as a result, growth rates for PO have generally exceeded GDP growth rates. A significant portion of our Performance Products is sold into consumer end use applications, including household detergents, personal care products and cosmetics. As such, demand for these products has been relatively stable and tends to be less susceptible to changes in global economic conditions.

        Historically, growth in demand for pigments products, predominately TiO2, has generally moved in line with GDP growth rates. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and suppliers, contract arrangements and cyclicality. The industry experiences some seasonality in its sales because sales of paints in Europe and North America, the largest end use for TiO2, are generally highest in the spring and summer months in those regions. This results in greater sales volumes in the first half of the year because the proportion of our TiO2 products sold in Europe and North America is greater than that sold in Asia and the rest of the world.

        Many of the markets for our Base Chemicals products, particularly ethylene, propylene, paraxylene and cyclohexane, are cyclical and sensitive to changes in the balance between supply and demand, the price of raw materials and the level of general economic activity. Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of capacity additions resulting in over-capacity and falling prices and profit margins. Demand for the majority of our Base Chemicals has generally grown at rates that are approximately equal to or slightly greater than GDP growth. Market conditions during much of the 2000 through 2002 period were characterized by a general weakening in demand and overcapacity. We believe that weak economic conditions have resulted in a contraction in production capacity. If this contraction in industry capacity is sustained and if demand growth returns to the rates which have been achieved historically, we believe that industry profitability will improve.

Polyurethanes

General

        We market a complete line of polyurethane chemicals, including MDI, TDI, TPU, polyols, polyurethane systems and aniline, with an emphasis on MDI-based chemicals. Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and ethylene oxide. Primary polyurethane end-uses include automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning, adhesives and other specialized engineering applications.

        Our Polyurethanes business is widely recognized as an industry leader in utilizing state-of-the-art application technology to develop new polyurethane chemical products and applications. Approximately 30% of our 2002 Polyurethanes sales were generated from products and applications introduced in the previous three years. Our rapid rate of new product and application development has led to a high rate of product substitution, which in turn has led to MDI sales volume growth for our business at a rate in excess of the industry growth rate. Largely as a result of our technological expertise and history of product innovation, we have enjoyed long-term relationships with a diverse customer base, including BMW, Weyerhaeuser, Nike, Louisiana Pacific, DaimlerChrysler, Whirlpool, Bosch-Siemens and Electrolux.

        According to Nexant ChemSystems in a study we commissioned, we own the world's two largest MDI production facilities in terms of capacity, located in Geismar, Louisiana and Rozenburg, Netherlands. Aniline is a primary material used in the production of MDI. These facilities receive aniline from our own facilities located in Geismar, Louisiana and Wilton, U.K., which in terms of production capacity are the world's two largest aniline facilities. We believe that this vertical integration provides a significant competitive advantage over non-integrated producers. In addition to reducing transportation costs for our raw materials, vertical integration helps reduce our exposure to cyclical prices. Since 1996 we have invested over $600 million to significantly enhance our production capabilities through the rationalization of our older, less efficient facilities and the modernization of our newer facilities at Rozenburg and Geismar. According to Nexant ChemSystems in a study we commissioned, we are among the lowest cost MDI producers in the world, largely due to the scale of our operations, our modern facilities and our integration with our suppliers of the products' primary raw materials.

        We are a leading producer of PO. Our customers process PO into derivative products such as polyols for polyurethane products, propylene glycol ("PG"), and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliance, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We are also, according to Nexant ChemSystems in a study we commissioned, a leading U.S. marketer of PG, which is used primarily to produce UPR for bath and shower enclosures and boat hulls, and to produce heat transfer fluids and solvents. As a co-product of our PO manufacturing process, we also produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—MTBE Developments" for a further discussion of legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the future.

        We use our proprietary technology to manufacture PO and MTBE at our state-of-the-art facility in Port Neches, Texas. This facility, which is the most recently built PO manufacturing facility in North America, was designed and built under the supervision of Texaco and began commercial operations in August 1994. According to Nexant ChemSystems in a study we commissioned, we are among the lowest cost PO producers in North America largely due to our manufacturing process. Since acquiring the facility in 1997, we have increased its PO capacity by approximately 30% through a series of low-cost process improvement projects. The current capacity of our PO facility is approximately 525 million pounds of PO per year. We have the capacity to produce 145 million pounds of PG per year at a facility in Port Neches, Texas.

        In August 2000, we completed our acquisition of Rohm and Haas' TPU business. The acquired TPU business added production capacity in Osnabrück, Germany and Ringwood, Illinois, complementing our existing footwear-based TPU business.

        Our strategy for Polyurethanes is based on the following initiatives:

  •
  Build on Our Technological Expertise to Drive Growth—We intend to continue to leverage our technological expertise to strengthen our relationships with existing customers and create opportunities to service new customers and end markets. In particular, we are focused on developing products that will allow us to better serve high-value, high-growth markets such as the automotive interiors, footwear, and coatings, adhesives, sealants and elastomers ("CASE") markets.

  •
  Maintain Low-Cost Leadership and Selectively Increase Capacity—We will continue to focus on process innovation and invest in low-cost process improvement projects to incrementally increase the production capacity of our facilities and maintain our low production cost position. In addition to our large-scale capacity expansions, we have historically been able to increase the capacities of our existing MDI, aniline and nitrobenzene facilities for minimal capital investment. We believe that similar opportunities exist within our newly modernized asset base, and we intend to identify and act upon these opportunities going forward as market conditions warrant.

  •
  Capitalize on Product Synergies—We intend to evaluate selective opportunities to utilize our PO internally to increase the scope and scale of our specialty polyol offerings at improved profitability. We believe we will be able to use our PO production in this manner as a platform for growth in MDI and toluene diisocyanate ("TDI") sales. Additionally, we believe that by managing our products and technologies together with our amine technologies further benefits will be created for our Company.

Industry Overview

        Market data used throughout this prospectus was obtained from internal Company surveys and industry surveys and publications. References in this prospectus to our market position and to industry trends are based on information supplied by Nexant ChemSystems, an international consulting and research firm, and International Business Management Associates ("IBMA"), an industry research and consulting firm. We commissioned research by Nexant ChemSystems and IBMA and we have not independently verified any of the data from third party sources. Similarly, results of internal Company surveys contained in this prospectus, while believed to be reliable, have not been verified by any independent sources.

        The polyurethane chemicals industry is estimated to be a $28 billion global market, consisting primarily of the manufacture and marketing of MDI, TDI and polyols, according to Nexant ChemSystems.

        In 2002, according to Nexant ChemSystems, MDI, TDI, polyols and other products, such as specialized additives and catalysts, accounted for 26%, 16%, 44% and 14% of industry-wide polyurethane chemicals sales, respectively. MDI is used primarily in rigid foam; conversely, TDI is used primarily in flexible foam applications that are generally sold as commodities. Polyols, including polyether and polyester polyols, are used in conjunction with MDI and TDI in rigid foam, flexible foam and other non-foam applications. TPU is used in flexible elastomers and other specialty non-foam applications. PO, one of the principal raw materials for polyurethane chemicals, is primarily used in consumer durables. The following chart illustrates the range of product types and end uses for polyurethane chemicals:

        Polyurethane products are created through the reaction of MDI or TDI with a polyol. Polyurethane chemicals are sold to customers who react the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or specialty polyurethane chemicals tailored for their specific requirements. Our polyurethane production is focused primarily on specialty polyurethane chemicals. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to produce and develop a breadth and variety of polyurethane products. The following table sets forth information regarding the three principal polyurethane chemicals markets:

Source: Nexant ChemSystems

MDI

        As reflected in the chart above, MDI has a substantially larger market size and a higher growth rate than TDI primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications than TDI. Nexant ChemSystems reports that future growth of MDI is expected to be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in insulation foam for construction.

Other markets, such as binders for reconstituted wood board products, are expected to further contribute to the continued growth of MDI.

        According to Nexant ChemSystems, global consumption of MDI was approximately 6.0 billion pounds in 2002, growing from 2.9 billion pounds in 1992, which represents a 7.7% compound annual growth rate. This growth rate is the result of the broad end-uses for MDI and its superior performance characteristics relative to other polymers. The U.S. and European markets consume the largest quantities of MDI. With the recovery of the Asian economies, the Asian markets are becoming an increasingly important market for MDI and we currently believe that demand for MDI in Asia will continue to increase as its less developed economies continue to mature.

        There are four major producers of MDI: Bayer, our Company, BASF and Dow Chemical, which, according to Nexant ChemSystems in research we commissioned, had global market shares of 26%, 23%, 18% and 18%, respectively, in 2002. We believe it is unlikely that any new major producers of MDI will emerge due to the substantial requirements for entry such as the limited availability of licenses for MDI technology and the substantial capital commitment that is required to develop both the necessary technology and the infrastructure to manufacture and market MDI.

        The price of MDI tends to vary by region and by product type. In the Americas, the margin between MDI prices and raw material costs has remained relatively stable over the last ten years. In Europe, these margins have tended to be higher on average but with slightly greater volatility due to occasional supply and demand imbalances. The volatility in margins has been highest in Asia, primarily due to the region's status as a net importer of MDI. As a result, Asia has excess supply in times of surplus in the Americas and Europe and shortage in times of strong global demand. Historically, oversupply of MDI has been rapidly absorbed due to the high growth rate of MDI consumption.

TDI

        The TDI market generally grows at a rate consistent with GDP. The four largest TDI producers supply approximately 60% of global TDI demand, according to Nexant ChemSystems. The consumers of TDI consist primarily of numerous manufacturers of flexible foam blocks sold for use as furniture cushions and mattresses. Flexible foam is typically the first polyurethane market to become established in developing countries, and, as a result, development of TDI demand typically precedes MDI demand.

TPU

        TPU is a high quality material with unique qualities such as durability, flexibility, strength, abrasion-resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers, such as for use in injection molding and components for the automotive and footwear industries. It is also extruded into films and profiles and finds a wide variety of applications in the CASE markets.

Polyols

        Polyols are reacted with isocyanates, primarily MDI and TDI, to produce finished polyurethane products. In the United States, approximately 77% of all polyols produced are used in polyurethane foam applications, according to Nexant ChemSystems. Approximately two-thirds of the polyols used in polyurethane applications are processed with TDI to produce flexible foam blocks and the remaining one-third is processed in various applications that meet the specific needs of individual customers. The creation of a broad spectrum of polyurethane products is made possible through the different combinations of the various polyols with MDI, TDI and other isocyanates. The market for specialty polyols that are reacted with MDI has been growing at approximately the same rate at which MDI consumption has been growing. We believe that the growth of commodity polyols demand has paralleled the growth of global GDP.

Aniline

        Aniline is an intermediate chemical used primarily as a raw material to manufacture MDI. Approximately 80% of all aniline produced is consumed by MDI producers, while the remaining 20% is consumed by synthetic rubber and dye producers. According to Nexant ChemSystems, global capacity for aniline was approximately 6.9 billion pounds per year in 2002. Generally, most aniline produced is either consumed downstream by the producers of the aniline or is sold to third parties under long-term supply contracts. The lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term cost-competitive aniline supply contract.

PO

        Demand for PO depends largely on overall economic demand, especially that of consumer durables. Consumption of PO in the United States represents approximately one third of global consumption. According to Nexant ChemSystems, U.S. consumption of PO was approximately 3.8 billion pounds in 2002, growing from 2.5 billion pounds in 1990, which represents a 3.7% compound annual growth rate. According to Nexant ChemSystems, the following chart illustrates the primary end markets and applications for PO, and their respective percentages of total PO consumption:

        Two U.S. producers, Lyondell and Dow Chemical, account for approximately 90% of North American PO production. We believe that Dow Chemical consumes approximately 70% of their North American PO production in their North American downstream operations, and that approximately 50% of Lyondell's North American PO production is consumed internally or sold to Bayer, which acquired Lyondell's polyols business.

MTBE

        We currently use our entire production of tertiary butyl alcohol ("TBA"), a co-product of our PO production process, to produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. Historically, the refining industry utilized tetra ethyl lead as the primary additive to increase the octane rating of gasoline until health concerns resulted in the removal of tetra ethyl lead from gasoline. This led to the increasing use of MTBE as a component in gasoline during the 1980s. U.S. consumption of MTBE grew at a compound annual rate of 15.2% in the 1990s due primarily to the implementation of federal environmental standards that require improved gasoline quality through the use of oxygenates. MTBE has experienced strong growth due to its ability to satisfy the oxygenation requirement of the Clean Air Act Amendments of 1990 with respect to exhaust emissions of carbon monoxide and hydrocarbon emissions from automobile engines (the "Clean Air Act"). Some regions of the United States have adopted this oxygenate requirement to improve air quality even though they may not be mandated to do so by the Clean Air Act. While this trend has further increased MTBE consumption, the use of MTBE is controversial in the United States and may be substantially curtailed or eliminated in the future by legislation or regulatory action. See "—MTBE Developments" below.

Sales and Marketing

        We manage a global sales force at 45 locations with a presence in 33 countries, which sells our polyurethanes to over 2,000 customers in 67 countries. Our sales and technical resources are organized to support major regional markets, as well as key end-use markets which require a more global approach. These key end-use markets include the appliance, automotive, footwear, furniture and CASE industries.

        Approximately 50% of our polyurethane chemicals sales are in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in a ready-to-use form. Our ability to supply polyurethane systems is a critical factor in our overall strategy to offer comprehensive product solutions to our customers. We have strategically located our polyol blending facilities, commonly referred to in the chemicals industry as "systems houses," close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We intend to increase the utilization of our systems houses to produce and market greater volumes of polyols and MDI polyol blends.

        We believe that the extensive market knowledge and industry experience of our sales executives and technical experts, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer contracts. Due to the specialized nature of our markets, our sales force must possess technical knowledge of our products and their applications. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing quality products, reliable supply, competitive prices and superior customer service.

        Based on current production levels, we have entered into long-term contracts to sell 45% of our PO to a customer through 2007. The balance of our PO is used internally or sold to a number of industrial accounts. Other contracts provide for the sale of our MTBE production to Texaco and BP Amoco. More than 70% of our annual MTBE production of our Port Neches, Texas, PO/MTBE plant is committed to Texaco and BP Amoco, with our contract with Texaco expiring in 2007. In addition, over 40% of our current annual PG production is sold pursuant to long-term contracts.

Manufacturing and Operations

	MDI	TDI	Polyols	TPU	Aniline		Nitrobenzene		PO	PG	MTBE
	(pounds in millions)										(gallons in millions)
Geismar, Louisiana(1)	860	90	160		830	(2)	1,200	(2)
Osnabrück, Germany			20	30
Port Neches, Texas									525	145	260
Ringwood, Illinois				20
Rozenburg, Netherlands	660		120
Wilton, U.K.					660		810

Total	1,520	90	300	50	1,490		2,010		525	145	260

(1)
The Geismar facility is owned as follows: we own 100% of the MDI, TDI and polyol facilities, and Rubicon, Inc., a manufacturing joint venture with Crompton Corp. in which we own a 50% interest, owns the aniline and nitrobenzene facilities. Rubicon is a separate legal entity that operates both the assets that we own jointly with Crompton Corp. and our wholly-owned assets at Geismar.

(2)
We have the right to approximately 80% of this capacity under the Rubicon joint venture arrangements.

        Since 1996, over $600 million has been invested to improve and expand our MDI production capabilities through the rationalization of older, less efficient facilities and the modernization of newer facilities. We expect to pursue future plant expansions and capacity modification projects when justified by market conditions.

        In addition to MDI, we produce TDI and polyols at our Geismar facility and polyols and polyol blends at our Rozenburg facility. We manufacture TDI and polyols primarily to support our MDI customers' requirements. We believe the combination of our PO business, which produces the major feedstock for polyols, with our polyols business creates an opportunity to expand our polyols business and market greater volumes of polyols through our existing sales network and customer base.

        We use a proprietary manufacturing process to manufacture PO. We own or license all technology, know-how and patents developed and utilized at our PO facility. Our process reacts isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming tertiary butyl hydroperoxide ("TBHP") and TBA which are further processed into PO and MTBE, respectively. Because our PO production process is less expensive relative to other technologies and allows all of our PO co-products to be processed into saleable or useable materials, we believe that our PO production technology possesses several distinct advantages over its alternatives.

Rubicon Joint Venture

        We are a 50% joint venture owner, along with Crompton Corp., of Rubicon, Inc., which owns aniline, nitrobenzene and diphenylamine ("DPA") manufacturing facilities in Geismar, Louisiana. In addition to operating our 100% owned MDI, TDI and polyol facilities at Geismar, Rubicon also operates the joint venture's owned aniline, nitrobenzene and DPA facilities and is responsible for providing other auxiliary services to the entire Geismar complex. We are entitled to approximately 80% of the nitrobenzene and aniline production capacity of Rubicon, and Crompton Corp. is entitled to 100% of the DPA production. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain.

Chinese MDI Joint Venture

        In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. The Manufacturing JV, with BASF and three Chinese chemical companies, will build three plants to manufacture MNB, aniline, and crude MDI. We own 35% of the Manufacturing JV. The Splitting JV, with Shanghai Chlor-Alkali Chemical Company, Ltd., will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of the Splitting JV. A feasibility study for the project has been approved by the appropriate Chinese authorities, preliminary engineering work has commenced and a business license was issued on March 7, 2003.

        The project will be funded by a combination of equity invested by the joint venture partners and borrowed funds. We anticipate that our investment in the joint ventures and other related capital costs will approximate $85 million. On November 13, 2003, the joint venture partners announced their intention to increase the production capacity of the Manufacturing JV from 160,000 to 240,000 metric tons per year. This change increased the Company's expected share of the capital cost by approximately $10 million from $75 million to $85 million.

        On September 19, 2003, the joint ventures obtained secured financing for the construction of the production facilities. The Manufacturing JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $218.4 million, a working capital credit line in the amount of approximately $4.5 million, and a facility for funding VAT payments in the amount of approximately $1.5 million. The Splitting JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. The financing is non-recourse to our Company, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 35% of any amounts due and unpaid by the Manufacturing JV under the loans described above (except for the VAT facility which is not guaranteed), and 70% of any amounts due and unpaid by the Splitting JV under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until the relevant joint venture has (i) commenced production at at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

Raw Materials

        The primary raw materials for polyurethane chemicals are benzene and PO. Benzene is a widely available commodity that is the primary feedstock for the production of MDI. Approximately one-third of the raw material costs of MDI is attributable to the cost of benzene. Our integration with our supply of benzene, nitrobenzene and aniline provides us with a competitively priced supply of feedstocks and reduces our exposure to supply interruption.

        A major cost in the production of polyols is attributable to the costs of PO. We believe that the integration of our PO business with our polyurethane chemicals business will give us access to a competitively priced, strategic source of PO and the opportunity to further expand into the polyol market. The primary raw materials used in our PO production process are butane/isobutane, propylene, methanol and oxygen, which accounted for 57%, 24%, 16% and 3%, respectively, of total raw material costs in 2002. We purchase our raw materials primarily under long-term contracts. While most of these feedstocks are commodity materials generally available to us from a wide variety of suppliers at competitive prices in the spot market, all the propylene used in the production of our PO is produced internally and delivered through pipeline connected to our PO facility.

Competition

        Competitors in the polyurethane chemicals business include leading worldwide chemical companies such as BASF, Bayer, Dow Chemical and Lyondell. While these competitors produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. We compete based on technological innovation, technical assistance, customer service, product reliability and price. In addition, our polyurethane chemicals business also differentiates itself from its competition in the MDI market in two ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react to customer needs, with the specific aim of obtaining new business through the solution of customer problems. Nearly all the North American PO production capacity is located in the U.S. and controlled by three producers, Lyondell, Dow Chemical and us. We compete based on price, product performance and service.

MTBE Developments

        The use of MTBE is controversial in the United States and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that would prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. In connection with its proposed ban, the State of California requested that the EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans, including California's Ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not preempted by the Clean Air Act.

        Bills have been introduced in the U.S. Congress to curtail or eliminate the oxygenated fuels requirements in the Clean Air Act, or curtail MTBE use. To date, no such legislation has become law, but such legislation is being considered by Congress and could result in a federal ban on the use of MTBE in gasoline. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, in 2001, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased May 1, 2002; however, MTBE is still an additive in 98-octane gasoline sold in 100 selected service stations in Denmark.

        Any phase-out or other future regulation of MTBE in California (in which a significant amount of MTBE is consumed), in other states, nationally or internationally may result in a significant reduction in demand for our MTBE and result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, we believe we will be able to export MTBE to Europe or elsewhere or use our co-product tertiary butyl alcohol ("TBA") to produce saleable products other than MTBE. We believe that our low production costs at the PO/MTBE facility will put us in a favorable position relative to other higher cost sources (primarily, on-purpose manufacturing). If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        Furthermore, we cannot give any assurance that we will not be named in litigation relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Risk Factors—Pending or future litigation or legislative initiatives related to MTBE may subject us to products or environmental liability or materially adversely affect our sales."

Performance Products

General

        Our Performance Products include surfactants and amines.

        We have the capacity to produce approximately 1.8 billion pounds of surfactant and surfactant intermediate products annually at our 6 facilities located in Europe. Our surfactants business is a leading global manufacturer of nonionic, anionic, cationic and amphotenic surfactants products and is characterized by its breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. In addition, we manufacture and market a diversified range of mild surfactants and specialty formulations for use in baby shampoos and other personal care applications. We are also a leading European producer of powder and liquid laundry detergents and other cleaners. In addition, we offer a wide range of surfactants and formulated specialty products for use in various industrial applications such as leather and textile treatment, foundry and construction, agrochemicals, polymers and coatings.

        We have the capacity to produce approximately 160 million pounds of ethyleneamines. This product is manufactured at our Freeport, Texas facility. Our ethyleneamines are used in a wide variety of consumer and industrial applications, including lube oil additives, epoxy hardeners, wet strength resins, chelating agents and fungicides.

Industry Overview

Surfactants

        Surfactants or "surface active agents" are substances which combine a water-soluble component with a water insoluble component in the same molecule. While surfactants are most commonly used for their detergency in cleaning applications, they are also valued for their emulsification, foaming, dispersing, penetrating and wetting properties in a variety of industries. While growth in demand for surfactants is highly correlated with GDP due to its strong links with the household cleaning and general industrial markets, certain segments of the surfactants market, including personal care, are expected to grow faster than GDP.

        The table below identifies the major surfactant product groups that we produce and some common applications.

Product Group	Application
Alkoxylates	household detergents
agricultural adjuvants for herbicides
industrial cleaners
anti-fog chemicals for glass
petroleum production
asphalt emulsions
shampoos
polymerization additives
de-inking of newsprint
Sulfonates/Sulfates	powdered detergents liquid detergents dishwashing liquids industrial cleaners emulsion polymerization concrete superplasticizers gypsum wallboard agricultural adjuvants for herbicides
Esters and Derivatives	shampoo body wash other personal care products textile and leather treatment
Nitrogen Derivatives	bleach thickeners baby shampoo fabric conditioners other personal care products and applications
Formulated Blends	household detergents agricultural adjuvants for herbicides textile and leather treatment personal care products and applications foundry catalysts concrete additives pharmaceutical intermediates
EO/PO Block Co-Polymers	automatic dishwasher de-emulsifiers for petroleum production

        According to Nexant ChemSystems, global demand in 2002 for surfactants was approximately 24 billion pounds. Demand growth for surfactants is viewed as being relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with unproved performance characteristics, and as a result life cycles for these consumer end products can often be quite short. This affords considerable opportunity for innovative surfactants manufacturers like us to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing tends to have a strong relationship to underlying raw material prices and usually lags petrochemical price movements.

Amines

        Amines broadly refer to the family of intermediate chemicals that are produced by reacting ammonia with various ethylene and propylene derivatives. Generally, amines are valued for their properties as a reactive, emulsifying, dispersant, detergent, solvent or corrosion inhibiting agent. Similar to surfactants, growth in demand for amines is highly correlated with GDP due to its strong links to general industrial and consumer products markets. However, certain segments of the amines market, including polyetheramines and carbonates, have grown at rates well in excess of GDP due to new product development, technical innovation, and substitution and replacement of competing products.

        As amines are generally sold based upon the performance characteristics that they provide to customer-specific end use application, pricing for amines tends to be stable and does not generally fluctuate with movements in underlying raw materials.

Product Family	Applications
Ethyleneamines	lube oil additives epoxy hardeners wet strength resins chelating agents fungicides

Manufacturing and Operations

Surfactants

        We have the global capacity to produce approximately 1.8 billion pounds of surfactants annually at 6 manufacturing locations in Europe.

        These production capacities are as follows:

Product Area	Product	Current capacity
(Pounds in Millions)
Surfactants	Alcohol Alkoxylation Sulfonation Other	70 285 400 1,065

        Our surfactants facilities have broad capabilities in conversion, sulfonation and ethoxylation. These facilities have a competitive cost base and use modern manufacturing units that allow for flexibility in production capabilities and technical innovation. We continue to evaluate the feasibility of restructuring our Whitehaven, U.K. facility with a goal of reducing operating costs of the facility and expanding our supply chain.

        Our Whitehaven, U.K. facility produces natural alcohols which gives us a competitive advantage in alcohol-based surfactants. Additional primary raw materials for our surfactant business include synthetic alcohols, caustic soda, fatty acids, paraffin and nonyl phenol. All these raw materials are widely available in the merchant market at competitive prices.

Amines

        We have the capacity to manufacture approximately 160 million pounds per year of amines at our Freeport, Texas facility.

Product	Location	Current capacity
		(Pounds in Millions)
Ethyleneamines	Freeport, TX Ternuzen, Netherlands(1)	160

(1)
Available production capacity by way of a long-term tolling arrangement with Dow Chemical.

        The primary raw materials for ethyleneamines are ethylene dichloride and caustic soda. We have entered into long-term arrangements for the supply of ethylene dichloride and caustic soda from Dow Chemical, which produces these raw materials at facilities that are in close proximity to our Freeport, Texas manufacturing facility.

        MAn is produced by the reaction of n-butane with oxygen using a proprietary catalyst. The principal raw material is n-butane which is purchased pursuant to long-term contracts and delivered to the site by barge. Our MAn catalyst is toll converted by Engelhard under a long-term contract according to our proprietary methods.

Competition

        There are numerous surfactants and surfactant intermediates producers in Europe and worldwide. Our main competitors include worldwide leading chemical companies such as Sasol, BASF, Shell, Cognis, Clariant, AKZO Nobel, Dow Chemical, Petresa and Equistar, as well as various smaller or more local competitors. We compete on the basis of price with respect to our basic surfactant product offering and, in addition to price, on the basis of performance and service with respect to our specialty and blended surfactant products.

        Generally, there are few competitors for our amines due to the considerable customization and the relatively high research and development costs involved. Our main competitors in amines include Dow Chemical and AKZO Nobel.

Sales and Marketing

        We sell our products to customers globally through a commercial organization which has extensive market knowledge, lengthy industry experience and long-standing customer relationships. Our sales force is organized into specialized teams tailored to each market segment's specific needs, thereby enhancing customer service.

        We also provide extensive pre-and post-sales technical service support to our customers. Our technical service professionals bring sophisticated skills to our customers and are well regarded within their field of expertise. Moreover, these professionals help tailor application of our products to meet our customers' unique needs and interact closely with our cross functional business teams.

        In addition to direct sales efforts, we also sell some of our products through a network of distributors. In most cases, sales through these distributors have a higher profit margin than direct sales to end users. Distributors typically promote our products to smaller end use customers who cannot cost-effectively be served by our direct sales force.

Pigments

General

        Our Pigments business, which operates under the trade name "Tioxide," is among the largest producers in the world, with an estimated 13% market share, according to IBMA and has the largest production capacity for TiO2 in Europe. TiO2 is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics. In addition to its optical properties, TiO2 possesses traits such as stability, durability and non-toxicity, making it superior to other white pigments. According to IBMA, global consumption of TiO2 was approximately 3.9 million tonnes in 2002, growing from 3.0 million tonnes in 1992, representing a 2.8% compound annual growth rate, which approximates global GDP growth for that period.

        We offer an extensive range of products that are sold worldwide to over 3,000 customers in all major TiO2 end markets and geographic regions. The geographic diversity of our manufacturing facilities allows our Pigments business to service local customers, as well as global customers that require delivery to more than one location. Our Pigments business has an aggregate annual nameplate capacity of approximately 596,000 tonnes at our eight production facilities. Five of our TiO2 manufacturing plants are located in Europe, one is in North America, one is in Asia, and one is in South Africa. Our North American operation consists of a 50% interest in a manufacturing joint venture with NL Industries, Inc.

        We recently commissioned a new TiO2 manufacturing plant at our Greatham, U.K. facility. This new plant allowed us to close an older, higher cost plant located at Greatham and increased our annual production capacity of the facility to 100,000 tonnes of chloride-based TiO2. In addition, we are in the process of expanding our Huelva, Spain plant by 17,000 tonnes by late 2005.

        We are among the world's lowest cost TiO2 producers, according to IBMA in research we commissioned. By 2000, our comprehensive cost reduction program eliminated approximately $120 million of annualized costs since 1996. We have recently initiated a series of new cost rationalization initiatives, referred to as our "High Force" project, which are targeted to achieve additional savings of $80 million by the end of 2004.

        Our strategy for Pigments is based on the following initiatives:

  •
  Improve Asset Utilization—We intend to improve our asset utilization and product quality by continuing to align our product range with our production capabilities. We will continue to optimize our number of product lines and emphasize new "universal" product lines that can be used across a greater number of applications. We will also attempt to identify further opportunities for low-cost capacity expansion as justified by market conditions.

  •
  Continue to Improve Cost Structure—We will continue our comprehensive cost improvement program which concentrates on permanent cost reduction, improved product quality and increased productivity and lower variable costs. We have recently completed a five-year program, which combined with other cost reduction initiatives, has achieved total annualized savings of over $120 million from January 1, 1996 through year end 2001. We currently anticipate achieving additional annual savings totaling approximately $80 million by the end of 2004, the largest components of which are approximately $35 million from a program of operational improvements and transfer of best practices, approximately $12 million from the installation of a global SAP system and approximately $6 million from the Greatham plant replacement and upgrade. We intend to further improve our cost competitiveness by aggressively developing and marketing the co-products of our operations.

Industry Overview

        Global consumption of TiO2 was 3.9 million tonnes in 2002 according to IBMA. The historical long-term growth rate for global TiO2consumption has been generally consistent with global GDP growth. Although short-term influences such as customer and producer stocking and de-stocking activities in response to changes in capacity utilization and price may distort this trend, over the long-term, GDP growth is the primary underlying factor influencing growth in TiO2 demand. The TiO2 industry experiences some seasonality in its sales because paint sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the first half of the year.

        The global TiO2 market is characterized by a small number of large global producers. The TiO2 industry currently has five major producers (DuPont, Millennium Chemicals, our Company, Kerr-McGee and NL Industries), which account for approximately 80% of the global market share, according to IBMA in a study we commissioned. No producer has announced greenfield TiO2 capacity in the last few years. Based upon current price levels and the long lead times for planning, governmental approvals and construction, additional greenfield capacity is not expected in the near future. According to IBMA, prices of TiO2 are expected to be positively affected by limited investment in new capacity.

        There are two manufacturing processes for the production of TiO2, the sulfate process and the chloride process. Most recent capacity additions have employed the chloride process technology and, currently, the chloride process accounts for approximately 64% of global production capacity according to IBMA. However, the global distribution of sulfate and chloride-based TiO2 capacity varies by region, with the sulfate process being predominant in Europe, our primary market. The chloride process is the predominant process used in North America and both processes are used in Asia. While most end-use applications can use pigments produced by either process, market preferences typically favor products that are locally available.

Sales and Marketing

        Approximately 90% of our TiO2 sales are made through our direct sales and technical services network, enabling us to cooperate more closely with our customers and to respond to our increasingly global customer base. Our concentrated sales effort and local manufacturing presence have allowed us to achieve our leading market shares in a number of the countries where we manufacture TiO2.

        In addition, we have focused on marketing products to higher growth industries. For example, we believe that our Pigments business is well-positioned to benefit from the projected growth in the plastics sector, which, according to IBMA, is expected to grow faster than the overall TiO2 market over the next several years. The table below summarizes the major end markets for our Pigments products:

End Markets	% of 2002 Sales Volume
Paints and Coatings	58%
Plastics	32%
Inks	5%
Other	5%

Manufacturing and Operations

        Our Pigments business has eight manufacturing sites in seven countries with a total estimated capacity of 596,000 tonnes per year. Approximately 73% of our TiO2 capacity is located in Western Europe. The following table presents information regarding our TiO2 facilities:

Region	Site	Annual Capacity	Process
		(tonnes)
Western Europe	Calais, France Greatham, U.K. Grimsby, U.K. Huelva, Spain Scarlino, Italy	100,000 100,000 80,000 80,000 80,000	Sulfate Chloride Sulfate Sulfate Sulfate
North America	Lake Charles, Louisiana(1)	60,000	Chloride
Asia	Teluk Kalung, Malaysia	56,000	Sulfate
Southern Africa	Umbogintwini, South Africa(2)	40,000	Sulfate

		596,000

(1)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos Louisiana, Inc., a subsidiary of NL Industries, Inc. The capacity shown reflects our 50% interest in Louisiana Pigment Company.

(2)
In June 2002, we acquired the remaining 40% minority interest in Tioxide Southern Africa (Pty.) Ltd. that was held by AECI Limited. Tioxide Southern Africa (Pty.) Ltd. is now an indirect, wholly-owned subsidiary of our Company.

Kronos Joint Venture

        We own a 50% interest in a manufacturing joint venture located in Lake Charles, Louisiana. The remaining 50% interest is held by our joint venture partner Kronos Louisiana, Inc., a wholly-owned subsidiary of NL Industries, Inc. We share production offtake and operating costs of the plant equally with Kronos, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation.

Raw Materials

        The primary raw materials used to produce TiO2 are titanium-bearing ores. There are a limited number of ore suppliers and we purchase ore under long-term supply contracts. The cost of titanium-bearing ores has been relatively stable in comparison to TiO2 prices. Titanium-bearing ore represents approximately 40% of TiO2 pigment production costs. We have recently renegotiated several of our primary ore purchasing contracts, which are expected to reduce our variable costs in the future.

        TiO2 producers extract titanium from ores and process it into pigmentary TiO2 using either the chloride or sulfate process. Once an intermediate TiO2 pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end-use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        The sulfate process generally uses less-refined ores that are cheaper to purchase but produce more co-product than the chloride process. Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our Pigments business. We now sell over 50% of the co-products generated by our business.

Competition

        The global markets in which our Pigments business operates are highly competitive. The primary factors of competition are price, product quality and service. The major global producers against whom we compete are DuPont, Millennium Chemicals, Kerr-McGee Chemicals and NL Industries. We believe that our competitive production costs, combined with our presence in numerous local markets, give us a competitive advantage, particularly with respect to those global customers demanding presence in the various regions in which they conduct business.

Base Chemicals

General

        We are a highly integrated European olefins and aromatics producer. Olefins, principally ethylene and propylene, are the largest volume basic petrochemicals and are the key building blocks from which many other chemicals are made. For example, olefins are used to manufacture most plastics, resins, adhesives, synthetic rubber and surfactants that are used in a variety of end-use applications. Aromatics, including paraxylene, cyclohexane and benzene, are basic petrochemicals used in the manufacture of polyurethane chemicals, nylon, polyester fibers, synthetic rubber and a variety of plastics.

Olefins

        Our olefins facility at Wilton, U.K. is one of Europe's largest single-site and lowest cost olefins facilities, according to Nexant ChemSystems in a study we commissioned. Our Wilton facility has the capacity to produce approximately 1.9 billion pounds of ethylene, 880 million pounds of propylene and 225 million pounds of butadiene per year. The Wilton olefins facility benefits from its feedstock flexibility and superior logistics, which allows for processing of naphthas, condensates and natural gas liquids ("NGLs").

Aromatics

        We produce aromatics in Europe at our two integrated manufacturing facilities located in Wilton, U.K. and North Tees, U.K. According to Nexant ChemSystems in a study we commissioned, we are a leading European producer of cyclohexane with 700 million pounds of annual capacity, a leading producer of paraxylene with 800 million pounds of annual capacity and are among Europe's larger producers of benzene with 1,300 million pounds of annual capacity. We use most of the benzene produced by our aromatics business internally in the production of nitrobenzene for our Polyurethanes business and for the production of cyclohexane. The balance of our aromatics products are sold to several key customers.

Industry Overview

        Petrochemical markets are essentially global commodity markets. However, the olefins market is subject to some regional price differences due to the more limited inter-regional trade resulting from the high costs of product transportation. The global petrochemicals market is cyclical and is subject to pricing swings due to supply and demand imbalances, feedstock prices (primarily driven by crude oil prices) and general economic conditions.

        According to Nexant ChemSystems, the petrochemical industry is at or near its cyclical trough following a period of oversupply in the last few years and supply and demand characteristics are currently expected to improve in coming years, which should result in improved performance.

        As shown in the following table, ethylene is the largest petrochemicals market and paraxylene has been the fastest growing:

Product	2002 Global Market size	Historic Growth, (1992-2002)	Markets	Applications
	(Billions of Pounds)
Ethylene	210	4.7%	polyethylene, ethylene oxide, polyvinyl chloride, alpha olefins, styrene	packaging materials, plastics, housewares, beverage containers, personal care
Propylene	118	5.1%	polypropylene, propylene oxide, acrylonitrile, isopropanol	clothing fibers, plastics, automotive parts, foams for bedding and furniture
Butadiene	19	2.9%	SBR rubber, polybutadiene, SB latex	automotive, carpet
Benzene	74	4.0%	polyurethanes, polystyrene cyclohexane, cumene	appliances, automotive components, detergents, personal care, packaging materials, carpet
Paraxylene	39	8.1%	polyester, purified terephthalic acid ("PTA")	fibers, textiles, beverage containers
Cyclohexane	8.5	2.5%	nylon 6, nylon 6,6	fibers, resins

Source: Nexant ChemSystems

        The olefins markets in Western Europe are supplied by numerous producers, none of whom has a dominant position in terms of its share of production capacity. Global ethylene consumption in 2002 was 210 billion pounds, according to Nexant ChemSystems, representing an average industry operating rate of 87%. Global propylene consumption in 2002 is estimated at 118 billion pounds, representing an average industry operating rate of 81%. The top three Western European producers of ethylene are AtoFina, Dow Chemical and EniChem.

        Like the olefins market, the aromatics market, which is primarily comprised of cyclohexane, benzene and paraxylene, is characterized by several major producers, including, according to Nexant ChemSystems, Dow Chemical, AtoFina, Shell, EniChem, ExxonMobil, BASF, ChevronPhillips and Equistar.

        Both the benzene and paraxylene markets are currently in a period of overcapacity. The increasing restrictions imposed by regulatory authorities on the aromatics content of gasoline in general, and the benzene content in particular, have led to an increase in supply of aromatics in recent years. In 2002, global paraxylene demand grew by 7.0%, after being flat in 2001, while global capacity rose by 1.4%. As a result of these dynamics, according to Nexant ChemSystems, margins in the aromatics industry, particularly those in paraxylene, are currently expected to continue to exhibit characteristic cyclicality and recover from currently depressed cyclical lows in the next few years as polyester growth drives a rebalancing of supply and demand.

Sales and Marketing

        In recent years, our sales and marketing efforts have focused on developing long-term contracts with customers to minimize our selling expenses and administration costs. In 2002, over 80% of our primary petrochemicals sales volume in Europe, was made under long-term contracts. In addition, we delivered over 64% of our petrochemical products volume in Europe in 2002 by pipeline.

Manufacturing and Operations

        We produce olefins at our facility in Wilton, U.K. In addition, we own and operate integrated aromatics manufacturing facilities at Port Neches, Texas and at North Tees, U.K. Information regarding these facilities is set forth below:

Location	Product	Annual Capacity
		(Millions of Pounds)
Wilton, U.K.	Ethylene	1,900
	Propylene	880
	Butadiene	225
	Paraxylene	800
North Tees, U.K.	Benzene	1,300
	Cyclohexane	700

        The Wilton olefins facility's flexible feedstock capability, which permits it to process naphtha, condensates and NGL feedstocks, allows us to take advantage of favorable feedstock prices arising from seasonal fluctuations or local availability. According to Nexant ChemSystems in research we commissioned, the Wilton olefins facility is one of Europe's most cost efficient olefins manufacturing facilities on a cash cost of production basis. In addition to our manufacturing operations, we also operate an extensive logistics operations infrastructure in North Tees, U.K. This infrastructure includes both above and below ground storage facilities, jetties and logistics services on the River Tees. These operations reduce our raw material costs by providing greater access and flexibility for obtaining feedstocks.

Raw Materials

        Our North Tees facility, situated on the northeast coast of England, is near a substantial supply of oil, gas and chemical feedstocks. Due to our location at North Tees, we have the option to purchase feedstocks from a variety of sources. However, we have elected to procure the majority of our naphtha, condensates and NGLs from local producers as they have been the most economical sources. In order to secure the optimal mix of the required quality and type of feedstock for our petrochemical operations at fully competitive prices, we regularly engage in the purchase and sale of feedstocks and hedging activities.

Competition

        The markets in which our Base Chemicals business operates are highly competitive. Our competitors in the olefins and aromatics business are frequently some of the world's largest chemical companies such as BP Amoco, Dow Chemical, ExxonMobil, Equistar and Shell. The primary factors for competition in this business are price, service and reliability of supply. The technology used in these businesses is widely available and licensed.

Significant Customers

        There are no customers that account for more than 10% of our consolidated sales.

Research and Development

        For the fiscal years 2002; 2001 and 2000, we spent $54.6 million, $62.5 million, and $59.3 million, respectively, on research and development of our products.

        We support our business with a major commitment to R&D, technical services and process engineering improvement. Our primary R&D center is located in Everberg, Belgium. Other regional development/technical service centers are located in Billingham, England (Pigments); Auburn Hills, Michigan (Polyurethanes for the automotive industry); West Deptford, New Jersey, North Andover, Massachusetts, Shanghai, China, Deggendorf, Germany and Ternate, Italy (Polyurethanes); and Wilton, U.K. for process engineering support.

        We have leading technology positions, which contribute to our status as a low cost producer. Coordinated research, engineering and manufacturing activities across production and R&D locations facilitate these low cost positions.

Joint Ventures

Chinese MDI Joint Venture

        In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. The Manufacturing JV, with BASF and three Chinese chemical companies, will build three plants to manufacture MNB, aniline, and crude MDI. We own 35% of the Manufacturing JV. The Splitting JV, with Shanghai Chlor-Alkali Chemical Company, Ltd., will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of the Splitting JV. A feasibility study for the project has been approved by the appropriate Chinese authorities, preliminary engineering work has commenced and a business license was issued on March 7, 2003.

        The project will be funded by a combination of equity invested by the joint venture partners and borrowed funds. We anticipate that our investment in the joint ventures and other related capital costs will approximate $85 million. On November 13, 2003, the joint venture partners announced their intention to increase the production capacity of the Manufacturing JV from 160,000 to 240,000 metric tons per year. This change increased the Company's expected share of the capital cost by approximately $10 million from $75 million to $85 million.

        On September 19, 2003, the joint ventures obtained secured financing for the construction of the production facilities. The Manufacturing JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $218.4 million, a working capital credit line in the amount of approximately $4.5 million, and a facility for funding VAT payments in the amount of approximately $1.5 million. The Splitting JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. The financing is non-recourse to our Company, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 35% of any amounts due and unpaid by the Manufacturing JV under the loans described above (except for the VAT facility which is not guaranteed), and 70% of any amounts due and unpaid by the Splitting JV under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until the relevant joint venture has (i) commenced production at at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1. Our investment has been made through an unrestricted subsidiary under our senior secured credit facilities and under the indentures governing our outstanding Senior Notes and Senior Subordinated Notes. Construction will likely require approximately three years, with completion in 2006.

Intellectual Property Rights

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. For our Polyurethanes business, we own more than 220 U.S. patents and pending U.S. patent applications (including provisionals), and more than 1,430 foreign counterparts, including both issued patents and pending patent applications. For our Pigments business, we have approximately 16 U.S. patents and pending patent applications, and approximately 160 foreign counterparts. For our Base Chemicals business, we own approximately 35 patents and pending applications (both U.S. and foreign). In our Performance Products business, we have approximately 50 U.S. patents and pending patent applications and approximately 710 foreign counterparts. While a presumption of validity exists with respect to issued U.S. patents, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure the issuance of any pending patent application, or that if patents do issue, that these patents will provide meaningful protection against competitors or against competitive technologies. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance, however, that confidentiality agreements into which we enter and have entered will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we have entered into certain licensing arrangements that authorize us to use certain trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also license and sub-license certain intellectual property rights to affiliates and to third parties. In connection with our transaction with HIH, ICI and Huntsman Specialty (under the terms of a technology transfer agreement and a PO/MTBE technology transfer agreement), we have licensed back to ICI and Huntsman LLC (on a non-exclusive basis) certain intellectual property rights for use in their respective retained businesses, and ICI and Huntsman LLC have each licensed certain retained intellectual property to us.

        For our Polyurethanes businesses, we have brand names for a number of our products, and we own approximately 28 U.S. trademark registrations and applications for registration currently pending at the United States Patent and Trademark Office, and approximately 1,135 foreign counterparts, including both registrations and applications for registration. For our Pigments business, we have approximately 150 trademark registrations and pending applications, approximately 110 of which relate to the trademark "Tioxide." Our Base Chemicals business is not dependent on the use of trademarks. For our Performance Products business, we have brand names for a number of our products, and we own approximately 7 U.S. trademark registrations and applications for registration currently pending at the United States Patent and Trademark Office, and approximately 925 foreign counterparts, including both registrations and applications for registration. We have entered into a trademark license agreement with Huntsman Group Intellectual Property Holdings Corporation under which we have obtained the rights to use the trademark "Huntsman," subject to certain restrictions.

Employees

        We employed approximately 7,200 people as of December 31, 2002. Additionally, over 800 people are employed by our joint ventures. Approximately 84% of our employees, including employees of our joint ventures, work outside the United States. Approximately 53% of our employees are covered by collective bargaining agreements. In the ordinary course of our business we use the services of independent contractors. We believe that our relations with our employees are good.

        Huntsman LLC provides management and administrative services to us and also provides operating services for our PO business. See "Certain Relationships and Related Transactions."

Properties

        We own or lease chemical manufacturing and research facilities in the locations indicated in the list below which we currently believe are adequate for our short-term and anticipated long-term needs. We own or lease office space and storage facilities throughout the United States and many foreign countries. Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108. The following is a list of our material owned or leased properties where manufacturing, blending, research and main office facilities are located.

HUNTSMAN INTERNATIONAL LLC

Location	Description of Facility
Geismar, Louisiana(3)	MDI, TDI, Nitrobenzene(3), Aniline(3) and Polyols Manufacturing Facilities
Rozenburg, Netherlands(1)	MDI Manufacturing Facility, Polyols Manufacturing Facilities and Systems House
Wilton, U.K.	Aniline and Nitrobenzene Manufacturing Facilities
Peel, Canada(1)	Polyurethane Systems House
West Deptford, New Jersey	Polyurethane Systems House, Research Facility and U.S. Regional Headquarters
Auburn Hills, Michigan(1)	Polyurethane Office Space and Research Facility
Deerpark, Australia(1)	Polyurethane Systems House
Cartagena, Colombia	Polyurethane Systems House
Deggendorf, Germany	Polyurethane Systems House
Ternate, Italy	Polyurethane Systems House
Shanghai, China(1)	Polyurethane Systems House
Thane (Maharashtra), India(1)	Polyurethane Systems House
Samuprakam, Thailand(1)	Polyurethane Systems House
Kuan Yin, Taiwan(1)	Polyurethane Systems House
Tlalnepantla, Mexico	Polyurethane Systems House
Everberg, Belgium	Polyurethane Research Facility, Global Headquarters and European Headquarters
Gateway West, Singapore(1)	Polyurethane Regional Headquarters
North Andover, Massachusetts(1)	TPU Research Facility
Ringwood, Illinois(1)	TPU Manufacturing Facility
Osnabrück, Germany	TPU Manufacturing Facility
Port Neches, Texas	PO Manufacturing Facility and MTBE Manufacturing Facility
Wilton, U.K.	Olefins and Aromatics Manufacturing Facilities, Base Chemicals Headquarters
North Tees, U.K.(1)	Aromatics Manufacturing Facility and Logistics/Storage Facility
Teesport, U.K.(1)	Logistics/Storage Facility
Saltholme, U.K.	Underground Cavity Storage Operations
Grimsby, U.K.	TiO2 Manufacturing Facility
Greatham, U.K.	TiO2 Manufacturing Facility
Calais, France	TiO2 Manufacturing Facility
Huelva, Spain	TiO2 Manufacturing Facility
Scarlino, Italy	TiO2 Manufacturing Facility
Teluk Kalung, Malaysia	TiO2 Manufacturing Facility
Westlake, Louisiana(2)	TiO2 Manufacturing Facility
Umbogintwini, South Africa	TiO2 Manufacturing Facility

Billingham, U.K.	TiO2 Research and Technical Facility, and Pigments Headquarters
Warrenville, Illinois	TiO2 and Polyurethanes Office Space and Research Facility
Whitehaven, U.K.	Surface Sciences Manufacturing Facility
St Mihiel, France	Surface Sciences Manufacturing Facility
Lavera, France(1)	Surface Sciences Manufacturing Facility
Castiglione, Italy	Surface Sciences Manufacturing Facility
Patrica/Frosinane, Italy	Surface Sciences Manufacturing Facility
Barcelona, Spain(1)	Surface Sciences Manufacturing Facility
Oldbury, U.K.	Surface Sciences Research Facility
Warley, U.K.	Surface Sciences Regional Headquarters
Freeport, Texas	Amines Manufacturing Facility

(1)
Leased land and/or building.

(2)
50% owned manufacturing joint venture with Kronos Louisiana, Inc., a subsidiary of NL Industries, Inc.

(3)
50% owned manufacturing joint venture with Crompton Corp.

Environmental Regulation

Compliance

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to change our equipment or operations, and any such changes could have a material adverse effect on our businesses. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

        In 2001, the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) filed an amended administrative petition with respect to certain alleged air and wastewater violations at our Port Neches, Texas site. Huntsman Petrochemical, which was the named party in the administrative action, as well as HI, which owns one of the facilities at Port Neches, recently reached a settlement with the agency. Although we do not anticipate it, it is possible that the terms of an air permit, which Huntsman Petrochemical has applied for as a result of the settlement, may cause us to incur costs related to equipment serving this plant and others in the vicinity that could be material.

        On October 6, 2002, a sulfuric acid leak from two tanks located near HI's Whitehaven U.K. plant was discovered. HI did not own the tanks; however, it did own the sulfuric acid contained in the tanks. Although HI reported the spill to the U.K. Environment Agency ("EA") and took immediate steps to contain the spill and recover the acid, some of the spilled acid reached a nearby beach via a geological fault. The EA and the Health and Safety Executive are investigating the incident. At this time, we cannot predict whether these agencies will require HI to pay a fine or take further action to remediate the spill. Accordingly, it is not possible at this time to determine whether this matter will have a material effect on us.

        By letter dated March 6, 2003, Huntsman Ethylenamines Ltd., a subsidiary of HI, was notified by the TCEQ of a probable enforcement action arising out of the inspection of the Freeport, Texas facility on December 16-19, 2002. Seven types of violations relating to the Texas Clean Air Act requirements were cited. Based on our discussions with the TCEQ and currently available information, we do not believe that the penalties relating to this matter will have a material effect on us.

Remediation Liabilities

        We have incurred, and may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some environmental laws, we may be jointly and severally liable for the costs of environmental contamination on or from our properties and at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes and may incur liability for damages to natural resources. For example, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, as the holder of permits to treat or store hazardous wastes, we may, under some circumstances, be required to remediate contamination at or from our properties regardless of when the contamination occurred. Based on current information and past costs relating to these matters, we do not believe they will have a material adverse effect on us. There can be no assurance, however, that any such matters will not have a material adverse effect on us.

Capital Expenditures

        We may incur future costs for capital improvements and general compliance under environmental and safety laws, including costs to acquire, maintain and repair pollution control equipment. We estimate that capital expenditures for environmental and safety matters during 2003 will be approximately $40 million. However, since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot assure you that material capital expenditures beyond those currently anticipated will not be required under environmental and safety laws.

Environmental Accruals

        We have established financial reserves relating to anticipated environmental restoration and remediation programs, as well as certain other anticipated environmental liabilities. We believe these reserves are sufficient for known requirements. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology, past experience, and cost-sharing arrangements, including the estimated financial viability of other parties. A total of approximately $24 million has been accrued related to environmental matters as of December 31, 2002. However, no assurance can be given that all potential liabilities arising out of our present or past operations have been identified or fully assessed or that our future environmental liabilities will not be material to us.

Legal Proceedings

        We are a party to various proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Based in part on the indemnities provided to us by ICI in connection with their transfer of businesses to us and our insurance coverage, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition or results of operations. See "Business—Environmental Regulation."

MANAGEMENT

Managers and Executive Officers

        Members of our current board of managers and executive officers are listed below. The members of the board of managers are appointed by the owner of our membership interests and hold office until their successors are duly appointed and qualified. All officers serve at the pleasure of our board of managers.

Board of Managers and Executive Officers

Name	Age	Position
Jon M. Huntsman*	66	Chairman of the Board of Managers and Manager
Peter R. Huntsman*	40	President, Chief Executive Officer and Manager
Patrick W. Thomas	46	President, Polyurethanes
Douglas A.L. Coombs	62	President, Pigments
Kevin J. Ninow†	39	President, Base Chemicals and Polymers
Anthony P. Hankins†	45	President, Performance Products
J. Kimo Esplin	41	Executive Vice President and Chief Financial Officer
Samuel D. Scruggs	44	Executive Vice President, General Counsel and Secretary
Michael J. Kern	54	Senior Vice President, Environmental, Health & Safety
Brian V. Ridd	45	Senior Vice President, Purchasing
Sean Douglas	38	Vice President and Treasurer
Curtis C. Dowd	44	Vice President, Finance
Kevin C. Hardman	39	Vice President, Tax
L. Russell Healy	48	Vice President, Finance and Risk Management
John R. Heskett	34	Vice President, Corporate Development
James H. Huntsman*	32	Vice President, European Base Chemicals Sales
Karen H. Huntsman*	65	Vice President
Richard H. Johnigan, Jr	57	Vice President and Controller
James R. Moore	59	Vice President and Deputy General Counsel
David S. Parkin*	31	Vice President, Purchasing

*
Such persons are related as follows: Karen H. Huntsman is the wife of Jon M. Huntsman. Jon M. Huntsman and Karen H. Huntsman are the parents of Peter R. Huntsman and James H. Huntsman. David S. Parkin is a son-in-law of Jon M. Huntsman and Karen H. Huntsman and brother-in-law of Peter R. Huntsman and James H. Huntsman.

†
Acting, pending final approval of the Board of Managers.

        Jon M. Huntsman is Chairman of the Board of Managers of both the Company and HIH, the parent of the Company, and has held those positions since those entities were formed. He has been Chairman of the Board of Directors of Huntsman LLC and all Huntsman companies since he founded his first company in 1970. Mr. Huntsman served as Chief Executive Officer of Huntsman LLC and its affiliated companies from 1970 to 2000, and of our Company and HIH from 1999 to 2000. In addition, Mr. Huntsman has served on numerous corporate, industry and non-profit boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top CEO for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce.

        Peter R. Huntsman is President, Chief Executive Officer and a Manager of both the Company and HIH. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President, Chief Operating Officer and a Manager of both our Company and HIH since they were formed in 1999. He also serves as President, Chief Executive Officer and a Manager of Huntsman LLC and many of its subsidiaries. From 1987, when Mr. Huntsman joined Huntsman Polypropylene Corporation, a former subsidiary of Huntsman LLC, as Vice President—Purchasing, to 1999, Mr. Huntsman served in a number of positions with Huntsman companies, including Senior Vice President and General Manager of Huntsman Polypropylene Corporation, Senior Vice President of Huntsman Chemical Corporation and as Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of Huntsman LLC.

        Patrick W. Thomas is President of Polyurethanes. Mr. Thomas has held this position since he joined the Company in 1999. Since 2000, Mr. Thomas has also served as a Manager and President of several subsidiaries of our Company. From 1982 to 1999, Mr. Thomas worked at ICI where he held numerous management positions, including Polyurethanes Business Director, Europe from 1993 to 1997, Polyurethanes International Marketing and Planning Manager from 1991 to 1993 and Polyurethanes Engineering & Investment Manager from 1989 to 1991.

        Douglas A.L. Coombs is President of Pigments. Mr. Coombs has held this position since he joined the Company in 1999. Prior to joining our Company, Mr. Coombs spent 35 years with ICI where he held a number of management positions, including Chairman & Chief Executive Officer of Tioxide Group from 1996 through June 1999.

        Kevin J. Ninow is President of Base Chemicals and Polymers. Mr. Ninow has served as an officer of our Company since it was formed in 1999. Since joining Huntsman in 1997, Mr. Ninow has served in a variety of executive, manufacturing and engineering positions with Huntsman LLC and its subsidiaries, including Vice President European Petrochemicals, Vice President International Manufacturing, Plant Manager—Oxides and Olefins, Plant Manager—C4's, Operations Manager—C4's, Manager of Technology, Process Control Group Leader, and Project Engineer.

        Anthony P. Hankins is President of Performance Products. Mr. Hankins joined our Company in 1999. He was appointed to his current position in May 2003, after serving as Global Vice President, Rigids Division of our polyurethanes business. From 1980 to 1999, Mr. Hankins worked for ICI and held numerous management position in the plastics, fibers and polyurethanes businesses. He has extensive international experience, having held senior management positions in Europe, Asia and the United States.

        J. Kimo Esplin is Executive Vice President and Chief Financial Officer. Mr. Esplin has served in this position since 1999. Mr. Esplin also serves as Senior Vice President and Chief Financial Officer of Huntsman LLC and as an officer or director of many Huntsman companies. Previously, Mr. Esplin served as Treasurer of Huntsman LLC. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years.

        Samuel D. Scruggs is Executive Vice President, General Counsel and Secretary. Mr. Scruggs served as our Vice President and Treasurer from 1999 to 2002 and as Executive Vice President from 2002 until he was appointed to his current position in 2003. Mr. Scruggs also serves as Executive Vice President and General Counsel of Huntsman LLC. Mr. Scruggs previously served as Vice President and Associate General Counsel and as Vice President and Treasurer of Huntsman LLC. Prior to joining Huntsman in 1995, Mr. Scruggs was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

        Michael J. Kern is Senior Vice President—Environmental, Health & Safety. Since joining Huntsman in 1994, Mr. Kern has served in senior management positions, including Executive Vice President,

Manufacturing. Mr. Kern currently also serves as Senior Vice President, Environmental, Health & Safety of Huntsman LLC. Prior to joining Huntsman, Mr. Kern held a variety of positions within Texaco Chemical Company, including Area Manager—Jefferson County Operations, Plant Manager of the Port Neches facility, Manager of the PT/MTBE project, and manager of Oxides and Olefins.

        Brian V. Ridd is Senior Vice President, Purchasing. Mr. Ridd has held this position since 2002. Mr. Ridd is also Senior Vice President, Purchasing of Huntsman LLC. Since joining Huntsman in 1984, Mr. Ridd has served as an officer of many Huntsman LLC subsidiaries, including Vice President of Olympus Oil, Vice President, Purchasing of Huntsman Petrochemical Corporation and Vice President, Purchasing of Huntsman Chemical Corporation.

        Sean Douglas is Vice President and Treasurer of the Company. Mr. Douglas is also Vice President and Treasurer of Huntsman LLC and many of its affiliated companies. Since joining Huntsman LLC in 1990, he has served in a number of executive roles, including Vice President Administration and Assistant Treasurer of Huntsman LLC, Vice President of various affiliated companies, Controller of an affiliated company and as a financial analyst for Huntsman's European businesses. Mr. Douglas is a CPA and, prior to joining Huntsman, worked for Price Waterhouse.

        Curtis C. Dowd is Vice President, Finance. Mr. Dowd served as Vice President, Corporate Development from 1999 through 2001 and as Vice President, Surface Sciences from 2001 to 2003 when he was to his current position. Mr. Dowd also serves as Vice President, Finance of Huntsman LLC. Mr. Dowd served as Vice President and General Counsel of Huntsman Petrochemical Corporation from 1994 to 1998. Prior to joining Huntsman in 1994, Mr. Dowd was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP and had spent over six years as a CPA with the accounting firm of Price Waterhouse.

        Kevin C. Hardman is Vice President, Tax. Mr. Hardman served as Chief Tax Officer from 1999 until he was appointed to his current position in 2002. Mr. Hardman is also Vice President, Tax of Huntsman LLC. Prior to joining Huntsman in 1999, Mr. Hardman was a tax Senior Manager with Deloitte & Touche, where he worked for 10 years. Mr. Hardman is a CPA and holds a master's degree in tax accounting.

        L. Russell Healy is Vice President, Finance and Risk Management. Mr. Healy also serves as Vice President, Finance and Risk Management of Huntsman LLC and as an officer or director of several subsidiaries of Huntsman LLC, Huntsman Advanced Materials LLC, and the Company. As part of his current responsibilities, Mr. Healy directs the Company's internal audit function. Previously, Mr. Healy served as Finance Director for the Company and HIH, and as Vice President, Tax for Huntsman LLC. Prior to joining Huntsman in 1995, Mr. Healy was a partner with the accounting firm of Deloitte & Touche, LLP. Mr. Healy is a CPA and holds a master's degree in accounting.

        John R. Heskett is Vice President, Corporate Development. Mr. Heskett has held this position since 2002. Mr. Heskett also serves as Vice President, Corporate Development for Huntsman LLC and as Vice President of Huntsman Surfactants Technology Corporation. Mr. Heskett previously served as Assistant Treasurer for Huntsman LLC and its subsidiaries, Huntsman Petrochemical Corporation and Huntsman Polymers Corporation. Prior to joining Huntsman in 1997, Mr. Heskett was Assistant Vice President and Relationship Manager for PNC Bank, N.A., where he worked for several years.

        James H. Huntsman is Vice President, European Base Chemicals Sales. Mr. Huntsman has held this position since 2002. Since 1995, Mr. Huntsman has served as Vice President and a Manager of Huntsman LLC, currently holding the position of Vice President. Mr. Huntsman also serves on the boards of directors of other Huntsman companies.

        Karen H. Huntsman is Vice President. Mrs. Huntsman has served in this position since 1999. Mrs. Huntsman performs an active role in all the Huntsman LLC businesses and currently serves as an officer and/or board member for many of the Huntsman companies. Mrs. Huntsman has served as a member of the Utah State Board of Regents and on the board of directors of First Security Corporation. She also serves on the board of directors of various not-for-profit entities.

        Richard H. Johnigan, Jr. is Vice President and Controller. Mr. Johnigan has held this position since 2001. Mr. Johnigan also serves as Vice President and Controller of Huntsman LLC. Prior to joining Huntsman in 1997, Mr. Johnigan was Vice President and Controller of Oxychem, where he worked for 23 years. Mr. Johnigan, a CPA, held several executive positions at Oxychem, including Vice President and Chief Financial Officer of the Polymers and Agricultural Chemicals Divisions.

        James R. Moore is Vice President and Deputy General Counsel. Mr. Moore served as Vice President and Chief Environmental Counsel from 2002 until he was appointed to his current position in 2003. Mr. Moore also serves as Vice President and Chief Environmental Counsel of Huntsman LLC. From 1989 until joining Huntsman in 1998, Mr. Moore was a partner at the Seattle law firm of Perkins Coie. Mr. Moore also served in various environmental counsel positions with the U.S. Department of Justice and Environmental Protection Agency.

        David S. Parkin is Vice President, Purchasing. Mr. Parkin has served in this position since 2002. Mr. Parkin is also Vice President, Surface Sciences Intermediates and Manager of Huntsman LLC. Since 1995, Mr. Parkin has served in a number of management roles for Huntsman companies.

Executive Compensation

Summary of Compensation

        The following summary compensation table sets forth information concerning compensation earned in the fiscal year ended December 31, 2002, by our chief executive officer and our remaining four most highly compensated executive officers at the end of the last fiscal year.

        All of the compensation of Messrs. Peter R. Huntsman, J. Kimo Esplin and Kevin J. Ninow was paid entirely by Huntsman LLC, our affiliate, and we were charged a management overhead allocation with respect to this compensation. Compensation figures for these executive officers represent a prorated percentage of Huntsman LLC compensation attributable to services rendered to the Company and its subsidiaries. All of the compensation of Messrs. Thomas and Coombs was paid entirely by the Company.

SUMMARY COMPENSATION TABLE

		Annual Compensation(1)							Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(2)			Number of Securities Underlying Options/EARs Granted(20)	All Other Compensation
Peter R. Huntsman President, Chief Executive Officer and Manager	2002 2001 2000	$ $ $	572,000 564,850 548,077	$ $ $	375,000 250,000 125,000	$ $ $	226,217 339,085 66,160	(3) (5) (6)	0 131,579 0	$ $ $	67,760 834,023 199,808	(4) (4) (4)
J. Kimo Esplin Executive Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	198,659 193,125 184,375	$ $ $	200,000 125,000 150,000		$190,837	(8)	0 46,053 0	$ $ $	11,732 46,211 28,264	(7) (7) (7)
Patrick W. Thomas President—Polyurethanes	2002 2001 2000	$ $ $	484,544 381,323 372,706	$ $ $	452,136 385,998 122,706	$ $ $	143,329 123,699 85,287	(9) (10) (12)	0 0 7,386	$ $ $	0 125,000 26,345	(11) (11)
Douglas A.L. Coombs President—Tioxide	2002 2001 2000	$ $ $	284,928 243,163 247,896	$ $ $	1,081,227 658,565 363,694	$ $ $	384,077 354,782 360,568	(13) (14) (15)	0 0 0	$ $ $	0 0 0
Kevin J. Ninow Senior Vice President— Base Chemicals Manufacturing	2002 2001 2000	$ $ $	201,713 191,250 165,375	$ $ $	112,500 90,000 135,000	$ $ $	676,855 384,374 283,235	(16) (18) (19)	0 17,763 0	$ $ $	26,996 116,994 64,781	(17) (17) (17)

(1)
All compensation for Messrs. Peter R. Huntsman, J. Kimo Esplin and Kevin J. Ninow was paid entirely by Huntsman LLC, our parent company; a charge for management overhead allocation for the fiscal year 2002 was paid by the Company to Huntsman LLC, which payment included, among other things, a portion of the 2002 annual compensation shown on this table. Compensation figures for these three executives represent a pro-rated percentage of Huntsman LLC compensation attributable to services rendered to the Company and to its subsidiaries.

(2)
Any blank items in this column reflect perquisites and other personal benefits, securities or property received by the named executive officer which are less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(3)
Perquisites and other personal benefits in the amount of $226,217 were provided for the named executive officer, including $24,723 for use of company airplane, $172,622 for taxes paid in connection with foreign assignment, $21,512 for education and housing expenses for overseas assignment, $1,811 for use of an automobile and $5,549 for an allowance for foreign assignment.

(4)
Consists of $2,000, $2,913 and $1,700 employer's contribution to the 401(k) Plan for 2002, 2001 and 2000, respectively, $9,415 and $9,262 employer's contribution to the Supplemental 401(k) Plan for 2001 and 2000, respectively, $8,000, $6,800 and $6,800 employer's contribution to the Money Purchase Plan for 2002, 2001 and 2000, respectively, $57,760, $68,520 and $57,046 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2002, 2001 and 2000, respectively, $246,375 and $125,000 employer's contribution to the Equity Deferral Plan for 2001 and 2000, respectively and a $500,000 equity credit for foreign service under the Equity Deferral Plan for 2001.

(5)
Perquisites and other personal benefits in the amount of $339,085 were provided for the named executive officer, including relocation expenses of $108,710 and $156,775 for education and housing expenses for overseas assignment.

(6)
Payment of $66,160 for living expenses.

(7)
Consists of $2,000, $1,712 and $1,638 employer's contribution to the 401(k) Plan for 2002, 2001 and 2000, respectively, $2,938, and $1,093 employer's contribution to the Supplemental 401(k) Plan for 2001 and 2000, respectively, $3,000, $2,567 and $893 employer's contribution to the Money Purchase Plan for 2002, 2001 and 2000, respectively, $6,732, $7,744 and $2,279 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2002, 2001 and 2000, respectively, and $31,250 and $22,361 employer's contribution to the Equity Deferral Plan for 2001 and 2000, respectively.

(8)
Perquisites and other personal benefits in the amount of $190,837 were provided for the named executive officer, including $126,513 for taxes paid in connection with overseas assignment and $25,707 for education and housing expenses for overseas assignment.

(9)
Perquisites and other personal benefits in the amount of $143,329, including a payment of $82,180 for housing expenses, $21,889 for education expenses and $39,260 for location and other allowances for working abroad.

(10)
Perquisites and other personal benefits in the amount of $123,699, including a payment of $69,461 for living expenses, $32,087 for educational expenses, and a foreign services payment of $18,785 as a cost of living adjustment for working abroad.

(11)
Consists of $125,000 and $26,435 employer's contribution to the Equity Deferral Plan for 2001 and 2000, respectively.

(12)
Perquisites and other personal benefits in the amount of $85,287, including a payment of $60,550 for housing accommodations and a foreign services payment of $19,979 as a cost of living adjustment for living abroad.

(13)
Perquisites and other personal benefits in the amount of $384,077, including a payment of $116,186 for housing and other living expenses for foreign assignment, and $267,891 for taxes paid in connection with foreign assignment.

(14)
Perquisites and other personal benefits in the amount of $354,782, including a payment of $88,511 for living expenses, $16,507 for use of an automobile and $244,360 for taxes paid in connection with foreign assignment.

(15)
Perquisites and other personal benefits in the amount of $360,568, including a payment of $87,909 for housing accommodations, $250,979 for taxes paid in connection with foreign assignment, and $13,497 for use of an automobile.

(16)
Perquisites and other personal benefits in the amount of $676,855, including $154,831 for housing, educational and living expenses, $469,706 for foreign and other taxes paid in connection with foreign assignment, and $52,318 for location and other allowances for working abroad. Under foreign tax credit rules, it is anticipated that a significant portion of the foreign taxes currently paid will be credited in subsequent years against U.S. tax liabilities.

(17)
Consists of $3,600, $3,060 and $2,700 employer's contribution to the 401(k) Plan for 2002, 2001 and 2000, respectively, $1,321 employer's contribution to the Supplemental 401(k) Plan for 2001, $14,400, $12,240 and $10,800 employer's contribution to the Money Purchase Plan for 2002, 2001 and 2000, respectively, $8,996, $13,860 and $2,597 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2002, 2001 and 2000, respectively, $28,837 and

  $16,228 employer's contribution to the Equity Deferral Plan for 2001 and 2000, respectively, and $57,675 and $32,457 equity credit under the Equity Deferral Plan for 2001 and 2000 respectively.

(18)
Perquisites and other personal benefits in the amount of $384,374, including $126,969 for housing, educational and living expenses, $196,945 for taxes paid in connection with foreign assignment, and $60,459 for location and other allowances for working abroad and excess group term life.

(19)
Perquisites and other personal benefits in the amount of $283,235, including $100,840 for housing, educational and living expenses, $137,728 for foreign taxes and taxes in excess of those that would have otherwise been incurred, and $44,668 for location and other allowances for working abroad.

(20)
"EARs" means equity appreciation rights.

Equity Options and Equity Appreciation Rights

        There were no grants of equity options or equity appreciation rights ("EARs") during the last fiscal year.

Exercise of Options and Equity Appreciation Rights

        The following table sets forth information concerning the exercise of EARs during the last fiscal year by each of the Company's chief executive officer and its other four most highly compensated executive officers and the fiscal year-end value of unexercised EARs. The EARs represent a right to a cash payment upon exercise equal to the difference between the value (determined by a formula) of a share of Huntsman Corporation stock (prior to the Restructuring) at exercise and the dollar amount per share set forth in the EAR at grant, multiplied by the number of shares represented by the EAR. There is no right under the EARs to receive any form of stock or equity interest in the Company or any other entity. The Company is reviewing possible alternative incentive compensation programs and may allow selected participants to exchange EARs for rights in an alternative program.

AGGREGATED OPTION/EAR EXERCISES IN LAST FISCAL YEAR,
AND FY-END OPTION/EAR VALUES

			Number of Securities Underlying Unexercised Options/ EARs at FY-End (#)				Value of Unexercised In-the-Money Options/ EARs at FY-End
Name	Securities Acquired on Exercise (#)	Value Realized
			Exercisable		Unexercisable		Exercisable	Unexercisable
Peter R. Huntsman	0	$0	32,895	(1)	98,684	(1)	$0	$0
J. Kimo Esplin	0	$0	11,513		34,540		$0	$0
Patrick W. Thomas	0	$0	3,693		3,693		$0	$0
Douglas A.L. Coombs	0	$0	0		0		$0	$0
Kevin J. Ninow	0	$0	4,440		13,323		$0	$0

(1)
In connection with the Restructuring, Mr. Peter Huntsman agreed to give up all of his EARs.

Retirement Plans

        The following table shows the estimated annual benefits payable under Huntsman LLC's tax-qualified defined benefit pension plan (the "Huntsman Pension Plan") and supplemental pension plan ("Huntsman SERP") in specified final average earnings and years-of-service classification.

Huntsman Pension Plans Table

	Years of Benefit Service at Retirement
Final Average Compensation
	5	10	15	20	25	30	35	40
$ 250,000	$18,800	$37,500	$56,300	$75,000	$93,800	$112,500	$131,300	$150,000
300,000	22,500	45,000	67,500	90,000	112,500	135,000	157,500	180,000
350,000	26,300	52,500	78,800	105,000	131,300	157,500	183,800	210,000
400,000	30,000	60,000	90,000	120,000	150,000	180,000	210,000	240,000
450,000	33,800	67,500	101,300	135,000	168,800	202,500	236,300	270,000
500,000	37,500	75,000	112,500	150,000	187,500	225,000	262,500	300,000
600,000	45,000	90,000	135,000	180,000	225,000	270,000	315,000	360,000
700,000	52,500	105,000	157,500	210,000	262,500	315,000	367,500	420,000
800,000	60,000	120,000	180,000	240,000	300,000	360,000	420,000	480,000
900,000	67,500	135,000	202,500	270,000	337,500	405,000	472,500	540,000
1,000,000	75,000	150,000	225,000	300,000	375,000	450,000	525,000	600,000
1,250,000	93,750	187,500	281,250	375,000	468,750	562,500	656,250	750,000

        The current Huntsman Pension Plan benefit is based on the following formula: 1.5% of final average compensation multiplied by years of credited service, minus 1.5% of estimated Social Security benefits multiplied by years of credited service (maximum of 50% of Social Security benefits). For years of credited service prior to 2000, benefits are based on a 1.4% formula. Final average compensation is based on the highest average of three consecutive years of compensation. Messrs. Peter R. Huntsman, J. Kimo Esplin and Kevin J. Ninow were participants in the Huntsman Pension Plan in 2002. For the foregoing named executive officers, covered compensation under this plan consists of base salary and is reflected in the "Salary" column of the Summary Compensation Table. Federal regulations require that for the 2002 plan year, no more than $200,000 in compensation be considered for the calculation of retirement benefits under the Huntsman Pension Plan, and the maximum annual benefit paid from a qualified defined benefit plan cannot exceed $160,000. Benefits are calculated on a straight life annuity basis. The benefit amounts under the Huntsman Pension Plan shown in the above table do not reflect the offset for Social Security that is part of the formula set forth above.

        The Huntsman SERP is a nonqualified supplemental pension plan for designated executive officers that provides benefits based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan.(2) Messrs. Peter R. Huntsman, J. Kimo Esplin and Kevin J. Ninow were participants in the Huntsman SERP in 2002. The compensation amounts taken into account for these named executive officers under the Huntsman SERP include bonuses (as reflected in the "Bonus" columns of the Summary Compensation Table) and base salary in excess of the qualified plan limitations. The Huntsman SERP benefit related to the Huntsman Pension Plan is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary as limited by federal regulations.

(2)
The Huntsman SERP also provides benefits not available under the Huntsman Money Purchase Pension Plan (a qualified money purchase pension plan in which Messrs. Peter R. Huntsman, J. Kimo Esplin and Kevin J. Ninow participate) because of limits on compensation that can be counted and amounts that can be allocated to accounts under federal law within the Huntsman Money Purchase Pension Plan. The amount of benefits accrued for the year under the Huntsman SERP relating to the Huntsman Money Purchase Pension Plan for the executives mentioned above allocable to the Company is included in the Summary Compensation Table under the "All Other Compensation" column.

        The number of completed years of credited service as of December 31, 2002 under the Huntsman Pension Plan and Huntsman SERP for the named executive officers participating in the plans were 19, 8 and 13 years for Messrs. Peter R. Huntsman, J. Kimo Esplin and Kevin J. Ninow, respectively.

        Mr. Thomas participates in the Huntsman Pension Fund VZW in Belgium (the "Huntsman Belgium Pension Fund"). The following table shows the estimated lump sum retirement benefit payable under the Huntsman Belgium Pension Fund in specified final pensionable earnings and years-of-benefit service classification.

HUNTSMAN BELGIUM PENSION FUND TABLE—(LUMP SUM BENEFIT)

	Years of Benefit Service at Retirement
Final Pensionable Compensation
	5	10	15	20	25	30	35	40
	($ in thousands)
$250	$228	$455	$683	$911	$1,138	$1,366	$1,593	$1,821
$300	$273	$546	$819	$1,093	$1,366	$1,639	$1,912	$2,186
$350	$319	$637	$956	$1,275	$1,593	$1,912	$2,231	$2,549
$400	$364	$728	$1,093	$1,457	$1,821	$2,186	$2,549	$2,914
$450	$410	$819	$1,229	$1,639	$2,049	$2,458	$2,868	$3,278
$500	$455	$911	$1,366	$1,821	$2,276	$2,732	$3,187	$3,642
$550	$501	$1,002	$1,502	$2,003	$2,504	$3,005	$3,505	$4,006
$600	$546	$1,093	$1,639	$2,186	$2,732	$3,278	$3,824	$4,370
$650	$592	$1,184	$1,775	$2,367	$2,959	$3,551	$4,143	$4,735
$700	$637	$1,275	$1,912	$2,549	$3,187	$3,824	$4,461	$5,099
$750	$683	$1,366	$2,049	$2,732	$3,414	$4,097	$4,780	$5,463

        The Huntsman Belgium Pension Fund formula provides a lump sum benefit equal to 8.57% of final pensionable compensation up to the Belgian Social Security earnings ceiling, plus 18.21% of pensionable compensation above the ceiling, times years of service. Final pensionable compensation is the base salary for the final year of employment. Covered compensation for Mr. Thomas under the plan is reflected in the "Salary" column of the Summary Compensation Table. As of December 31, 2002, Mr. Thomas had 13.5 years of service in Belgium. The benefit amounts for the Huntsman Belgium Pension Fund shown in the table do not reflect the integration with Belgian Social Security that is part of the formula set forth above.

        Mr. Thomas also participates in the International Pension Plan (the "IPP") which is a nonregistered plan designed to protect the pension benefits of employees whose service involves participation in pension plans in more than one country. In addition to his service in Belgium, Mr. Thomas also has 9.83 years of service in the UK which is covered under the ICI UK Pension Scheme. Through the IPP, Mr. Thomas at retirement can elect to receive a total pension benefit (which includes his retirement benefits being provided by the Huntsman Belgium Pension Fund and the ICI UK Pension Scheme) that is the greater of: (1) the benefit under the ICI UK Pension Scheme (with slight modifications if Mr. Thomas has less than 10 years of actual UK service) based upon his combined service in Belgium and the UK, or (2) the benefit under the Huntsman Belgium Pension Fund based upon his combined service in Belgium and the UK.

        The ICI UK Pension Scheme formula is 2.2% of final pensionable compensation up to $18,107 (£11,250), plus 1.83% of final pensionable compensation above $18,107 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Mr. Thomas has 9.83 years of service under the ICI UK Pension Scheme. Currently, the benefit under the IPP using the Huntsman Belgium Pension Fund for his 23.33 years of total service is the most beneficial.

        Mr. Douglas A.L. Coombs has a pension promise from September 1, 1999 that guarantees him a pension as if he were employed in Canada. The formula for this plan is based on the formula for the Pension Plan of ICI Canada Inc. for Senior Managers (the "Canadian Pension Plan"). The following table shows the estimated annual benefits payable under the Canadian Pension Plan in specified final average compensation and years-of-benefit service classification.

CANADIAN PENSION PLAN TABLE

	Years of Benefit Service at Retirement
Final Average Compensation
	5	10	15	20	25	30	35	40
$250,000	$25,500	$51,000	$76,500	$102,000	$127,500	$153,000	$178,600	$204,100
$275,000	$28,100	$56,300	$84,400	$112,500	$140,700	$168,800	$196,900	$225,100
$300,000	$30,800	$61,500	$92,300	$123,000	$153,800	$184,500	$215,300	$246,100
$325,000	$33,400	$66,800	$100,100	$133,500	$166,900	$200,300	$233,700	$267,100
$350,000	$36,000	$72,000	$108,000	$144,000	$180,000	$216,000	$252,100	$288,100
$375,000	$38,600	$77,300	$115,900	$154,500	$193,200	$231,800	$270,400	$309,100
$400,000	$41,300	$82,500	$123,890	$165,000	$206,300	$247,500	$288,800	$330,100
$450,000	$46,500	$93,000	$139,500	$186,000	$232,500	$279,000	$325,600	$372,100
$500,000	$51,800	$103,500	$155,300	$207,000	$258,800	$310,500	$362,300	$414,100
$550,000	$57,000	$114,000	$171,000	$228,000	$285,000	$342,000	$399,100	$456,100
$600,000	$62,300	$124,500	$186,800	$249,000	$311,300	$373,500	$435,800	$498,100

        For each year of benefit service the Canadian Pension Plan provides an annual pension at retirement equal to 1.5% of final average compensation up to the maximum pensionable earnings ceiling in Canada ("YMPE"), plus 2.1% of the final average compensation above YMPE. The normal form of payment is a life pension with a 60% benefit to the surviving spouse. In 2002, YMPE is $24,747 (C$39,100). Final average compensation is defined as the final average earnings over the final three-year period of employment. For Mr. Coombs, covered compensation under this plan formula consists of notional salary. Notional salary is the amount reflected in the "Salary" column of the Summary Compensation Table together with a tax gross-up which is included in the amount reflected in the "Other Annual Compensation" column of the Summary Compensation Table. For 2002, the notional salary of Mr. Coombs for purposes of the plan was $411,335. As of December 31, 2002, Mr. Coombs has completed 3.33 years of benefit service under this plan formula.

Compensation of Managers

        The managers do not receive any additional compensation for their service as managers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The Company has 1,000 member equity units issued and outstanding. The Company is a wholly-owned subsidiary of HIH which is owned 60% by Huntsman Specialty and 40% by HMP.

Security Ownership of Management

        The table below sets forth information concerning the ownership of equity securities in Huntsman Holdings, our ultimate parent, by each of the following: the members of our board of managers; our chief executive officer and our remaining four most highly compensated executive officers at the end of the last fiscal year; and the members of our board of managers and our executive officers as a group.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Jon M. Huntsman 500 Huntsman Way, Salt Lake City, UT 84108	Class B Common	6,740,690	67.4%
Peter R. Huntsman 3040 Post Oak Blvd. Houston, TX 77056	Class A Common Class B Common(1) Preferred	28,993 409,020 1,122,065	0.3 4.1 0.3	% % %
J. Kimo Esplin 500 Huntsman Way, Salt Lake City, UT 84108	Class A Common Preferred	14,497 561,032	0.1 0.1	% %
Patrick W. Thomas Everslaan 45 B-3078 Everburg Belgium	None	—	—
Douglas A. L. Coombs Haverton Hill Road Billingham Stockton-on-Tees TS23 1PS United Kingdom	None	—	—
Kevin J. Ninow Seaton Road Port Clarence Middlesbrough TS2 1TT United Kingdom	None	—	—
Members of our board of managers and our executive officers as a group	Class A Common Class B Common(1)(2) Preferred	69,585 7,854,439 2,692,954	0.7 78.5 0.7	% % %

(1)
Includes trust ownership of executive officers who are members of the Huntsman family.

(2)
Includes trust ownership of spouses of executive officers who are members of the Huntsman family.

Equity Compensation Plan Information

        The Company does not have any compensation plans under which equity securities of the Company are authorized for issuance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

        We share numerous services and resources with Huntsman LLC. We also rely on Huntsman LLC to supply some of our raw materials and to purchase a significant portion of our products. During the year ended December 31, 2002, purchases from and sales to Huntsman LLC and its subsidiaries were $226.6 million and $57.7 million, respectively.

        We have entered into an agreement with Huntsman LLC under which Huntsman LLC provides us with administrative support and a range of services, including treasury and risk management, human resources, technical and legal services for our businesses in the U.S. and elsewhere. In 2002, we paid $25 million for these services. We also participate in Huntsman LLC's worldwide insurance program. Furthermore, we provide a limited range of services to Huntsman LLC's businesses in Europe and elsewhere. These agreements provide for fees based on an equitable allocation of the general and administrative costs and expenses. We believe that these transactions have been made on terms which are no less favorable to us than would be expected from an unaffiliated third-party. See "Risk Factors—If we are unable to maintain our relationships with Huntsman LLC, then we may not be able to replace on favorable terms our contracts with them or the services and facilities that they provide, if at all".

Tax Sharing Arrangement

        Pursuant to our limited liability company agreement and the limited liability company agreement of HIH, we have a tax sharing arrangement with all of our and HIH's membership interest holders. Under the arrangement, because we are treated as a partnership for United States income tax purposes, we will make payments to our parent, HIH, which will in turn make payments to its membership interest holders, in an amount equal to the United States federal and state income taxes we and HIH would have paid had HIH been a consolidated or unitary group for federal tax purposes. The arrangement also provides that we will receive cash payments from the membership interest holders (through HIH) in amounts equal to the amount of United States federal and state income tax refunds or benefit against future tax liabilities equal to the amount we would have received from the use of net operating losses or tax credits generated by us.

Polyurethanes

Integration with Huntsman LLC's Polyols Businesses

        Huntsman LLC produces certain polyols. Polyols are reacted with isocyanates, primarily MDI and TDI, to produce finished polyurethane products. We manage certain aspects of Huntsman LLC's polyols businesses. We purchase from Huntsman LLC and resell polyols produced by Huntsman LLC to be sold outside the Americas. We have also entered into certain related technology licensing arrangements with Huntsman LLC. We believe that these transactions have been made on terms which are no less favorable to us than would be expected from an unaffiliated third-party.

Supply Contracts

        We are interdependent with Huntsman LLC with respect to the supply of certain feedstock, utilities and products. Under a supply agreement that expires in 2012, we are required to sell, and Huntsman LLC is required to purchase, a portion of the steam that we purchase from outside parties. Huntsman LLC reimburses us for the cost of the steam that it purchases from us. Under separate supply agreements, we have agreed to purchase our requirements of mono-ethylene glycol and tri-ethylene glycol from Huntsman LLC at market prices for use in our PO operations. Furthermore, in exchange for Huntsman LLC's PG tolling services, we pay Huntsman LLC a reservation fee, adjusted annually for inflation, plus a variable toll fee equal to Huntsman LLC's cost of operating the PG plant. In 2002, we paid Huntsman LLC approximately $4 million in fees under these contracts and received approximately $10 million in reimbursements from Huntsman LLC. We believe that these transactions have been made on terms which are no less favorable to us than would be expected from an unaffiliated third-party.

PO Supply Agreement

        Pursuant to an existing agreement with Huntsman LLC that expires in 2012, we are obligated to sell, and Huntsman LLC is obligated to buy, all PO produced at our PO facility in Port Neches, Texas which is not purchased by our other customers. We are entitled to receive market prices for the PO purchased by Huntsman LLC. During 2002, although Huntsman LLC was not required to purchase any PO from us under this agreement, it did purchase approximately $29 million of PO from us for use in its operations. We believe that these transactions have been made on terms which are no less favorable to us than would be expected from an unaffiliated third-party.

Propylene Supply Agreement

        Pursuant to an agreement that expires in 2012, Huntsman LLC is obligated to provide 100% of the propylene required by us for operation of our PO facility, up to a maximum of 350 million pounds per year. We pay market prices for the propylene supplied by Huntsman LLC. In 2002, we spent approximately $54 million under this agreement. We believe that these transactions have been made on terms which are no less favorable to us than would be expected from an unaffiliated third-party.

Services Contracts

        In order to operate our PO business, we have entered into a series of contracts with Huntsman LLC that expire in 2012 under which Huntsman LLC operates and maintains the PO facility, including the provision of management, personnel, transportation, information systems, accounting, tax and legal services, and research and development. Generally, under these agreements, we pay Huntsman LLC an amount equal to its actual costs for providing us with each of these services. In 2002, we paid Huntsman LLC approximately $33 million under these agreements, which we believe to be equivalent to that which would be paid under arrangements with an unaffiliated third-party.

Performance Products

Integration with Huntsman LLC's Amines Businesses

        Huntsman LLC produces certain amines. Amines are used to make products used in agricultural herbicides, personal care products, polyurethane foams, fuel and lubricant additives and paints and coatings. We manage certain aspects of Huntsman LLC's amines businesses. We purchase from Huntsman LLC and resell amines produced by Huntsman LLC to be sold outside the Americas. We have also entered into certain related technology licensing arrangements with Huntsman LLC. We believe that these transactions have been made on terms which are no less favorable to us than would be expected from an unaffiliated third-party.

Integration with Huntsman LLC's Surface Sciences Business

        Certain other subsidiaries of Huntsman LLC, including Huntsman Petrochemical Corporation and Huntsman Corporation Australia Pty Limited, produce surfactants. We provide global management services for those surfactants businesses, and have entered into agreements with those companies covering marketing, technical support, technology licenses, and product purchase and sales agreements. We believe that these transactions have been made on terms which are no less favorable to us than would be expected from an unaffiliated third-party.

Ethylene and Ethylene Oxide Supply

        Currently, Huntsman LLC supplies ethylene and ethylene oxide required by us for the operation of our ethyleneamines facility. We pay market prices for the ethylene supplied by Huntsman LLC. In 2002, we spent approximately $11 million to purchase ethylene from Huntsman LLC. We believe that these transactions have been made on terms which are no less favorable to us than would be expected from an unaffiliated third-party.

Services Contracts

        In order to operate our ethyleneamines business, we have entered into a series of contracts with Huntsman LLC that expire in 2012 under which Huntsman LLC operates and maintains our ethyleneamines facility, including the provision of management, personnel, transportation, information systems, accounting, tax and legal services, and research and development. Generally, under these agreements, we pay Huntsman LLC an amount equal to its actual costs for providing us with each of these services. In 2002, we paid Huntsman LLC approximately $9.4 million for these services. We believe that these transactions have been made on terms which are no less favorable to us than would be expected from an unaffiliated third-party.

Completion of the Vantico Restructuring and Acquisition

        Vantico is a Luxembourg corporation that was created through the 2000 buyout by Vantico's management and a private equity investor of the performance polymers division of Ciba Specialty Chemicals Holding Inc. Vantico is a leading global epoxy resin producer providing solutions in the fields of innovative coatings, structural composites, adhesives, tooling materials, and electric and electronic insulation. In fiscal years 2000 and 2001, Vantico reported revenues of CHF 1,762 million and CHF 1,601 million, respectively, and net losses of CHF 38 million and CHF 169 million, respectively.

        On June 30, 2003, HMP and Huntsman Holdings completed a restructuring and acquisition involving Vantico. In conjunction with the acquisition, our affiliates formed HAM and certain other entities to hold the Vantico business. We do not own any HAM securities, and there are no cross-company guarantees between us and HAM. In addition, we will not be required to make any cash contributions to HAM. We have entered into contractual arrangements with HAM regarding management, technology and commercial matters, and certain of our current employees have assumed senior positions at HAM. We believe that these transactions have been made on terms which are no less favorable to us than would be expected from an unaffiliated third-party. See "Recent Events."

        Prior to this transaction, Vantico filed reports as a foreign private issuer under the Exchange Act. We have not verified, and disclaim any responsibility for, the accuracy or completeness of the information contained in such reports.

Consulting Agreement with Jon M. Huntsman

        We recently entered into an agreement with Jon M. Huntsman, pursuant to which Mr. Huntsman will be providing consulting services to us on an ongoing basis. Mr. Huntsman, who is not our employee, will provide advice and other business consulting services at our request regarding our products, our customers, our commercial and development strategies, our financial affairs, and our administrative matters based upon his experience and knowledge of our business, our industry, and the markets within which we compete. Mr. Huntsman's services will likely be utilized both with respect to the conduct of our business in the ordinary course, and with respect to strategic development and specific projects. Mr. Huntsman will receive $950,000 annually in exchange for his services. Mr. Huntsman is the Chairman of the Board of Managers of our Company.

OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS

Description of Credit Facilities

        In connection with the formation of our Company, we borrowed funds under the approximately $2 billion senior secured credit agreement with Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as administrative agent, and a group of lenders comprised of:

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  $400 million revolving loan facility (including a $100 million letter of credit subfacility),

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  $240 million term A loan facility,

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  Euro equivalent of U.S. $300 million term A loan facility on the initial date of the credit facilities,

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  $565 million term B loan facility, and

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  $565 million term C loan facility.

        The revolving loan facility is available to us for working capital and general corporate purposes. As of September 30, 2003, we had $199.0 million of indebtedness outstanding and $194.5 million of availability for additional borrowings under the revolving facility.

        Our obligations under our senior secured credit facilities are supported by guarantees of HIH, our domestic restricted subsidiaries and of Tioxide Group and Tioxide Americas Inc., both of which are non-U.S. subsidiaries that are disregarded as entities for United States tax purposes. We have secured our obligations under our senior secured credit facilities with the pledge of substantially all of our assets, including the stock of our domestic subsidiaries and of Tioxide Group. Our obligations under our senior secured credit facilities are also secured by the pledge by HIH of its membership interests in our Company, the pledge by the domestic subsidiary guarantors of their assets, the pledge by Tioxide Group of 65% of the voting stock of Huntsman (Holdings) U.K. and the pledge by Tioxide Americas Inc. of its assets, in each case, with specified exceptions. Our senior secured credit facilities also require that certain intercompany notes by foreign subsidiaries in favor of Huntsman (Holdings) U.K. be secured.

        On October 17, 2003, we amended our senior secured credit facilities. The amendment provides, among other things, for changes to certain financial covenants, including the leverage and interest coverage ratios, the annual amount of permitted capital expenditures, and the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly period ended September 30, 2003 and will continue through the quarterly period ended December 31, 2004. The amendment also allows for the issuance of $205 million of additional term B and term C loans, which was accomplished on October 22, 2003, the net proceeds of which have been applied to pay down our revolving loan facility by approximately $53 million, and the remainder of the net proceeds have been applied to repay, in full, the term A loan. The amendment also allows us to issue additional senior unsecured notes up to a maximum of $800 million.

        The term B loan facility matures on June 30, 2007 and is payable in annual installments, which commenced on June 30, 2000, with the remaining unpaid balance due on final maturity. The term C loan facility matures on June 30, 2008 and is payable in annual installments, which commenced on June 30, 2000, with the remaining unpaid balance due on final maturity. The revolving loan facilities mature on June 30, 2005 with no scheduled commitment reductions.

        Interest rates for our senior secured credit facilities are based upon, at our option, either the applicable eurocurrency rate (for dollars or euros, as applicable) adjusted for reserves or the applicable base rate. A margin is then added, which varies, in the case of adjusted eurocurrency based loans, from

1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied and, in the case of the applicable base rate based loans, from 0.25% to 3.25% per annum.

        Our senior secured credit facilities contain representations and warranties, affirmative covenants, financial covenants, negative covenants and events of default that are usual and customary for similar facilities. The negative covenants include restrictions, among others, on the incurrence of indebtedness and liens, consolidations and mergers, the purchase and sale of assets, issuance of stock, loans and investments, voluntary payments or prepayments of other indebtedness, including our senior subordinated notes and the offered notes, modification, amendment or termination of the provisions of our other indebtedness, including our senior subordinated notes and the offered notes, and affiliate transactions. Specifically, we may not make any interest or principal payment on or purchase, defease, redeem, prepay, or otherwise acquire or retire for value, prior to any scheduled final maturity or applicable redemption date, our senior subordinated notes, the 2003 Senior Notes, or any other indebtedness that is subordinate to the senior secured credit facilities. Scheduled interest payments are, however, permitted.

        The financial covenants, as amended, require us to maintain financial ratios, including a leverage ratio and an interest coverage ratio, and minimum consolidated net worth and require us to limit the amount of our capital expenditures. As of October 17, 2003, annual capital expenditures may not exceed $250 million. In addition, capital expenditures are permitted with the proceeds of certain indebtedness, equity offerings, insurance receipts, and asset sales. We are required to maintain consolidated net worth of at least $900 million, plus 50% of aggregate consolidated net income since June 30, 1999, provided that if consolidated net income in any quarter is less than zero, it shall be deemed equal to zero for such quarterly period, and 75% of the net proceeds of certain capital stock issuances. Our minimum required interest coverage ratio is 1.35 to 1.0 as of July 1, 2003, and escalates quarterly thereafter to 2.75 to 1.0 on and after January 1, 2005. Our maximum permitted leverage ratio is 8.0 to 1.0 as of July 1, 2003, and escalates quarterly up to 8.80 to 1.0 on January 1, 2004 and declines quarterly thereafter to 3.75 to 1.0 on and after January 1, 2005.

Description of Our Outstanding Senior Subordinated Notes

        On June 30, 1999, we issued $600 million and €200 million 10 1/8% Senior Subordinated Notes (the "1999 senior subordinated notes") pursuant to an indenture among us, the guarantors named therein and Wells Fargo Bank Minnesota, National Association as successor trustee, as amended by the First Amendment to Indenture dated January 5, 2000 (the "Original Indenture"). In addition, we issued approximately $250 million in aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2009 (the "2001 senior subordinated notes" and together with the 1999 senior subordinated notes, the "senior subordinated notes") pursuant to an indenture, dated as of March 13, 2001, among us, the guarantors named therein and Wells Fargo Bank Minnesota, N.A., as successor trustee. Interest on the these notes is payable semi-annually at a rate of 10 1/8% per annum, and these notes will mature on July 1, 2009.

        Our senior subordinated notes are redeemable (1) on or after July 1, 2004 at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007, and (2) prior to July 1, 2004 at 105.063% of the principal amount thereof, discounted to the redemption date using the treasury rate (for the dollar denominated notes) or the bond rate (for the euro denominated notes) plus 0.50%, plus in each case accrued and unpaid interest to the date of redemption.

        Our senior subordinated notes are redeemable (1) after July 1, 2004 at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007, and (2) on or prior to July 1, 2004 at 105.063% of the principal amount of the notes being redeemed as of July 1, 2004, discounted to the redemption date on a semiannual basis at the adjusted bond rate, plus accrued interest to the redemption date. In addition, at any time prior to July 1, 2002, we have the right to redeem up to 35%

of the aggregate principal amount of these notes originally issued with the net cash proceeds of one or more equity offerings at 110.125% of the principal amount plus accrued and unpaid interest, if any, to the redemption date; provided that (a) not less than 65% of the aggregate principal amount of senior subordinated notes originally issued remains outstanding immediately after the occurrence of such redemption (excluding such notes held by us and our subsidiaries), and (b) the redemption occurs within 120 days of the date of the closing of such equity offerings.

        Like the notes offered in this offering, our outstanding senior subordinated notes are unconditionally guaranteed by Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, Tioxide Americas Inc. and Tioxide Group on a senior subordinated basis. The guarantees of our outstanding senior subordinated notes are also (1) general unsecured senior subordinated obligations of the guarantors, (2) effectively subordinated in right of payment to all existing and future senior debt of the guarantors, (3) equal in right of payment to all existing and future senior subordinated indebtedness of the guarantors and (4) senior in right of payment to any subordinated indebtedness of the guarantors.

Description of Outstanding Senior Notes

        In March 2002, we issued $300 million in aggregate principal amount of 9 7/8% senior notes due 2009 (collectively with the 2003 Senior Notes, the "Senior Notes") pursuant to an indenture, dated as of March 21, 2002, among us, the guarantors named therein and Wells Fargo Bank Minnesota, N.A., as trustee. Interest on these notes is payable semi-annually at a rate of 9.875% per annum, and these notes will mature on March 1, 2009.

        On April 11, 2003, we sold $150 million in aggregate principal amount of 9 7/8% senior notes due 2009 in a transaction exempt from the registration requirements of the Securities Act of 1933. The offering was priced at 105.25% plus accrued interest from March 1, 2003. We used approximately $26 million of the net proceeds to repay part of the revolving portion of the credit facilities. The balance of the net proceeds was used primarily to prepay the next 16 months of scheduled amortization due under the term portion of the credit facilities. You may exchange these notes pursuant to this Exchange Offer.

        Our Senior Notes are redeemable (1) after March 1, 2006 at 104.937% of the principal amount thereof, declining ratably to par on and after March 1, 2008, and (2) on or prior to March 1, 2006 at the greater of (i) 100% of the principal amount thereof or (ii) 104.937% of the principal amount of the notes being redeemed as of March 1, 2006, plus all required interest payments due on such notes through March 1, 2006 (excluding accrued interest) discounted to the redemption date on a semiannual basis at the adjusted treasury rate, plus accrued interest to the redemption date. In addition, at any time prior to March 1, 2004, we have the right to redeem up to 40% of the aggregate principal amount of these notes originally issued with the net cash proceeds of one or more equity offerings at 109.875% of the principal amount plus accrued and unpaid interest, if any, to the redemption date; provided that (a) not less than 60% of the aggregate principal amount of the notes originally issued remains outstanding immediately after the occurrence of such redemption (excluding such notes held by us and our subsidiaries), and (b) the redemption occurs within 120 days of the date of the closing of such equity offerings.

        Our Senior Notes are unconditionally guaranteed by Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, Tioxide Americas Inc. and Tioxide Group on a senior basis. The guarantees of our Senior Notes are also (1) general unsecured senior obligations of the guarantors, (2) effectively subordinated in right of payment to all existing and future secured indebtedness of the guarantors to the extent of the assets securing such secured indebtedness, (3) equal in right of payment to all existing and future unsecured senior indebtedness of the guarantors and (4) senior in right of payment to any subordinated indebtedness of the guarantors.

Securitization of Receivables

        We maintain a securitization program arranged by JP Morgan which commenced on December 21, 2000, under which certain trade receivables are transferred to a qualified special-purpose off-balance-sheet entity through December 2005. This entity is not an affiliate of our Company. The acquisitions of these receivables by the entity are financed through the issuance of commercial paper and /or medium term notes ("MTNs"). The securitization program is an important source of liquidity to our Company.

        A portion of the MTNs is denominated in euros and is subject to fluctuation in currency rates against the U.S. dollar. The total outstanding balance of MTNs is approximately $188 million as of June 30, 2003. In addition to MTNs, the special purpose vehicle also maintains an annual commitment to issue commercial paper of up to $125 million. Subject to the annual seasonality of our accounts receivable, we estimate that the total net proceeds from the facility may approach up to $310 million at certain periods during 2003. As of June 30, 2003, the special-purpose entity had total assets (consisting of cash and accounts receivable) of approximately $425 million, and $188 million of MTNs and $122 million of commercial paper outstanding. The weighted average interest rates on the MTNs and commercial paper was approximately 2.1% as of September 30, 2003.

        During the nine months ended September 30, 2003, we sold approximately $2,055 million in receivables and received $2,074 in proceeds. We recorded $24.0 million as a loss on receivables for the nine months ended September 30, 2003. A substantial portion of the loss resulted from losses in foreign exchange on foreign receivables as well as from foreign exchange contracts associated with the program. In accordance with the agreements governing the securitization program, an unconsolidated special purpose entity enters into certain foreign exchange forward contracts for periods aligned with the average maturity of receivables sold into the program. In addition to foreign exchange gains and losses on foreign receivables sold into the program, the periodic gains and losses associated with such contracts are also recorded by our Company as part of the gain or loss on sale of receivables.

        Our senior secured credit facilities require a mandatory prepayment to the extent that proceeds from the securitization facility exceed $310 million. To date, proceeds from the securitization program have not exceeded this limit. See "—Description of Credit Facilities."

DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions". In this description, the phrase "Huntsman International" refers only to Huntsman International LLC and not to any of its subsidiaries, and "HIH" refers only to Huntsman International Holdings LLC, our parent company. Additionally, the word "guarantors" refers to Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, Tioxide Americas Inc. and Tioxide Group and any other Restricted Subsidiary of Huntsman International that in the future agrees to become a guarantor. In this description, the word "notes" refers collectively to the old notes and the new notes.

        The old notes were, and the new notes will be, issued under an indenture among Huntsman International, the guarantors and Wells Fargo Bank Minnesota, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        In addition to the $150 million aggregate principal amount of old notes (and the new notes to be issued in exchange therefor) and the $300 million aggregate principal amount of 2002 Senior Notes outstanding under the indenture, which we refer to in this description as the initial notes, the indenture also provides for additional issuances of notes not to exceed $50 million in the aggregate (or the euro equivalent of $50 million in the aggregate), which we refer to in this description as the additional notes. Any issuance of additional notes will be subject to our compliance with the covenant described below under "—Limitation on Incurrence of Additional Indebtedness" and provided that no default or Event of Default exists under the indenture at the time of issuance or would result therefrom. All notes issued under the indenture will be substantially identical in all material respects other than issuance dates and will constitute a part of the same series, including with respect to redemption and matters requiring approval of the holders.

        The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate these agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement will be available as described below under "Where You Can Find More Information".

Brief Description of the Notes and the Guarantees

The Notes

        The notes are:

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  general unsecured senior obligations of Huntsman International;

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  effectively subordinated in right of payment to all existing and future secured Indebtedness of Huntsman International to the extent of the assets securing such secured Indebtedness;

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  equal in right of payment to all existing and future unsecured senior Indebtedness of Huntsman International;

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  senior in right of payment to any subordinated Indebtedness of Huntsman International, including its outstanding senior subordinated notes; and

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  unconditionally guaranteed by the guarantors on a senior unsecured basis.

The Guarantees

        As of the date of issuance of the notes, Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, Tioxide Americas Inc. and Tioxide Group are our only subsidiaries that will guarantee Huntsman International's obligations under the notes. The obligations of the guarantors under their guarantees will be limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes and guarantees may be void, avoided, subordinated or otherwise limited under laws governing fraudulent transfers, insolvency and financial assistance".

        The guarantees of the notes are:

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  general unsecured senior obligations of the guarantors;

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  effectively subordinated in right of payment to all existing and future secured Indebtedness of the guarantors to the extent of the assets securing such secured Indebtedness;

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  equal in right of payment to all existing and future unsecured senior Indebtedness of the guarantors; and

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  are senior in right of payment to any subordinated Indebtedness of the guarantors.

        As of December 31, 2002, Huntsman International and the guarantors had $2.74 billion of senior Indebtedness outstanding (of which $1.37 billion is secured Indebtedness), and Huntsman International's subsidiaries which are not guarantors had approximately $29.2 million of Indebtedness outstanding.

        The address of each of the guarantors is: c/o Huntsman International LLC, 500 Huntsman Way, Salt Lake City, Utah 84108, and their phone number is (801) 584-5700.

        As of the date of issuance of the notes, all the subsidiaries of Huntsman International are "Restricted Subsidiaries". However, under certain circumstances we are permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries". Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

        We and our Domestic Subsidiaries will make investments in our Foreign Subsidiaries either directly or by advancing funds to Huntsman International Financial or Tioxide Group, each of whom will in turn advance the funds to the Foreign Subsidiaries, either as a capital contribution or as an intercompany loan. At December 31, 2002, Huntsman International Financial held approximately $1.57 billion of unsecured indebtedness from our Foreign Subsidiaries. In addition, Huntsman (Holdings) U.K. ("Holdings U.K."), a direct wholly owned Restricted Subsidiary of Tioxide Group, held approximately $1.24 billion of secured Indebtedness from our Foreign Subsidiaries. However, in the event of a bankruptcy, liquidation or reorganization of a Foreign Subsidiary, there can be no assurance that the intercompany loans such Foreign Subsidiary owes to Holdings U.K. or Tioxide Group will not be declared unenforceable, equitably subordinated to other obligations of such Foreign Subsidiary or recharacterized as equity. In such an event, creditors of such Foreign Subsidiary will have a prior claim to all assets of such Foreign Subsidiary.

Principal, Maturity and Interest of the Notes

        Huntsman International issued $150.0 million aggregate principal amount of old notes in denominations of $1,000 and integral multiples thereof on April 11, 2003 The notes will mature on March 1, 2009 at the principal amount, plus accrued and unpaid interest to the maturity date.

        Interest on the notes accrues at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2003. Huntsman International will make each interest payment to the holders of record of the notes on the immediately preceding February 15 and August 15.

        Interest on the notes accrues from March 1, 2003 or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

        At any time prior to March 1, 2004, Huntsman International may on any one or more occasions redeem up to 40% of the aggregate principal amount of the notes originally issued (including the original principal amount of any additional notes subsequently issued under the indenture), at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

          (1)   at least 60% of the aggregate principal amount of the notes originally issued (including the original principal amount of any additional notes subsequently issued under the indenture) remains outstanding immediately after the occurrence of such redemption (excluding notes held by Huntsman International and its subsidiaries); and

          (2)   the redemption must occur within 120 days of the date of the closing of such Equity Offering.

        Notice of any such redemption must be given within 90 days after the date of such Equity Offering. Huntsman International will publish a copy of such notice in accordance with the procedures described under "—Notices".

        On or prior to March 1, 2006, Huntsman International may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Make-Whole Price") equal to the greater of

          (1)   100% of the principal amount thereof or

          (2)   the present value, as determined by an Independent Investment Banker, of

            (A)  104.937% of the principal amount of the notes being redeemed as of March 1, 2006 (assuming a 360-day year consisting of twelve 30-day months) plus

            (B)  all required interest payments due on such notes through March 1, 2006 (excluding accrued interest), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus in each case accrued interest to the redemption date.

        After March 1, 2006, Huntsman International may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Redemption Price
2006	104.937%
2007	102.468%
2008 and thereafter	100.000%

        Huntsman International will publish a redemption notice in accordance with the procedures described under "—Selection and Notice" and "—Notices".

Repurchase at the Option of Holders upon a Change of Control

        If a Change of Control occurs, each holder of the notes (including any additional notes subsequently issued under the indenture) will have the right to require Huntsman International to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. Prior to an initial public offering, a Change of Control is defined as the failure of Mr. Jon M. Huntsman and the Huntsman family (including entities controlled by them or trusts for their benefit) to have the power to vote securities having a majority of the voting power for the election of Huntsman International's managers. After an initial public offering, a Change of Control is defined as the occurrence of either: (a) any person or group (not affiliated with the Huntsman family) becoming the beneficial owner of at least 35% of the voting equity of Huntsman International (other than pursuant to certain transactions approved by the board of managers) or (b) Continuing Managers (as defined in the indenture—in general, managers having a connection to the Huntsman family) ceasing to constitute a majority of the board. In the Change of Control Offer, Huntsman International will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Huntsman International will mail a notice to each holder describing the transaction(s) that constitute the Change of Control and offering to repurchase the notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. Huntsman International will also publish a notice of the offer to repurchase in accordance with the procedures described under "—Notices". Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

        On the Change of Control Payment Date, Huntsman International will, to the extent lawful:

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Huntsman International.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

        Except to the extent that acquisitions, refinancings, recapitalizations, or other transactions meet the definition of Change of Control, the indenture does not permit the holders of the notes to require repurchase or redemption of the notes upon their occurrence.

Selection and Notice

        If less than all of the notes are to be redeemed at any time in connection with an optional redemption, the trustee will select notes for redemption as follows:

          (1)   if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)   if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Huntsman International will also publish a notice of redemption in accordance with the procedures described under "—Notices".

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the indenture.

        Limitation on Incurrence of Additional Indebtedness.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Huntsman International and its Restricted Subsidiaries which are guarantors may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not guarantors may incur Acquired Indebtedness, in each case if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Huntsman International is greater than 2.0 to 1.0.

        Huntsman International and its Restricted Subsidiaries will not incur any Indebtedness that is subordinated to any Pari Passu Indebtedness of Huntsman International or its Restricted Subsidiaries that are Guarantors unless such Indebtedness is also subordinated on the same basis to the notes or the guarantees, respectively.

        Limitation on Restricted Payments.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto:

          (A)  a Default or an Event of Default shall have occurred and be continuing;

          (B)  Huntsman International is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

          (C)  the aggregate amount of Restricted Payments made after June 30, 1999, including the fair market value as determined reasonably and in good faith by the board of managers of Huntsman International of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

            (1)   50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Huntsman International earned from June 30, 1999 through the last day of the last full fiscal quarter immediately preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

            (2)   100% of the aggregate net cash proceeds received by Huntsman International from any person (other than a subsidiary of Huntsman International) from the issuance and sale subsequent to June 30, 1999 and on or prior to the Reference Date of Qualified Capital Stock of Huntsman International (other than Specified Venture Capital Stock); plus

            (3)   without duplication of any amounts included in clause (2) above, 100% of the aggregate net cash proceeds of any equity contribution received by Huntsman International from a holder of Huntsman International's Capital Stock.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

          (2)   the acquisition of any shares of Capital Stock of Huntsman International, either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of Huntsman International);

          (3)   the acquisition of any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (x) a substantially concurrent Equity Offering or (y) incurrence for cash of Refinancing Indebtedness, in each case other than to a subsidiary of Huntsman International;

          (4)   so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Huntsman International of, or dividends to HIH to permit repurchases by HIH of, Common Stock of Huntsman International or HIH from employees of Huntsman International or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $4 million in any calendar year;

          (5)   the redemption or repurchase of any Common Stock of Huntsman International held by a Restricted Subsidiary of Huntsman International which obtained such Common Stock directly from Huntsman International;

          (6)   distributions to the members of Huntsman International in accordance with the Tax Sharing Agreement;

          (7)   payments to HIH for legal, audit, and other expenses directly relating to the administration of HIH (including fees and expenses relating to the HIH Zero Coupon Notes) which when aggregated with loans made to HIH in accordance with clause (12) under the definition of "Permitted Investment", will not exceed $3 million in any fiscal year;

          (8)   the payment of consideration by a third party to equity holders of Huntsman International;

          (9)   additional Restricted Payments in an aggregate amount not to exceed $10 million since June 30, 1999;

          (10) payments of dividends on Disqualified Capital Stock issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above;

          (11) distributions and Investments in connection with our transaction with ICI and Huntsman Specialty and the financing thereof; and

          (12) acquisitions of Indebtedness of Huntsman International that is subordinated or junior in right of payment to the notes after complying with "—Limitation on Asset Sales" and "—Repurchase at the Option of Holders upon a Change of Control" with respect to the notes and that contain certain provisions requiring that an offer to purchase such Indebtedness be made with the proceeds from an asset sale or upon a change of control.

        In determining the aggregate amount of Restricted Payments made subsequent to June 30, 1999 in accordance with clause (C) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (1), (2), (3)(B)(x) and (4) of this paragraph shall be included in such calculation.

        Not later than the date of making any Restricted Payment pursuant to clause (C) of the second preceding paragraph or clause (9) of the immediately preceding paragraph, Huntsman International shall deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Huntsman International's quarterly financial statements last provided to the trustee pursuant to "—Reports to Holders".

        Limitation on Asset Sales.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   Huntsman International or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by Huntsman International's board of managers;

          (2)   at least 75% of the consideration received by Huntsman International or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale. For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of Huntsman International or the applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets will be deemed to be cash for purposes of this provision; and

          (3)   upon the consummation of an Asset Sale, Huntsman International applies, or causes the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 365 days of having received the Net Cash Proceeds.

        Additionally, Huntsman International must apply the Net Cash Proceeds either:

          (A)  to prepay any Pari Passu Indebtedness of Huntsman International or a guarantor or any Indebtedness of a Restricted Subsidiary that is not a guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

          (B)  to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of Huntsman International and its subsidiaries as existing on the date of issuance of the notes or in businesses reasonably related thereto ("Replacement Assets"); and/or

          (C)  to make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman International or its subsidiaries.

        With respect to clauses (B) and (C) above, Huntsman International only may apply Net Cash Proceeds in excess of $30 million in the aggregate since June 30, 1999 from Asset Sales involving assets of Huntsman International or a guarantor (other than the Capital Stock of a Foreign Subsidiary) towards:

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  assets which will be owned by Huntsman International or a guarantor and not constituting an Investment or

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  the capital stock of a person that becomes a guarantor.

        On the 366th day after an Asset Sale or any earlier date, if any, on which the board of Huntsman International or board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph (each, a "Net Proceeds Offer Trigger Date)." Such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted by this covenant (each, a "Net Proceeds Offer Amount") shall be applied by Huntsman International or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from:

  •
  all holders of notes (including any additional notes subsequently issued under the indenture) and

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  all holders of other Indebtedness that is equal in right of payment with the notes and contains provisions requiring that an offer to purchase such other Indebtedness be made with the proceeds from the Asset Sale, on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased with the Net Proceeds Offer Amount. The offer price in any Net Proceeds Offer will be equal to 100% of the principal value of the notes to be purchased, plus any accrued and unpaid interest to the date of purchase.

        Huntsman International may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $30.0 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $30.0 million, shall be applied as required pursuant to this paragraph).

        The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

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  in the event any non-cash consideration received by Huntsman International or any Restricted Subsidiary of Huntsman International in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration); or

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  in the event of the transfer of substantially all, but not all, of the property and assets of Huntsman International and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under "—Merger, Consolidation and Sale of Assets", and as a result thereof Huntsman International is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of Huntsman International and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Huntsman International or its

    Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the provisions described in the immediately preceding paragraphs, Huntsman International and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent:

          (1)   at least 80% of the consideration for such Asset Sale constitutes Replacement Assets; and

          (2)   such Asset Sale is for fair market value.

        Any consideration that does not constitute Replacement Assets that is received by Huntsman International or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

        Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the indenture, Huntsman International shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sale" provisions of the indenture by virtue thereof.

        After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used by Huntsman International for any purpose permitted by the other provisions of the indenture.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Huntsman International to (A) pay dividends or make any other distributions on or in respect of its Capital Stock; (B) make loans or advances or to pay any Indebtedness or other obligation owed to Huntsman International or any other Restricted Subsidiary of Huntsman International; or (C) transfer any of its property or assets to Huntsman International or any other Restricted Subsidiary of Huntsman International, except for such encumbrances or restrictions existing under or by reason of:

          (1)   applicable law, rules, regulations and/or orders;

          (2)   the indenture relating to the notes (including, without limitation, any Liens permitted by such indenture);

          (3)   customary non-assignment provisions of any contract or any lease or license governing a leasehold interest of Huntsman International or any Restricted Subsidiary of Huntsman International;

          (4)   any agreements existing at the time of any merger or consolidation with any person or acquisition of any person or the properties or assets of such person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person merged or consolidated with or so acquired or any Subsidiary of such person;

          (5)   agreements existing on the date of issuance of the notes to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the board of managers of Huntsman International in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the date of issuance of the notes;

          (6)   restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any person pending the closing of such sale;

          (7)   any agreement or instrument governing Capital Stock of any person that is acquired;

          (8)   Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

          (9)   Liens incurred in accordance with the covenant described under "—Limitation on Liens";

          (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (11) the Credit Facilities;

          (12) any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness";

          (13) customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Huntsman International or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

          (14) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

          (15) contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Huntsman International or any Restricted Subsidiary in any manner material to Huntsman International or any Restricted Subsidiary; and

          (16) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (8), (11), (12) or (13), above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Huntsman International in any material respect as determined by the board of managers of Huntsman International in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (8), (11), (12) or (13).

        Limitation on Preferred Stock of Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Huntsman International or to a Restricted Subsidiary of Huntsman International) or permit any person (other than Huntsman International or a Restricted Subsidiary of Huntsman International) to own any Preferred Stock of any Restricted Subsidiary of Huntsman International; provided, however, that:

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  Class A Shares and Class B Shares may be issued pursuant to the terms of the Contribution Agreement;

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  any person that is not a Restricted Subsidiary of Huntsman International may issue Preferred Stock to equity holders of such person in exchange for equity interests if after such issuance such person becomes a Restricted Subsidiary; and

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  Tioxide Southern Africa (Pty) Limited may issue Preferred Stock to its equity holders in exchange for its equity interests.

        Limitation on Liens.    Huntsman International shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of Huntsman International or any Restricted Subsidiary, now owned or hereafter acquired, which secure Indebtedness subordinated to the notes or any note guarantee unless any such Lien shall be subordinated (to the same extent as such subordinated Indebtedness is subordinated to the notes or such note guarantees) to a Lien granted to the holders of the notes or such note guarantees in the same collateral as that securing such Lien; provided, in no event shall any Lien secure Indebtedness which is incurred other than in accordance with the indenture governing the notes.

        Merger, Consolidation and Sale of Assets.    Huntsman International will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, transfer, or otherwise dispose of (or permit any Restricted Subsidiary of Huntsman International to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Huntsman International's assets (determined on a consolidated basis for Huntsman International and Huntsman International's Restricted Subsidiaries) unless:

          (1)   either (A) Huntsman International shall be the surviving or continuing corporation or (B) the person (if other than Huntsman International) formed by such consolidation is an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (the "Surviving Entity");

          (2)   the Surviving Entity, if any, expressly assumes by a supplemental indenture that is in form and substance satisfactory to the trustee all rights and obligations of Huntsman International under the notes and the indenture;

          (3)   immediately after giving effect to such transaction, including the assumption of the notes, Huntsman International or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

          (4)   immediately before and after giving effect to such transaction, including the assumption of the notes, no default or Event of Default occurred or exists; and

          (5)   Huntsman International or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, stating that all requirements under the indenture for such a transaction have been satisfied.

        Each guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and Huntsman International will not cause or permit any guarantor to, consolidate with or merge with or into any person other than Huntsman International or any other guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by supplemental indenture all of the obligations of the guarantor on the guarantee;

          (2)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (3)   immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Huntsman International could satisfy the provisions of clause (3) of the first paragraph of this covenant.

        Any merger or consolidation of a guarantor with and into Huntsman International (with Huntsman International being the surviving entity) or another guarantor need not comply with the first paragraph of this covenant.

        Notwithstanding anything in this covenant to the contrary,

          (1)   Huntsman International may merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Huntsman International in another state of the United States or the District of Columbia without complying with clause (3) of the first paragraph of this covenant; and

          (2)   any transaction characterized as a merger under applicable state law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as:

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  an Asset Sale, if the result of such transaction is the transfer of assets by Huntsman International or a Restricted Subsidiary, or

  •
  an Investment, if the result of such transaction is the acquisition of assets by Huntsman International or a Restricted Subsidiary.

        Limitations on Transactions with Affiliates.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

          (1)   Affiliate Transactions permitted under the provision described in the last paragraph of this covenant; and

          (2)   Affiliate Transactions on terms that are no less favorable to Huntsman International or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction by Huntsman International or the relevant Restricted Subsidiary and an unrelated person.

        The board of managers of Huntsman International and the board of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $5 million. This approval must be evidenced by a board resolution that states that the board has determined that the transaction complies with the foregoing provisions.

        If Huntsman International or any Restricted Subsidiary of Huntsman International enters into an Affiliate Transaction that involves an aggregate fair market value of more than $10 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Huntsman International or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

        The restrictions described in the preceding paragraphs of this covenant do not apply to:

  •
  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, managers, employees or consultants of Huntsman International or any Restricted Subsidiary of Huntsman International as determined in good faith by Huntsman International's board of managers or senior management;

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  transactions exclusively between or among Huntsman International and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

  •
  any agreement as in effect as of the date of issuance of the notes or contemplated under the Contribution Agreement or any amendment thereto or any transaction contemplated thereby in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

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  Permitted Investments and Restricted Payments made in compliance with "—Limitation on Restricted Payments" covenant;

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  transactions between any of Huntsman International, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the indenture; and

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  transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which when taken together are fair to Huntsman International or the Restricted Subsidiaries as applicable, in the reasonable determination of the board of managers of Huntsman International or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

        Limitation of Guarantees by Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Huntsman International or any other Restricted Subsidiary other than:

          (A)  Indebtedness under Currency Agreements and Commodity Agreements in reliance on clause (5) of the definition of "Permitted Indebtedness";

          (B)  Interest Swap Obligations incurred in reliance on clause (4) of the definition of "Permitted Indebtedness"; or

          (C)  any guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness", unless, in any such case:

            (1)   such Restricted Subsidiary that is not a guarantor guarantees payment of the notes;

            (2)   any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Pari Passu Indebtedness shall be pari passu with such Restricted Subsidiary's guarantee of the notes hereunder; and

            (3)   any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is expressly subordinated to the notes shall be subordinated to such Restricted Subsidiary's guarantee of the notes hereunder.

        In addition, any Restricted Subsidiary that enters into a guarantee of the notes under clause (1) above will be automatically and unconditionally released and discharged from its obligations under such guarantee when any of the following occurs:

  •
  such Restricted Subsidiary is unconditionally released from its liability with respect to the Indebtedness in connection with which such guarantee of the notes was executed;

  •
  all of the Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary, or the parent of such Restricted Subsidiary, is transferred to a person that is not a Restricted Subsidiary in accordance with the indenture and such Restricted Subsidiary has been released of its obligations with respect to the Indebtedness in connection with which such guarantee of the notes was executed; or

  •
  such Restricted Subsidiary becomes an Unrestricted Subsidiary.

        Capital Stock of Certain Subsidiaries.    Huntsman International will at all times hold, directly or indirectly, through a wholly-owned Restricted Subsidiary:

          (1)   all issued and outstanding Capital Stock of Tioxide Group, other than shares of Class A Shares issued pursuant to the terms of the Contribution Agreement, which will be held by an ICI Affiliate; and

          (2)   all issued and outstanding Capital Stock of Holdings U.K., other than shares of Class B Shares issued pursuant to the terms of the Contribution Agreement, which will be held by a Huntsman Affiliate.

        Neither Tioxide Group nor Holdings U.K. will issue any Capital Stock (or any direct or indirect rights, options or warrants to acquire such Capital Stock) to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International except to qualify directors if required by applicable law or other similar legal requirements and the Class A Shares and Class B Shares described in the preceding sentence.

        Tioxide Group will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International except that after Holdings U.K. has repaid its promissory note to Huntsman International Financial, Tioxide Group may pay dividends on its Class A Shares in an amount not to exceed 1% of the dividends paid by Tioxide Group on its other Capital Stock. Holdings U.K. will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International and other than nominal dividends on the Class B Shares.

        Conduct of Business.    Huntsman International and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses which are not the same, similar or related to the businesses in which Huntsman International and its Restricted Subsidiaries were engaged on the date of issuance of the notes, except to the extent that after engaging in any new business, Huntsman International and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as were conducted by them on the date of issuance of the notes. Huntsman International Financial shall only conduct the business of holding Indebtedness of Restricted Subsidiaries of Huntsman International and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the indenture. Tioxide Group will only conduct the business of holding the equity interests in Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the indenture. Holdings U.K. will only conduct the business of holding equity interests and Indebtedness of Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than Indebtedness owing to Huntsman International or Huntsman International Financial.

        Huntsman International and its Domestic Subsidiaries may advance funds to any Foreign Subsidiary only if such funds are either:

          (1)   advanced directly by Huntsman International or a Domestic Subsidiary;

          (2)   contributed to Huntsman International Financial as common equity and Huntsman International Financial loans such funds, directly or indirectly, through wholly owned Restricted Subsidiaries, to such Foreign Subsidiary; or

          (3)   contributed to Tioxide Group as common equity and Tioxide Group invests such funds in such Foreign Subsidiary.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, after the date the exchange offer is required to be consummated, Huntsman International must furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations, and make available to securities analysts and potential investors upon request:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman International were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Huntsman International's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman International were required to file such reports.

        If Huntsman International has designated any of its subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of Huntsman International and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Huntsman International.

Events of Default

        Each of the following constitutes an "Event of Default" under the indenture:

          (1)   the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2)   the failure to pay principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

          (3)   the failure of Huntsman International or any guarantor to comply with any covenant or agreement contained in the indenture for a period of 60 days after Huntsman International receives a written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes, including any additional notes subsequently issued under the indenture (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   any default under any agreement governing Indebtedness of Huntsman International or any of its Restricted Subsidiaries, if that default:

            (A)  is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness; or

            (B)  results in the acceleration of the final stated maturity of any such Indebtedness;

and, in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated equals or exceeds $25 million and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

          (5)   the failure of Huntsman International or its Restricted Subsidiaries to pay or otherwise discharge or stay one or more judgments in an aggregate amount exceeding $25 million, which are not covered by indemnities or third party insurance as to which the person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting Huntsman International or any of its Significant Subsidiaries; or

          (7)   the failure of any guarantee of any Significant Subsidiary to be in full force and effect or any of the guarantors denies its liability under its guarantee.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman International occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of notes (including any additional notes subsequently issued under the indenture) may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman International and the trustee, which notice must also specify that it is a "notice of acceleration". In that event, the notes will become immediately due and payable.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes (or any additional notes) may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if Huntsman International has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; or

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the above description of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in aggregate principal amount of the notes (including the aggregate principal amount of any additional notes subsequently issued under the indenture) may waive any existing default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes (including the aggregate principal amount of any of the outstanding additional notes subsequently issued under the indenture) may direct the trustee in its exercise of any trust or power or may exercise any of the trustee's powers.

        Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered the trustee reasonable indemnity. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, other than a Default or Event of Default relating to the payment of principal, premium or interest, if it determines that withholding notice is in the best interest of the holders.

        Under the indenture, Huntsman International will be required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and will provide such certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman International may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman International will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1)   the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the outstanding notes when such payments are due from the trust fund referred to below;

          (2)   Huntsman International's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the trustee and Huntsman International's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, Huntsman International may, at its option and at any time, elect to have the obligations of Huntsman International released with respect to certain of its covenants that are described in the indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   Huntsman International must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, U.S. dollars or non-callable U.S. government obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date;

          (2)   in the case of Legal Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

            (A)  Huntsman International has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (B)  since the date of the indenture, there has been a change in the applicable United States federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee);

          (3)   in the case of Covenant Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no default or Event of Default shall have occurred and be continuing on the date of such deposit insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other instrument or material agreement to which Huntsman International or any of its subsidiaries is a party or by which Huntsman International or any of its subsidiaries is bound;

          (6)   Huntsman International shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Huntsman International with the intent of preferring the holders of the notes over any other creditors of Huntsman International or with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman International or others;

          (7)   Huntsman International shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   Huntsman International shall have delivered to the trustee an opinion of counsel to the effect that:

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  either (A) Huntsman International has assigned all its ownership interest in the trust funds to the trustee or (B) the trustee has a valid perfected security interest in the trust funds; and

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  assuming no intervening bankruptcy of Huntsman International between the date of the deposit and the 124th day following the perfection of a security interest in the deposit and that no holder is an insider of Huntsman International, after the 124th day following the perfection of a security interest in the deposit, the trust funds will not be subject to avoidance as a preference under Section 547 of the Federal Bankruptcy Code.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the notes, as to all outstanding notes when:

          (1)   either

            (A)  all the existing authenticated and delivered notes (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman International and repaid to Huntsman International or discharged from such trust) have been delivered to the trustee for cancellation; or

            (B)  all notes not previously delivered to the trustee for cancellation have become due and payable, and Huntsman International has irrevocably deposited, or caused to be deposited, with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not already delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman International directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   Huntsman International has paid all other sums payable under the indenture by Huntsman International; and

          (3)   Huntsman International has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

        All funds that remain unclaimed for one year will be paid to Huntsman International, and thereafter holders of the notes must look to Huntsman International for payment as general creditors.

Cancellation

        All notes that are redeemed by or on behalf of Huntsman International will be cancelled and, accordingly, may not be reissued or resold. If Huntsman International purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

        If a holder of notes is or becomes subject to withholding taxes, Huntsman International will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

        Without the consent of each holder of an outstanding note affected, no amendment and waiver may:

          (1)   reduce the amount of notes whose holders must consent to an amendment;

          (2)   reduce the rate of or change the time for payment of interest, including, defaulted interest, on any notes;

          (3)   reduce the principal of or change the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for the notes;

          (4)   make any notes payable in money other than that stated in the notes;

          (5)   make any change in provisions of the indenture relating to the rights of holders of notes to receive payment of principal of and interest on the notes or permitting holders of a majority in principal amount of notes to waive defaults or Events of Default;

          (6)   amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Change of Control Offer in the event of a Change of Control or make and complete a Net Proceeds Offer with respect to any Asset Sale that has been completed;

          (7)   modify or change any provision of the indenture affecting the ranking of the notes or any guarantee in a manner which adversely affects the holders; or

          (8)   release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

        Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture (including the aggregate principal amount of any additional notes subsequently issued under the indenture).

        Without the consent of any holder of the notes, Huntsman International, the guarantors and the trustee may amend or supplement the indenture or the notes to:

          (1)   cure any ambiguities, defect or inconsistency;

          (2)   provide for the assumption of Huntsman International's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman International's assets;

          (3)   provide for uncertificated notes in addition to or in place of certificated notes;

          (4)   make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the rights under the indenture of any such holder; or

          (5)   comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Governing Law

        The indenture provides that it, the notes and the guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture or the Trust Indenture Act. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of Huntsman International, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Notices

        All notices shall be deemed to have been given (1) the mailing by first class mail, postage prepaid, of such notices to holders of the notes at their registered addresses as recorded in the Register; and (2) so long as the new notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the holders of the new notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions, whether or not it shall be published on Saturday, Sunday or holiday editions.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a person or any of its subsidiaries existing at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Huntsman International or such acquisition, merger or consolidation, except for Indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries.

        "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.50%.

        "Affiliate" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing; provided, however, that none of the Initial Purchasers or their Affiliates shall be deemed to be an Affiliate of Huntsman International.

        "Asset Acquisition" means:

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  an Investment by Huntsman International or any Restricted Subsidiary of Huntsman International in any other person pursuant to which such person shall become a Restricted Subsidiary of Huntsman International or of any Restricted Subsidiary of Huntsman International, or shall be merged with or into Huntsman International or of any Restricted Subsidiary of Huntsman International; or

  •
  the acquisition by Huntsman International or any Restricted Subsidiary of Huntsman International of the assets of any person (other than a Restricted Subsidiary of Huntsman International) which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Huntsman International or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than Huntsman International or a Restricted Subsidiary of Huntsman International of (A) any Capital Stock of any Restricted Subsidiary of Huntsman International; or (B) any other property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

          (1)   a transaction or series of related transactions for which Huntsman International or its Restricted Subsidiaries receive aggregate consideration of less than $5 million;

          (2)   sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof;

          (3)   sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of Huntsman International or any of its Restricted Subsidiaries to the extent that such license does not prohibit Huntsman International or any of its Restricted Subsidiaries from using the technologies licensed or require Huntsman International or any of its Restricted Subsidiaries to pay any fees for any such use;

          (4)   the sale, lease, conveyance, disposition or other transfer:

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  of all or substantially all of the assets of Huntsman International as permitted under the "Merger, Consolidation and Sale of Assets" covenant,

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  of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a person which is not a subsidiary,

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  pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of Huntsman International or any subsidiary of Huntsman International with a Lien on such assets, which Lien is permitted under the indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law,

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  involving only Cash Equivalents, Foreign Cash Equivalents or inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of Huntsman International or its Restricted Subsidiaries in the ordinary course of business consistent with past practices of Huntsman International or such Restricted Subsidiary, or

  •
  including only the lease or sublease of any real or personal property in the ordinary course of business,

          (5)   the consummation of any transaction in accordance with the terms of "—Limitation on Restricted Payments"; and

          (6)   Permitted Investments.

        "Business Day" means a day that is not a Saturday or Sunday or a day on which banking institutions in New York, New York are not required to be open.

        "Capital Stock" means:

  •
  with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person and

  •
  with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person.

        "Capitalized Lease" means a lease that is required to be classified and accounted for as a capitalized lease under GAAP.

        "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

          (2)   a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Facilities, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33% of all Investments described in this definition);

          (3)   open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency;

          (4)   repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected primary government securities dealers by the Federal Reserve Board or whose securities are rated AA- or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America;

          (5)   "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency;

          (6)   tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency; and

          (7)   shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (1) through (6) above.

        "Change of Control" means:

          (1)   prior to the initial public equity offering of Huntsman International, the failure by Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group"), collectively to have the power, directly or indirectly, to vote or direct the voting of securities having at least a majority of the ordinary voting power for the election of directors (or the equivalent) of Huntsman International or

          (2)   after the initial public equity offering, the occurrence of the following:

            (A)  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Huntsman Group, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of Huntsman International other than in a transaction having the approval of the board of managers of Huntsman International at least a majority of which members are Continuing Managers; or

            (B)  Continuing Managers shall cease to constitute at least a majority of the managers constituting the board of managers of Huntsman International.

        "Class A Shares" means the Class A Shares of Tioxide Group which have voting rights but no rights to dividends and a nominal liquidation preference.

        "Class B Shares" means the Class B Shares of Holdings U.K. which have voting rights, a right to nominal dividends and a nominal liquidation preference.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman International or any of its Restricted Subsidiaries designed to protect Huntsman International or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of Huntsman International or its Restricted Subsidiaries.

        "Common Stock" of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person's common stock, whether outstanding on the date of issuance of the notes or issued thereafter, and includes, without limitation, all series and classes of such common stock.

        "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

        "Comparable Treasury Price" means with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income,

          (2)   to the extent Consolidated Net Income has been reduced thereby,

            (A)  all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and Permitted Tax Distributions paid during such period,

            (B)  Consolidated Interest Expense and

            (C)  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period.

        All as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which financial statements are available under "—Reports to Holders" (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period.

        In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any Asset Sales or Asset Acquisitions (including, any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a person other than Huntsman International or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio",

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2)   if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense, plus

          (2)   the product of:

            (A)  the amount of all dividend payments on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such person or to a Restricted Subsidiary of such person) paid, accrued or scheduled to be paid or accrued during such period times

            (B)  a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication:

          (1)   the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

            (A)  any amortization of debt discount and amortization or write-off of deferred financing costs,

            (B)  the net costs under Interest Swap Obligations,

            (C)  all capitalized interest, and

            (D)  the interest portion of any deferred payment obligation; and

          (2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any person, for any period, the sum of

          (1)   aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus

          (2)   cash dividends or distributions paid to such person by any other person (the "Payor") other than a Restricted Subsidiary of the referent person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor; provided that there shall be excluded therefrom:

            (A)  after-tax gains from Asset Sales or abandonments or reserves relating thereto;

            (B)  after-tax items classified as extraordinary or nonrecurring gains;

            (C)  the net income of any person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the person or is merged or consolidated with the person or any Restricted Subsidiary of the person;

            (D)  the net income (but not loss) of any Restricted Subsidiary of the person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the net income of Foreign Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of Huntsman International as a result of application of this clause (D) if the restriction on dividends or similar distributions results from consensual restrictions;

            (E)  the net income or loss of any person, other than a Restricted Subsidiary of the person, except to the extent of cash dividends or distributions paid to the person or to a wholly owned Restricted Subsidiary of the person by such person;

            (F)  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following June 30, 1999;

            (G)  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

            (H)  in the case of a successor to the person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

            (I)   all gains or losses from the cumulative effect of any change in accounting principles; and

            (J)   the net amount of all Permitted Tax Distributions made during such period.

        "Consolidated Net Worth" of any person means the consolidated stockholders' equity (or equivalent) of such person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such person.

        "Consolidated Non-cash Charges" means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Continuing Managers" means, as of any date, the collective reference to:

  •
  all members of the board of managers of Huntsman International who have held office continuously since a date no later than twelve months prior to Huntsman International's initial public equity offering; and

  •
  all members of the board of managers of Huntsman International who assumed office after such date and whose appointment or nomination for election by Huntsman International's shareholders was approved by a vote of at least 50% of the Continuing Managers in office immediately prior to such appointment or nomination or by the Huntsman Group.

        "Contribution Agreement" means the Contribution Agreement, dated April 15, 1999, among Huntsman Specialty, ICI and HIH, as such agreement is in effect on the date of issuance of the notes, or as amended from time to time.

        "Credit Facilities" means:

  •
  the senior secured Credit Agreement, dated as of April 15, 1999, as amended as of the date of the issuance of the notes, among Huntsman International and the financial institutions party thereto, together with the related documents thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented, extended or otherwise modified from time to time, (including pursuant to the proposed second amendment described under "Other Indebtedness—Description of Credit Facilities—Amendment of Credit Facilities"); and

  •
  any one or more debt facilities, indentures or other agreements that refinances, replaces or otherwise restructures, including increasing the amount of available borrowings thereunder in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of Huntsman International a borrower or guarantor thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman International or any Restricted Subsidiary of Huntsman International against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

        "Domestic Subsidiary" means any subsidiary other than a Foreign Subsidiary.

        "Equity Offering" means any sale of Qualified Capital Stock of Huntsman International or any capital contribution to the equity of Huntsman International.

        "Environmental Lien" means a Lien in favor of any governmental authority arising in connection with any environmental laws.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of managers of Huntsman International acting reasonably and in good faith and shall be evidenced by a board resolution of the board of managers of Huntsman International delivered to the trustee.

        "Foreign Cash Equivalents" means:

  •
  debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an "Approved Jurisdiction") or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction; and

  •
  debt securities in an aggregate principal amount not to exceed $25 million with a maturity of 365 days or less issued by any nation in which Huntsman International or its Restricted Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

        "Foreign Subsidiary" means any subsidiary of Huntsman International (other than a guarantor) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the date of issuance of the notes.

        "Holdings U.K." means, Huntsman (Holdings) U.K., a private unlimited company incorporated under the laws of England and Wales.

        "Huntsman Affiliate" means Huntsman LLC or any of its Affiliates (other than HIH and its subsidiaries).

        "Huntsman Corporation" means Huntsman Corporation, a Utah corporation.

        "HIH Zero Coupon Notes" means, collectively, the Senior Discount Notes due 2009 and the Subordinated Discount Notes due 2009 issued by HIH, and any notes into which any such HIH Zero Coupon Notes may be exchanged or replaced pursuant to the terms of the indenture pursuant to which such HIH Zero Coupon Notes are issued.

        "Huntsman Specialty" means Huntsman Specialty Chemicals Corporation, a Utah corporation.

        "ICI" means Imperial Chemical Industries PLC.

        "ICI Affiliate" means ICI or any Affiliate of ICI.

        "Indebtedness" means with respect to any person, without duplication:

          (1)   all Obligations of such person for borrowed money;

          (2)   all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such person;

          (4)   all Obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

          (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6)   guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)   all Obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8)   all Obligations under Currency Agreements and Interest Swap Agreements of such person; and

          (9)   all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, "Indebtedness" shall not include:

          (A)  advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future;

          (B)  deferred taxes; or

          (C)  unsecured indebtedness of Huntsman International and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by Huntsman International and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness.

        "Independent Financial Advisor" means a firm:

  •
  which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Huntsman International; and

  •
  which, in the judgment of the board of managers of Huntsman International, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Independent Investment Banker" means any Reference Treasury Dealer appointed by the trustee after consultation with Huntsman International.

        "Interest Swap Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any person:

        "Investment" excludes extensions of trade credit by Huntsman International and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Huntsman International or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant:

          (1)   "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary; and

          (2)   the amount of any Investment is the original cost of such Investment plus the cost of all additional Investments by Huntsman International or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If Huntsman International or any Restricted Subsidiary of Huntsman International sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Huntsman International such that, after giving effect to any such sale or disposition, Huntsman International no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Huntsman International will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by Huntsman International or any of its subsidiaries in connection with any Qualified Securitization Transaction.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Huntsman International or any of its Restricted Subsidiaries from such Asset Sale net of:

          (A)  all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions);

          (B)  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (C)  repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

          (D)  the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale; and

          (E)  appropriate amounts to be provided by Huntsman International or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, Huntsman International or any Restricted Subsidiary, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Organizational Documents" means, with respect to any person, such person's memorandum, articles or certificate of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such person's Capital Stock.

        "Pari Passu Indebtedness" means, in the case of the notes, any senior Indebtedness of Huntsman International and, in the case of the guarantees, any senior Indebtedness of the guarantor thereof.

        "Paying Agent" means an office or agency located in the United States, maintained by Huntsman International, where notes may be presented or surrendered for payment. The Paying Agent shall not be Huntsman International or an Affiliate.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)   Indebtedness under the initial notes issued pursuant to the indenture and the related guarantees;

          (2)   Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount not exceeding $2.4 billion at any one time outstanding less the amount of any payments made by Huntsman International under the Credit Facilities with the Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to clause (A) of the second sentence of "—Limitation on Asset Sales";

          (3)   other Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding on December 31, 2001 (including our outstanding $600 million and €450 million senior subordinated notes) reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to "—Limitation on Asset Sales";

          (4)   Interest Swap Obligations of Huntsman International relating to:

  •
  Indebtedness of Huntsman International or any of its Restricted Subsidiaries or

  •
  Indebtedness that Huntsman International or any of its Restricted Subsidiaries reasonably intends to incur within six months and

        Interest Swap Obligations of any Restricted Subsidiary of Huntsman International relating to:

  •
  Indebtedness of such Restricted Subsidiary; or

  •
  Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months.

Any such Interest Swap Obligations will constitute "Permitted Indebtedness" only if they are entered into to protect Huntsman International and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under with the indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, do not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate.

          (5)   Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6)   Indebtedness of a Restricted Subsidiary of Huntsman International to Huntsman International or to a Restricted Subsidiary of Huntsman International for so long as such Indebtedness is held by Huntsman International or a Restricted Subsidiary of Huntsman International, in each case subject to no Lien held by a person other than Huntsman International or a Restricted Subsidiary of Huntsman International (other than the pledge of intercompany notes under the Credit Facilities); provided that if as of any date any person other than Huntsman International or a Restricted Subsidiary of Huntsman International owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (7)   Indebtedness of Huntsman International to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (A) any Indebtedness of Huntsman International to any Restricted Subsidiary (other than pursuant to notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to Huntsman International' obligations under the indenture and the notes and (B) if as of any date any person other than a Restricted Subsidiary owns or holds any such Indebtedness or any person holds a Lien in respect of such Indebtedness (other than pledges securing the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Huntsman International;

          (8)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (9)   Indebtedness of Huntsman International or any of its Restricted Subsidiaries represented by letters of credit for the account of Huntsman International or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (10) Refinancing Indebtedness;

          (11) Indebtedness arising from agreements of Huntsman International or a subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Huntsman International and the subsidiary in connection with such disposition;

          (12) Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by Huntsman International or any subsidiary in the ordinary course of business;

          (13) Guarantees by Huntsman International or a Restricted Subsidiary of Indebtedness incurred by Huntsman International or a Restricted Subsidiary so long as the incurrence of such

  Indebtedness by Huntsman International or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

          (14) Indebtedness of Huntsman International or any subsidiary incurred in the ordinary course of business not to exceed $35 million at any time outstanding:

            (A)  representing Capitalized Lease Obligations; or

            (B)  constituting purchase money Indebtedness incurred to finance property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International acquired in the ordinary course of business;

provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than the property and assets so acquired;

          (15) Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (15) does not exceed at any one time an amount equal to the sum of:

            (A)  80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries, and

            (B)  60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

provided, however, that notwithstanding the foregoing limitation, Foreign Subsidiaries may incur in the aggregate up to $50 million of Indebtedness outstanding at any one time;

          (16) Indebtedness of Huntsman International and its Domestic Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate amount not to exceed $20 million at any one time outstanding and Indebtedness of Foreign Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate principal amount not to exceed $60 million at any one time outstanding;

          (17) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Huntsman International or any subsidiary of Huntsman International (except for Standard Securitization Undertakings);

          (18) so long as no Event of Default or Potential Event of Default exists, Indebtedness of Huntsman International to BASF or its Affiliates in an aggregate outstanding amount not in excess of $50 million for the purpose of financing up to 50% of the cost of installation, construction or improvement of property relating to the manufacture of PO/MTBE;

          (19) Indebtedness of Huntsman International to a Huntsman Affiliate or an ICI Affiliate constituting Subordinated Indebtedness;

          (20) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

          (21) Indebtedness of Huntsman International to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman International from any such subsidiary which assets are subsequently conveyed by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction; and

          (22) additional Indebtedness of Huntsman International and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25 million at any one time outstanding.

        "Permitted Investments" means:

          (1)   Investments by Huntsman International or any Restricted Subsidiary of Huntsman International in any person that is or will become immediately after such Investment a Restricted Subsidiary of Huntsman International or that will merge or consolidate into Huntsman International or a Restricted Subsidiary of Huntsman International; provided that this clause (1) shall not permit any Investment by Huntsman International or a Domestic Restricted Subsidiary in a Foreign Subsidiary consisting of a capital contribution by means of a transfer of property other than cash, Cash Equivalents or Foreign Cash Equivalents other than transfers of property of nominal value in the ordinary course of business;

          (2)   Investments in Huntsman International by any Restricted Subsidiary of Huntsman International; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to Huntsman International obligations under the notes and the indenture;

          (3)   investments in cash and Cash Equivalents;

          (4)   loans and advances to employees and officers of Huntsman International and its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

          (5)   Investments in Unrestricted Subsidiaries or joint ventures not to exceed $75 million, plus:

            (A)  the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments,

            (B)  the net after-tax cash proceeds received by Huntsman International or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Huntsman International);

            (C)  upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such subsidiary; and

            (D)  the net cash proceeds received by Huntsman International from the issuance of Specified Venture Capital Stock;

          (6)   Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of Huntsman International or its Restricted Subsidiaries;

          (7)   Investments made by Huntsman International or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (8)   Investments existing on June 30, 1999;

          (9)   any Investment by Huntsman International or a wholly owned subsidiary of Huntsman International, or by Tioxide Group or Holdings U.K., in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

          (10) Investments by Huntsman International in Rubicon, Inc. and Louisiana Pigment Company (each a "Joint Venture"), so long as:

            (A)  such Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Joint Venture);

            (B)  the documentation governing such Joint Venture does not contain a restriction on distributions to Huntsman International; and

            (C)  such Joint Venture is engaged only in the business of manufacturing product used or marketed by Huntsman International and its Restricted Subsidiaries and/or the joint venture partner, and businesses reasonably related thereto;

          (11) Investments by Foreign Subsidiaries in Foreign Cash Equivalents;

          (12) loans to HIH for the purposes described in clause (7) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments" which, when aggregated with the payment made under such clause, will not exceed $3 million in any fiscal year;

          (13) any Indebtedness of Huntsman International to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman International from any such subsidiary which assets are subsequently conveyed by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction; and

          (14) additional Investments in an aggregate amount not exceeding $25 million at any one time outstanding.

        "Permitted Tax Distribution" for any fiscal year means any payments made in compliance with clause (6) of the second paragraph under "Certain Covenants—Limitation on Restricted Payments".

        "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman International or any of its subsidiaries pursuant to which Huntsman International or any of its subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to:

          (1)   a Securitization Entity or to Huntsman International which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman International or any of its subsidiaries); and

          (2)   any other person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Huntsman International or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Reference Treasury Dealer" means Deutsche Banc Alex. Brown or any of its affiliates in the United States and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, it will be substituted with another Reference Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by Huntsman International or any Restricted Subsidiary of Huntsman International of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant or Indebtedness described in clause (3) of the definition of "Permitted Indebtedness", in each case that does not:

          (1)   result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Huntsman International in connection with such Refinancing); or

          (2)   create Indebtedness with:

            (A)  a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, or

            (B)  a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

        provided that if such Indebtedness being Refinanced:

  •
  is Indebtedness of Huntsman International, then such Refinancing Indebtedness shall be Indebtedness solely of Huntsman International, or

  •
  is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Restricted Payment" means to:

          (1)   declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of Huntsman International, on or in respect of shares of Huntsman International's Capital Stock to holders of such Capital Stock;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of Huntsman International or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

          (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes; or

          (4)   make any Investment other than Permitted Investments.

        "Restricted Subsidiary" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Huntsman International or a Restricted

Subsidiary of any property, whether owned by Huntsman International or any Restricted Subsidiary on June 30, 1999 or later acquired, which has been or is to be sold or transferred by Huntsman International or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such Property.

        "Securitization Entity" means a wholly owned subsidiary of Huntsman International (or Tioxide Group, Holdings U.K. or another person in which Huntsman International or any subsidiary of Huntsman International makes an Investment and to which Huntsman International or any subsidiary of Huntsman International transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the board of managers of Huntsman International (as provided below) as a Securitization Entity.

          (1)   no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

  •
  is guaranteed by Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

  •
  is recourse to or obligates Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

  •
  subjects any property or asset of Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman International or any subsidiary of Huntsman International,

          (2)   with which neither Huntsman International nor any subsidiary of Huntsman International has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman International or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of Huntsman International, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

          (3)   to which neither Huntsman International nor any subsidiary of Huntsman International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of managers of Huntsman International shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of managers of Huntsman International giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman International which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Specified Venture Capital Stock" means Qualified Capital Stock of Huntsman International or HIH issued to a person who is not an Affiliate of Huntsman International and the proceeds from the issuance of which are applied within 180 days after the issuance thereof to an Investment in an Unrestricted Subsidiary or joint venture.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Huntsman International or any subsidiary of Huntsman International which are reasonably customary in an accounts receivable securitization transaction.

        "Subordinated Indebtedness" means Indebtedness of Huntsman International or any guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such guarantor, as the case may be.

        "S&P" means Standard & Poor's Corporation and its successors.

        "Tax Sharing Agreement" means the provisions contained in the Limited Liability Company Agreements of Huntsman International and HIH as in existence on the date of issuance of the notes relating to distributions to be made to the members thereof with respect to such members' income tax liabilities.

        "UK Holdco Note" means that certain unsecured promissory note issued by Holdings U.K. in favor of Huntsman International Financial.

        "Unrestricted Subsidiary" of any person means:

          (1)   any subsidiary of such person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary; and

          (2)   any subsidiary of an Unrestricted Subsidiary.

        The board of managers of Huntsman International may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, Huntsman International or any other subsidiary of Huntsman International that is a subsidiary of the subsidiary to be so designated;

  •
  Huntsman International certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  •
  each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of Huntsman International or any of its Restricted subsidiaries.

        The board of managers of Huntsman International may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  •
  immediately after giving effect to such designation, Huntsman International is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

  •
  immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing.

        Any such designation by the board of managers of Huntsman International will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the indenture.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the then outstanding aggregate principal amount of such Indebtedness into

          (2)   the sum of the total of the products obtained by multiplying

  •
  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

  •
  the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Listings

        We will apply to list the new notes on the Luxembourg Stock Exchange. Deutsche Bank Luxembourg S.A. will act as our listing agent in this respect. The legal notice relating to the issue of the new notes and our limited liability company agreement will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents will be available for inspection and where copies thereof can be obtained upon request. As long as any new notes are listed on the Luxembourg Stock Exchange and as long as the rules of such exchange so require, an agent for making payments on, and transfer of, new notes will be maintained in Luxembourg. We plan to initially designated Wells Fargo Bank Minnesota, N.A. (Luxembourg) S.A. as our agent for such purposes.

Book-Entry; Delivery and Form

        The new notes initially will be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons, that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of new notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC.

        Except as set forth below, the global notes may be transferred in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC's settlement systems and are subject to changes by DTC. Huntsman International takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

        DTC has advised Huntsman International that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Huntsman International that, pursuant to procedures established by it:

          (1)   upon deposit of the global notes, DTC will credit the accounts of Participants with portions of the principal amount of the global notes; and

          (2)   ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

        Investors in the global notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in global notes may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the global notes will not have securities registered in their names, will not receive physical delivery of securities in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the accreted value of, and premium and liquidated damages, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Huntsman International and the trustee will treat the persons in whose names the securities, including the global notes, are registered as the owners of the securities for the purpose of receiving payments and for all other purposes. Consequently, neither Huntsman International, the trustee nor any agent of Huntsman International or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Huntsman International that its current practice, upon receipt of any payment in respect of securities such as the units, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Huntsman International. Neither Huntsman International nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the securities, and Huntsman International and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised Huntsman International that it will take any action permitted to be taken by a Holder of securities only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Huntsman International nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

        A global note is exchangeable for definitive securities in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies Huntsman International that it is unwilling or unable to continue as depositary for the global notes and Huntsman International fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2)   Huntsman International, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a global note may be exchanged for the Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Registration Covenant; Exchange Offer

        We entered into an Exchange and Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which we agreed, for the benefit of the holders of the old notes:

          (1)   to use our reasonable best efforts to file with the Commission, within 75 days following the closing of the offering of the old notes, a registration statement (the "Exchange Offer Registration Statement") under the Securities Act relating to an exchange offer pursuant to which new notes substantially identical to the old notes (except that the new notes would not contain terms with respect to the special interest payments described below or transfer restrictions) would be offered in exchange for the then outstanding old notes tendered at the option of the holders thereof; and

          (2)   to use our reasonable best efforts to cause the Exchange Offer Registration Statement to become effective within 210 days following the closing of the offering of the old notes.

        We further agreed to commence the exchange offer promptly after the Exchange Offer Registration Statement became effective, hold the offer open for at least 30 days, and exchange new notes for all old notes validly tendered and not withdrawn before the expiration of the offer.

        Under existing Commission Interpretations, the new notes would in general be freely transferable after the exchange offer, without further registration under the Securities Act, except that broker-dealers ("Participating Broker-Dealers") receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resale's of those new notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the old notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, we are required to allow Participating Broker- Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new notes. Each holder of old notes (other than certain specified holders) who wishes to exchange such old notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an affiliate of our company.

        However, if on or before the date of consummation of the exchange offer, any law or the existing Commission interpretations are changed such that we are not permitted to complete the exchange offer then we will, in lieu of effecting registration of the new notes, use our reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the old notes for resale hereunder by holders (the "Resale Registration") to become effective and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement.

        We will, in the event of the Resale Registration, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the registration statement filed in connection with the Resale Registration, notify such holder or holders when the Resale Registration for the applicable notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable notes. A holder of old notes that sells such notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations).

        In the event that:

          (1)   the exchange offer has not been consummated within 45 days after the effective date of the Exchange Offer Registration Statement; or

          (2)   any registration statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement, filed and declared effective (any such event referred to in clause (1) or (2), the "Registration Default");

then the per annum interest rate on the applicable notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate) by 0.25% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%.

        The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to our company.

        We intend to file an application to list the new notes on the Luxembourg Stock Exchange. We will publish, in accordance with the procedures described under "Notices", a notice of the commencement of the exchange offer and any increase in the rate of interest on the new notes, as well as the results of the exchange offer and the new identifying numbers of the securities (the common codes and ISINs). All documents prepared in connection with the exchange offer will be available for inspection at the office of the paying and transfer agent in Luxembourg and all necessary actions and services in respect of the exchange offer may be done at the office of the paying and transfer agent in Luxembourg.

        The notes (including the old notes, the new notes, any additional notes subsequently issued under the indenture and any notes issued in exchange therefor in connection with any registration obligations that we may have with respect thereto) will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of New Notes (except under this caption "Registration Covenant; Exchange Offer") all references herein to "notes" shall be deemed to refer collectively to old notes and new notes, additional notes and notes exchanged therefore unless the context otherwise requires. There can be no assurances, however, that any additional notes subsequently issued under the indenture will be treated as fungible with the initial notes for United States federal income tax purposes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the new notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of old notes for new notes, but is not intended to be a complete analysis of all potential tax effects. This discussion (including the opinion of counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretation may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

        Stoel Rives LLP, our counsel, has advised us that in its opinion, the exchange of the old notes for new notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the new notes will not be considered to be a "significant modification" of the old notes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, the exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable event to holders for federal income tax purposes. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the basis in the old notes, as measured immediately before the exchange.

        WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

LEGAL MATTERS

        Certain legal matters as to the validity of the notes and the guarantee of the notes by Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC will be passed upon for these entities and for us by Stoel Rives LLP, Salt Lake City, Utah. Certain legal matters as to the validity of the guarantee of the notes by Huntsman Ethylenamines Ltd., Huntsman International Fuels, L.P., Huntsman Propylene Oxide Ltd. and Tioxide Group will be passed upon for these entities by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters as to the validity of the guarantee of the notes by Tioxide Americas, Inc. will be passed upon for Tioxide Americas Inc. by Walkers, Cayman Islands.

EXPERTS

        The consolidated financial statements of Huntsman International LLC as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of SFAS No. 142 in 2002 and SFAS No. 133 in 2001), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file periodic reports, registration statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy our reports, registration statements and other information we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at http://www.sec.gov.

        If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of New Notes—Certain Covenants—Reports to Holders" for a description of the information we are required to provide.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$81.1	$75.4
Accounts and notes receivable (net of allowance for doubtful accounts of $11.8 and $14.5, respectively)	518.5	467.9
Inventories	609.8	561.3
Prepaid expenses	35.6	22.0
Deferred income taxes	31.2	31.2
Other current assets	72.7	75.4

Total current assets	1,348.9	1,233.2
Property, plant and equipment, net	3,131.2	3,071.1
Investment in unconsolidated affiliates	138.2	133.9
Intangible assets, net	284.3	302.8
Other noncurrent assets	352.0	338.8

Total assets	$5,254.6	$5,079.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable (includes overdraft facility of $4.4 as of September 30, 2003)	$308.1	$314.8
Accrued liabilities	503.4	523.8
Current portion of long-term debt	1.2	43.9
Other current liabilities	17.9	28.7

Total current liabilities	830.6	911.2
Long-term debt	2,997.8	2,729.9
Deferred income taxes	210.4	215.1
Other noncurrent liabilities	157.8	158.4

Total liabilities	4,196.6	4,014.6

Minority interests	2.8	—

Commitments and contingencies (Notes 15 and 16)
Equity:
Member's equity, 1,000 units	1,026.1	1,026.1
Retained earnings	81.9	186.5
Accumulated other comprehensive loss	(52.8)	(147.4)

Total equity	1,055.2	1,065.2

Total liabilities and equity	$5,254.6	$5,079.8

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(Dollars in Millions)

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Revenues:
Trade sales	$3,691.0	$3,110.6
Related party sales	189.8	257.5

Total revenues	3,880.8	3,368.1
Cost of goods sold	3,444.5	2,910.1

Gross profit	436.3	458.0
Expenses:
Selling, general and administrative	259.6	233.0
Research and development	37.2	39.1
Restructuring and plant closing costs	43.4	1.1

Total expenses	340.2	273.2

Operating income	96.1	184.8
Interest expense	(191.1)	(180.9)
Interest income	1.6	0.1
Loss on sale of accounts receivable	(24.0)	(4.3)
Other income (expense)	(1.2)	(2.4)

Loss before income taxes	(118.6)	(2.7)
Income tax benefit	14.0	5.1
Minority interests in subsidiaries' income	—	0.1

Net income (loss)	(104.6)	2.5
Other comprehensive income	94.6	87.6

Comprehensive income (loss)	$(10.0)	$90.1

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidated Statement of Equity (Unaudited)

(Dollars in Millions)

	Member's Equity
				Accumulated Other Comprehensive Loss
	Shares/ Units	Amount	Retained Earnings		Total
Balance, January 1, 2003	1,000	$1,026.1	$186.5	$(147.4)	$1,065.2
Net loss		—	(84.6)	—	(104.6)
Other comprehensive income		—	—	94.6	94.6

Balance, September 30, 2003	1,000	$1,026.1	$81.9	$(52.8)	$1,055.2

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Cash Flows From Operating Activities:
Net income (loss)	$(104.6)	$2.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in earnings of investment in unconsolidated affiliates	—	(0.1)
Depreciation and amortization	205.4	185.1
Provision for losses on accounts receivable	3.1	3.0
Noncash restructuring and plant closing charges	11.4	—
Noncash interest expense	11.9	10.6
Deferred income taxes	(22.6)	(17.2)
Gain on foreign currency transactions	(27.2)	(23.8)
Minority interests in subsidiaries	—	(0.1)
Changes in operating assets and liabilities:
Accounts and notes receivable	(52.5)	(28.8)
Change in receivables sold, net	59.0	7.1
Inventories	(15.4)	40.9
Prepaid expenses	(12.5)	(18.9)
Other current assets	(16.4)	(8.8)
Other noncurrent assets	(0.9)	2.5
Accounts payable	(46.6)	(9.0)
Accrued liabilities	(51.4)	(63.7)
Other current liabilities	(1.5)	(20.9)
Other noncurrent liabilities	(6.4)	0.8

Net cash provided by (used in) operating activities	(67.2)	61.2

Investing Activities:
Acquisitions of minority interest	—	(9.0)
Capital expenditures	(95.7)	(134.7)
Net cash received from unconsolidated affiliates	2.1	6.3
Advances to unconsolidated affiliates	(2.2)	(2.4)

Net cash used in investing activities	(95.8)	(139.8)

Financing Activities:
Net borrowings under revolving loan facilities	132.0	251.1
Issuance of senior notes	157.9	300.0
Repayment of long-term debt	(125.9)	(479.5)
Shares of subsidiary issued to minorities for cash	2.8	—
Debt issuance costs	(4.3)	(10.3)

Net cash provided by financing activities	162.5	61.3

Effect of exchange rate changes on cash	6.2	(7.4)

Increase (decrease) in cash and cash equivalents	5.7	(24.7)
Cash and cash equivalents at beginning of period	75.4	83.9

Cash and cash equivalents at end of period	$81.1	$59.2

Supplemental cash flow information:
Cash paid for interest	$204.5	$199.9
Cash paid for income taxes	$10.3	$7.7

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. General

  Description of Business

        Huntsman International LLC and its subsidiaries (collectively, the "Company") are global manufacturers and marketers of differentiated and commodity chemicals. The Company is a Delaware limited liability company and all of its membership interests are owned by Huntsman International Holdings LLC ("HIH"). HIH is a Delaware limited liability company and its membership interests are owned 100%, directly and indirectly, by HMP Equity Holdings Corporation ("HMP").

        HMP is a Delaware corporation and is owned 100% by Huntsman Group Inc., a Delaware corporation, subject to warrants that, if exercised, would entitle the holders to up to 12% of the common equity of HMP. Huntsman Group Inc. is owned 100% by Huntsman Holdings, LLC ("Huntsman Holdings"), a Delaware limited liability company. The voting membership interests of Huntsman Holdings are owned by the Huntsman family, MatlinPatterson Global Opportunities Partners, L.P. ("GOP"), Consolidated Press (Finance) Limited ("CPH") and certain members of the Company's senior management. In addition, Huntsman Holdings has issued certain non-voting preferred units to Huntsman Holdings Preferred Member LLC, which, in turn, is owned by GOP (indirectly), CPH, the Huntsman Cancer Foundation, certain members of the Company's senior management and certain members of the Huntsman family. Huntsman Holdings has issued certain other non-voting preferred units to the Huntsman family, GOP and CPH that track the performance of the Huntsman Advanced Materials LLC business. The Huntsman family has board and operational control of the Company.

        The Company operates through four principal operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals.

  Interim Financial Statements

        The accompanying consolidated financial statements of the Company are unaudited. However, in management's opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results of operations, financial position and cash flows for the periods shown, have been made. Results for interim periods are not necessarily indicative of those to be expected for the full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

2. Recently Adopted Financial Accounting Standards

        In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. The Company believes this statement's impact will not be significant; however, standard-setters continue to debate the statement's applicability to assets where the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company was required to adopt this statement as of January 1, 2003. The adoption of SFAS No. 145 did not have a material effect on the Company's consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit or disposal costs were accrued upon management's commitment to an exit or disposal plan, which is generally before an actual liability has been incurred. The Company adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 on January 1, 2003 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. FIN No. 46 provides guidance for determining the primary beneficiary for entities with multiple economic entities with multiple economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. FIN No. 46 is effective at the time of investment for interests obtained in a variable economic entity after January 31, 2003. In October 2003, the FASB issued FASB Staff position No. 46-6, which defers the effective date for FIN No. 46 to the first interim or annual period ending after December 15, 2003 for variable interest entities created before February 1, 2003. The adoption of FIN No. 46 is not expected to have a material impact on the Company's consolidated earnings, financial position, or cash flows.

        In May 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after September 30, 2003 and for hedging relationships designated after September 30, 2003, with this guidance applied prospectively. This statement had no impact on the Company's results of operations or financial position at September 30, 2003 and the Company does not expect this statement to have a material impact on its consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect SFAS No. 150 to have a material impact on its financial statements upon adoption.

3. Inventories

        Inventories as of September 30, 2003 and December 31, 2002 consisted of the following (dollars in millions):

	September 30, 2003	December 31, 2002
Raw materials and supplies	$131.9	$149.6
Work in progress	17.8	25.9
Finished goods	460.1	385.8

Total	$609.8	$561.3

4. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	September 30, 2003	December 31, 2002
Land	$45.6	$42.9
Buildings	187.2	157.7
Plant and equipment	3,665.8	3,446.3
Construction in progress	223.4	172.7

Total	4,112.0	3,819.6
Less accumulated depreciation	(980.8)	(748.5)

Net	$3,131.2	$3,071.1

Property, plant and equipment includes gross assets acquired under capital leases of $18.8 million and $20.4 million at September 30, 2003 and December 31, 2002, respectively; related amounts included in accumulated depreciation were $5.0 million and $3.1 million at September 30, 2003 and December 31, 2002, respectively.

5. Investments in Unconsolidated Affiliates

        The Company's ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, are as follows (in millions):

	September 30, 2003	December 31, 2002
Louisiana Pigment Company, L.P. (50%)	$129.3	$131.4
Rubicon, Inc. (50%)	1.4	1.3
BASF Huntsman Shanghai Isocyanate Investment BV (50%)	6.1	—
Others	1.4	1.2

Total	$138.2	$133.9

6. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets as of September 30, 2003 and December 31, 2002 were as follows (dollars in millions):

	September 30, 2003			December 31, 2002
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$352.3	$107.6	$244.7	$348.7	$89.9	$258.8
Non-compete agreements	49.5	36.2	13.3	49.1	30.9	18.2
Other intangibles	30.8	4.5	26.3	28.9	3.1	25.8

Total	$432.6	$148.3	$284.3	$426.7	$123.9	$302.8

7. Other Noncurrent Assets

        Other noncurrent assets consist of the following (in millions):

	September 30, 2003	December 31, 2002
Prepaid pension assets	$155.9	$146.2
Debt issuance costs	55.0	60.7
Capitalized turnaround expense	47.5	47.6
Receivables from affiliates	17.0	18.6
Spare parts inventory	53.8	46.2
Other noncurrent assets	22.8	19.5

Total	$352.0	$338.8

8. Accrued Liabilities

        Accrued liabilities consist of the following (in millions):

	September 30, 2003	December 31, 2002
Raw materials and services	$186.2	$217.7
Payroll, severance and related costs	79.5	67.4
Interest	38.4	61.3
Volume and rebates accruals	53.7	52.5
Taxes (income, property and VAT)	41.9	41.4
Restructuring and plant closing costs	21.4	7.1
Freight	14.7	12.8
Utilities	9.8	6.7
Environmental accruals	11.6	4.3
Payable to affiliate	—	15.4
Other miscellaneous accruals	46.2	37.2

Total	$503.4	$523.8

9. Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (in millions):

	September 30, 2003	December 31, 2002
Pension liabilities	$89.9	$82.3
Other postretirement benefits	11.8	10.8
Environmental accruals	9.2	19.3
Payable to affiliate	38.2	37.9
Other noncurrent liabilities	8.7	8.1

Total	$157.8	$158.4

10. Restructuring and Plant Closing Costs

        As of December 31, 2002, the Company had a $7.1 million reserve for restructuring and plant closing costs related to the closure of the Shepton Mallet, U.K. Polyurethanes manufacturing facility recorded in accrued liabilities. The entire amount was related to workforce reductions. The Company made cash payments related to this restructuring of $3.1 million, $0.3 million and $1.0 million in the first, second and third quarters of 2003, respectively. The unpaid reserve remains in accrued liabilities.

        On March 11, 2003, the Company's Polyurethanes segment announced that it would integrate its global flexible products division into its urethane specialties division, and recorded a restructuring charge of $17.1 million in the first quarter of 2003 for workforce reductions. In June 2003, the Polyurethanes segment announced further restructuring at its Rozenburg, Netherlands site. The charge for this restructuring is estimated to total approximately $10.4 million and will be recorded through December 2005. During the second and third quarters of 2003 respectively, charges of $1.4 million and $3.7 million were taken for workforce reductions relating to this restructuring. The Company made cash payments of $0.8 million, $5.6 million and $4.5 million in the first, second and third quarters of 2003, respectively, related to these restructuring activities. The unpaid reserve remains in accrued liabilities.

        In June 2003, the Company announced that its Performance Products segment would close a number of plants at the Company's Whitehaven, UK facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. These charges are part of an overall cost reduction program for this segment that is expected to be implemented and recorded from 2003 to 2005. The Company made cash payments of $1.6 million and $0.3 million in the second and third quarters of 2003, respectively. The unpaid reserve remains in accrued liabilities.

        In August 2003, the Company announced restructuring activities related to workforce reductions in the Malaysian operations of its Pigments segment and recorded a charge of $1.1 million. The total of the charges for this restructuring is estimated to be approximately $2.3 million and will be recorded through June 2005. These charges are part of an overall cost reduction program for this segment that is expected to be implemented and recorded from 2003 to 2005. During the third quarter 2003, the Company made cash payments of $0.5 million related to this restructuring. The unpaid reserve remains in accrued liabilities.

        As of September 30, 2003, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	Accrued Liabilities as of December 31, 2002	Total Charge	Non-cash Charge	Cash Payments	Accrued Liabilities as of September 30, 2003
Property, plant and equipment	$—	$11.4	$(11.4)	$—	$—
Workforce reductions	7.1	32.0	—	(17.7)	21.4

Total	$7.1	$43.4	$(11.4)	$(17.7)	$21.4

11. Long-term Debt

        Long-term debt outstanding as of September 30, 2003 and December 31, 2002 is as follows (dollars in millions):

	September 30, 2003	December 31, 2002
Senior Secured Credit Facilities:
Revolving loan facility	$199.0	$67.0
Term A dollar loan	61.8	109.7
Term A euro loan (in U.S. dollar equivalent)	86.3	138.5
Term B loan	517.5	526.3
Term C loan	517.5	526.3
Senior Unsecured Notes	457.3	300.0
Senior Subordinated Notes	1,126.6	1,076.8
Other long-term debt	33.0	29.2

Subtotal	2,999.0	2,773.8
Less current portion	(1.2)	(43.9)

Total	$2,997.8	$2,729.9

  HI Credit Facilities

        As of September 30, 2003, the Company had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $400 million that matures on June 30, 2005, term A dollar loan and term A euro loan facilities that were to mature on June 30, 2005 (with the next semi-annual payment due in the fourth quarter 2004), a term B loan facility that matures on June 30, 2007, and a term C loan facility that matures on June 30, 2008. On October 17, 2003, the Company amended the HI Credit Facilities. The amendment provides, among other things, for changes to certain financial covenants, including the leverage and interest coverage ratios, the annual amount of permitted capital expenditures, and the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly periods ended September 30, 2003 through December 31, 2004. The amendment also allows for the issuance of $205 million of additional term B and term C loans, which was accomplished on October 22, 2003, the net proceeds of which have been applied to pay down the Company's revolving loan facility by approximately $53 million, and the remainder of the net proceeds have been applied to repay, in full, the term A loan. As a result of this refinancing, effective October 22, 2003, the Company has no scheduled maturities in 2004 and scheduled maturities of approximately $12 million in each of 2005 and 2006 under its term loans. The amendment also allows the Company to issue additional senior unsecured notes up to a maximum of $800 million.

        Interest rates for the HI Credit Facilities are based upon, at the Company's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 3.25% per annum. As of September 30, 2003 and December 31, 2002, the average interest rates on the HI Credit Facilities were 5.3% and 5.6%, respectively, excluding the impact of interest rate hedges.

        The obligations under the HI Credit Facilities are supported by guarantees of the Company's domestic and certain foreign subsidiaries (collectively the "Guarantors") and HIH, as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries.

        The HI Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes. Management believes that, as of September 30, 2003, the Company is in compliance with the covenants of the HI Credit Facilities, as amended on October 17, 2003.

  Senior Unsecured Notes and Senior Subordinated Notes

        In March 2002, the Company issued $300 million 9.875% Senior Notes (collectively with the 2003 Senior Notes, the "Senior Notes"). Interest on the Senior Notes is payable semi-annually and the Senior Notes mature on March 1, 2009. The Senior Notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Senior Notes may be redeemed, in whole or in part, at any time by the Company prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the Senior Notes may be redeemed, in whole or in part, at a redemption price that declines from 104.937% to 100% after March 1, 2008.

        On April 11, 2003, the Company sold an additional $150 million in aggregate principal amount of 9.875% Senior Notes due 2009 (the "2003 Senior Notes") in a transaction exempt from the registration requirements of the Securities Act of 1933. The offering was priced at 105.25% plus accrued interest from March 1, 2003. The Company used approximately $26 million of the net proceeds to repay part of the revolving portion of the HI Credit Facilities. The balance of the net proceeds was used primarily to prepay the next 16 months of scheduled amortization due under the term portion of the HI Credit Facilities. In connection with the Company's contractual obligation to register the 2003 Senior Notes, on June 25, 2003, the Company filed a registration statement on Form S-4 with the Securities and Exchange Commission and on October 28, 2003, the Company filed amendment No. 1 to the registration statement on Form S-4 with the Securities and Exchange Commission.

        The Company also has outstanding $600 million and €450 million 10.125% Senior Subordinated Notes (the "Subordinated Notes"). Interest on the Subordinated Notes is payable semi-annually and the Subordinated Notes mature on July 1, 2009. The Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Subordinated Notes are redeemable

  •
  on or after July 1, 2004 at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007, and

  •
  prior to July 1, 2004 at 105.063% of the principal amount thereof, discounted to the redemption date using the treasury rate (for the dollar denominated notes) or the bond rate (for the euro denominated notes) plus 0.50%, plus, in each case, accrued and unpaid interest to the date of redemption.

        The Senior Notes and the Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring the Company to offer to repurchase the Senior Notes and the Subordinated Notes upon a change of control. Management believes that the Company is in compliance with the covenants of the Senior Notes and the Subordinated Notes as of September 30, 2003.

12. Derivatives and Hedging Activities

  Interest Rate Hedging

        Interest rate contracts with a fair value of $14.3 million and $23.4 million were recorded as a component of other current liabilities as of September 30, 2003 and December 31, 2002, respectively. The fair value of the cash flow hedges and the interest rate contracts not designated as hedges are $9.3 million and $5.0 million as of September 30, 2003 and $15.6 million and $7.8 million as of December 31, 2002, respectively. The changes in fair value of the cash flow hedges resulted in a $0.4 million and a $0.9 million decrease in interest expense and a $5.9 million increase and a $2.4 million decrease in other comprehensive income (loss) for the nine months ended September 30, 2003 and 2002, respectively. The changes in fair value of the interest rate contracts not designated as hedges resulted in a $2.9 million decrease and a $1.3 million increase in interest expense for the nine months ended September 30, 2003 and 2002, respectively.

  Commodity Price Hedging

        As of September 30, 2003, there were no cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income. As of December 31, 2002, the fair value of cash flow commodity price hedging contracts was not material.

        As of September 30, 2003 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as an increase of $0.2 million to other current liabilities and a decrease to inventory of $0.3 million. As of December 31, 2002 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as an increase of $0.8 to other current liabilities and an increase to inventory of $0.8 million.

        Commodity price contracts not designated as hedges as defined by SFAS No. 133 are reflected in the balance sheet as $0.5 million and $0.2 million in other current assets and liabilities, respectively, as of September 30, 2003, and $0.8 million and $0.2 million other current assets and liabilities, respectively, as of December 31, 2002.

        During the nine months ended September 30, 2003 and 2002, the Company recorded a decrease of $1.8 million and an increase of $3.8 million, respectively, in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges as defined in SFAS No. 133.

  Foreign Currency Rate Hedging

        As of September 30, 2003 and December 31, 2002 and for the nine months ended September 30, 2003 and 2002, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material. During the nine months ended September 30, 2003, a $0.9 increase was recorded to other comprehensive income (loss) as a result of hedging transactions.

  Net Investment Hedging

        Currency effects of net investment hedges produced losses of approximately $57.5 million and $56.5 million in other comprehensive loss (foreign currency translation adjustments) for the nine months ended September 30, 2003 and 2002, respectively. As of September 30, 2003 and December 31, 2002, there was a cumulative net loss of approximately $90.2 million and $32.7 million, respectively.

13. Securitization of Accounts Receivable

        On December 21, 2000, the Company initiated a five-year revolving securitization program under which certain trade receivables were and will be transferred to an off balance sheet special purpose entity at a discount. Under the terms of the agreements, the Company and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and the Company is subject to recourse provisions. At September 30, 2003, the special purpose entity had outstanding approximately $188 million in medium-term notes ("MTNs") and approximately $110 million in commercial paper.

        The Company's retained interest in receivables (including servicing assets) subject to the program was approximately $114 million and $112 million as of September 30, 2003 and December 31, 2002, respectively. The value of the retained interest is subject to credit and interest rate risk. For the nine months ended September 30, 2003 and 2002, new sales totaled approximately $3,085 million and $3,644 million, respectively, and cash collections reinvested totaled approximately $2,941 million and $3,181 million, respectively. Servicing fees received during the first nine months of 2003 and 2002 were approximately $3.6 million and $3.9 million, respectively, and are recorded as a reduction in the loss on sale of accounts receivable in the statements of operations.

        The key economic assumptions used in valuing the residual interest at September 30, 2003 are presented below:

Weighted average life (in months)	2
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	5%

A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of September 30, 2003 and December 31, 2002 were $16.2 million and $11.2 million, respectively.

14. Other Comprehensive Income (loss)

        The components of other comprehensive income (loss) are as follows (in millions):

	September 30, 2003		December 31, 2002
	Accumulated Income (Loss)	Income (Loss)	Accumulated Income (loss)	Income (loss)
Foreign currency translation adjustments	$49.9	$88.4	$(38.5)	$147.2
Additional minimum pension liability	(91.7)	(3.6)	(88.1)	(88.1)
Additional minimum pension liability—unconsolidated affiliate	(5.4)	—	(5.4)	(5.4)
Unrealized loss on securities	0.4	3.1	(2.7)	(2.7)
Net unrealized loss on derivative instruments	(4.9)	6.7	(11.6)	2.4
Cumulative effect of accounting change	(1.1)	—	(1.1)	—

Total	$(52.8)	$94.6	$(147.4)	$53.4

15. Commitments and Contingencies

        The Company has various purchase commitments extending through 2017 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $35 million annually through 2017.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnification arrangements, none of such litigation is material to the Company's financial condition or results of operations.

16. Environmental Matters

  General

        The Company's operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which the Company operates. The Company makes every reasonable effort to remain in full compliance with existing governmental regulations. Accordingly, the Company may incur costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. The Company cannot provide assurances that material capital expenditures beyond those currently anticipated will not be required under environmental laws.

  Environmental Accruals

        The Company has established financial reserves relating to environmental restoration and remediation programs, which the Company believes are sufficient for known requirements. In connection with various acquisitions, the acquisition agreements generally provide for indemnification for environmental pollution existing on the date of the acquisition. Liabilities are recorded when site restoration and environmental remediation and clean-up obligations are either known or considered probable and can be reasonably estimated. Liabilities are based upon all available facts, existing technology, past experience and cost-sharing and indemnification arrangements (as to which, the Company considers the viability of other parties).

        A total of $20.8 million has been accrued related to environmental matters as of September 30, 2003. Estimates of ultimate future environmental restoration and remediation costs are inherently imprecise due to currently unknown factors such as the magnitude of possible contamination, the timing and extent of such restoration and remediation, the determination of the Company's liability in proportion to other parties, the extent to which such costs are recoverable from insurance, and the extent to which environmental laws and regulations may change in the future. However, it is not anticipated that any future costs, in excess of those that have been accrued by the Company, will be material to the Company's results of operations or financial position as a result of compliance with current environmental laws and regulations.

  Potential Liabilities

        Given the nature of the Company's business, violations of environmental laws may result in restrictions imposed on its operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on its business, financial condition, results of operations or cash flows. The Company is aware of the following matters:

        Huntsman Petrochemical Corporation and the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) settled outstanding allegations of environmental regulatory violations at the Company's Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires that the Company apply for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Less than $100,000 of the aforementioned penalties are allocable to the Company. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit may cause it to incur substantial costs that could be material.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near the Company's Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although the Company took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. The Company believes that it did not own the tanks; however, it did own the acid in the tanks. The U.K. Environmental Authority ("EA") and the Health and Safety Executive (the "HSE") are investigating the incident, and the HSE has issued three Improvement Notices requiring corrective action. Although the Company can give no assurances, based on currently available information and its understanding of similar investigations and penalties in the past, the Company believes that, if any charges are brought or additional corrective action orders issued and the Company is ultimately found to be legally responsible, the probable penalties would not be material to its financial position or results of operations.

        The Company's subsidiary, Tioxide Europe S.L. ("Tioxide"), is in the process of voluntarily removing filter salts from a property previously operated by Almagrera in Spain. Almagrera supplied sulphuric acid to Tioxide. Under an agreement with Almagrera, Tioxide had for some time supplied filter salts to Almagrera to be used in the manufacture of sulphuric acid. When Almagrera filed for bankruptcy and closed its plant by the end of 2001, a large pile of stored filter salts was found on its premises, far from its normal warehouse. Tioxide estimates the cost of removal and disposal of the filter salts will total $2.0 million. As of September 30, 2003, Tioxide had spent $1.0 million. Another $0.4 million will likely be spent during the balance of 2003 and the rest ($0.6 million) is likely to be spent in 2004. The Company does not believe expenditures in connection with this matter will be material.

        The Company is aware that there is or may be soil or groundwater contamination at some of its facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"), ICI, Rhodia S.A. and The Dow Chemical Company, for the facilities that each of them transferred to the Company), the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows; however, it cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that it will not be required to contribute to such costs or that such costs will not be material.

        By letter dated March 6, 2003, the Company's subsidiary, Huntsman Ethyleneamines Ltd., was notified by the TCEQ of a probable enforcement action arising out of the inspection of the Freeport, Texas facility on December 16-19, 2002. Seven types of violations relating to the Texas Clean Air Act requirements were cited. The TCEQ has proposed a penalty of $43,000. The Company has taken issue with most of the allegations of non-compliance, and the TCEQ has agreed to drop some of them. It is yet unclear what level of penalty, if any, will be imposed.

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The UK has been the first EU member government to request IPPC permit applications from the Company. In the UK, the Company has submitted several applications and, very recently, negotiated and received its first IPPC permit. Based upon the terms of that permit, the Company does not anticipate that it will have to make material capital expenditures to comply. Other IPPC permits are under review by the UK Environment Agency. The Company is not yet in a position to know with certainty what the other UK IPPC permits will require, and it is possible that the costs of compliance could be material; however, the Company believes, based upon its experience to date, that the costs of compliance with IPPC permitting in the UK will not be material to its financial condition or results of operations.

        With respect to the Company's facilities in other EU jurisdictions, IPPC implementing legislation is not yet in effect, or the Company has not yet been required to seek IPPC permits. Accordingly, while the Company expects to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time it is unable to determine whether or not these costs will be material. Accordingly, the Company cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

  MTBE Developments

        The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that would prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. In connection with the proposed ban, the State of California requested that the U.S. Environmental Protection Agency (the "EPA") waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans have been challenged in court as unconstitutional (in light of the Clean Air Act); to date, these challenges have not been successful. The Company is unable to predict what the short- and long-term effects of these matters will be.

        Bills have been introduced in both houses of the U.S. Congress to accomplish similar goals of curtailing or eliminating the oxygenated fuels requirements in the Clean Air Act, or of curtailing MTBE use. To date, no such legislation has become law. Whether a ban or substantial restrictions on MTBE use will become federal law in the future is unknown at this time.

        In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act. Any phase-out of or future regulation of MTBE in California (in which a significant amount of MTBE is consumed), in other states, or nationally may result in a significant reduction in demand for MTBE and may result in a material loss in revenues or material costs or expenditures.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE will still be an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        In the event that there should be a phase-out of MTBE in the United States, the Company believes it will be able to export MTBE to Europe or elsewhere or use its co-product tertiary butyl alcohol ("TBA") to produce saleable products other than MTBE. The Company believes that its low production costs at its PO/MTBE facility will put it in a favorable position relative to other higher cost sources (primarily, on-purpose manufacturing). If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while there has been litigation concerning the environmental effects of MTBE, the Company is not a defendant in any pending MTBE case, and the Company believes that it would have valid defenses in the event such a case were brought against it. However, the Company cannot give any assurance that it will not be named in litigation relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

  REACH Developments

        In September 2003, the European Commission released a proposed regulation concerning the registration, evaluation, authorization and restrictions of chemicals, also known as REACH. The REACH initiative, as proposed, would require risk assessment and registration of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This authorization could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in stages over the next decade. The impacts of REACH on the chemical industry and the Company are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to the Company.

17. Operating Segment Information

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The Company has four reportable operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO, TBA and MTBE
Performance Products	Surfactants, ethyleneamines and other performance chemicals
Pigments	Titanium dioxide
Base Chemicals	Ethylene, propylene, benzene, cyclohexane and paraxylene

        Sales between segments are generally recognized at external market prices.

        The Company uses EBITDA to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to the Company as a whole. The Company believes that EBITDA is useful in helping investors assess the results of its business operations. The net sales, operating income and EBITDA for each of the Company's reportable operating segments are as follows (dollars in millions):

(In Millions)	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002
Net sales
Polyurethanes	$1,718.1	$1,557.0
Performance Products	490.5	426.8
Pigments	752.5	669.2
Base Chemicals	1,032.9	791.3
Eliminations	(113.2)	(76.2)

Total	$3,880.8	$3,368.1

Segment EBITDA(1)
Polyurethanes	$168.6	$292.1
Performance Products	(14.6)	22.8
Pigments	87.4	45.2
Base Chemicals	64.8	5.6
Unallocated and other(2)	(29.9)	(2.4)

Total EBITDA	$276.3	$363.3
Interest expense, net	(189.5)	(180.8)
Income tax benefit	14.0	5.1
Depreciation and amortization	(205.4)	(185.1)

Net income (loss)	$(104.6)	$2.5

(1)
EBITDA is defined as earnings from continuing operations before interest, depreciation and amortization and income taxes.

(2)
EBITDA from unallocated and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

18. Recent Events

  Amendment of HI Credit Facilities and Refinancing of Term Loan A

        On October 17, 2003, the Company amended the HI Credit Facilities. The amendment provides, among other things, for changes to certain financial covenants, including the leverage and interest coverage ratios, the annual amount of permitted capital expenditures, and the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly periods ended September 30, 2003 through December 31, 2004. The amendment also allows for the issuance of $205 million of additional term B and term C loans, which was accomplished on October 22, 2003, the net proceeds of which have been applied to pay down the Company's revolving loan facility by approximately $53 million, and the remainder of the net proceeds have been applied to repay, in full, the term A loan. As a result of this refinancing, the Company has no scheduled term loan maturities in 2004 and scheduled term loan maturities of approximately $12 million in each of 2005 and 2006. The amendment also allows the Company to issue additional senior unsecured notes up to a maximum of $800 million.

  Chinese MDI Joint Venture

        In January 2003, the Company entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. One joint venture, with BASF and three Chinese chemical companies (the "Manufacturing JV"), will build three plants to manufacture mono nitrobenzene ("MNB"), aniline, and crude MDI. The Company owns 35% of the Manufacturing JV. The other joint venture, with Shanghai Chlor-Alkali Chemical Company, Ltd. (the "Splitting JV"), will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. The Company owns 70% of the Splitting JV. A feasibility study for the project has been approved by the appropriate Chinese authorities, preliminary engineering work has commenced and a business license was issued on March 7, 2003.

        The project will be funded by a combination of equity invested by the joint venture partners and borrowed funds. The Company anticipates that its investment in the joint ventures and other related capital costs will approximate $85 million. On November 13, 2003, the joint venture partners announced their intention to increase the production capacity of the Manufacturing JV from 160,000 to 240,000 metric tons per year. This change increased the Company's expected share of the capital cost by approximately $10 million from $75 million to $85 million.

        On September 19, 2003, the joint ventures obtained secured financing for the construction of the production facilities. The Manufacturing JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $218.4 million, a working capital credit line in the amount of approximately $4.5 million, and a facility for funding VAT payments in the amount of approximately $1.5 million. The Splitting JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. The financing is non-recourse to the Company, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 35% of any amounts due and unpaid by the Manufacturing JV under the loans described above (except for the VAT facility which is not guaranteed), and 70% of any amounts due and unpaid by the Splitting JV under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until the relevant joint venture has (i) commenced production at at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

  Global Cost Reduction Initiative

        On November 10, 2003, HMP announced an initiative to reduce fixed costs and overhead expenses by a minimum of $200 million over the next 18 months. HMP is reviewing redundant sites, underutilized assets and all of its spending to reduce costs. HMP announced that it intends to continue to leverage its size, its global infrastructure and its people to increase productivity and reduce overall costs. HMP has not yet announced the extent to which the cost initiatives will directly impact the Company. The Company expects to make additional announcements of site consolidations and headcount reductions in the near future.

19. Consolidating Condensed Financial Statements

        The following consolidating condensed financial statements present, in separate columns, financial information for the following: Huntsman International LLC (on a parent only basis), with its investment in subsidiaries recorded under the equity method; the guarantors, under the Company's indenture, on a combined, or where appropriate, consolidated basis, with its investment in the non-guarantors recorded under the equity method; and the non-guarantors on a consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of September 30, 2003 and December 31, 2002 and for the periods ended September 30, 2003 and 2002. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to the Company. The combined guarantors are 100% owned subsidiaries of the Company and have fully and unconditionally guaranteed the Senior Notes and the senior subordinated notes on a joint and several basis. The Company has not presented separate financial statements and other disclosures for each of the guarantors because management believes that such information is not material to investors.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidating Condensed Balance Sheets

September 30, 2003 (Unaudited)

(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current Assets:
Cash and cash equivalents	$9.2	$—	$71.9	$—	$81.1
Accounts and notes receivables, net	46.5	99.1	445.0	(72.1)	518.5
Inventories	52.4	102.0	455.4	—	609.8
Prepaid expenses	8.6	2.8	24.2	—	35.6
Deferred tax asset			31.2		31.2
Other current assets	103.1	299.1	70.0	(399.5)	72.7

Total current assets	219.8	503.0	1,097.7	(471.6)	1,348.9
Property, plant and equipment, net	537.8	334.6	2,258.8	—	3,131.2
Investment in unconsolidated affiliates	3,398.4	718.8	7.5	(3,986.5)	138.2
Intangible assets, net	267.1	5.0	12.2	—	284.3
Other noncurrent assets	81.2	1,859.6	262.2	(1,851.0)	352.0

Total assets	$4,504.3	$3,421.0	$3,638.4	$(6,309.1)	$5,254.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$61.0	$95.6	$223.8	$(72.3)	$308.1
Accrued liabilities	67.3	29.5	446.2	(39.6)	503.4
Current portion of long-term debt	1.2	—	—	—	1.2
Other current liabilities	269.5	6.1	102.0	(359.7)	17.9

Total current liabilities	399.0	131.2	772.0	(471.6)	830.6
Long-term debt	3,005.3	—	1,843.5	(1,851.0)	2,997.8
Deferred income taxes	(4.1)	—	214.5	—	210.4
Other noncurrent liabilities	48.9	—	108.9	—	157.8

Total liabilities	3,449.1	131.2	2,938.9	(2,322.6)	4,196.6

Minority interests	—	—	2.8	—	2.8

Equity:
Member's equity	1,026.1	2,437.2	787.6	(3,224.8)	1,026.1
Subsidiary equity	—	—	—	—	—
Retained earnings	81.9	805.4	3.1	(808.5)	81.9
Accumulated other comprehensive income (loss)	(52.8)	47.2	(94.0)	46.8	(52.8)

Total equity	1,055.2	3,289.8	696.7	(3,986.5)	1,055.2

Total liabilities and equity	$4,504.3	$3,421.0	$3,638.4	$(6,309.1)	$5,254.6

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidating Condensed Balance Sheets

December 31, 2002 (Unaudited)

(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current Assets:
Cash and cash equivalents	$19.0	$0.3	$56.1	$—	$75.4
Accounts and notes receivables, net	91.3	113.8	378.2	(115.4)	467.9
Inventories	53.2	63.4	444.7	—	561.3
Prepaid expenses	4.3	1.9	15.8	—	22.0
Other current assets	74.5	245.5	130.7	(344.1)	106.6

Total current assets	242.3	424.9	1,025.5	(459.5)	1,233.2
Property, plant and equipment, net	562.3	339.3	2,169.5	—	3,071.1
Investment in unconsolidated affiliates	3,098.0	717.4	1.5	(3,683.0)	133.9
Intangible assets, net	289.4	6.3	7.1	—	302.8
Other noncurrent assets	87.9	1,599.0	245.0	(1,593.1)	338.8

Total assets	$4,279.9	$3,086.9	$3,448.6	$(5,735.6)	$5,079.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$52.1	$59.7	$318.4	$(115.4)	$314.8
Accrued liabilities	100.0	26.3	428.2	(30.7)	523.8
Current portion of long-term debt	43.2	—	0.7	—	43.9
Other current liabilities	229.9	11.7	100.5	(313.4)	28.7

Total current liabilities	425.2	97.7	847.8	(459.5)	911.2
Long-term debt	2,741.2	—	1,581.8	(1,593.1)	2,729.9
Deferred income taxes	—	—	215.1	—	215.1
Other noncurrent liabilities	48.3	3.8	106.3	—	158.4

Total liabilities	3,214.7	101.5	2,751.0	(2,052.6)	4,014.6

Member's equity	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,408.8	772.8	(3,181.6)	—
Retained earnings	186.5	675.7	34.9	(710.6)	186.5
Accumulated other comprehensive loss	(147.4)	(99.1)	(110.1)	209.2	(147.4)

Total equity	1,065.2	2,985.4	697.6	(3,683.0)	1,065.2

Total liabilities and equity	$4,279.9	$3,086.9	$3,448.6	$(5,735.6)	$5,079.8

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidating Statements of Operations and Comprehensive Income (Loss)

Nine Months Ended September 30, 2003 (Unaudited)

(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales and services	$529.4	$509.9	$2,651.7	$—	$3,691.0
Related party sales	100.0	89.6	190.7	(190.5)	189.8
Tolling fees	—	—	—	—	—

Total revenue	629.4	599.5	2,842.4	(190.5)	3,880.8
Cost of goods sold	519.3	539.5	2,576.2	(190.5)	3,444.5

Gross profit	110.1	60.0	266.2	—	436.3
Expenses:
Selling, general and administrative	111.7	2.1	145.8	—	259.6
Research and development	27.6	1.4	8.2	—	37.2
Restructuring and plant closing costs	—	—	43.4	—	43.4

Total expenses	139.3	3.5	197.4	—	340.2

Operating income	(29.2)	56.5	68.8	—	96.1
Interest (expense) income, net	(192.6)	110.9	(107.8)	—	(189.5)
Gain (loss) on sale of accounts receivable	(16.1)	(1.1)	(6.8)	—	(24.0)
Equity in earnings (losses) of unconsolidated affiliates	134.5	(36.6)	—	(97.9)	—
Other income (expense)	(1.2)	—	—	—	(1.2)

Income (loss) before income taxes	(104.6)	129.7	(45.8)	(97.9)	(118.6)
Income tax (expense) benefit	—	—	14.0	—	14.0

Net income (loss)	(104.6)	129.7	(31.8)	(97.9)	(104.6)
Other comprehensive income (loss)	94.6	146.3	16.1	(162.4)	94.6

Comprehensive income (loss)	$(10.0)	$276.0	$(15.7)	$(260.3)	$(10.0)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidating Statements of Operations and Comprehensive Income (Loss)

Nine Months Ended September 30, 2002 (Unaudited)

(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales and services	$507.2	$468.1	$2,135.3		$3,110.6
Related party sales	95.4	88.8	258.7	(185.4)	257.5

Total revenue	602.6	556.9	2,394.0	(185.4)	3,368.1
Cost of goods sold	422.6	454.4	2,218.5	(185.4)	2,910.1

Gross profit	180.0	102.5	175.5	—	458.0
Expenses:
Selling, general and administrative	92.6	5.6	135.9	—	234.1
Research and development	26.2	1.3	11.6	—	39.1

Total expenses	118.8	6.9	147.5	—	273.2

Operating income	61.2	95.6	28.0	—	184.8
Interest (expense) income, net	(183.4)	88.0	(85.4)	—	(180.8)
Gain (loss) on sale of accounts receivable	(1.8)	(2.6)	0.1	—	(4.3)
Equity in earnings (losses) of unconsolidated affiliates	126.5	(63.4)	—	(63.1)	—
Other income (expense)	—	0.1	(2.5)	—	(2.4)

Income (loss) before income taxes	2.5	117.7	(59.8)	(63.1)	(2.7)
Income tax benefit	—	—	5.1		5.1
Minority interests in subsidiaries' income	—	—	0.1		0.1

Net income (loss)	2.5	117.7	(54.6)	(63.1)	2.5
Other comprehensive income (loss)	87.6	148.8	40.3	(189.1)	87.6

Comprehensive income (loss)	$90.1	$266.5	$(14.3)	$(252.2)	$90.1

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidating Condensed Statements of Cash Flow

Nine Months Ended September 30, 2003 (Unaudited)

(Dollars in Millions)

Net cash used in operating activities	$(225.3)	$181.4	$(23.3)	$—	$(67.2)
Investing activities:
Capital expenditures	(5.5)	(8.2)	(82.0)	—	(95.7)
Net cash received from unconsolidated affiliates	—	2.1	—	—	2.1
Advances to unconsolidated affiliates	(2.2)	—	—	—	(2.2)

Net cash used in investing activities	(7.7)	(6.1)	(82.0)	—	(95.8)

Financing activities:
Net borrowings under revolving loan facilities	132.0	—	—	—	132.0
Issuance of senior notes	157.9	—	—	—	157.9
Repayment of long term debt	(124.6)	—	(1.3)	—	(125.9)
Cash contributions by parent	—	227.0	3,097.1	(3,324.1)	—
Cash distributions from subsidiaries	3,305.8	—	—	(3,305.8)	—
Cash distributions to parent		(199.7)	(3,106.1)	3,305.8	—
Cash distributions to subsidiaries	(3,324.1)	—	—	3,324.1	—
Shares issued to minorities for cash	—	—	2.8	—	2.8
Intercompany advances—net of repayments	72.3	(202.1)	125.5	—	(4.3)

Net cash provided by (used in) financing activities	219.3	(174.8)	118.0	—	162.5

Effect of exchange rate changes on cash	3.9	(0.8)	3.1	—	6.2

Increase in cash and cash equivalents	(9.8)	(0.3)	15.8	—	5.7
Cash and cash equivalents at beginning of period	19.0	0.3	56.1	—	75.4

Cash and cash equivalents at end of period	$9.2	$0.0	$71.9	$—	$81.1

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidating Condensed Statements of Cash Flow

Nine Months Ended September 30, 2002 (Unaudited)

(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash provided by (used in) operating activities	$(112.4)	$177.8	$(4.2)	$—	$61.2
Investing activities:
Acquisition of minority interest	—	—	(9.0)	—	(9.0)
Capital expenditures	(7.4)	(1.8)	(125.5)	—	(134.7)
Net cash received from unconsolidated affiliates	—	6.3	—	—	6.3
Advances to unconsolidated affiliates	(2.4)	—	—	—	(2.4)

Net cash provided by (used in) investing activities	(9.8)	4.5	(134.5)	—	(139.8)

Financing activities:
Borrowings under credit facilities	245.6	—	5.5	—	251.1
Repayment of credit facilities	(474.4)	—	(5.1)	—	(479.5)
Issuance of senior subordinated notes	300.0	—	—	—	300.0
Debt issuance costs	(10.3)	—	—	—	(10.3)
Cash contributions by parent	—	240.0	2,214.7	(2,454.7)	—
Cash distributions from subsidiaries	2,477.3	—	—	(2,477.3)	—
Cash distributions to parent		(255.5)	(2,221.8)	2,477.3	—
Cash distributions to subsidiaries	(2,454.7)	—	—	2,454.7	—
Intercompany advances—net of repayments	25.8	(169.0)	143.2	—	—

Net cash provided by (used in) financing activities	109.3	(184.5)	136.5	—	61.3

Effect of exchange rate changes on cash	(0.6)	(0.3)	(6.5)	—	(7.4)

Decrease in cash and cash equivalents	(13.5)	(2.5)	(8.7)	—	(24.7)
Cash and cash equivalents at beginning of period	21.0	2.8	60.1	—	83.9

Cash and cash equivalents at end of period	$7.5	$0.3	$51.4	$—	$59.2

RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

        Company management is responsible for the preparation, accuracy and integrity of the consolidated financial statements and other financial information included in this Annual Report. This responsibility includes preparing the statements in accordance with accounting principles generally accepted in the United States of America and necessarily includes estimates based upon management's best judgment.

        To help ensure the accuracy and integrity of Company financial data, management maintains internal controls which are designed to provide reasonable assurance that transactions are executed as authorized, that they are accurately recorded and that assets are properly safeguarded. It is essential for all Company employees to conduct their business affairs in keeping with the highest ethical standards as outlined in the Company's code of conduct policy, "Business Conduct Guidelines." Careful selection of employees, and appropriate divisions of responsibility also help the Company to achieve its control objectives.

        The consolidated balance sheets of Huntsman International LLC and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for the years ended December 31, 2002, 2001 and 2000 have been audited by the Company's independent accountants Deloitte & Touche LLP. Their report is shown on page F-33.

        The Board of Managers oversees the adequacy of the Company's control environment. Representatives of the Board of Managers meet periodically with representatives of Deloitte & Touche LLP, internal financial management and the internal auditor to review accounting, control, auditing and financial reporting matters. The independent accountants and the internal auditor also have full and free access to meet privately with the Committee.

INDEPENDENT AUDITORS' REPORT

To the Board of Managers and Members of Huntsman International LLC

        We have audited the accompanying consolidated balance sheets of Huntsman International LLC and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the table of contents. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International LLC and subsidiaries at December 31, 2002 and 2001 and the results of the Company's operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards, No. 142 effective January 1, 2002 and changed its method of accounting for derivative financial instruments effective January 1, 2001, to conform to Statement of Financial Accounting Standards No. 133, as amended.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
February 28, 2003

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(Millions of Dollars)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$75.4	$83.9
Accounts and notes receivables (net of allowance for doubtful accounts of $14.5 and $15.2, respectively)	467.9	501.6
Inventories	561.3	501.4
Prepaid expenses	22.0	10.7
Deferred income taxes	31.2	—
Other current assets	75.4	47.4

Total current assets	1,233.2	1,145.0
Property, plant and equipment, net	3,071.1	2,839.5
Investment in unconsolidated affiliates	133.9	147.0
Intangible assets, net	302.8	368.5
Other noncurrent assets	338.8	362.1

Total assets	$5,079.8	$4,862.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$314.8	$266.7
Accrued liabilities	523.8	496.7
Current portion of long-term debt	43.9	5.3
Deferred income taxes	—	5.7
Other current liabilities	28.7	61.1

Total current liabilities	911.2	835.5
Long-term debt	2,729.9	2,632.6
Deferred income taxes	215.1	262.6
Other noncurrent liabilities	158.3	131.9

Total liabilities	4,014.5	3,862.6

Minority interests	0.1	7.8

Commitments and contingencies (Notes 17 and 18)
Equity:
Member's equity, 1,000 units	1,026.1	1,026.1
Retained earnings	186.5	166.4
Accumulated other comprehensive loss	(147.4)	(200.8)

Total equity	1,065.2	991.7

Total liabilities and equity	$5,079.8	$4,862.1

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Millions of Dollars)

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Revenues:
Trade sales	$4,159.9	$4,178.2	$3,940.8
Related party sales	333.7	376.0	464.5
Tolling fees	24.5	21.0	42.6

Total revenues	4,518.1	4,575.2	4,447.9
Cost of goods sold	3,902.7	3,990.1	3,705.4

Gross profit	615.4	585.1	742.5
Expenses:
Selling, general and administrative	325.0	304.8	261.4
Research and development	54.6	62.5	59.3
Restructuring and plant closing costs	7.7	46.6	—

Total expenses	387.3	413.9	320.7

Operating income	228.1	171.2	421.8
Interest expense	(247.0)	(243.0)	(238.0)
Interest income	1.6	3.4	4.9
Loss on sale of accounts receivable	(5.5)	(12.8)	(1.9)
Other income (expense)	1.3	(2.0)	(3.2)

Income (loss) before income taxes	(21.5)	(83.2)	183.6
Income tax benefit (expense)	41.5	26.0	(30.1)
Minority interests in subsidiaries' income (loss)	0.1	(2.2)	(2.8)

Income (loss) before accounting change	20.1	(59.4)	150.7
Cumulative effect of accounting change	—	(1.5)	—

Net income (loss)	20.1	(60.9)	150.7
Other comprehensive income (loss)	53.4	(80.1)	(118.0)

Comprehensive income (loss)	$73.5	$(141.0)	$32.7

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidated Statements of Equity

(Millions of Dollars)

	Member's Equity
				Accumulated Other Comprehensive Loss
	Shares/ Units	Amount	Retained Earnings		Total
Balance, January 1, 2000	1,000	$1,026.1	$80.6	$(2.7)	$1,104.0
Distribution to Holdings		—	(8.0)	—	(8.0)
Net income		—	150.7	—	150.7
Other comprehensive loss		—	—	(118.0)	(118.0)

Balance, December 31, 2000	1,000	1,026.1	223.3	(120.7)	1,128.7
Capital contribution from Holdings		—	4.0	—	4.0
Net loss		—	(60.9)	—	(60.9)
Other comprehensive loss		—	—	(80.1)	(80.1)

Balance, December 31, 2001	1,000	1,026.1	166.4	(200.8)	991.7
Net income		—	20.1	—	20.1
Other comprehensive income		—	—	53.4	53.4

Balance, December 31, 2002	1,000	$1,026.1	$186.5	$(147.4)	$1,065.2

See accompany notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Millions of Dollars)

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Cash Flows From Operating Activities:
Net income (loss)	$20.1	$(60.9)	$150.7
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	256.2	229.0	205.5
Provision for losses on accounts receivable	4.1	2.8	2.2
Noncash interest expense	12.9	11.3	10.7
Deferred income taxes	(59.8)	(43.1)	6.3
Gain on foreign currency transactions	(48.3)	(4.8)	(8.2)
Loss on disposals of fixed assets	—	6.6	2.9
Minority interests in subsidiaries	(0.1)	2.2	2.8
Equity in earnings of investment in unconsolidated affiliates	(0.2)	(0.1)	(0.1)
Changes in operating assets and liabilities—net of effects of acquisitions:
Accounts and notes receivables	39.5	161.7	(106.7)
Change in receivables sold, net	(60.0)	(48.0)	175.0
Inventories	(12.6)	17.3	(118.9)
Prepaid expenses	(9.1)	4.5	0.3
Other current assets	(15.0)	1.7	(13.8)
Other noncurrent assets	(9.4)	10.3	(52.0)
Accounts payable	(0.5)	(106.7)	(27.1)
Accrued liabilities	(15.4)	(16.2)	179.4
Other current liabilities	(48.7)	45.3	(28.4)
Other noncurrent liabilities	(16.2)	(10.5)	30.9

Net cash provided by operating activities	157.5	202.4	411.5

Investing Activities:
Capital expenditures	(190.5)	(291.0)	(204.5)
Acquisition of businesses and minority interest	(9.0)	(209.5)	(149.6)
Net cash received from unconsolidated affiliates	8.0	11.3	7.5
Advances to unconsolidated affiliates	(3.3)	(2.5)	(9.0)
Proceeds from sale of fixed assets	5.9	—	—

Net cash used in investing activities	(188.9)	(491.7)	(355.6)

Financing Activities:
Net borrowings under revolving loan facilities	$—	$79.5	$8.0
Issuance of senior and senior subordinated notes	300.0	233.2	—
Proceeds from other long-term debt	—	4.4	—
Repayment of long-term debt	(288.6)	(2.4)	(131.0)
Debt issuance costs	(10.3)	(6.5)	—
Cash contributions by Holdings	—	4.0	—
Cash distribution to Holdings	—	—	(8.0)

Net cash provided by (used in) financing activities	1.1	312.2	(131.0)

Effect of exchange rate changes on cash	21.8	(5.1)	2.3

Increase (decrease) in cash and cash equivalents	(8.5)	17.8	(72.8)
Cash and cash equivalents at beginning of year	83.9	66.1	138.9

Cash and cash equivalents at end of year	$75.4	$83.9	$66.1

Supplemental cash flow information:
Cash paid for interest	235.0	222.2	234.6
Cash paid for income taxes	12.3	15.0	22.0
Supplemental non-cash financing activities:
The Company partially finances its property and liability insurance premiums. During the years ended December 31, 2002, the Company issued notes payable for approximately $2.6 million and recorded prepaid insurance for the same amount, which will be amortized over the period covered.

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

        Huntsman International LLC (the "Company") is a global manufacturer and marketer of differentiated and commodity chemicals through its four principal businesses: Polyurethanes, Performance Products, Pigments and Base Chemicals. The Company is a wholly-owned subsidiary of Huntsman International Holdings LLC ("HIH").

        Effective June 30, 1999, pursuant to a contribution agreement and ancillary agreements between HIH, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"), Imperial Chemicals Industries PLC ("ICI") and the Company, the Company acquired assets and stock representing ICI's polyurethane chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility) and titanium dioxide businesses and Huntsman Specialty's propylene oxide business. In addition, the Company also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals, Limited ("BP Chemicals").

        HIH is owned 60% by Huntsman Specialty, 30% by ICI and its affiliates, approximately 9% by institutional investors and approximately 1% by HMP Equity Holdings Corporation ("HMP").

  2001 Acquisition

        On March 31, 2001, the Company closed a definitive purchase agreement with an affiliate of Rhodia S.A. for the acquisition of the European surfactants business of Albright & Wilson, a subsidiary of Rhodia S.A., for approximately $180 million.

  2000 Acquisition

        On August 31, 2000, the Company acquired the Morton global thermoplastic polyurethanes business from Rohm and Haas Company for an aggregate purchase price of $120 million.

2. Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements of the Company include its majority owned subsidiaries. Intercompany transactions and balances are eliminated.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Flow Information

        Highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

  Securitization of Accounts Receivable

        In September 2000, Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued. SFAS No. 140 provides consistent standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings. The Company adopted SFAS No. 140 during the year ended December 31, 2001 as required. Adoption of the accounting requirements of this standard did not have a material impact on the statement of operations or financial position.

        The Company securitizes certain trade receivables in connection with a revolving securitization program. The Company retains the servicing rights which are a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management's best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. For more information, see "Note 11—Securitization of Accounts Receivable" below.

  Inventories

        Inventories are stated at the lower of cost or market using the weighted average method.

  Property, Plant and Equipment

        Property, plant and equipment is stated at cost. Depreciation is provided utilizing the straight line method over the following estimated useful lives:

Buildings	20-30 years
Plant and equipment	3-20 years

A substantial portion of plant and equipment is depreciated over 15 to 20 years. Office equipment and information technology assets included as plant and equipment above, have useful lives ranging from 3 to 5 years.

        Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income. Of the total plant and equipment, approximately $458 million is depreciated using the straight-line method on a group basis at a 5% composite rate. When capital assets representing complete groups of property are disposed of, the difference between the disposal proceeds and net book value is credited or charged to income. When miscellaneous assets are disposed of, the difference between asset costs and salvage value is charged or credited to accumulated depreciation.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. The Company does not accrue any items of repair or maintenance in advance of incurring the cost. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

        Interest costs are capitalized as part of major construction projects. Interest expense capitalized as part of plant and equipment was $10.5 million, $9.3 million, and $10.3 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  Investment in Unconsolidated Affiliates

        Investments in companies in which the Company exercises significant influence, generally ownership interests from 20% to 50%, are accounted for using the equity method.

  Intangible Assets and Goodwill

        Intangible assets, which consist of patents, trademarks, technology and certain other agreements, are stated at their fair market values at the time of acquisition, and are amortized using the straight line method over their estimated useful lives of five to fifteen years or over the life of the related agreement. Prior to January 1, 2002, the Company amortized goodwill over 20 years.

  Carrying Value of Long-term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

  Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company's senior credit facilities approximates fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the Company's senior notes approximates book value. The fair value of the Company's senior subordinated notes was $893.7 million and $963.0 million at December 31, 2002 and 2001, respectively.

  Derivatives and Hedging Activities

        Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that an entity recognize all derivative instruments as assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for the change in the fair value depends on the use of the instrument. The adoption of SFAS No. 133 resulted in a cumulative increase in net loss of $1.5 million and a cumulative increase to accumulated other comprehensive loss of $1.1 million. For more information, see "Note 13—Derivative Instruments and Hedging Activities."

  Income Taxes

        The Company and its U.S. subsidiaries are organized as limited liability companies. These entities are treated similar to a partnership for U.S. income tax purposes, and therefore are not subject to U.S. federal tax on their income. Subsidiaries outside the U.S. are generally taxed on the income generated in the local country.

        Deferred income taxes are provided for temporary differences between financial statement income and taxable income using the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

  Environmental Expenditures

        Environmental related restoration and remediation costs are recorded as liabilities and expensed when site restoration and environmental remediation and cleanup obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when incurred and are expensed or capitalized as appropriate.

  Foreign Currency Translation

        Generally, the accounts of the Company's subsidiaries outside of the United States consider local currency to be functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to equity as a component of accumulated other comprehensive income. Transaction gains and losses are recorded in the statement of operations and were net gains of $48.3 million, $4.8 million and $8.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  Revenue Recognition

        The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized as risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. Generally, this occurs at the time shipment is made.

  Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Fixed manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics, repair and maintenance, plant site purchasing costs, and engineering and technical support costs. Included in cost of goods sold are also distribution, freight and warehousing costs.

  Research and Development

        Research and development costs are expensed as incurred.

  Earnings per Member Equity Unit

        Earnings per member equity unit is not presented because it is not considered meaningful information due to the Company's ownership by a single equity holder.

  Reclassifications

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

  Recently Adopted Financial Accounting Standards

        On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company was required to reassess the useful lives of all acquired intangibles and perform an impairment test on goodwill. In the first quarter of 2002, the Company completed the assessment of useful lives and concluded that no adjustment to the amortization period of intangible assets was necessary.

        The Company has completed its initial assessment of goodwill impairment as of January 1, 2002 and has concluded that there is no indication of impairment. The Company has elected to test goodwill for impairment annually as of April 1 as required by SFAS No. 142. The annual assessment has been completed as of April 1, 2002 and the Company has concluded that there is no indication of impairment.

        The initial adoption of SFAS No. 142 had no impact on the Company's financial statements for the year ended December 31, 2002. The pro forma net loss, assuming the change in accounting principle was applied retroactively to January 1, 2000, would not have been materially different for the years ended December 31, 2001 and 2000.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement establishes a single accounting model for the impairment or disposal of long-lived assets. The impact of adopting this pronouncement was not material.

  Recently Issued Financial Accounting Standards

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company will adopt this new accounting standard on January 1, 2003. The Company is currently evaluating the effects of adopting this pronouncement.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company was required to adopt this statement as of January 1, 2003. The adoption of SFAS No. 145 is not expected to have a material effect on our consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. We will adopt this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 is not expected to have a material effect on the consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The Company is currently evaluating the effects of adopting this statement.

3. Inventories

        Inventories consist of the following (in millions):

	December 31, 2002	December 31, 2001
Raw materials	$130.2	$132.5
Work in progress	25.9	20.4
Finished goods	385.8	328.7

Total	541.9	481.6
Materials and supplies	19.4	19.8

Net	$561.3	$501.4

        In the normal course of operations, the Company exchanges raw materials with other companies. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. The Company did not owe any inventory under open exchange agreements at December 31, 2002. The amount deducted from inventory under open exchange agreements owed by the Company at December 31, 2001 was $4.4 million (16.7 million pounds of feedstock and products), which represented the amount payable by the Company under open exchange agreements.

4. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (in millions):

	December 31, 2002	December 31, 2001
Land	$42.9	$36.3
Buildings	157.7	129.9
Plant and equipment	3,446.3	2,919.0
Construction in progress	172.7	231.4

Total	3,819.6	3,316.6
Less accumulated depreciation	(748.5)	(477.1)

Net	$3,071.1	$2,839.5

        Property, Plant and Equipment includes gross assets acquired under capital leases of $20.9 and $19.4 at December 31, 2002 and 2001, respectively; related amounts included in accumulated depreciation were $4.3 and $1.6 at December 31, 2002 and 2001, respectively.

5. Investments in Unconsolidated Affiliates

        The Company's ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, are as follows (in millions):

	December 31, 2002	December 31, 2001
Louisiana Pigment Company, L.P. (50%)	$131.4	$139.8
Rubicon, Inc. (50%)	1.3	5.7
Others	1.2	1.5

Total	$133.9	$147.0

        Summarized approximate financial information of such affiliated companies as a group as of December 31, 2002 and 2001 and for the years then ended is presented below (in millions):

	December 31, 2002	December 31, 2001
Assets	$488.3	$533.1
Liabilities	222.5	229.3
Revenues	651.3	681.4
Net income	0.4	0.5
The Company's equity in:
Net assets	133.9	147.0
Net income	0.2	0.1

6. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets as of December 31, 2002 and 2001 were as follows (dollars in millions):

	December 31, 2002			December 31, 2001
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$348.7	$89.9	$258.8	$356.6	$66.0	$290.6
Non-compete agreements	49.1	30.9	18.2	50.1	24.3	25.8
Other intangibles	28.9	3.1	25.8	30.8	1.9	28.9

Subtotal	426.7	123.9	302.8	437.5	92.2	345.3
Goodwill	—	—	—	28.6	5.4	23.2

Total	$426.7	$123.9	$302.8	$466.1	$97.6	$368.5

        During 2002, the Company's recorded amount of goodwill was reduced by $23.2 million relating to the reversal of a valuation allowance on a net operating loss carry forward and the settlement of certain representations and warranties with ICI related to the June 30, 1999 acquisition.

        Amortization expense for intangibles for the years ended December 31, 2002, 2001 and 2000 was $33.9 million, $33.0 million and $26.3 million, respectively. Estimated future amortization expense for intangible assets through December 31, 2007 is as follows (dollars in millions):

Annual Expense
2003 through 2004	$46.7
2005 through 2007	$38.1

7. Other Noncurrent Assets

        Other noncurrent assets consist of the following (in millions):

	December 31, 2002	December 31, 2001
Prepaid pension assets	$146.2	$198.4
Debt issuance costs	60.7	56.4
Capitalized turnaround expense	47.6	33.0
Receivables from affiliates	18.6	16.7
Spare parts inventory	46.2	36.2
Other noncurrent assets	19.5	21.4

Total	$338.8	$362.1

8. Accrued Liabilities

        Accrued liabilities consist of the following (in millions):

	December 31, 2002	December 31, 2001
Raw materials and services	$217.7	$212.7
Interest	61.3	59.1
Taxes (income, property and VAT)	41.4	18.4
Payroll, severance and related costs	67.4	49.7
Volume and rebates accruals	52.5	50.1
Restructuring and plant closing costs	7.1	31.3
Other miscellaneous accruals	76.4	75.4

Total	$523.8	$496.7

9. Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (in millions):

	December 31, 2002	December 31, 2001
Pension liabilities	$82.3	$54.6
Other postretirement benefits	10.8	10.4
Environmental accruals	19.3	22.9
Payable to affiliate	37.9	37.5
Other noncurrent liabilities	8.0	6.5

Total	$158.3	$131.9

10. Restructuring and Plant Closing Costs

        The Company incurred restructuring and plant closing costs totaling $7.7 million and $46.6 million for the years ended December 31, 2002 and 2001, respectively.

  2002 Restructuring

        During 2002, the Performance Products segment recorded $4.6 million in charges which relate to restructuring and the write-down of fixed assets. Property, plant and equipment was reduced by $3.0 million as a charge of $1.4 million was recorded to write-down the assets at the surfactants plant in Alcover, Spain which was closed during 2002, and an additional $1.6 million was recorded to write-down the assets of the Italy ETO plant and various closed sales offices. The remaining $1.6 million are for other costs related to the restructuring.

        In 2002, the Pigments segment recorded $3.1 million in asset write-downs related to the closure of the Company's titanium dioxide manufacturing facility in Greatham, UK.

	Accrued Liabilities as of December 31, 2001	2002 Charge	Non-cash Charge	Cash Payments	Accrued Liabilities as of December 31, 2002
Property, plant and equipment	$—	$6.1	$(6.1)	$—	$—
Workforce reductions	30.5	—	—	(23.4)	7.1
Other exit costs	0.8	1.6	—	(2.4)	—

Total	$31.3	$7.7	$(6.1)	$(25.8)	$7.1

  2001 Restructuring

        During 2001, the Polyurethanes segment announced a cost reduction program which included closure of the Shepton Mallet, U.K. polyols manufacturing facility by the end of 2002 resulting in a charge of $44.7 million. The program included reduction in workforce of approximately 270 employees at the Shepton Mallet facility and other locations. Approximately $7.8 was recorded to write-down the fixed assets, $36.1 for employee termination benefits and $0.8 for other exit costs.

        The Pigments segment recorded $1.9 million in restructuring charges which related to a workforce reduction of approximately 50 employees.

        The restructuring and plant closing cost were recorded in the following accounts: $7.8 million in property, plant, and equipment, and $38.8 million in accrued liabilities. At December 31, 2002 there remained $7.1 million of these costs in accrued liabilities for workforce reductions and other exit costs.

	Accrued Liabilities as of December 31, 2000	2001 Charge	Non-cash Charge	Cash Payments	Accrued Liabilities as of December 31, 2001
Property, plant and equipment	$—	$7.8	$(7.8)	$—	$—
Workforce reductions	—	38.0	—	(7.5)	30.5
Other exit costs	—	0.8	—	—	0.8

Total	$—	$46.6	$(7.8)	$(7.5)	$31.3

11. Securitization of Accounts Receivable

        On December 21, 2000, the Company initiated a five-year revolving securitization program under which certain trade receivables were and will be transferred to an off balance sheet special purpose entity at a discount. Under the terms of the agreements, the Company and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables and is subject to recourse provisions. In 2000, proceeds from initial sales totaled approximately $175 million. In October 2002, the Company expanded its accounts receivable securitization program by $25 million. At December 31, 2002, the special purpose entity had outstanding $180 million in mid-term notes and $100 million in commercial paper.

        For the years ended December 31, 2002 and 2001, new sales totaled approximately $3,220 million and $3,132 million, respectively, and cash collections totaled approximately $3,160 million and $3,180 million, respectively. Servicing fees received were approximately $3 million each year for the years 2002 and 2001, and are recorded as a reduction in the loss on sale of accounts receivable in the statements of operations. The retained interest in the receivables was approximately $112 million and $60 million, and as of December 31, 2002 and 2001, respectively. The value of the retained interest is subject to credit and interest rate risk.

        The key economic assumptions used in valuing the residual interest at December 31, 2002 are presented below:

Weighted average life (in months)	2
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	5%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2002 and 2001 were $11.2 million and $15.6 million, respectively.

12. Long-term Debt

        Long-term debt outstanding as of December 31, 2002 and 2001 is as follows (in millions):

	December 31, 2002	December 31, 2001
Senior Secured Credit Facilities:
Revolving loan facility	$67.0	$110.6
Term A dollar loan	109.7	195.6
Term A euro loan (in U.S. dollar equivalent)	138.5	208.6
Term B loan	526.3	553.7
Term C loan	526.3	553.7
Senior Notes	300.0	—
Senior Subordinated Notes	1,076.8	1,003.1
Other long-term debt	29.2	12.6

Subtotal	2,773.8	2,637.9
Less current portion	(43.9)	(5.3)

Total	$2,729.9	$2,632.6

  Senior Secured Credit Facilities

        The revolving loan facility of up to $400 million matures on June 30, 2005 with no scheduled commitment reductions. Both the term A dollar loan and the term A euro loan facilities mature on June 30, 2005 and are payable in semi-annual installments commencing December 31, 2003 with the amortization increasing over time. The term B loan facility matures on June 30, 2007 and the term C loan facility matures on June 30, 2008. The term B and term C loan facilities require payments in annual installments of $5.48 million each, commencing June 30, 2004, with the remaining unpaid balances due on final maturity.

        Interest rates for the Company's senior secured credit facilities (the "Senior Secured Credit Facilities") are based upon, at the Company's option, either a eurocurrency rate (libor) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.25% to 4.25% per annum depending on the loan facility and whether specified conditions have been satisfied and, in the case of base rate loans, from zero to 3.00% per annum. As of December 31, 2002, 2001 and 2000 the average interest rates on the Senior Secured Credit Facilities were 5.8%, 7.6% and 9.2%, respectively.

        The obligations under the Senior Secured Credit Facilities are supported by guarantees of the Company's domestic and certain foreign subsidiaries (collectively the "Guarantors") and HIH as well as pledges of 65% of the voting stock of certain non-U.S. subsidiaries.

        The Senior Secured Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The Senior Secured Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes. Management believes that the Company is in compliance with the covenants of the Senior Secured Credit Facilities as of December 31, 2002.

        Huntsman Specialty has an obligation to purchase ICI's 30% interest in HIH (the "ICI 30% Interest") on or before July 1, 2003. In addition, HMP has an option to acquire the ICI 30% Interest on or before May 15, 2003, which was originally granted to GOP pursuant to an agreement with ICI (the "Option Agreement"). The Huntsman Specialty obligation is secured by a lien on 30% of the outstanding membership interests in HIH held by Huntsman Specialty (the "HIH Pledged Interest"). The Option Agreement does not terminate Huntsman Specialty's obligations to ICI. If HMP does not exercise the option, Huntsman Specialty would continue to be obligated to ICI. However, if HMP exercises the option, Huntsman Specialty's obligation would be effectively terminated. Accordingly, if neither HMP exercises its option nor Huntsman Specialty otherwise satisfies its obligation to ICI with respect to ICI's put right, ICI could foreclose on the HIH Pledged Interest. Such a foreclosure would constitute a "change of control" and an event of default under the HI Credit Facilities and would give certain put rights to the holders of the HI Notes and the holders of the HIH Notes.

  Senior Notes and Senior Subordinated Notes

        In March 2002, the Company issued $300 million 9.875% Senior Notes (the "Senior Notes"). Interest on the notes is payable semi-annually and the Senior Notes mature on March 1, 2009. The Senior Notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Senior Notes may be redeemed, in whole or in part, at any time by the Company prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the Senior Notes may be redeemed, in whole or in part, at a redemption price decline from 104.937% to 100% after March 1, 2008.

        The Company also has outstanding $600 million and €450 million 10.125% Senior Subordinated Notes (the "Notes"). Interest on the Notes is payable semi-annually and the Notes mature on July 1,

2009. The Notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Notes may be redeemed, in whole or in part, at any time by the Company on or after July 1, 2004, at percentages ranging from 105% to 100% at July 1, 2007 of their face amount, plus accrued and unpaid interest.

        The Senior Notes and the Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring the Company to offer to repurchase the Senior Notes and the Notes upon a change of control. Management believes that the Company is in compliance with the covenants of the Senior Notes and the Notes as of December 31, 2002.

        The scheduled maturities of long-term debt are as follows (in millions):

December 31, 2002
2003	43.9
2004	148.6
2005	156.2
2006	12.9
2007	517.1
Later Years	1,895.1

$2,773.8

13. Derivative Instruments and Hedging Activities

        The Company is exposed to market risks, such as changes in interest rates, currency exchange rates and commodity pricing. As a result, the Company enters into transactions including derivative instruments to manage these risks. The overall risk management philosophy of the Company is to manage the downside risks of these activities. Primary goals of the Company's risk management activities include: (1) reducing the impact of fluctuations in variable interest rates and meeting the requirements of certain credit agreements; (2) reducing the short-term impact from certain movements in foreign exchange rates on earnings; (3) reducing the variability in the purchase price of certain feedstocks; and (4) hedging the net investment position in euro functional currency entities.

  Interest Rate Hedging

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. The Company's senior credit facilities require that a certain portion of debt be at fixed rates through either interest rate hedges or through other means that provide a similar effect. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        As of December 31, 2002 and 2001, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (in millions):

	December 31, 2002	December 31, 2001
Pay fixed swaps
Notional amount	$202.4	$319.2
Fair value	$(11.8)	$(12.7)
Weighted average pay rate	5.72%	5.84%
Maximum weighted average pay rate	6.62%	6.55%
Maturing	2004	2002-2004
Interest rate collars
Notional amount	$150.0	$275.0
Fair value	$(11.6)	$(8.3)
Weighted average cap rate	7.00%	7.00%
Weighted average floor rate	5.08%	5.35%
Maximum weighted average floor rate	6.25%	6.12%
Maturing	2004	2002-2004

        The Company purchases both interest rate swaps and interest rate collars to reduce the impact of changes in interest rates on its floating-rate long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed a certain rate, and require the Company to pay to the counterparties (major banks) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than a certain rate.

        The majority of the interest rate contracts have been designated as cash flow hedges of future interest payments on its variable rate debt. The fair value of these interest rate contracts designated as hedges as of December 31, 2002 and 2001 was a loss of approximately $15.6 million and $13.4 million, respectively, which is recorded in other noncurrent liabilities and in accumulated other comprehensive income (loss) to the extent of the effective portions of the hedging instruments. Gains and losses related to these contracts will be reclassified from other comprehensive income (loss) into earnings in the periods in which the related hedged interest payments are made. As of December 31, 2002, losses of approximately $9.8 million are expected to be reclassified into earnings over the next twelve months. Gains and losses on these agreements, including amounts recorded related to hedge ineffectiveness, are reflected as interest expense in the statement of operations. A net loss of $4.2 million was recorded in interest expense in the year ended December 31, 2002. A net gain of $2.9 million was recorded in interest expense in the year ended December 31, 2001.

        As of December 31, 2002 and 2001 swap agreements with a fair value liability of $7.8 million and $7.6 million, respectively have not been designated as a hedge for financial reporting purposes. Accordingly, $0.2 million and $7.6 million for the years ended December 31, 2002 and 2001 are recognized in interest expense.

        The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts. Market risk arises from changes in interest rates.

  Foreign Currency Rate Hedging

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2002, there was a notional amount of $1.8 million outstanding for such contracts. At December 31, 2001, there were no outstanding contracts. During the years ended December 31, 2002 and 2001, the Company recognized losses of $0.1 million and $3.0 million, respectively, from these activities.

  Commodity Price Hedging

        Because feedstocks used by the Company are subject to price volatility, the Company uses commodity futures and swaps to reduce the risk associated with certain of these feedstocks. These instruments are designated as cash flow hedges of future inventory purchases and fair value hedges of inventory currently held and trading activities. The mark-to-market gains and losses of qualifying cash flow hedges are recorded as a component of other comprehensive income until the underlying transactions are recognized in earnings. The mark-to-market gains and losses of non-qualifying, excluded and ineffective portions of hedges are recorded in cost of goods sold in the accompanying statement of operations. For the year ended December 31, 2002, there were no gains or losses on derivatives qualifying as cash flow hedges. As of December 31, 2002, the fair value of all commodity derivatives included in other current liabilities was $0.8 million. For the year ended December 31, 2001, the net losses on derivatives qualifying as cash flow hedges were $0.9 million and were recorded in other comprehensive income. As of December 31, 2001 the fair value of all commodity derivatives included as other current assets and current liabilities was $1.0 million and $1.1 million, respectively.

        During the year ended December 31, 2002 and 2001, the Company recorded $3.5 million and $11.1 million, respectively, as an increase in cost of goods sold related to net losses from settled contracts and the change in fair value (unrealized gains and losses) on the contracts that are effective economic hedges of commodity price exposures, but do not meet the SFAS No. 133 definition of hedging instruments. As of December 31, 2002, $0.8 million and $0.2 million, were included in other current assets and liabilities, respectively. As of December 31, 2001, $2.0 million and $1.0 million were included in other current assets and liabilities, respectively.

  Net Investment Hedging

        The Company hedges its net investment position in euro functional currency entities. To accomplish this, a portion of the Company's debt is euro denominated and designated as a hedge of net investments. Currency effects of these hedges produced net losses of approximately $95.9 million and net gains of approximately $19.5 million, in other comprehensive income (foreign currency translation adjustments) for the years ended December 31, 2002 and 2001, respectively. As of December 31, 2002 and 2001, there was a cumulative net loss of approximately $32.7 million and a cumulative net gain of approximately $63.2 million, respectively.

14. Income Taxes

        The income (loss) before income tax consists of the following (in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
U.S. income (loss)	$101.3	$(33.5)	$45.4
Foreign income (loss)	(122.8)	(49.7)	138.2

Total	$(21.5)	$(83.2)	$183.6

        The provision (benefit) for income taxes consists of the following (in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
U.S.:
Current	$1.4	$0.4	$0.3
Deferred	—	—	—
Foreign:
Current	16.9	16.7	23.5
Deferred	(59.8)	(43.1)	6.3

Total	$(41.5)	$(26.0)	$30.1

        The following schedule reconciles the differences between the United States federal income taxes at the United States statutory rate to the Company's provision (benefit) for income taxes (in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Income taxes at U.S. federal statutory rate	$(7.5)	$(29.1)	$64.3
Income not subject to U.S. federal income tax	(23.1)	13.0	(14.7)
State income taxes	0.4	0.4	0.3
Foreign country incentive tax benefits	(17.0)	(14.5)	(13.3)
Foreign country currency exchange gain (loss)	0.8	0.3	(4.4)
Foreign income tax rate in excess of federal statutory rate	8.8	4.4	0.4
Other	(3.9)	(0.5)	(2.5)

Total	$(41.5)	$(26.0)	$30.1

Effective income tax rate	193%	31%	16%

        The components of deferred tax assets and liabilities are as follows (in millions):

	December 31, 2002		December 31, 2001
	Current	Long-term	Current	Long-term
Deferred income tax assets:
Net operating loss carryforwards	$—	$200.9	$—	$122.5
Tax basis of plant and equipment in excess of book basis	—	38.9	—	38.7
Employee benefits	—	6.1	—	3.6
Other accruals and reserves	45.2	—	10.8	—
Valuation allowance	—	(10.1)	(6.5)	(22.7)

Total	45.2	235.8	4.3	142.1
Deferred income tax liabilities:
Book basis of plant and equipment in excess of tax basis	—	(381.4)	—	(346.7)
Employee benefits	—	(69.5)	—	(58.0)
Other accruals and reserves	(14.0)	—	(10.0)	—

Total	(14.0)	(450.9)	(10.0)	(404.7)

Net deferred tax asset (liability)	$31.2	$(215.1)	$(5.7)	$(262.6)

        The Company has net operating loss carryforwards ("NOLs") of approximately $622 million in various foreign jurisdictions. Most of the NOLs have no expiration date. The remaining NOLs begin to expire in 2006. If the valuation allowance is reversed, substantially all of the benefit will be allocated to reduce other noncurrent intangible assets. During 2002 and 2001, respectively, the Company reversed $19.1 million and $18.2 million of the valuation allowance and reduced goodwill by $17.5 million and $18.2 million, respectively.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's corporate structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practicable to estimate the amount of taxes that might be payable upon distribution.

        The Company is treated as a partnership for U.S. federal income tax purposes and as such is generally not subject to U.S. income tax, but rather such income is taxed directly to the Company's owners. The net difference of the book basis of the U.S. assets and liabilities over the tax basis of those assets and liabilities is approximately $377 million.

15. Other Comprehensive Income (loss)

        The components of other comprehensive income (loss) are as follows (in millions):

	December 31, 2002		December 31, 2001		December 31, 2000		January 1, 2000
	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Accumulated income (loss)
Foreign currency translation adjustments	$(38.5)	$147.2	$(185.7)	$(65.0)	$(120.7)	$(118.0)	$(2.7)
Additional minimum pension liability, net of tax of $37.7 million	(88.1)	(88.1)	—	—	—	—	—
Additional minimum pension liability—unconsolidated affiliate	(5.4)	(5.4)	—	—	—	—	—
Unrealized loss on securities	(2.7)	(2.7)	—	—	—	—	—
Net unrealized loss on derivative instruments	(11.6)	2.4	(14.0)	(14.0)	—	—	—
Cumulative effect of accounting change	(1.1)	—	(1.1)	(1.1)	—	—	—

Total	$(147.4)	$53.4	$(200.8)	$(80.1)	$(120.7)	$(118.0)	$(2.7)

16. Employee Benefit Plans

  Defined Benefit and Other Postretirement Benefit Plans

        The Company sponsors various contributory and non-contributory defined benefit pension plans covering employees in the U.S., the U.K., Netherlands, Belgium, Canada and a number of other countries. The Company funds the material plans through trust arrangements (or local equivalents) where the assets of the fund are held separately from the employer. The level of funding is in line with local practice and in accordance with the local tax and supervisory requirements. The plan assets consist primarily of equity and fixed income securities.

        The Company also sponsors unfunded post-retirement benefit plans other than pensions which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. In 2002, the healthcare trend rate used to measure the expected increase in the cost of benefits was assumed to be 11% per annum decreasing to 5.0% per annum after five years. In 2001, the healthcare trend rate used to measure the expected increase in the cost of benefits was assumed to be 8% per annum decreasing to 5% per annum after seven years.

        The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheet at December 31, 2002 and 2001 (in millions):

	Year Ended December 31, 2002		Year Ended December 31, 2001
	Defined Benefit Plans	Other Postretirement Benefit Plans	Defined Benefit Plans	Other Postretirement Benefit Plans
Change in benefit obligation
Benefit obligation as of beginning of year	$959.0	$10.3	$857.3	$10.0
Service cost	34.1	0.4	28.9	0.3
Interest cost	56.4	0.7	52.4	0.6
Plan losses	1.8	0.8	20.4	1.4
Foreign exchange impact	124.3	—	(26.0)	(0.1)
Benefits paid	(42.1)	(0.6)	(27.3)	(0.6)
Employee contributions	2.4	—	2.0	—
Plan amendments	4.3	—	0.7	—
Acquisitions	—	—	50.3	—
Other	4.2	—	0.3	(1.3)

Benefit obligation as of end of year	$1,144.4	$11.6	$959.0	$10.3

Change in plan assets
Market value of plan assets as of beginning of year	$930.8	$—	$1,001.4	$—
Actual return on plan assets	(129.3)	—	(80.4)	—
Company contributions	34.4	—	20.9	—
Foreign exchange impact	110.3	—	(31.9)	—
Benefits paid	(41.8)	—	(26.7)	—
Employee contributions	2.4	—	2.0	—
Acquisitions	0.5	—	44.4	—
Other	0.6	—	1.1	—

Market value of plan assets as of end of year	$907.9	$—	$930.8	$—

Funded status
Funded status	$(236.5)	$(11.6)	$(28.2)	$(10.3)
Unrecognized net actuarial loss	427.1	2.4	194.8	1.6
Unrecognized prior service cost	5.8	(1.6)	5.1	(1.7)
Adjustment to recognize minimum pension liability in other comprehensive income	(131.5)	—	—	—

Accrued benefit cost	$64.9	$(10.8)	$171.7	$(10.4)

Change in funded status
Prepaid (accrued) expense as of beginning of year	$171.7	$(10.4)	$172.2	$(10.1)
Net periodic pension cost	(34.8)	(1.0)	(8.0)	(1.0)
Employer contributions	34.4	—	20.9	—
Foreign exchange impact	27.9	—	(6.9)	0.1
Benefits paid	0.6	0.6	0.5	0.6
Other items	(3.4)	—	(7.0)	—
Adjustment to recognize minimum pension liability in other comprehensive income	(131.5)	—	—	—

Prepaid (accrued) expense as of end of year	$64.9	$(10.8)	$171.7	$(10.4)

Components of net periodic benefit cost
Service cost	$36.4	$0.5	$31.0	$0.3
Employee contributions	(2.4)	—	(2.1)	—
Interest cost	56.4	0.8	52.4	0.6
Return on plan assets	(67.5)	—	(73.4)	—
Unrecognized gains	11.9	(0.1)	0.1	0.1

Net periodic cost	$34.8	$1.2	$8.0	$1.0

        The following assumptions were used in the above calculations:

	Year Ended December 31, 2002		Year Ended December 31, 2001
	Defined Benefit Plans	Other Postretirement Benefit Plans	Defined Benefit Plans	Other Postretirement Benefit Plans
Weighted-average assumptions as of December 31, 2002
Discount rate	5.51%	6.62%	5.74%	7.03%
Expected return on plan assets	7.00%	N/A	7.05%	N/A
Rate of compensation increase	3.39%	4.00%	3.46%	4.00%

        The Company calculates the market related value of plan assets for its U.S. plans by amortizing changes in fair value that differ from the expected return on assets by more than 300 basis points to expense over a five year period. Assets returns that are within 300 basis points of the expected return on assets are recorded immediately. For all other plans, the Company uses market value of plan assets.

        The following table sets forth the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit plans as of December 31, 2002 and 2001:

	December 31, 2002	December 31, 2001
Defined benefit plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$765.4	$65.2
Accumulated benefit obligation	616.3	48.6
Fair value of plan assets	544.8	25.1
Defined benefit plans with plan assets in excess of accumulated benefit obligations:
Projected benefit obligation	$379.0	$893.9
Accumulated benefit obligation	341.7	781.3
Fair value of plan assets	363.1	904.7

        In addition to the benefit plans described above, certain employees of Huntsman International participate in pension plans of Huntsman LLC. As of December 31, 2002 and 2001, an allocation of the pension liability of $3.1 million and $2.8 million, respectively, was recorded as other noncurrent liabilities.

  Defined Contribution Plans

        The Company has defined contribution plans covering its domestic employees and employees in some foreign subsidiaries who have completed at least two years of service.

        The Company's total combined expense for the above defined contribution plans for the years ended December 31, 2002, 2001 and 2000 were approximately $6.1 million, $6.3 million, and $2.9 million, respectively.

17. Commitments and Contingencies

        The Company has various purchase commitments extending through 2017 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $35 million annually through 2017.

        The Company is a party to various proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Based in part on the indemnities provided to the Company by ICI and Huntsman Specialty in connection with the transfer of businesses to the Company and insurance coverage, management does not believe that the outcome of any of these matters will have a material adverse effect on financial condition or results of operations.

18. Environmental Matters

        The operation of any chemical manufacturing plant and the distribution of chemical products and their related production of by-products and wastes, entails risk of adverse environmental effects. As a result, the Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, the Company's production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. Moreover, changes in environmental regulations could inhibit or interrupt the Company's operations, or require it to change its equipment or operations, and any such changes could have a material adverse effect on its businesses. Accordingly, given the Company's businesses, environmental or regulatory matters may cause us significant unanticipated losses, costs or liabilities.

        Under some environmental laws, the Company may be jointly and severally liable for the costs of environmental contamination on or from its properties and at off-site locations where it disposed of or arranged for the disposal or treatment of hazardous wastes. For example, in the United States under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the United States Resource Conservation and Recovery Act of 1976, as amended, and similar state laws, as the holder of permits to treat or store hazardous wastes, the Company may, under some circumstances, be required to remediate contamination at its properties regardless of when the contamination occurred. Similar laws are being developed or are in effect to varying degrees in other parts of the world, most notably in the EU. For example, in the U.K., the contaminated land regime now provides a detailed framework for the identification, management and remediation of contaminated sites. This law will likely increase governmental scrutiny of the Company's U.K. facilities.

        The Company may also incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. Capital expenditures are planned, for example, under national legislation implementing the EU Directive on Integrated Pollution Prevention and Control. Under this directive the majority of the Company's European plants will, over the next few years, be required to obtain governmental authorizations which will regulate air and water discharges, waste management and other matters relating to the impact of operations on the environment, and to conduct site assessments to evaluate environmental conditions. Although the implementing legislation in most Member States is not yet in effect, it is likely that additional expenditures may be necessary in some cases to meet the requirements of authorizations under this directive. In particular, the Company believes that related expenditures to upgrade its wastewater treatment facilities at several sites may be necessary and associated costs may be material. Wastewater treatment upgrades unrelated to this initiative also are planned at certain facilities. In addition, the Company may also incur material expenditures, beyond currently anticipated expenditures, in complying with EU Directives, including the Directive on Hazardous Waste Incineration, the Seveso II Directive, which governs major accident hazards, as well as the Water

Framework Directive. It is also possible that additional expenditures to reduce air emissions at two of the Company's U.K. facilities may be material. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on the Company's operations. Therefore, the Company cannot assure you that material capital expenditures beyond those currently anticipated will not be required under environmental laws.

        The Company's operations involve the handling, transportation and use of numerous hazardous substances. From time to time, these operations may result in violations under environmental laws including spills or other releases of hazardous substances into the environment. In the event of a catastrophic incident, the Company could incur material costs or experience interruption in its operations as a result of addressing the incident and implementing measures to prevent such incidents in the future. Currently, the Company is aware of the following matters:

        The Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) has issued certain notices of violation relating to air emissions and wastewater issues at the Company's Port Neches, Texas facility and filed an amended administrative petition with respect to certain of these violations on January 12, 2001. The Company met with the TCEQ on several occasions in 2001 and early 2002 and reached a tentative settlement with the agency on penalties totaling $100,000. Although management does not anticipate it, it is possible that the terms of an air permit, which the Company applied for as a result of the settlement, may cause it to incur costs related to equipment serving this plant and others in the vicinity that could be material.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near the Company's Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although the Company took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. The Company believes the tanks were not owned by the Company; however, it did own the acid in the tanks. The EA and the Health and Safety Executive are investigating the incident. Whether charges will be brought or other actions taken by the regulatory authorities is unknown at this time. Although the Company can give no assurances, based on currently available information and its understanding of similar investigations and penalties in the past, the Company believes that, if any charges are brought or actions taken and the Company is ultimately found to be legally responsible, the probable penalties would not be material to its financial position or results of operations.

        The Company is aware that there is or may be soil or groundwater contamination at some of its facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by Huntsman Specialty, ICI, Rhodia S.A. and The Dow Chemical Company, for the facilities that each of them transferred to the Company), the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows; however, it cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that it will not be required to contribute to such costs or that such costs will not be material.

        By letter dated March 6, 2003, the Company's subsidiary, Huntsman Ethyleneamines Ltd., was notified by the TCEQ of a probable enforcement action arising out of the inspection of the Freeport,

Texas facility on December 16-19, 2002. Seven types of violations relating to Texas Clean Air Act requirements were cited. No penalty demand was made, although penalties are expected.

        Given the nature of the Company's business, violations of environmental laws may result in restrictions imposed on its operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on its business, financial condition, results of operations or cash flows.

19. Related-party Transactions

        The Company shares numerous services and resources with Huntsman LLC (the 60% owner of HIH), ICI, and subsidiaries of both companies. In accordance with various agreements Huntsman LLC and ICI provide management, operating, maintenance, steam, electricity, water and other services to the Company. The Company also relies on Huntsman LLC, ICI and their subsidiaries to supply certain raw materials and to purchase products. Rubicon, Inc., and Louisiana Pigment Company are unconsolidated 50 percent owned affiliates of the Company. The amounts which the Company purchased from or sold to related parties are as follows (in millions):

	Year Ended December 31, 2002		Year Ended December 31, 2001		Year Ended December 31, 2000
	Purchases From	Sales To	Purchases From	Sales To	Purchases From	Sales To
Huntsman LLC and subsidiaries	$226.6	$57.7	$217.5	$73.8	$194.9	$80.3
ICI and subsidiaries	188.6	252.6	235.5	286.2	393.6	370.2
Unconsolidated affiliates	392.7	23.4	537.5	16.0	580.7	14.0

        Included in purchases from Huntsman LLC and its subsidiaries for the years ended December 31, 2002, 2001 and 2000 is $65 million, $54 million, and $64 million, respectively, of allocated management costs which are reported in selling, general and administrative expenses. The amounts which the Company is owed or owes to related parties are as follows (in millions):

	December 31, 2002		December 31, 2001
	Receivables From	Payables To	Receivables From	Payables To
Huntsman LLC and subsidiaries	$16.3	$47.1	$14.7	$44.0
ICI and subsidiaries	39.9	6.3	34.5	2.5
Unconsolidated affiliates	9.0	29.5	16.1	70.2

20. Lease Commitments

        The Company leases a number of assets which are accounted for as operating leases. The lease obligation reflected in the Company's statement of operations as rental expense, totaled $15.8 million, $18.5 million and $23.7 million for the three years ended December 31, 2002, 2001 and 2000, respectively. The minimum future rental payments due under existing agreements are by year (in millions):

Year	Amount
2003	16.8
2004	12.5
2005	8.7
2006	6.1
2007	5.3
Later years	51.0

        The following in an analysis of the leased property under capital leases by major classes:

	Asset Balances at December 31,
Classes of Property
	2002	2001
Buildings	$1.1	1.1
Plant and Equipment	19.8	18.3
Subtotal	20.9	19.4
Less: Accumulated amortization	(4.3)	(1.6)

Total	$16.6	17.8

        The Company also has lease obligations accounted for as capital leases which are included in other long term debt. The present value of the future net minimum lease payments is $13.7 million at December 31, 2002.

21. Industry Segment and Geographic Area Information

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of specialty and commodity chemical products. The Company has four reportable operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. During 2002 the Company realigned its principal operating segments. The most significant change was the split of the former Specialty Chemicals segment into two segments: Polyurethanes and Performance Products. The former Tioxide segment was renamed Pigments and the former Petrochemicals segment was renamed Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO, TBA and MTBE
Performance Products	Surfactants, ethyleneamines and other performance chemicals
Pigments	Titanium dioxide
Base Chemicals	Ethylene, propylene, benzene, cyclohexane and paraxylene

        Sales between segments are generally recognized at external market prices. For the years ended December 31, 2002, 2001 and 2000, sales to ICI and its affiliates accounted for approximately 6%, 6%, and 8% of consolidated revenues, respectively.

        Financial information for each of the Company's reportable operating segments is as follows (dollars in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Net Sales:
Polyurethanes	$2,066.0	$2,073.7	$2,065.3
Performance Products	574.3	455.3	43.2
Pigments	880.3	872.1	955.8
Base Chemicals	1,097.5	1,268.6	1,485.5
Eliminations	(100.0)	(94.5)	(101.9)

Total	$4,518.1	$4,575.2	$4,447.9

Segment Income (Loss)(1):
Polyurethanes	$230.4	$132.7	$218.3
Performance Products	16.6	16.4	—
Pigments	14.0	95.6	172.8
Base Chemicals	(33.4)	(23.0)	39.8

Total	227.6	221.7	430.9

Unallocated administrative and other items(3)	0.5	(50.5)	(9.1)

Operating Income	$228.1	$171.2	$421.8

EBITDA(2):
Polyurethanes	$365.1	$262.7	$350.2
Performance Products	27.2	21.1	—
Pigments	68.3	139.4	214.4
Base Chemicals	13.8	20.4	86.6
Unallocated administrative and other items(3)	5.8	(60.4)	(31.8)

Total	$480.2	$383.2	$619.4

Depreciation and Amortization:
Polyurethanes	$134.7	$130.1	$115.7
Performance Products	10.6	4.6	—
Pigments	54.2	43.8	41.8
Base Chemicals	47.3	43.4	42.9
Unallocated administrative and other items(3)	9.4	7.1	5.1

Total	$256.2	$229.0	$205.5

Capital Expenditures:
Polyurethanes	$58.3	$77.6	$81.5
Performance Products	11.5	5.9	—
Pigments	97.4	161.4	86.3
Base Chemicals	23.3	29.3	32.5
Unallocated administrative and other items(3)	—	16.8	4.2

Total	$190.5	$291.0	$204.5

Total Assets:
Polyurethanes	$3,489.4	$3,217.4	$3,236.8
Performance Products	307.7	316.2	—
Pigments	1,415.3	1,386.6	1,308.4
Base Chemicals	1,052.6	939.3	1,046.6
Unallocated administrative and other items(3)	3,372.7	3,281.7	3,182.2
Eliminations	(4,557.9)	(4,279.1)	(3,958.6)

Total	$5,079.8	$4,862.1	$4,815.4

(1)
Segment income is defined as operating income excluding unallocated corporate overhead.

(2)
EBITDA is defined as earnings from continuing operations before interest, depreciation and amortization and income taxes.

(3)
Unallocated administrative and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
	(In millions)
By Geographic Area
Net Sales:
United States	$1,742.4	$1,573.1	$1,537.7
United Kingdom	1,537.9	1,628.5	1,809.7
Netherlands	894.6	929.8	802.4
Other nations	1,457.6	1,344.5	1,116.4
Adjustments and eliminations	(1,114.4)	(900.7)	(818.3)

Total	$4,518.1	$4,575.2	$4,447.9

Long-lived Assets:
United States	$1,172.0	$1,251.4	$1,278.1
United Kingdom	1,153.2	1,022.2	946.0
Netherlands	396.3	338.3	345.4
Other nations	714.3	611.7	534.6
Corporate	38.8	111.4	81.4

Total	$3,474.6	$3,335.0	$3,185.5

22. Selected Quarterly Financial Data (Unaudited—in millions)

	Three Months Ended March 31, 2002	Three Months Ended June 30, 2002	Three Months Ended September 30, 2002	Three Months Ended December 31, 2002	Year Ended December 31, 2002
Revenues	$997.9	$1,175.0	$1,195.2	$1,150.0	$4,518.1
Gross profit	125.5	157.6	174.9	157.4	615.4
Operating income	24.5	81.8	67.9	53.9	228.1
Net income (loss)	2.1	(0.2)	0.6	17.6	20.1
	Three Months Ended March 31, 2001	Three Months Ended June 30, 2001	Three Months Ended September 30, 2001	Three Months Ended December 31, 2001	Year Ended December 31, 2001
Revenues	$1,151.6	$1,284.1	$1,133.4	$1,006.1	$4,575.2
Gross profit	166.0	170.6	139.6	108.9	585.1
Operating income (loss)	71.6	84.3	48.9	(33.6)	171.2
Net income (loss)	8.5	22.0	34.4	(125.8)	(60.9)
	Three Months Ended March 31, 2000	Three Months Ended June 30, 2000	Three Months Ended September 30, 2000	Three Months Ended December 31, 2000	Year Ended December 31, 2000
Revenues	$1,054.9	$1,154.7	$1,136.9	$1,101.4	$4,447.9
Gross profit	181.3	205.8	195.4	160.0	742.5
Operating income	98.0	132.5	109.9	81.4	421.8
Net income (loss)	36.3	64.0	41.0	9.4	150.7

        During the three months ended December 31, 2002 and 2001, the Company incurred $7.7 million and $44.7 million of restructuring and plant closing costs, respectively. See, "Note 10—Restructuring and Plant Closing Costs."

        During the quarter ended March 31, 2001, the Company adopted SFAS No. 133 and recorded a $1.5 million loss.

23. Consolidating Condensed Financial Statements

        The following are consolidating condensed financial statements which present, in separate columns: the Company carrying its investment in subsidiaries under the equity method; the Guarantors on a combined, or where appropriate, consolidated basis, carrying its investment in the Non-Guarantors under the equity method; and the Non-Guarantors on a consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000. There are no restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to the Company. The combined Guarantors are 100% owned subsidiaries of the Company and have fully and unconditionally guaranteed the Senior Notes and the Notes on a joint and several basis. The Company has not presented separate financial statements and other disclosures concerning the combined Guarantors because management has determined that such information is not material to investors.

HUNTSMAN INTERNATIONAL LLC

Consolidating Balance Sheets

December 31, 2002

(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current Assets:
Cash and cash equivalents	$19.0	$0.3	$56.1	$—	$75.4
Accounts and notes receivables, net	91.3	113.8	378.2	(115.4)	467.9
Inventories	53.2	63.4	444.7	—	561.3
Prepaid expenses	4.3	1.9	15.8	—	22.0
Other current assets	74.5	245.5	130.7	(344.1)	106.6

Total current assets	242.3	424.9	1,025.5	(459.5)	1,233.2
Property, plant and equipment, net	562.3	339.3	2,169.5	—	3,071.1
Investment in unconsolidated affiliates	3,098.0	717.4	1.5	(3,683.0)	133.9
Intangible assets, net	289.4	6.3	7.1	—	302.8
Other noncurrent assets	87.9	1,599.0	245.0	(1,593.1)	338.8

Total assets	$4,279.9	$3,086.9	$3,448.6	$(5,735.6)	$5,079.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$52.1	$59.7	$318.4	$(115.4)	$314.8
Accrued liabilities	100.0	26.3	428.2	(30.7)	523.8
Current portion of long- term debt	43.2	—	0.7	—	43.9
Other current liabilities	229.9	11.7	100.5	(313.4)	28.7

Total current liabilities	425.2	97.7	847.8	(459.5)	911.2
Long-term debt	2,741.2	—	1,581.8	(1,593.1)	2,729.9
Deferred income taxes	—	—	215.1	—	215.1
Other noncurrent liabilities	48.3	3.8	106.2	—	158.3

Total liabilities	3,214.7	101.5	2,750.9	(2,052.6)	4,014.5

Minority interests	—	—	0.1	—	0.1

Equity:
Member's equity	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,408.8	772.8	(3,181.6)	—
Retained earnings	186.5	675.7	34.9	(710.6)	186.5
Accumulated other comprehensive loss	(147.4)	(99.1)	(110.1)	209.2	(147.4)

Total equity	1,065.2	2,985.4	697.6	(3,683.0)	1,065.2

Total liabilities and equity	$4,279.9	$3,086.9	$3,448.6	$(5,735.6)	$5,079.8

HUNTSMAN INTERNATIONAL LLC

Consolidating Balance Sheets

December 31, 2001

(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non-Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current Assets:
Cash and cash equivalents	$21.0	$2.8	$60.1	$—	$83.9
Accounts and notes receivables, net	65.8	87.2	450.0	(101.4)	501.6
Inventories	52.0	55.8	393.6	—	501.4
Prepaid expenses	2.5	0.7	7.5	—	10.7
Other current assets	128.7	130.7	50.0	(262.0)	47.4

Total current assets	270.0	277.2	961.2	(363.4)	1,145.0
Property, plant and equipment, net	590.8	359.5	1,889.2	—	2,839.5
Investment in unconsolidated affiliates	2,714.0	821.4	1.5	(3,389.9)	147.0
Intangible assets, net	335.8	8.1	24.6	—	368.5
Other noncurrent assets	81.7	1,294.7	271.9	(1,286.2)	362.1

Total assets	$3,992.3	$2,760.9	$3,148.4	$(5,039.5)	$4,862.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$70.8	$55.7	$241.6	$(101.4)	$266.7
Accrued liabilities	93.5	23.7	409.8	(30.3)	496.7
Current portion of long-term debt	—	—	5.3	—	5.3
Deferred income taxes	—	—	5.7	—	5.7
Other current liabilities	125.4	18.1	149.3	(231.7)	61.1

Total current liabilities	289.7	97.5	811.7	(363.4)	835.5
Long-term debt	2,653.9	—	1,264.9	(1,286.2)	2,632.6
Deferred income taxes	—	—	262.6	—	262.6
Other noncurrent liabilities	57.0	3.8	71.1	—	131.9

Total liabilities	3,000.6	101.3	2,410.3	(1,649.6)	3,862.6

Minority interests	—	—	7.8	—	7.8

Equity:
Member's equity	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,400.5	720.5	(3,121.0)	—
Retained earnings	166.4	513.6	103.2	(616.8)	166.4
Accumulated other comprehensive loss	(200.8)	(254.5)	(93.4)	347.9	(200.8)

Total equity	991.7	2,659.6	730.3	(3,389.9)	991.7

Total liabilities and equity	$3,992.3	$2,760.9	$3,148.4	$(5,039.5)	$4,862.1

HUNTSMAN INTERNATIONAL LLC

Consolidating Statements of Operations and Comprehensive Income (Loss)

Year Ended December 31, 2002

(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non-Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales	$674.3	$604.6	$2,881.0	$—	$4,159.9
Related party sales	129.2	111.4	331.5	(238.4)	333.7
Tolling fees	—	23.9	0.6	—	24.5

Total revenue	803.5	739.9	3,213.1	(238.4)	4,518.1
Cost of goods sold	(573.2)	(603.2)	(2,964.7)	238.4	(3,902.7)

Gross profit	230.3	136.7	248.4	—	615.4
Expenses:
Selling, general and administrative	100.1	8.1	216.8	—	325.0
Research and development	35.1	1.7	17.8	—	54.6
Restructuring and plant closing costs	—	—	7.7	—	7.7

Total expenses	135.2	9.8	242.3	—	387.3

Operating income	95.1	126.9	6.1	—	228.1
Interest expense	(252.3)	(0.5)	(115.4)	121.2	(247.0)
Interest income	3.4	118.4	1.0	(121.2)	1.6
Gain (loss) on sale of accounts receivable	0.6	(3.3)	(2.8)	—	(5.5)
Equity in earnings (losses) of unconsolidated affiliates	173.6	(79.6)	—	(93.8)	0.2
Other income (expense)	0.1	0.1	0.9	—	1.1

Income (loss) before income taxes	20.5	162.0	(110.2)	(93.8)	(21.5)
Income tax benefit (expense)	(0.4)	0.1	41.8	—	41.5
Minority interests in subsidiaries income	—	—	0.1	—	0.1

Net income (loss)	20.1	162.1	(68.3)	(93.8)	20.1
Other comprehensive income (loss)	53.4	155.9	(16.7)	(139.2)	53.4

Comprehensive income (loss)	$73.5	$318.0	$(85.0)	$(233.0)	$73.5

HUNTSMAN INTERNATIONAL LLC

Consolidating Statements of Operations and Comprehensive Income (Loss)

Year Ended December 31, 2001

(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non-Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales	$615.1	$638.6	$2,924.5	$—	$4,178.2
Related party sales	148.9	150.0	375.1	(298.0)	376.0
Tolling fees	—	20.5	0.5	—	21.0

Total revenue	764.0	809.1	3,300.1	(298.0)	4,575.2
Cost of goods sold	577.5	712.3	2,998.3	(298.0)	3,990.1

Gross profit	186.5	96.8	301.8	—	585.1
Expenses:
Selling, general and administrative	93.6	19.3	191.9	—	304.8
Research and development	52.3	3.3	6.9	—	62.5
Restructuring and plant closure costs	3.4	—	43.2	—	46.6

Total expenses	149.3	22.6	242.0	—	413.9

Operating income	37.2	74.2	59.8	—	171.2
Interest expense	(249.8)	(0.4)	(104.3)	111.5	(243.0)
Interest income	2.8	108.1	4.0	(111.5)	3.4
Loss on sale of accounts receivable	(2.5)	(4.5)	(5.8)	—	(12.8)
Equity in earnings (losses) of unconsolidated affiliates	156.6	(25.4)	0.1	(131.2)	0.1
Other income (expense)	(3.5)	—	1.4	—	(2.1)

Income (loss) before income taxes	(59.2)	152.0	(44.8)	(131.2)	(83.2)
Income tax benefit (expense)	(0.2)	(0.1)	26.3	—	26.0
Minority interests in subsidiaries loss	—	—	(2.2)	—	(2.2)

Income (loss) before accounting change	(59.4)	151.9	(20.7)	(131.2)	(59.4)
Cumulative effect of accounting change	(1.5)	—	—	—	(1.5)

Net income (loss)	(60.9)	151.9	(20.7)	(131.2)	(60.9)
Other comprehensive income (loss)	(80.1)	(85.5)	(37.5)	123.0	(80.1)

Comprehensive income (loss)	$(141.0)	$66.4	$(58.2)	$(8.2)	$(141.0)

HUNTSMAN INTERNATIONAL LLC

Consolidating Statements of Operations and Comprehensive Income

Year Ended December 31, 2000

(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales	$975.9	$287.3	$2,677.6	$—	$3,940.8
Related party sales	173.8	57.8	494.4	(261.5)	464.5
Tolling fees	31.0	11.6	—	—	42.6

Total revenue	1,180.7	356.7	3,172.0	(261.5)	4,447.9
Cost of goods sold	915.5	313.6	2,737.8	(261.5)	3,705.4

Gross profit	265.2	43.1	434.2	—	742.5
Expenses:
Selling, general and administrative	90.7	10.0	160.7	—	261.4
Research and development	43.0	1.2	15.1	—	59.3

Total expenses	133.7	11.2	175.8	—	320.7

Operating income	131.5	31.9	258.4	—	421.8
Interest expense	(244.4)	(0.5)	(123.8)	130.7	(238.0)
Interest income	2.3	127.9	5.4	(130.7)	4.9
Loss on sale of accounts receivable	(0.5)	(0.5)	(0.9)	—	(1.9)
Equity in earnings of unconsolidated affiliates	260.9	104.3	(0.1)	(365.0)	0.1
Other income (expense)	0.2	—	(3.5)	—	(3.3)

Income before income taxes	150.0	263.1	135.5	(365.0)	183.6
Income tax benefit (expense)	0.7	(0.1)	(30.7)	—	(30.1)
Minority interests in subsidiaries loss	—	—	(2.8)	—	(2.8)

Net income(loss)	150.7	263.0	102.0	(365.0)	150.7
Other comprehensive income (loss)	(118.0)	(153.5)	(42.5)	196.0	(118.0)

Comprehensive income (loss)	$32.7	$109.5	$59.5	$(169.0)	$32.7

HUNTSMAN INTERNATIONAL LLC

Consolidating Condensed Statements of Cash Flow

Year Ended December 31, 2002

(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash provided by operating activities	$(80.6)	$227.3	$10.8	$—	$157.5
Investing activities:
Capital expenditures	(9.4)	(3.1)	(178.0)	—	(190.5)
Acquisition minority interest	—	—	(9.0)	—	(9.0)
Net cash received from unconsolidated affiliates	—	8.0	—	—	8.0
Advances to unconsolidated affiliates	(3.3)	—	—	—	(3.3)
Proceeds from sale of fixed assets	(0.4)	—	6.3	—	5.9

Net cash provided by (used in) investing activities	(13.1)	4.9	(180.7)	—	(188.9)

Financing activities:
Issuance of senior notes	300.0	—	—	—	300.0
Repayment of long term debt	(290.8)	—	2.2	—	(288.6)
Debt issuance costs	(10.3)	—	—	—	(10.3)
Cash contributions by parent	—	441.5	3,232.5	(3,674.0)	—
Cash distributions from subsidiaries	3,612.5	—	—	(3,612.5)	—
Cash distributions to parent		(431.8)	(3,180.7)	3,612.5	—
Cash distributions to subsidiaries	(3,674.0)	—	—	3,674.0	—
Intercompany advances—net of repayments	153.2	(244.4)	91.2	—	—

Net cash provided by (used in) financing activities	90.6	(234.7)	145.2	—	1.1

Effect of exchange rate changes on cash	1.1	—	20.7	—	21.8

Increase in cash and cash equivalents	(2.0)	(2.5)	(4.0)	—	(8.5)
Cash and cash equivalents at beginning of period	21.0	2.8	60.1	—	83.9

Cash and cash equivalents at end of period	$19.0	$0.3	$56.1	—	$75.4

HUNTSMAN INTERNATIONAL LLC

Consolidating Condensed Statements of Cash Flow

Year Ended December 31, 2001

(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash provided by operating activities	$(117.0)	$172.2	$147.2	$—	$202.4
Investing activities:
Capital expenditures	(48.2)	(4.0)	(238.8)	—	(291.0)
Acquisition of other businesses	(33.8)	(29.1)	(146.6)	—	(209.5)
Cash received from unconsolidated affiliates	—	11.3	—	—	11.3
Advances to unconsolidated affiliates	(2.5)	—	—	—	(2.5)

Net cash provided by (used in) investing activities	(84.5)	(21.8)	(385.4)	—	(491.7)

Financing activities:
Net borrowings under revolving loan facilities	79.5	—	—	—	79.5
Issuance of senior subordinated notes	233.2	—	—	—	233.2
Proceeds from other long-term debt	—	—	4.4	—	4.4
Repayment of other long-term debt	—	—	(2.4)	—	(2.4)
Debt issuance costs	(6.5)	—	—	—	(6.5)
Cash contributions by parent	4.0	831.3	3,183.1	(4,014.4)	4.0
Cash distributions from subsidiaries	3,935.9	—	—	(3,935.9)	—
Cash distributions to parent	—	(744.5)	(3,191.4)	3,935.9	—
Cash distributions to subsidiaries	(3,963.3)	(51.1)	—	4,014.4	—
Intercompany advances—net of repayments	(50.3)	(183.3)	233.6	—	—

Net cash provided by (used in) financing activities	232.5	(147.6)	227.3	—	312.2

Effect of exchange rate changes on cash	(15.7)	—	10.6	—	(5.1)

Increase in cash and cash equivalents	15.3	2.8	(0.3)	—	17.8
Cash and cash equivalents at beginning of period	5.7	—	60.4	—	66.1

Cash and cash equivalents at end of period	$21.0	$2.8	$60.1	$—	$83.9

HUNTSMAN INTERNATIONAL LLC

Consolidating Condensed Statements of Cash Flow

Year Ended December 31, 2000

(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash provided by operating activities	$47.1	$176.6	$187.8	$—	$411.5
Investing activities:
Acquisition of other businesses	(135.6)	—	(14.0)	—	(149.6)
Cash received from unconsolidated affiliates	—	7.5	—	—	7.5
Advances to unconsolidated affiliates	(9.0)	—	—	—	(9.0)
Capital expenditures	(45.2)	(2.2)	(157.1)	—	(204.5)

Net cash provided by (used in) investing activities	(189.8)	5.3	(171.1)	—	(355.6)

Financing activities:
Net borrowings under revolving loan facilities	8.0	—	—	—	8.0
Repayment of long-term debt	(122.8)	—	(8.2)	—	(131.0)
Cash contributions by parent	—	291.9	367.0	(658.9)	—
Cash distributions from subsidiaries	691.0	—	—	(691.0)	—
Cash distributions to parent	(8.0)	(496.9)	(194.1)	691.0	(8.0)
Cash distributions to subsidiaries	(591.8)	(67.1)	—	658.9	—
Intercompany advances—net of repayments	150.1	106.7	(256.8)	—	—

Net cash provided by (used in) financing activities	126.5	(165.4)	(92.1)	—	(131.0)

Effect of exchange rate changes on cash	12.9	(16.7)	6.1	—	2.3

Increase in cash and cash equivalents	(3.3)	(0.2)	(69.3)	—	(72.8)
Cash and cash equivalents at beginning of period	9.0	0.2	129.7	—	138.9

Cash and cash equivalents at end of period	$5.7	$—	$60.4	$—	$66.1

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

December 31, 2002

Column A	Column B	Column C			Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts		Deductions	Balance at End of Period
Allowance for Doubtful Accounts
Year Ended December 31, 2002	$15.2	$4.1	$—		$(4.8)	$14.5
Year Ended December 31, 2001	$10.6	$2.8	$3.0	(1)	$(1.2)	$15.2
Year Ended December 31, 2000	$9.5	$2.2	$—		$(1.1)	$10.6

(1)
Represents specific reserves provided for receivables which were purchased with businesses acquired in 2001.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

Huntsman International LLC

Exchange Offer for

$150,000,000 9 7/8% Senior Notes due 2009

                        , 2003

PART II

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Huntsman International LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement. Huntsman International LLC's amended and restated limited liability company agreement contains no indemnification provisions.

        Each of Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its respective limited liability company agreement.

        Huntsman International Financial LLC's limited liability company agreement contains no indemnification provisions. Article 12.2 of the limited liability company agreement of each of Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC, each of which is filed as an exhibit to this registration statement, authorizes the respective company to indemnify its managers, members, officers, directors, stockholders, employees, representatives and agents, to the extent permitted by law, from and against all losses and claims arising from any suits or proceedings in which these persons may be involved by reason of their management of or relation to the business and affairs of the respective company and to reimburse these persons for expenses incurred in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of such persons to repay such amounts if so required.

        Each of Huntsman Ethyleneamines Ltd., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P. is empowered by Article 11 of the Texas Revised Limited Partnership Act, subject to the procedures and limitations therein, to indemnify any partner, agent or employee who is or has been a party to or is threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses.

        Article XII of the Articles of Limited Partnership of Huntsman Ethyleneamines Ltd., and Article XII of the First Amended and Restated Articles of Limited Partnership of each of Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each of which is filed as an exhibit to this registration statement, indemnifies its general partner and its officers to the extent permitted by law from and against all claims and liabilities in which they became involved be reason of their management of the business or affairs of the respective limited partnership.

        Tioxide Group is an unlimited company having share capital registered in England and Wales. Section 310 of the U.K. Companies Act of 1985 (as amended) nullifies any provision contained in a company's articles of association or in any other contract with the company for exempting any director, officer or auditor of the company, or indemnifying such person against, any liability that would attach to him by rule of law in respect of any negligence, default, breach of duty or breach of trust for which such person may be guilty with respect to such company. However, Section 310 permits a company to purchase or maintain insurance for its directors, officers and auditors against liabilities of this nature and permits a company to indemnify any director, officer or auditor against any liability incurred by such person that results from defending any proceedings (civil or criminal) in which a judgment is given in such person's favor or such person is acquitted or application is made under Section 144(3) or (4) of the Companies Act (acquisition of shares by innocent nominee) or Section 727 of the Companies Act

(general power to grant relief in the case of honest and reasonable conduct) where relief is granted to such director, officer or auditor by the court.

        Article 22(a) of the Articles of Association of Tioxide Group indemnifies every director, officer and auditor of Tioxide Group out of the assets of Tioxide Group against all losses and liabilities that such person may sustain in the performance of the duties of his office to the extent permitted by Section 310 of the Companies Act. Furthermore, Article 22(b) empowers the directors of Tioxide Group to purchase insurance for any director, officer or auditor of Tioxide Group as permitted by the Companies Act.

        Tioxide Americas Inc. is incorporated in the Cayman Islands. Cayman Islands law does not specifically limit the extent to which a company's articles of association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (e.g., for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be able to enforce indemnification for his own dishonesty or willful neglect or default.

        Article 123 of the Articles of Association of Tioxide Americas Inc., which is filed as an exhibit to this registration statement, contain provisions providing for the indemnification by Tioxide Americas of an officer, director or trustee of Tioxide Americas for all actions, proceedings, claims, costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own respective willful neglect or default.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A)
  Exhibits

Number	Description of Exhibits
3.1	Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-85141))
3.2
Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated December 20, 2001 (incorporated by reference to Exhibit 3.2 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
3.3	Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))
3.4
Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))
3.5	Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))
3.6	Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))
3.7	Memorandum of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-85141))
3.8	Articles of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-85141))
3.9	Certificate of Amendment to Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.9 to our annual report on Form 10-K for the year ended December 31, 2000)
3.10
Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)
3.11	Certificate of Formation of Huntsman Propylene Oxide Holdings LLC (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-58578))
3.12
Limited Liability Company Agreement of Huntsman Propylene Oxide Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-58578))
3.13	Certificate of Formation of Huntsman EA Holdings LLC (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-58578))
3.14	Limited Liability Company Agreement of Huntsman EA Holdings LLC dated December 22, 2000 (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-58578))
3.15	Certificate of Formation of Huntsman Texas Holdings LLC (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-58578))
3.16	Limited Liability Company Agreement of Huntsman Texas Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-58578))

3.17	Certificate of Formation of Eurofuels LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-58578))
3.18	Limited Liability Company Agreement of Eurofuels LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-58578))
3.19	Certificate of Formation of Eurostar Industries LLC (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-58578))
3.20	Limited Liability Company Agreement of Eurostar Industries LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-58578))
3.21	Certificate of Limited Partnership of Huntsman Ethyleneamines Ltd. (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-58578))
3.22	Articles of Limited Partnership of Huntsman Ethyleneamines Ltd. dated January 5, 2001 (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-58578))
3.23	Certificate of Limited Partnership of Huntsman Propylene Oxide Ltd. (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-58578))
3.24
First Amended and Restated Articles of Limited Partnership of Huntsman Propylene Oxide Ltd. dated October 1, 2000 (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-58578))
3.25	Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-58578))
3.26
Certificate of First Amendment to Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-58578))
3.27
First Amended and Restated Articles of Limited Partnership of Huntsman International Fuels, L.P. dated October 1, 2000 (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-58578))
4.1
Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-4 (File No. 333-85141))
4.2	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.1)
4.5
First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to our registration statement on Form S-4 (File No. 333-85141))

4.6
Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.7	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.6)
4.8	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.6)
4.9	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.6)
4.10
First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.11
Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.12	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.11)
4.13	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.11)
4.14	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E of Exhibit 4.11)
4.15†
Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009
4.16
Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.17†
Exchange and Registration Rights Agreement, dated as of April 11, 2003, among Huntsman International LLC, the Guarantors, as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009
5.1†
Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC in the exchange offer
5.2†
Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman Ethyleneamines Ltd., Huntsman Propylene Oxide Ltd., Huntsman International Fuels, L.P. and Tioxide Group in the exchange offer

5.3†	Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer
8.1†	Opinion and consent of Stoel Rives LLP as to the tax consequences of the notes to be issued by Huntsman International LLC
10.1
Contribution Agreement, dated as of April 15, 1999, by and among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC) and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) as amended by the first Amending Agreement, dated June 4, 1999, the second Amending Agreement, dated June 30, 1999, and the third Amending Agreement, dated June 30, 1999 (incorporated by reference to Exhibit 10.1 to our registration statement on Form S-4 (File No. 333-85141))
10.2
Purchase and Sale Agreement (PO/MTBE Business), dated March 21, 1997, among Texaco, Texaco Chemical Inc. and Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-4 (File No. 333-85141))
10.3
Operating and Maintenance Agreement, dated as of March 21, 1997, by and between Huntsman Specialty Chemicals Corporation and Huntsman Petrochemical Corporation (incorporated by reference to Exhibit 10.3 to our registration statement on Form S-4 (File No. 333-85141))
10.4
Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to our registration statement on Form S-4 (File No. 333-85141))
10.5
Asset Sale Agreement, dated June 30, 1999, by and between BP Chemicals Limited and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-4 (File No. 333-85141))
10.6
Joint Venture Agreement, dated as of October 18, 1993, between Tioxide Americas Inc. and Kronos Louisiana, Inc. (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-4 (File No. 333-85141))
10.7
Shareholders Agreement, dated as of January 11, 1982, by and among Imperial Chemical Industries PLC, ICI American Huntsman International Holdings, Inc. and Uniroyal, Inc. (incorporated by reference to Exhibit 10.7 to our registration statement on Form S-4 (File No. 333-85141))
10.8
Operating Agreement, dated December 28, 1981, between Uniroyal, Inc., Rubicon Chemicals, Inc. and Rubicon, Inc. (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-4 (File No. 333-85141))
10.9
Liability and Indemnity Agreement, dated December 28, 1981, by and among Rubicon Inc., Rubicon Chemicals Inc., Imperial Chemical Industries PLC, ICI American Huntsman International Holdings Inc., ICI Americas Inc. and Uniroyal Inc. (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-4 (File No. 333-85141))
10.10*
Titanium Dioxide Supply Agreement, dated July 3, 1997, by and between Imperial Chemicals Industries PLC and Tioxide Group (incorporated by reference to Exhibit 10.10 to our registration statement on Form S-4 (File No. 333-85141))

10.11*
Slag Sales Agreement, dated July 10, 1997, by and between Richards Bay Iron and Titanium (Proprietary) Limited and Tioxide S.A. (Pty) Limited (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-4 (File No. 333-85141))
10.12*
Slag Sales Agreement, dated April 19, 2000, by and between Qit-Fer Et Titane Inc. and Tioxide Europe Limited (incorporated by reference to Exhibit 10.12 to our annual report on Form 10-K for the year ended December 31, 2000)
10.13*
Supply Agreement, dated April 13, 1998, by and between Shell Trading International Limited and ICI Chemicals & Polymers Limited (incorporated by reference to Exhibit 10.13 to our registration statement on Form S-4 (File No. 333-85141))
10.14*
Amendment, dated February 7, 2001, to the Supply Agreement, dated April 13, 1998, by and between Shell Trading International Limited and ICI Chemicals & Polymers Limited (incorporated by reference to Exhibit 10.14 to our annual report on Form 10-K for the year ended December 31, 2000)
10.15
First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to our annual report on Form 10-K for the year ended December 31, 2000)
10.16
Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to our annual report on Form 10-K for the year ended December 31, 2000)
10.17
Contribution Agreement, among Huntsman International LLC, as Contributor and Originator, and Huntsman Receivables Finance LLC, as the Company, dated as of December 20, 2000 (incorporated by reference to Exhibit 10.17 to our annual report on Form 10-K for the year ended December 31, 2000)
10.18
Huntsman Master Trust Pooling Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe) BVBA, as Master Servicer, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 2000)
10.19
Huntsman Master Trust, Series 2000-1 Supplement, dated as of December 21, 2000, to Pooling Agreement dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe), BVBA, as Master Servicer, The Chase Manhattan Bank, as Funding Agent, Park Avenue Receivables Corp., as Series 2000-1 Initial Purchaser, the several financial institutions party thereto from time to time as Series 2000-1 APA Banks, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.19 to our annual report on Form 10-K for the year ended December 31, 2000)

10.20
Servicing Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman ICI Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (U.K.) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., as Local Servicers, Chase Manhattan Bank (Ireland) Plc, as Trustee, Pricewaterhousecoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.20 to our annual report on Form 10-K for the year ended December 31, 2000)
10.21
U.S. Receivables Purchase Agreement, Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each as a Seller and an Originator (incorporated by reference to Exhibit 10.21 to our annual report on Form 10-K for the year ended December 31, 2000)
10.22
Dutch Receivables Purchase Agreement, dated as of December 21, 2000, between Huntsman International LLC, as Purchaser, Huntsman ICI Holland B.V., as Originator, Huntsman ICI (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.22 to our annual report on Form 10-K for the year ended December 31, 2000)
10.23
U.K. Receivables Purchase Agreement, dated as of December 20, 2000, between Huntsman International LLC, as Purchaser, Tioxide Europe Limited and Huntsman Petrochemicals (U.K.) Limited, as Originators, and Huntsman (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.23 to our annual report on Form 10-K for the year ended December 31, 2000)
10.24
Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 4, 2001)
10.25
Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
10.26†
Amendment Agreement, dated December 20, 2001, between Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC and Huntsman International LLC, to amend the Contribution Agreement dated as of April 15, 1999
10.27
Second Amendment, dated as of October 21, 2002, between Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA, and J.P. Morgan (Ireland) PLC, to Series 2000-1 Supplement, dated as of December 21, 2000 (incorporated by reference to Exhibit 10.27 to our annual report on Form 10-K for the year ended December 31, 2002)
10.28
First Amendment to Series 2001-1 Supplement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.28 to our annual report on Form 10-K for the year ended December 31, 2002)
10.29
First Amendment to Amended and Restated Pooling Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.29 to our annual report on Form 10-K for the year ended December 31, 2002)

10.30
Amended and Restated Servicing Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (UK) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., Tioxide Europe SRL, Huntsman Surface Sciences Italia SRL, Huntsman Patrica S.R.L., Tioxide Europe S.L., Huntsman Surface Sciences Ibérica, S.L., Tioxide Europe SAS, Huntsman Surface Sciences (France) S.A.S., Huntsman Surface Sciences UK Ltd, Huntsman Ethyleneamines Ltd., as Local Servicers, J.P. Morgan Bank (Ireland) PLC, as Trustee, Pricewaterhousecoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.30 to our annual report on Form 10-K for the year ended December 31, 2002)
10.31
Amended and Restated U.S. Receivables Purchase Agreement, dated as of October 21, 2002, among Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., and Huntsman Ethyleneamines Ltd., each as a Seller and an Originator (incorporated by reference to Exhibit 10.31 to our annual report on Form 10-K for the year ended December 31, 2002)
10.32
Amended and Restated UK Receivables Purchase Agreement, dated as of October 21, 2002, among Huntsman International LLC, as Purchaser, Huntsman Surface Sciences UK Limited, Tioxide Europe Limited, and Huntsman Petrochemicals (UK) Limited, as Originators, Huntsman (Europe) B.V.B.A, as Master Servicer (incorporated by reference to Exhibit 10.32 to our annual report on Form 10-K for the year ended December 31, 2002)
10.33
Fifth Amendment to Credit Agreement, dated as of February 7, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.33 to our annual report on Form 10-K for the year ended December 31, 2002)
10.34
Deed of Amendment to Contribution Agreement, dated as of November 27, 2002, among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings, LLC, and Huntsman International LLC (incorporated by reference to Exhibit 10.34 to our annual report on Form 10-K for the year ended December 31, 2002)
10.35
Sixth Amendment to Credit Agreement, dated as of April 9, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the quarter ended March 31, 2003)
10.36**
Slag Sales Agreement—Amendment, dated as of February 21, 2003, among Qit-Fer Et Titane Inc. and Tioxide Europe Limited (incorporated by reference to Exhibit 10.2 to our quarterly report on Form 10-Q for the quarter ended March 31, 2003)
10.37**
UGS Sales Agreement, dated as of February 21, 2003, among Qit-Fer Et Titane Inc. and Tioxide Europe Limited (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the quarter ended March 31, 2003)
10.38**
Supply Agreement, dated June 30, 2003, between Huntsman Holland BV and Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 2003)
10.39**
Service Level Agreement, dated June 30, 2003, among Huntsman International LLC, Huntsman (Europe) BVBA, and Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 10.2 to our quarterly report on Form 10-Q for the quarter ended June 30, 2003)

10.40**
Supply Agreement, dated June 30, 2003, between Huntsman Holland BV and Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the quarter ended June 30, 2003)
10.41†	Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman
10.42†	Seventh Amendment to Credit Agreement, dated as of October 17, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto
12.1†	Statement re Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Huntsman International LLC (incorporated by reference to Exhibit 21.1 to our annual report on Form 10-K for the year ended December 31, 2002)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Stoel Rives LLP (included in Exhibits 5.1 and 8.1)
23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
23.4	Consent of Walkers (included in Exhibit 5.3)
23.5†	Consent of Nexant ChemSystems
23.6†	Consent of International Business Management Associates
24.1†	Powers of Attorney (included in the signature pages)
25.1†	Form T-1 Statement of Eligibility of Wells Fargo to act as Trustee under the Indenture
99.1†	Form of Letter of Transmittal for the notes
99.2†	Letter to Brokers for the notes
99.3†	Letter to Customers for the notes
99.4†	Notice of Guaranteed Delivery for the notes

*
Confidential treatment pursuant to Rule 406 of the Securities Act has been previously granted by the SEC.

**
Portions of this document have been omitted and previously filed separately with the SEC pursuant to request for confidential treatment pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

†
Filed previously.

(B)
Financial Statement Schedules

        Schedule II—Valuation and Qualifying Accounts (included on page F-62 of the prospectus filed pursuant to Part I of this registration statement). All other schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the financial statements or notes therein.

ITEM 22. UNDERTAKINGS

        The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers to sale are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Huntsman International LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

HUNTSMAN INTERNATIONAL LLC
By:	* Jon M. Huntsman Chairman of the Board of Managers and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2003:

Name		Capacities

* Jon M. Huntsman		Chairman of the Board of Managers and Manager
* Peter R. Huntsman		President, Chief Executive Officer and Manager (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

HUNTSMAN INTERNATIONAL FINANCIAL LLC

        Pursuant to the requirements of the Securities Act, Huntsman International LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

HUNTSMAN INTERNATIONAL FINANCIAL LLC
By:	* Jon M. Huntsman Chairman of the Board of Managers and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2003:

Name		Capacities

* Jon M. Huntsman		Chairman of the Board of Managers and Manager
* Peter R. Huntsman		President, Chief Operating Officer and Manager (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

EUROFUELS LLC

        Pursuant to the requirements of the Securities Act, Huntsman International LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

EUROFUELS LLC
By:	* Patrick W. Thomas President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2003:

Name		Capacities

* Patrick W. Thomas		President and Manager (Principal Executive Officer)
* Kay Gugler		Manager
* Phillipe Rose		Manager
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs		Vice President and Treasurer (Principal Financial and Accounting Officer)
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

EUROSTAR INDUSTRIES LLC

        Pursuant to the requirements of the Securities Act, Eurostar Industries LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

EUROSTAR INDUSTRIES LLC
By:	* Peter R. Huntsman President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th of December, 2003:

Name		Capacities

* Peter R. Huntsman		President and Manager (Principal Executive Officer)
* J. Kimo Esplin		Vice President and Manager (Principal Financial and Accounting Officer)
* Sean Douglas		Vice President and Manager
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs		Vice President and Treasurer
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

HUNTSMAN EA HOLDINGS LLC

        Pursuant to the requirements of the Securities Act, Huntsman EA Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

HUNTSMAN EA HOLDINGS LLC
By:	* Patrick W. Thomas President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2003:

Name		Capacities

* Patrick W. Thomas		President and Manager (Principal Executive Officer)
* Sean Douglas		Vice President (Principal Financial and Accounting Officer)
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs		Vice President and Treasurer
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC

        Pursuant to the requirements of the Securities Act, Huntsman Propylene Oxide Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC
By:	* Patrick W. Thomas President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2003:

Name		Capacities

* Patrick W. Thomas		President and Manager (Principal Executive Officer)
* Sean Douglas		Vice President (Principal Financial and Accounting Officer)
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs		Vice President and Treasurer
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

HUNTSMAN TEXAS HOLDINGS LLC

        Pursuant to the requirements of the Securities Act, Huntsman Texas Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

HUNTSMAN TEXAS HOLDINGS LLC
By:	* Peter R. Huntsman President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2003:

Name		Capacities

* Peter R. Huntsman		President and Manager (Principal Executive Officer)
* J. Kimo Esplin		Vice President and Manager (Principal Financial and Accounting Officer)
* Sean Douglas		Vice President and Manager
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs		Vice President and Treasurer
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

HUNTSMAN ETHYLENEAMINES LTD.

        Pursuant to the requirements of the Securities Act, Huntsman Ethyleneamines Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

HUNTSMAN ETHYLENEAMINES LTD.
By:	HUNTSMAN EA HOLDINGS LLC, General Partner
By:	* Patrick W. Thomas President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2003:

Name		Capacities

* Patrick W. Thomas		Manager of General Partner and President (Principal Executive Officer)
* Sean Douglas		Vice President (Principal Financial and Accounting Officer)
/s/ Samuel D. Scruggs Samuel D. Scruggs		Vice President and Treasurer
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

HUNTSMAN PROPYLENE OXIDE LTD.

        Pursuant to the requirements of the Securities Act, Huntsman Propylene Oxide Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

HUNTSMAN PROPYLENE OXIDE LTD.
By:	HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC, General Partner
By:	* Patrick W. Thomas President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2003:

Name		Capacities

* Patrick W. Thomas		Manager of General Partner and President (Principal Executive Officer)
* Sean Douglas		Vice President (Principal Financial and Accounting Officer)
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs		Vice President and Treasurer
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

HUNTSMAN INTERNATIONAL FUELS, L.P.

        Pursuant to the requirements of the Securities Act, Huntsman International Fuels, L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

HUNTSMAN INTERNATIONAL FUELS, L.P.
By:	EUROFUELS LLC, General Partner
By:	* Patrick W. Thomas President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2003:

Name		Capacities

* Patrick W. Thomas		Manager of General Partner and President (Principal Executive Officer)
* Kay Gugler		Manager of General Partner
* Phillipe Rose		Manager of General Partner
* Sean Douglas		Vice President (Principal Financial and Accounting Officer)
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs		Vice President and Treasurer
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

TIOXIDE GROUP

        Pursuant to the requirements of the Securities Act, Tioxide Group has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

TIOXIDE GROUP
By:	* Peter R. Huntsman Director

        Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2003:

Name		Capacities

* Peter R. Huntsman		Director (Principal Executive Officer)
* J. Kimo Esplin		Director
* Thomas G. Fisher		Director
* Michael C. Dixon		The Controller (Principal Financial and Accounting Officer)
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

TIOXIDE AMERICAS INC.

        Pursuant to the requirements of the Securities Act, Tioxide Americas Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 12th day of December, 2003.

TIOXIDE AMERICAS INC.
By:	* Peter R. Huntsman President, Chairman of the Board of Directors and Director

        Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of December, 2003:

Name		Capacities

* Peter R. Huntsman		President, Chairman of the Board of Directors and Director (Principal Executive Officer)
* J. Kimo Esplin		Director (Principal Financial and Accounting Officer)
* L. Russell Healy		Director, Vice President and Treasurer
* By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Attorney-in-Fact

EXHIBIT INDEX

Number	Description of Exhibits
3.1	Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-85141))
3.2
Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated December 20, 2001 (incorporated by reference to Exhibit 3.2 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
3.3	Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))
3.4
Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))
3.5	Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))
3.6	Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))
3.7	Memorandum of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-85141))
3.8	Articles of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-85141))
3.9	Certificate of Amendment to Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.9 to our annual report on Form 10-K for the year ended December 31, 2000)
3.10
Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)
3.11	Certificate of Formation of Huntsman Propylene Oxide Holdings LLC (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-58578))
3.12
Limited Liability Company Agreement of Huntsman Propylene Oxide Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-58578))
3.13	Certificate of Formation of Huntsman EA Holdings LLC (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-58578))
3.14	Limited Liability Company Agreement of Huntsman EA Holdings LLC dated December 22, 2000 (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-58578))
3.15	Certificate of Formation of Huntsman Texas Holdings LLC (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-58578))
3.16	Limited Liability Company Agreement of Huntsman Texas Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-58578))
3.17	Certificate of Formation of Eurofuels LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-58578))

3.18	Limited Liability Company Agreement of Eurofuels LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-58578))
3.19	Certificate of Formation of Eurostar Industries LLC (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-58578))
3.20	Limited Liability Company Agreement of Eurostar Industries LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-58578))
3.21	Certificate of Limited Partnership of Huntsman Ethyleneamines Ltd. (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-58578))
3.22	Articles of Limited Partnership of Huntsman Ethyleneamines Ltd. dated January 5, 2001 (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-58578))
3.23	Certificate of Limited Partnership of Huntsman Propylene Oxide Ltd. (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-58578))
3.24
First Amended and Restated Articles of Limited Partnership of Huntsman Propylene Oxide Ltd. dated October 1, 2000 (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-58578))
3.25	Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-58578))
3.26
Certificate of First Amendment to Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-58578))
3.27
First Amended and Restated Articles of Limited Partnership of Huntsman International Fuels, L.P. dated October 1, 2000 (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-58578))
4.1
Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-4 (File No. 333-85141))
4.2	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.1)
4.5
First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to our registration statement on Form S-4 (File No. 333-85141))
4.6
Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.7	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.6)

4.8	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.6)
4.9	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.6)
4.10
First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.11
Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.12	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.11)
4.13	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.11)
4.14	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E of Exhibit 4.11)
4.15†
Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009
4.16
Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.17†
Exchange and Registration Rights Agreement, dated as of April 11, 2003, among Huntsman International LLC, the Guarantors, as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009
5.1†
Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC in the exchange offer
5.2†
Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman Ethyleneamines Ltd., Huntsman Propylene Oxide Ltd., Huntsman International Fuels, L.P. and Tioxide Group in the exchange offer
5.3†	Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer
8.1†	Opinion and consent of Stoel Rives LLP as to the tax consequences of the notes to be issued by Huntsman International LLC

10.1
Contribution Agreement, dated as of April 15, 1999, by and among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC) and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) as amended by the first Amending Agreement, dated June 4, 1999, the second Amending Agreement, dated June 30, 1999, and the third Amending Agreement, dated June 30, 1999 (incorporated by reference to Exhibit 10.1 to our registration statement on Form S-4 (File No. 333-85141))
10.2
Purchase and Sale Agreement (PO/MTBE Business), dated March 21, 1997, among Texaco, Texaco Chemical Inc. and Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-4 (File No. 333-85141))
10.3
Operating and Maintenance Agreement, dated as of March 21, 1997, by and between Huntsman Specialty Chemicals Corporation and Huntsman Petrochemical Corporation (incorporated by reference to Exhibit 10.3 to our registration statement on Form S-4 (File No. 333-85141))
10.4
Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to our registration statement on Form S-4 (File No. 333-85141))
10.5
Asset Sale Agreement, dated June 30, 1999, by and between BP Chemicals Limited and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-4 (File No. 333-85141))
10.6
Joint Venture Agreement, dated as of October 18, 1993, between Tioxide Americas Inc. and Kronos Louisiana, Inc. (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-4 (File No. 333-85141))
10.7
Shareholders Agreement, dated as of January 11, 1982, by and among Imperial Chemical Industries PLC, ICI American Huntsman International Holdings, Inc. and Uniroyal, Inc. (incorporated by reference to Exhibit 10.7 to our registration statement on Form S-4 (File No. 333-85141))
10.8
Operating Agreement, dated December 28, 1981, between Uniroyal, Inc., Rubicon Chemicals, Inc. and Rubicon, Inc. (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-4 (File No. 333-85141))
10.9
Liability and Indemnity Agreement, dated December 28, 1981, by and among Rubicon Inc., Rubicon Chemicals Inc., Imperial Chemical Industries PLC, ICI American Huntsman International Holdings Inc., ICI Americas Inc. and Uniroyal Inc. (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-4 (File No. 333-85141))
10.10*
Titanium Dioxide Supply Agreement, dated July 3, 1997, by and between Imperial Chemicals Industries PLC and Tioxide Group (incorporated by reference to Exhibit 10.10 to our registration statement on Form S-4 (File No. 333-85141))
10.11*
Slag Sales Agreement, dated July 10, 1997, by and between Richards Bay Iron and Titanium (Proprietary) Limited and Tioxide S.A. (Pty) Limited (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-4 (File No. 333-85141))
10.12*
Slag Sales Agreement, dated April 19, 2000, by and between Qit-Fer Et Titane Inc. and Tioxide Europe Limited (incorporated by reference to Exhibit 10.12 to our annual report on Form 10-K for the year ended December 31, 2000)

10.13*
Supply Agreement, dated April 13, 1998, by and between Shell Trading International Limited and ICI Chemicals & Polymers Limited (incorporated by reference to Exhibit 10.13 to our registration statement on Form S-4 (File No. 333-85141))
10.14*
Amendment, dated February 7, 2001, to the Supply Agreement, dated April 13, 1998, by and between Shell Trading International Limited and ICI Chemicals & Polymers Limited (incorporated by reference to Exhibit 10.14 to our annual report on Form 10-K for the year ended December 31, 2000)
10.15
First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to our annual report on Form 10-K for the year ended December 31, 2000)
10.16
Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to our annual report on Form 10-K for the year ended December 31, 2000)
10.17
Contribution Agreement, among Huntsman International LLC, as Contributor and Originator, and Huntsman Receivables Finance LLC, as the Company, dated as of December 20, 2000 (incorporated by reference to Exhibit 10.17 to our annual report on Form 10-K for the year ended December 31, 2000)
10.18
Huntsman Master Trust Pooling Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe) BVBA, as Master Servicer, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 2000)
10.19
Huntsman Master Trust, Series 2000-1 Supplement, dated as of December 21, 2000, to Pooling Agreement dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe), BVBA, as Master Servicer, The Chase Manhattan Bank, as Funding Agent, Park Avenue Receivables Corp., as Series 2000-1 Initial Purchaser, the several financial institutions party thereto from time to time as Series 2000-1 APA Banks, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.19 to our annual report on Form 10-K for the year ended December 31, 2000)
10.20
Servicing Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman ICI Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (U.K.) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., as Local Servicers, Chase Manhattan Bank (Ireland) Plc, as Trustee, Pricewaterhousecoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.20 to our annual report on Form 10-K for the year ended December 31, 2000)

10.21
U.S. Receivables Purchase Agreement, Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each as a Seller and an Originator (incorporated by reference to Exhibit 10.21 to our annual report on Form 10-K for the year ended December 31, 2000)
10.22
Dutch Receivables Purchase Agreement, dated as of December 21, 2000, between Huntsman International LLC, as Purchaser, Huntsman ICI Holland B.V., as Originator, Huntsman ICI (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.22 to our annual report on Form 10-K for the year ended December 31, 2000)
10.23
U.K. Receivables Purchase Agreement, dated as of December 20, 2000, between Huntsman International LLC, as Purchaser, Tioxide Europe Limited and Huntsman Petrochemicals (U.K.) Limited, as Originators, and Huntsman (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.23 to our annual report on Form 10-K for the year ended December 31, 2000)
10.24
Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 4, 2001)
10.25
Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
10.26†
Amendment Agreement, dated December 20, 2001, between Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC and Huntsman International LLC, to amend the Contribution Agreement dated as of April 15, 1999
10.27
Second Amendment, dated as of October 21, 2002, between Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA, and J.P. Morgan (Ireland) PLC, to Series 2000-1 Supplement, dated as of December 21, 2000 (incorporated by reference to Exhibit 10.27 to our annual report on Form 10-K for the year ended December 31, 2002)
10.28
First Amendment to Series 2001-1 Supplement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.28 to our annual report on Form 10-K for the year ended December 31, 2002)
10.29
First Amendment to Amended and Restated Pooling Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.29 to our annual report on Form 10-K for the year ended December 31, 2002)

10.30
Amended and Restated Servicing Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (UK) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., Tioxide Europe SRL, Huntsman Surface Sciences Italia SRL, Huntsman Patrica S.R.L., Tioxide Europe S.L., Huntsman Surface Sciences Ibérica, S.L., Tioxide Europe SAS, Huntsman Surface Sciences (France) S.A.S., Huntsman Surface Sciences UK Ltd, Huntsman Ethyleneamines Ltd., as Local Servicers, J.P. Morgan Bank (Ireland) PLC, as Trustee, Pricewaterhousecoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.30 to our annual report on Form 10-K for the year ended December 31, 2002)
10.31
Amended and Restated U.S. Receivables Purchase Agreement, dated as of October 21, 2002, among Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., and Huntsman Ethyleneamines Ltd., each as a Seller and an Originator (incorporated by reference to Exhibit 10.31 to our annual report on Form 10-K for the year ended December 31, 2002)
10.32
Amended and Restated UK Receivables Purchase Agreement, dated as of October 21, 2002, among Huntsman International LLC, as Purchaser, Huntsman Surface Sciences UK Limited, Tioxide Europe Limited, and Huntsman Petrochemicals (UK) Limited, as Originators, Huntsman (Europe) B.V.B.A, as Master Servicer (incorporated by reference to Exhibit 10.32 to our annual report on Form 10-K for the year ended December 31, 2002)
10.33
Fifth Amendment to Credit Agreement, dated as of February 7, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.33 to our annual report on Form 10-K for the year ended December 31, 2002)
10.34
Deed of Amendment to Contribution Agreement, dated as of November 27, 2002, among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings, LLC, and Huntsman International LLC (incorporated by reference to Exhibit 10.34 to our annual report on Form 10-K for the year ended December 31, 2002)
10.35
Sixth Amendment to Credit Agreement, dated as of April 9, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the quarter ended March 31, 2003)
10.36**
Slag Sales Agreement—Amendment, dated as of February 21, 2003, among Qit-Fer Et Titane Inc. and Tioxide Europe Limited (incorporated by reference to Exhibit 10.2 to our quarterly report on Form 10-Q for the quarter ended March 31, 2003)
10.37**
UGS Sales Agreement, dated as of February 21, 2003, among Qit-Fer Et Titane Inc. and Tioxide Europe Limited (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the quarter ended March 31, 2003)
10.38**
Supply Agreement, dated June 30, 2003, between Huntsman Holland BV and Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 2003)
10.39**
Service Level Agreement, dated June 30, 2003, among Huntsman International LLC, Huntsman (Europe) BVBA, and Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 10.2 to our quarterly report on Form 10-Q for the quarter ended June 30, 2003)

10.40**
Supply Agreement, dated June 30, 2003, between Huntsman Holland BV and Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the quarter ended June 30, 2003)
10.41†	Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman
10.42†	Seventh Amendment to Credit Agreement, dated as of October 17, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto
12.1†	Statement re Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Huntsman International LLC (incorporated by reference to Exhibit 21.1 to our annual report on Form 10-K for the year ended December 31, 2002)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Stoel Rives LLP (included in Exhibits 5.1 and 8.1)
23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
23.4	Consent of Walkers (included in Exhibit 5.3)
23.5†	Consent of Nexant ChemSystems
23.6†	Consent of International Business Management Associates
24.1†	Powers of Attorney (included in the signature pages)
25.1†	Form T-1 Statement of Eligibility of Wells Fargo to act as Trustee under the Indenture
99.1†	Form of Letter of Transmittal for the notes
99.2†	Letter to Brokers for the notes
99.3†	Letter to Customers for the notes
99.4†	Notice of Guaranteed Delivery for the notes

*
Confidential treatment pursuant to Rule 406 of the Securities Act has been previously granted by the SEC.

**
Portions of this document have been omitted and previously filed separately with the SEC pursuant to request for confidential treatment pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

†
Filed previously.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Our Business
Recent Developments
The New Notes
Failure to Exchange Your Old Notes
Other Debt
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
COMPANY BACKGROUND
Company Formation and Key Acquisitions
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (Dollars in millions)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 (Dollars in millions)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION/EAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/EAR VALUES
Huntsman Pension Plans Table
HUNTSMAN BELGIUM PENSION FUND TABLE—(LUMP SUM BENEFIT)
CANADIAN PENSION PLAN TABLE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS
DESCRIPTION OF NEW NOTES
PLAN OF DISTRIBUTION
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidated Balance Sheets (Unaudited) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidated Statement of Equity (Unaudited) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidated Statements of Cash Flows (Unaudited) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidating Condensed Balance Sheets September 30, 2003 (Unaudited) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidating Condensed Balance Sheets December 31, 2002 (Unaudited) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidating Statements of Operations and Comprehensive Income (Loss) Nine Months Ended September 30, 2003 (Unaudited) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidating Statements of Operations and Comprehensive Income (Loss) Nine Months Ended September 30, 2002 (Unaudited) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidating Condensed Statements of Cash Flow Nine Months Ended September 30, 2003 (Unaudited) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidating Condensed Statements of Cash Flow Nine Months Ended September 30, 2002 (Unaudited) (Dollars in Millions)
RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidated Balance Sheets (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Income (Loss) (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidated Statements of Equity (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Consolidated Statements of Cash Flows (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTSMAN INTERNATIONAL LLC Consolidating Balance Sheets December 31, 2002 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC Consolidating Balance Sheets December 31, 2001 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC Consolidating Statements of Operations and Comprehensive Income (Loss) Year Ended December 31, 2002 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC Consolidating Statements of Operations and Comprehensive Income (Loss) Year Ended December 31, 2001 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC Consolidating Statements of Operations and Comprehensive Income Year Ended December 31, 2000 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC Consolidating Condensed Statements of Cash Flow Year Ended December 31, 2002 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC Consolidating Condensed Statements of Cash Flow Year Ended December 31, 2001 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC Consolidating Condensed Statements of Cash Flow Year Ended December 31, 2000 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES Schedule II—Valuation and Qualifying Accounts December 31, 2002
PART II
SIGNATURES
EXHIBIT INDEX